As filed with the Securities and Exchange Commission on June 8, 2012

No. 333-181261

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JUSTICE DELAWARE HOLDCO INC.

(Exact name of registrant as specified in its charter)

Delaware	4899	45-5011014
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1114 Avenue of the Americas, 41st Floor

New York, New York 10036

(212) 380-2230

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Martin E. Franklin

President

Justice Delaware Holdco Inc.

1114 Avenue of the Americas, 41st Floor

New York, New York 10036

(212) 380-2230

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff Christopher A. Kitchen Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Jill Granat Senior Vice President, General Counsel and Secretary Burger King Worldwide Holdings, Inc. 5505 Blue Lagoon Drive Miami, Florida 33133 (305) 378-3000	Donn Beloff Greenberg Traurig, P.A. 401 East Las Olas Boulevard Suite 2000 Fort Lauderdale, FL 33301 (954) 765-0500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.01	90,057,000	$16.00	$1,440,912,000	$165,128.52 (2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(f)(1) under the Securities act of 1933, as amended.
(2)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement has been prepared on a prospective basis on the assumption that, among other things, the distribution of the shares of common stock of the Registrant (as described in the prospectus which is a part of this Registration Statement) and the related transactions contemplated to occur prior to or contemporaneously with the distribution will be consummated as contemplated by the prospectus. There can be no assurance, however, that any or all of such transactions will occur or will occur as so contemplated. Any significant modifications to or variations in the transactions contemplated will be reflected in an amendment or supplement to this Registration Statement.

The information in this Preliminary Prospectus is not complete and may be changed. We may not issue these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Preliminary Prospectus is not an offer to sell nor does it seek an offer to buy these securities.

SUBJECT TO COMPLETION DATED JUNE 8, 2012

PROSPECTUS

Justice Delaware Holdco Inc.

90,057,000 shares of Common Stock, par value $0.01 per share

This prospectus is being furnished to you as a holder of ordinary shares of Justice Holdings Limited, a company limited by shares incorporated with limited liability under the laws of the British Virgin Islands (“Justice”), in connection with the planned distribution (the “Distribution”) by Justice of 90,057,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Justice Delaware Holdco Inc., a Delaware corporation (“New Holdco”), to the holders of Justice ordinary shares, on a 1-for-1 distribution ratio. The Distribution is being made in accordance with the Business Combination Agreement and Plan of Merger, dated as of April 3, 2012 (the “Agreement”), by and among Justice, New Holdco, Justice Holdco LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of New Holdco (“Merger Sub LLC”), and Burger King Worldwide Holdings, Inc., a Delaware corporation (“Worldwide”).

Pursuant to the Agreement, Worldwide will merge with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving company and as a wholly-owned subsidiary of New Holdco (the “Merger”). As consideration for the Merger, the current stockholders of Worldwide, primarily 3G Special Situations Fund, L.P. (“3G”), an investment fund affiliated with 3G Capital Partners Ltd. (“3G Capital”), will receive shares of New Holdco Common Stock and approximately $1,410,000,000 in cash. The Agreement also contemplates that Justice, New Holdco and certain holders of equity interests of Justice (“Justice’s founders”) will enter into transactions, including the Distribution, prior to the effectiveness of the Merger, in order to facilitate the Merger. The Distribution will occur in conjunction with those pre-Merger transactions. For further information regarding the Merger and the pre-Merger transactions, which we refer to collectively as the “Transactions,” see “The Transactions.”

As a result of the Transactions, the holders of Justice ordinary shares prior to the Merger and Justice’s founders in the aggregate will hold approximately 29% of the outstanding shares of Common Stock immediately following the Merger, and the holders of Worldwide shares prior to the Merger, primarily 3G, will hold approximately 71% of the outstanding shares of Common Stock immediately following the Merger.

New Holdco has applied to list its shares of Common Stock on the New York Stock Exchange under the symbol “BKW,” effective upon the closing of the Merger, and its name will be changed to Burger King Worldwide, Inc. Justice shall use reasonable best efforts to cancel its listing on the Official List and cancel trading of the Justice ordinary shares on the London Stock Exchange. Following the Distribution, Justice will commence the process of liquidating.

Consummation of the Merger is subject to certain closing conditions, including the effectiveness of the registration statement of which this prospectus forms a part, the listing of New Holdco’s Common Stock on the New York Stock Exchange and the consummation of the pre-Merger transactions.

See “Material U.S. Federal Income Tax Consequences” for important information regarding the material U.S. federal income tax consequences relating to (A) the pre-Merger transactions, together with the liquidation of Justice, and the Merger, and (B) the ownership and disposition of New Holdco Common Stock.

At the time of the Distribution, Justice will distribute shares of Common Stock on a one-for-one basis to holders of Justice ordinary shares. Every one Justice ordinary share outstanding as of the close of business on                     , 2012, the record date for the Distribution (the “record date”), will entitle the holder thereof to receive one share of Common Stock. The Distribution will be made in book-entry form. Fractional shares of Common Stock will not be distributed. The Distribution will be effective as of                    , 2012, which we refer to hereinafter as the “distribution date.” Because of Justice’s role in the Distribution, it is a “statutory underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. Therefore, Justice will deliver copies of this prospectus to the persons receiving the Distribution of the shares of Common Stock.

No action will be required of Justice shareholders to receive shares of Common Stock, which means that:

•	no vote of Justice shareholders is required in connection with this Distribution and we are not asking you for a proxy and you are requested not to send us a proxy;

•	you will not be required to pay for the shares of Common Stock that you receive in the Distribution; and

•	you do not need to surrender or exchange any of your Justice ordinary shares in order to receive shares of Common Stock, or take any other action in connection with the Distribution.

There is currently no trading market for the Common Stock. However, we expect that a limited market, commonly known as a “when issued” trading market, for the Common Stock will develop on or shortly prior to the record date for the Distribution and the effective time of the Merger, and we expect “regular way” trading of the Common Stock to begin the first trading day after the completion of the Distribution. We expect to list the Common Stock on the New York Stock Exchange under the symbol “BKW.”

In reviewing this prospectus, you should carefully consider the matters described under “Risk Factors” beginning on page 16 for a discussion of certain factors that should be considered by recipients of the Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2012.

We have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. The information in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or the time of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

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TRADEMARKS AND TRADE NAMES

Burger King®, Whopper®, and Have It Your Way® are trademarks of Burger King Corporation. References to Fiscal 2010 and Fiscal 2009 in this prospectus are to the fiscal years of Burger King Corporation ended June 30, 2010 and 2009, respectively, references to the Transition Period are to the six months ended December 31, 2010 and references to 2011 are to the year ended December 31, 2011.

INDUSTRY DATA

In this prospectus we rely on and refer to information regarding the restaurant industry, the quick service restaurant segment and the fast food hamburger restaurant category that has been prepared by the industry research firm The NPD Group, Inc. (which prepares and disseminates Consumer Reported Eating Share Trends, or CREST® data) or compiled from market research reports, analyst reports and other publicly available information. All industry and market data that are not cited as being from a specified source are from internal analysis based upon data available from known sources or other proprietary research and analysis.

ABOUT THIS PROSPECTUS

Except as otherwise stated herein, “we,” “us,” “our” and “the Company” refer to New Holdco and its subsidiaries, upon completion of the Merger, at which time New Holdco will own 100% of the outstanding equity interests of the surviving company of the Merger and will be renamed Burger King Worldwide, Inc. Unless otherwise stated, all of the information set forth in this Form S-1 registration statement assumes the completion of the Merger.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. For a more complete understanding of our business and the Transactions, you should read this summary together with the more detailed information and financial statements appearing elsewhere in this prospectus. You should read this entire prospectus carefully, including the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections. Except as otherwise stated herein, “we,” “us,” “our” and “the Company” refer to New Holdco and its subsidiaries following completion of the Merger, at which time New Holdco will own 100% of the outstanding equity interests of the surviving company of the Merger and will be renamed Burger King Worldwide, Inc. Unless otherwise stated, all of the information set forth in this prospectus assumes the completion of the Merger.

Overview

The Company is the indirect parent of Burger King Holdings, Inc. (“Holdings”), which in turn is the parent of Burger King Corporation (also referred to as “BKC”), a Florida corporation that franchises and operates fast food hamburger restaurants, principally under the Burger King® brand (also referred to as the “Brand”). We are the world’s second largest fast food hamburger restaurant, or FFHR, chain as measured by the total number of restaurants. As of March 31, 2012, we owned or franchised a total of 12,534 restaurants in 82 countries and U.S. territories, of which 1,285 restaurants were Company restaurants and 11,249 were owned by our franchisees. Of these restaurants, 5,339, or 43%, are located outside the U.S. and Canada and accounted for over 39% of our revenue as of March 31, 2012. Our restaurants feature flame-grilled hamburgers, chicken and other specialty sandwiches, french fries, soft drinks and other affordably-priced food items. During our more than 50 years of operating history, we have developed a scalable and cost-efficient quick service hamburger restaurant model that offers customers fast food at affordable prices.

We generate revenues from two sources: (1) retail sales at Company restaurants; and (2) franchise revenues, consisting primarily of royalties based on a percentage of sales reported by franchise restaurants and franchise fees paid by franchisees as well as property income we derive from properties we lease or sublease to our franchisees. Approximately 90% of our current restaurants are franchised and we have a higher percentage of franchise restaurants to Company restaurants than our major competitors in the FFHR category. We believe that our high percentage of franchise restaurants provides us with a strategic advantage because the capital required to grow and maintain the Burger King® system is funded primarily by franchisees. Our franchise dominated business model also presents a number of drawbacks and risks, such as our limited control over franchisees and limited ability to facilitate changes in restaurant ownership. In addition, our operating results are closely tied to the success of our franchisees, and we are dependent on franchisees to open new restaurants as part of our growth strategy.

Our History

BKC’s business dates back more than a half-century, having been founded in 1954 when James McLamore and David Edgerton opened the first Burger King restaurant in Miami, Florida. The Whopper® sandwich was introduced in 1957. In 2006, Holdings completed a successful initial public offering, and listed its stock on the New York Stock Exchange. On October 19, 2010, Worldwide which was owned by 3G, acquired Holdings. As a result of the acquisition by 3G, which we refer to as the 3G Acquisition, we became a privately-held company once again.

Our Business Strategy

We believe there are significant opportunities for our Company and the entire Burger King system by:

•

Accelerating international development: The expansion of our international restaurant network is an integral part of our global portfolio realignment project. As part of this project we expect to accelerate our international development with strategic partners and joint ventures. In 2011, we entered into a joint venture and master development agreement with a franchisee to drive development in Brazil and we are actively seeking strategic partners to accelerate our international expansion in other countries. Generally, these strategic arrangements grant one or more franchisees the exclusive right to develop and manage Burger King restaurants in a specific country or region in exchange for commitments for substantial new restaurant development and a minority equity interest in the joint venture. We expect to focus our international expansion plans predominantly in high-growth emerging markets, including Brazil, China, Russia, Turkey, the Middle East, Africa, India and other countries where, among other things, we believe our current penetration is low relative to our potential. During 2011, the Burger King brand was expanded into Vietnam, Morocco, Slovenia, Macedonia and Luxembourg and we expect to introduce the Burger King brand in additional new markets during 2012 and beyond.

•	Driving sales and traffic in the U.S. and Canada: We have identified the following four pillars that we believe will enable us to drive future sales and traffic in the U.S. and Canada:

•

Marketing Communications. We have established a data driven marketing process which is focused on driving restaurant sales and traffic, while targeting a broader consumer base with more inclusive messaging. Through our food-centric marketing communication strategy, we believe we can refocus our consumers on our food, which is our core asset.

•

Menu. The strength of our menu has been built upon our signature flame-grilled cooking process, which we believe results in better-tasting burgers. Our menu strategy seeks to optimize our menu by focusing on our core products, such as our flagship Whopper® sandwich, while enhancing our menu to broaden our appeal to women, parties with kids and seniors. Our recently launched initiative to focus on our food expanded our product platforms and introduced 21 new or improved menu items in the past 6 months. We believe that our renewed focus on our food will provide us the opportunity to meaningfully increase same store sales and margins.

•

Operations. We have restructured our field teams through our “field optimization project,” to significantly increase our field presence and restaurant visits by reducing the span of control of our field teams. We believe that this reduction in the number of restaurants for which a field employee is responsible will improve all aspects of restaurant operations, including food quality, guest service, speed of service and restaurant cleanliness. We also redefined the role of a field employee to be that of a “business coach” who is responsible for closely working with the restaurant teams and franchisees to achieve their sales, profit, and operational goals. The field employees’ variable compensation is linked to the performance of those franchise restaurants. We believe that this “business coach” approach will ensure accountability and alignment with our franchisees. We have also launched standardized operational metrics to evaluate restaurants that focus on those core competencies that we believe will maximize the guest experience. We believe that enhancing our guests’ experience increases traffic to restaurants and provides us and our franchisees the opportunity to improve sales and margins.

•

Image. We believe that our contemporary “20/20 design,” which draws inspiration from our signature flame-grilled cooking process, will drive same store sales, higher profits and strong return on invested capital. To encourage franchisees to commit to these remodeling efforts, we developed a lower cost remodeling alternative to the standard “20/20 design” and provide our U.S. franchisees with financial incentives and access to a third-party financing program to assist them in their remodeling efforts. Our goal is to have 40% of the U.S. system restaurants reimaged within the next three years. As of May 15, 2012, assuming completion of the Carrols transaction, U.S. franchisees have committed to remodel approximately 1,000 restaurants in the next 18 months and 450 additional restaurants in the next 3.5 years.

•

Driving corporate-level G&A efficiencies: We are focused on identifying opportunities to drive corporate-level general and administrative (“G&A”) efficiencies by (1) maintaining our “Zero Based Budgeting” program, which is a method of annual planning designed to build a strong ownership culture by requiring departmental budgets to estimate and justify costs and expenditures from a “zero base,” rather than focusing on the prior year’s base, and (2) tying a portion of management’s incentive compensation specifically to our G&A budget. See “Management’s Discussion and Analysis of Results of Operations” in this prospectus.

•

Aggressively pursuing refranchising opportunities: As part of our global portfolio realignment project, we are aggressively pursuing opportunities to refranchise our domestic and international Company restaurants to new and existing franchisees, with the goal of approaching a 100% franchised system. We believe that a highly franchised business model will make our business less capital intensive and enhance our profits and margins.

Risk Factors

We face risks in operating our business, including risks that may prevent us from achieving our business objectives or that may materially and adversely affect our business, financial condition and operating results. You should carefully consider the information under the caption “Risk Factors” beginning on page 14 of this prospectus. Risks relating to our business include, among others:

•	Our success depends on our ability to compete with our major competitors, many of which have greater resources than us;

•	Economic conditions have, and may continue to, adversely affect consumer discretionary spending which could negatively impact our business and operating results;

•	We have a substantial level of indebtedness which may have an adverse effect on our business or limit our ability to take advantage of business, strategic or financing opportunities;

•

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful; and

•	Our franchise-dominated business model presents a number of disadvantages and risks.

Our Corporate Information

New Holdco was formed on April 2, 2012, in connection with the Transactions. Our principal executive offices are located at 1114 Avenue of the Americas, 41st Floor, New York, New York 10036. Our telephone number is (212) 380-2230. Following completion of the Merger, our principal executive offices will be located at 5505 Blue Lagoon Drive, Miami, Florida 33133. Our telephone number will be (305) 378-3000.

Recent Developments

Expansion Plans for the Brand in Russia

On June 6, 2012, Holdings announced the establishment of a new joint venture in Russia focused on aggressively expanding the Brand presence in this emerging market. Under the new partnership, Holdings, Burger Rus, the largest franchisee in Russia, and VTB Capital, a leading Russian investment bank, are committed to opening several hundred restaurants over the next few years. Under the terms of the partnership, the new venture has signed a long-term master franchise and development agreement, and has obtained the exclusive rights to expand the Brand in Russia.

Resignation of Jonathan Fitzpatrick

On May 25, 2012, Jonathan Fitzpatrick, Executive Vice President, Chief Brand and Operations Officer of Holdings, announced his resignation from the Company, effective June 1, 2012. Effective June 1, 2012, Glen Helton was appointed as Senior Vice President, Global Operations, with responsibility for global operations, research and development, supply and distribution and product development.

Summary of the Distribution

The following is a summary of the terms of the Distribution. See “The Transactions” in this prospectus for further information on the matters described below.

Distributing company	Justice is the distributing company in the Distribution. Immediately following the Distribution and the other Pre-Merger Transactions (as defined in “The Transactions”), Justice will not own any capital stock of New Holdco.

Distributed company	New Holdco is the distributed company in the Distribution.

Primary purposes of the Distribution	The Distribution is an integral part of the Transactions. For the reasons more fully discussed in “Questions and Answers About the Company and The Transactions—What are the reasons for the Distribution and the Other Transactions?”, the Justice board of directors believes that the Distribution and the other Transactions are in the best interests of the holders of its ordinary shares.

Distribution ratio	Each holder of Justice ordinary shares will receive one share of Common Stock for every ordinary share of Justice held on , 2012, the record date for the Distribution.

Securities to be distributed	Common Stock of New Holdco. Based on 90,057,000 Justice ordinary shares outstanding on April 30, 2012, 90,057,000 of our shares of Common Stock will be distributed to holders of Justice ordinary shares as of the record date.

Record date	The record date for the Distribution is the close of business on , 2012.

Use of proceeds	We will not receive any proceeds from the Distribution.

Distribution date	The distribution date will be , 2012, subject to the satisfaction or waiver of the conditions set forth under “The Transactions-Conditions to the Transactions.”

The Distribution	On the distribution date, Justice will distribute to the holders of its ordinary shares one share of Common Stock for each ordinary share held by them. The Distribution will be made in book-entry form. You will not be required to make any payment, surrender or exchange your Justice ordinary shares or take any other action to receive your shares of Common Stock.

Ownership upon completion of the Transactions	Based on the ownership of Justice ordinary shares outstanding on April 30, 2012, we anticipate that immediately following the Merger, the holders of Justice ordinary shares prior to the Merger (other than the Justice founders) will hold approximately 16% of the outstanding shares of Common Stock immediately following the Merger, Justice’s founders in the aggregate will hold approximately 13% of the outstanding shares of Common Stock immediately following the Merger (excluding any shares received by an affiliate of certain Justice founders as part of an in-kind distribution by 3G), and the holders of Worldwide shares prior to the Merger, primarily 3G, will hold approximately 71% of the outstanding shares of Common Stock immediately following the Merger.

No fractional shares	As a result of the 1-for-1 distribution ratio, we will not distribute any fractional shares in the Distribution.

Conditions to the Distribution	The Distribution is subject to the satisfaction or waiver of the conditions set forth in “The Transactions-Conditions to the Transactions.” However, even if all of the conditions have been satisfied, the parties to the Agreement may mutually agree to terminate and abandon the Distribution and the other Transactions at any time prior to the distribution date.

Dividend policy	We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore we do not anticipate paying any cash dividends in the foreseeable future. For additional information, see “Dividend Policy.”

Trading market and symbol	We intend to list our Common Stock on the New York Stock Exchange under the ticker symbol “BKW.” We anticipate that, on or prior to the record date for the Distribution, trading of our Common Stock will begin on a “when-issued” basis and will continue up to and including the distribution date. See “The Transactions—Trading Prior to the Distribution Date,” in this prospectus.

Tax consequences to holders of Justice ordinary shares	See the section below entitled “Material U.S. Federal Income Tax Consequences” for important information regarding U.S. federal income tax consequences relating to (A) the Pre-Merger Transactions, together with the liquidation of Justice, and the Merger, and (B) the ownership and disposition of New Holdco Common Stock. A U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) who on the day of the Pre-Merger Transactions beneficially owns (directly, indirectly or constructively) Justice stock with a fair market value of $50,000 or more but less than 10% of the total combined voting power of all classes of Justice stock entitled to vote generally will recognize gain (but not loss) in respect of the Pre-Merger Transactions as if such holder exchanged its Justice stock for New Holdco Common Stock in a fully taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury regulations to include in income the “all earnings and profits” amount attributable to its Justice stock. The U.S. federal income tax consequences of the Pre-Merger Transactions are complex, and the foregoing is qualified in its entirety by the section of this prospectus entitled “Material U.S. Federal Income Tax Consequences.”

Transfer agent	Computershare Inc.

QUESTIONS AND ANSWERS ABOUT THE COMPANY AND THE TRANSACTIONS

Set forth below are commonly asked questions and answers about the Transactions and the Distribution contemplated thereby. You should read the section entitled “The Transactions” of this prospectus for a more detailed description of the matters described below.

What are the Transactions and the Distribution?

The Transactions are a series of transactions in which Worldwide will merge with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving company and as a wholly-owned subsidiary of New Holdco. As consideration for the Merger, the current stockholders of Worldwide, primarily 3G, will receive shares of Common Stock and approximately $1,410,000,000 in cash. The Agreement also contemplates that Justice, New Holdco and Justice’s founders will enter into transactions, including the Distribution, prior to the effectiveness of the Merger in order to facilitate the business combination. The Distribution will occur on the distribution date in conjunction with the Pre-Merger Transactions (as defined in “The Transactions”). For further information regarding the Distribution and the other Transactions, see “The Transactions.”

As a result of the Transactions, the holders of Justice ordinary shares prior to the Merger and Justice’s founders in the aggregate will hold approximately 29% of the outstanding shares of Common Stock immediately following the Merger and the holders of Worldwide shares prior to the Merger, primarily 3G, will hold approximately 71% of the outstanding shares of Common Stock immediately following the Merger.

We anticipate that the shares of Common Stock will be listed on the New York Stock Exchange under the symbol “BKW,” effective upon the closing of the Merger, and that New Holdco’s name will be changed to Burger King Worldwide, Inc. Justice will use reasonable best efforts to cancel its listing on the Official List and cancel trading of the Justice ordinary shares on the London Stock Exchange. Following the Distribution, Justice will commence the process of liquidating.

What is the Company?

The Company is the indirect parent of Holdings, which in turn is the parent of BKC, a Florida corporation that franchises and operates fast food hamburger restaurants, principally under the Brand. We are the world’s second largest fast food hamburger restaurant, or FFHR, chain as measured by the total number of restaurants. As of March 31, 2012, we owned or franchised a total of 12,534 restaurants in 82 countries and U.S. territories, of which 1,285 restaurants were Company restaurants and 11,249 were owned by our franchisees. Of these restaurants, 5,339, or 43%, are located outside the U.S. and Canada and account for over 39% of our revenue. Our restaurants feature flame-grilled hamburgers, chicken and other specialty sandwiches, french fries, soft drinks and other affordably-priced food items. During our more than 50 years of operating history, we have developed a scalable and cost-efficient quick service hamburger restaurant model that offers customers fast food at affordable prices.

BKC’s business dates back more than a half-century, having been founded in 1954 when James McLamore and David Edgerton opened the first Burger King restaurant in Miami, Florida. The Whopper® sandwich was introduced in 1957. In 2006, Holdings completed a successful initial public offering, and listed its stock on the New York Stock Exchange. On October 19, 2010, Worldwide, which was owned by 3G, acquired Holdings and, as a result, we became a privately-held company once again.

What are the reasons for the Distribution and the other Transactions?

The Distribution is an integral part of the Transactions, as a result of which holders of Justice ordinary shares, together with Justice’s founders, will become the holders of approximately 29% of the Common Stock. Justice’s board of directors has determined that acquiring the Common Stock through the Transactions, including the Distribution, is in the best interests of Justice and the holders of its ordinary shares. Because of Justice’s role in the Distribution, it is a “statutory underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. Therefore, Justice will deliver copies of this prospectus to the persons receiving the Distribution of the shares of Common Stock.

What will I receive in the Distribution?

As a holder of Justice ordinary shares, you will receive a distribution of one share of our Common Stock for every one Justice ordinary share held by you on the record date for the Distribution. For a more detailed description of the Distribution and the Transactions, see “The Transactions” in this prospectus.

What is being distributed in the Distribution?

90,057,000 shares of Common Stock will be distributed in the Distribution, based on the number of shares of Justice ordinary shares outstanding as of the record date. Upon completion of the Transactions, the holders of Justice ordinary shares prior to the Merger and Justice’s founders in the aggregate will hold approximately 29% of the outstanding shares of Common Stock immediately following the Merger and the holders of Worldwide shares prior to the Merger, primarily 3G, will hold approximately 71% of the outstanding shares of Common Stock immediately following the Merger. The Common Stock will represent 100% of the general voting power of New Holdco’s outstanding capital stock. For more information on the shares being distributed in the Distribution, see “Description of Our Capital Stock” in this prospectus.

What is the record date for the Distribution?

Record ownership will be determined as of the close of business on                     , 2012, which we refer to as the record date.

When will the Distribution occur?

The distribution date is expected to be                     , 2012. We expect that the transfer agent will fully distribute the shares of our Common Stock to Justice ordinary shareholders on the distribution date.

What do Justice shareholders need to do to participate in the Distribution?

Nothing, but we urge you to read this document carefully. Shareholders who hold Justice ordinary shares as of the record date will not be required to take any action to receive Common Stock in the Distribution. No shareholder approval of the Distribution is required or sought. You will not be required to make any payment, surrender or exchange any of your Justice ordinary shares or to take any other action to participate in the Distribution.

What will happen to the listing of Justice ordinary shares?

Under the Agreement, Justice has agreed to use reasonable best efforts to de-list the Justice ordinary shares from the London Stock Exchange prior to the effective time of the Merger. Justice’s ordinary shares were suspended from trading on the London Stock Exchange on April 3, 2012 and such suspension is not expected to be lifted prior to the Distribution or thereafter.

Will the Transactions affect the trading price of my Justice ordinary shares?

Under the Agreement, following the Distribution, Justice will commence the process of liquidating and, as a result, we expect that upon consummation of the Transactions, the Justice ordinary shares will be of no value and your entire investment will be represented by your shares of Common Stock.

What if I want to sell my Justice ordinary shares or my shares of Common Stock?

You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. Neither Justice nor New Holdco makes any recommendations on the purchase, retention or sale of Justice ordinary shares or the shares of Common Stock to be distributed in the Distribution.

If you decide to sell any shares before the record date for the Distribution, you will not be entitled to the Distribution with respect to such shares. If you decide to sell any shares after the record date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Justice ordinary shares or the shares of Common Stock you will receive in the Distribution. If you sell your Justice ordinary shares in the “regular-way” market up to and including the record date for the Distribution, you will be selling your right to receive shares of Common Stock in the Distribution. A “when-issued” market may develop for the shares of Common Stock to be issued in the Distribution. See “The Transactions—Trading Prior to the Distribution Date” in this prospectus for more information.

How will Justice distribute the shares of Common Stock?

Holders of Justice ordinary shares on the record date will receive shares of Common Stock in book-entry form. See “The Transactions—Manner of Effecting the Distribution” in this prospectus for a more detailed explanation.

How will fractional shares be treated in the Distribution?

As a result of the 1-for-1 distribution ratio, no fractional shares will be distributed to holders of Justice ordinary shares in connection with the Distribution.

What are the U.S. federal income tax consequences of the Transactions?

See “Material U.S. Federal Income Tax Consequences” for important information regarding U.S. federal income tax consequences relating to (A) the Pre-Merger Transactions, together with the liquidation of Justice, and the Merger, and (B) the ownership and disposition of New Holdco Common Stock. A U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) who on the day of the Pre-Merger Transactions beneficially owns (directly, indirectly or constructively) Justice stock with a fair market value of $50,000 or more but less than 10% of the total combined voting power of all classes of Justice stock entitled to vote generally will recognize gain (but not loss) in respect of the Pre-Merger Transactions as if such holder exchanged its Justice stock for New Holdco Common Stock in a fully taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury regulations to include in income the “all earnings and profits” amount attributable to its Justice stock. The U.S. federal income tax consequences of the Pre-Merger Transactions are complex, and the foregoing is qualified in its entirety by the section below entitled “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisors with respect to these tax consequences.

Does the Company intend to pay cash dividends?

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our Common Stock will be limited by restrictions on the ability of our subsidiaries and us to pay dividends or make distributions to us under the terms of any covenants in our existing and future agreements governing our indebtedness. See “Dividend Policy.”

How will the Common Stock trade?

Currently, there is no public market for our Common Stock. We intend to list our Common Stock on the New York Stock Exchange under the symbol “BKW.”

We anticipate that trading will commence on a “when-issued” basis on or shortly prior to the record date and before the distribution date. When-issued trading in this context refers to a transaction effected on or before the distribution date and made conditionally because the securities of the spun-off entity have not yet been distributed. When–issued trades generally settle within four trading days of the distribution date. On the first trading day following the distribution date, any when-issued trading in respect of the Common Stock will end and “regular-way” trading will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the third full trading day following the date of the sale transaction. See “The Transactions—Trading Prior to the Distribution Date” in this prospectus for more information. We cannot predict the trading prices for our Common Stock before or after the distribution date or whether an active trading market for our Common Stock will develop.

Do I have appraisal rights?

No. Holders of Justice ordinary shares are not entitled to appraisal rights in connection with the Distribution.

Are there risks associated with owning the Common Stock?

Our business is subject to both general and specific risks and uncertainties relating to our business. There are also risks associated with holding our Common Stock that are independent of our business. Accordingly, you should read carefully the information set forth in the section entitled “Risk Factors” beginning on page 14 of this prospectus.

Can the parties to the Agreement decide to cancel the Distribution or modify its terms even if all conditions to the Transactions have been met?

Yes. Although the Transactions are subject to the satisfaction or waiver of certain conditions, the parties to the Agreement may mutually agree to terminate the Agreement prior to the distribution date (even if all such conditions are satisfied). Also, the parties to the Agreement may mutually agree to modify or change the terms of the Transactions, including by accelerating or delaying the timing of the consummation of all or part of the Distribution or the other Transactions.

Where can I get more information?

If you have any questions relating to the mechanics of the Distribution, you should contact the transfer agent at:

THE TRANSACTIONS

Summary of the Transactions

On April 3, 2012, Worldwide, the indirect parent company of Holdings, entered into the Agreement with Justice, New Holdco and Merger Sub LLC. Pursuant to the Agreement, Worldwide will merge with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving company and as a wholly-owned subsidiary of New Holdco. As consideration for the Merger, the current stockholders of Worldwide, primarily 3G, will receive shares of New Holdco Common Stock and approximately $1,410,000,000 in cash. The Agreement also contemplates that Justice, New Holdco and Justice’s founders will enter into transactions prior to the effectiveness of the Merger in order to facilitate the business combination. Among other things (i) Justice will contribute substantially all of its assets (including all of its cash and cash equivalents) to New Holdco in exchange for shares of Common Stock and the assumption by New Holdco of substantially all of Justice’s liabilities, (ii) Justice’s founders will contribute to New Holdco their interests in Justice (other than Justice ordinary shares) in exchange for substantially similar new interests in New Holdco (and New Holdco will distribute to Justice for cancellation by Justice such contributed Justice interests), (iii) Justice will effect the Distribution (collectively with the other transactions described in this sentence, the “Pre-Merger Transactions”) and (iv) following the Distribution, the new interests in New Holdco received by Justice’s founders as described in (ii) above will be exchanged for shares of Common Stock. It is the expectation and intent of the parties to the Agreement that each of the component transactions of the Transactions will be completed as close to simultaneously as possible in accordance with the Agreement and the Contingent Contribution Agreement.

Set out below is a summary of ownership interests of Justice shareholders before and after the Transactions:

Note:

(1)	Justice BVI will be liquidated following the completion of the Transactions.

In addition, in connection with the Transactions, on April 16, 2012, Pershing Square, L.P., Pershing Square II, L.P. and Pershing Square International, Ltd., together referred to as the “Pershing Square Funds”, agreed to acquire 3,125,000 Justice ordinary shares from Marlin Equities VI, LLC (“Marlin”) substantially concurrently with the business combinations, but immediately prior thereto and 3,125,000 shares of Common Stock from Berggruen Acquisition Holdings III Ltd. (“Berggruen”) substantially concurrently with the Distribution, in each case for $16.00 per share. Each of Marlin and Berggruen are entities through which certain Justice founders hold Justice ordinary shares (including Mr. Franklin, who will remain a director of New Holdco following completion of the Merger).

New Holdco will seek to list its shares of Common Stock on the New York Stock Exchange, effective upon the closing of the Merger, and New Holdco’s name will be changed to Burger King Worldwide, Inc. Justice shall use reasonable best efforts to cancel its listing on the Official List and cancel trading the Justice ordinary shares on the London Stock Exchange prior to the effective time of the Merger. Following the Distribution, Justice will commence the process of liquidating.

In connection with the Transactions, 3G and the Pershing Square Funds also entered into certain registration rights agreements and lockup agreements with New Holdco. For further information, see “Certain Relationships and Related Party Transactions.”

Ownership of Common Stock following the Transactions

As a result of the Pre-Merger Transactions and the Merger, the holders of Justice ordinary shares prior to the Merger and Justice’s founders in the aggregate will hold approximately 29% of the outstanding shares of Common

Stock immediately following the Merger and the holders of Worldwide shares prior to the Merger, primarily 3G, will hold approximately 71% of the outstanding shares of Common Stock immediately following the Merger.

Listing and Trading of the Common Stock

As of the date of this prospectus, New Holdco is a wholly-owned subsidiary of Justice. Accordingly, there is currently no public market for the Common Stock, although a “when-issued” market in the Common Stock may develop prior to the Distribution. See “—Trading Prior to the Distribution Date” below for an explanation of a “when-issued” market. We intend to list our shares of Common Stock on the New York Stock Exchange under the symbol “BKW,” effective upon the closing of the Merger.

We cannot assure you as to the trading price of the Common Stock after the Distribution, or as to what relation, if any, the trading price of our Common Stock after the Distribution will bear to the trading price of Justice ordinary shares prior to the Distribution. The trading price of our Common Stock may fluctuate significantly following the Distribution. See “Risk Factors—Risks Related to the Ownership of our Common Stock” in this prospectus for more detail.

The shares of Common Stock distributed to Justice shareholders will be freely transferable, except for shares that are subject to any lock-up agreements or shares received by entities and individuals who are our affiliates. Entities and individuals who may be considered our affiliates after the Transactions include entities and individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These entities and individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of Common Stock only pursuant to an effective registration statement under the Securities Act of 1933, as amended (which we refer to in this prospectus as the Securities Act), or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144 thereunder.

Conditions to the Transactions

The obligations of each of the parties to the Agreement to complete the Transactions is subject to the satisfaction of the following conditions:

•

No judgment issued by any court of the United States, the United Kingdom, the British Virgin Islands or any other competent jurisdiction preventing the consummation of the Transactions shall be in effect nor shall any law of any such jurisdiction prohibit or make illegal the consummation of the Transactions.

•

Any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”) or certain applicable foreign antitrust laws shall have expired or shall have been terminated. Early termination of the waiting period under the HSR was received on April 13, 2012.

•

The registration statement of which this prospectus forms a part shall have become effective and no stop order, or proceedings therefor, suspending the effectiveness of the Registration Statement shall be pending or threatened by the SEC.

•	The Common Stock shall have been admitted for listing on the New York Stock Exchange, subject to official notice of issuance.

In addition, the obligation of Justice, New Holdco and Merger Sub LLC to complete the Transactions is also subject to the satisfaction, or waiver by Justice, of the following conditions:

•

Subject to certain qualifications, the representations and warranties of Worldwide shall be true and correct, except where the failure of such representations and warranties to be true and correct would not have certain material adverse effects with respect to Worldwide.

•	Worldwide shall have performed in all material respects all obligations required to be performed by it under the Agreement.

•

New Holdco shall have duly executed and delivered a counterpart to the Pershing Registration Rights Agreement. See “Certain Relationships and Related Party Transactions—Pershing Registration Rights Agreement.”

•	Since the date of the Agreement, there shall have not have been certain defined material adverse effects with respect to Worldwide.

The obligation of Worldwide to complete the Transactions is also subject to the satisfaction, or waiver by Worldwide, of the following conditions:

•

Subject to certain qualifications, the representations and warranties of Justice, New Holdco and Merger Sub LLC shall be true and correct except where the failure of such representations and warranties to be true and correct would not have certain material adverse effects with respect to Justice.

•	Justice shall have performed in all material respects all obligations required to be performed by it under the Agreement.

•	New Holdco shall have duly executed and delivered a counterpart to 3G Registration Rights Agreement. See “Certain Relationships and Related Party Transactions.”

•	Each of Justice, New Holdco, Merger Sub LLC and Justice’s founders, as applicable, shall have completed the Pre-Merger Transactions to which they are a party.

•

The Contingent Contribution Agreement, dated as of April 3, 2012, by and among Justice, New Holdco and Justice’s founders (the “Contingent Contribution Agreement”), shall be in full force and effect and there shall exist no breach of, or default or waiver under, the Contingent Contribution Agreement.

•	The Company shall have received an opinion of Kirkland & Ellis LLP, counsel to Worldwide and its subsidiaries, with respect to certain U.S. federal income tax effects of the Merger.

•	Since the date of the Agreement, there shall have not have been certain defined material adverse effects with respect to Justice.

Trading Prior to the Distribution Date

It is anticipated that, as early as two trading days prior to the record date and continuing up to and including the distribution date, there will be a “when-issued” market in our Common Stock. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The when–issued trading market will be a market for the Common Stock that will be distributed to Justice ordinary shareholders on the distribution date. If you own Justice ordinary shares at the close of business on the record date, you will be entitled to shares of Common Stock distributed pursuant to the Distribution. You may trade this entitlement to shares of Common Stock, without the Justice ordinary shares you own, on the when-issued market. On the first trading day following the distribution date, we expect when-issued trading with respect to the Common Stock will end and regular-way trading will begin.

If you decide to sell any shares before the record date for the Distribution, you will not be entitled to the Distribution with respect to such shares. If you decide to sell any shares after the record date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Justice ordinary shares or the shares of Common Stock you will receive in the Distribution. If you sell your Justice ordinary shares in the “regular-way” market up to and including the record date for the Distribution, you will be selling your right to receive shares of Common Stock in the Distribution.

Following the distribution date, we expect our Common Stock to be listed on the New York Stock Exchange under the trading symbol “BKW.” We will announce our when-issued trading symbol when and if it becomes available.

Manner of Effecting the Distribution

For every one Justice ordinary share that you own as of the close of business on                     , 2012, the record date, you will receive one share of the Common Stock on the distribution date. Justice will distribute shares of the Common Stock on                     , 2012, the distribution date. Computershare Inc. will serve as transfer agent and registrar for the Common Stock.

If you own Justice ordinary shares as of the close of business on the record date, the Common Stock that you are otherwise entitled to receive in the Distribution will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this Distribution.

Most Justice shareholders hold their Justice ordinary shares through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your Justice ordinary shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of Common Stock that you are entitled to receive in the Distribution. If you have any questions concerning the mechanics of having shares held in “street name,” we encourage you to contact your bank or brokerage firm.

Material U.S. Federal Income Tax Consequences

See “Material U.S. Federal Income Tax Consequences” for important information regarding U.S. federal income tax consequences relating to (A) the Pre-Merger Transactions, together with the liquidation of Justice, and the Merger, and (B) the ownership and disposition of New Holdco Common Stock. A U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) who on the day of the Pre-Merger Transactions beneficially owns (directly, indirectly or constructively) Justice stock with a fair market value of $50,000 or more but less than 10% of the total combined voting power of all classes of Justice stock entitled to vote generally will recognize gain (but not loss) in respect of the Pre-Merger Transactions as if such holder exchanged its Justice stock for New Holdco Common Stock in a fully taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury regulations to include in income the “all earnings and profits” amount attributable to its Justice stock. The U.S. federal income tax consequences of the Pre-Merger Transactions are complex, and the foregoing is qualified in its entirety by the section below entitled “Material U.S. Federal Income Tax Consequences.”

Representations and Warranties Contained in the Agreement

The Agreement is filed as Exhibit 2.1 to the registration statement, of which this prospectus forms a part, and is incorporated herein by reference. The Agreement has been included to provide investors with information regarding its terms and is not intended to provide any other factual information about Holdings, Worldwide, Justice or its affiliates. The Agreement contains representations and warranties the parties thereto made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure schedule that the parties have exchanged in connection with signing the Agreement and that modifies, qualifies and creates exceptions to the representations and warranties contained in the Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were made only as of the date of the Agreement or a prior, specified date, (ii) in some cases they are subject to qualifications with respect to materiality, knowledge and/or other matters, and (iii) they are modified in important part by the underlying disclosure schedule.

Reason for Furnishing this Prospectus

This prospectus is being furnished solely to provide information to holders of Justice ordinary shares who will receive shares of Common Stock in the Distribution. It is not to be construed as an inducement or encouragement to buy or sell any of our securities or any securities of Justice or Worldwide, nor is it to be construed as a solicitation of proxies in respect of the proposed distribution or any other matter. We believe that the information contained in this prospectus is accurate as of the date set forth on the cover. Changes to the information contained in this prospectus may occur after that date, and neither we nor Justice nor Worldwide undertakes any obligation to update the information except in the normal course of our respective public disclosure obligations and practices.

RISK FACTORS

Risks related to the Ownership of Our Common Stock

Concentration of ownership by 3G Capital may prevent new investors from influencing significant corporate decisions.

Following the Transactions, we will be 71% owned by 3G, which in turn is controlled by 3G Capital. As a result 3G Capital has the power to elect all of the members of our board of directors and effectively has control over major decisions regardless of whether other stakeholders believe that any such decisions are in their own best interests. The interests of 3G Capital as equity holder may conflict with the interests of the other stakeholders. 3G Capital may have an incentive to increase the value of its investment or cause us to distribute funds at the expense of our financial condition and affect our ability to make payments on our indebtedness. In addition, 3G Capital may have an interest in pursuing acquisitions, divestitures, financings, capital expenditures or other transactions that it believes could enhance its equity investments even though such transactions might involve risks to other stakeholders. 3G Capital is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. In addition, this significant concentration of share ownership may adversely affect the trading price for our Common Stock because investors often perceive disadvantages in owning stock in companies with a concentrated stockholder base.

Our amended and restated certificate of incorporation, which will become effective upon the closing of the Merger, will provide that the doctrine of corporate opportunity does not apply with respect to 3G, or any of our directors, in a manner that would prohibit them from investing or participating in competing businesses. To the extent they invest in such other businesses, 3G may have differing interests from our other stockholders.

Upon completion of the Merger, we will be a controlled company within the meaning of the New York Stock Exchange rules, and, as a result, we intend to rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies which do not rely on this exemption.

Upon completion of the Merger, 3G will own, in the aggregate, more than 50% of the total voting power of our Common Stock and, as a result, we will be a controlled company under the New York Stock Exchange corporate governance standards. As a controlled company, we will be exempt from certain of the New York Stock Exchange corporate governance requirements, including the requirements:

•	that a majority of our board of directors consist of independent directors, as defined under the rules of the New York Stock Exchange;

•	that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Accordingly, for so long as we are a controlled company, holders of our Common Stock will not have the same protections afforded to stockholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.

Certain U.S. Holders may recognize gain for U.S. federal income tax purposes in connection with the Pre-Merger Transactions.

A U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) who on the day of the Pre-Merger Transactions beneficially owns (directly, indirectly or constructively) Justice stock with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of Justice stock entitled to vote, generally will recognize gain (but not loss) in respect of the Pre-Merger Transactions as if such holder exchanged its Justice stock for New Holdco Common Stock in a fully taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury regulations to include in income the “all earnings and profits” amount attributable to its Justice stock. The U.S. federal income tax consequences of the Pre-Merger Transactions are complex, and the foregoing is qualified in its entirety by the section below entitled “Material U.S. Federal Income Tax Consequences.”

An active trading market for our Common Stock may not develop.

Prior to the completion of the Merger, there will have been no public market for our Common Stock. We cannot predict the extent to which investor interest in the Company will lead to the development of an active trading market on the New York Stock Exchange or how liquid that market might become. An active public market for our Common Stock may not develop or be sustained after the completion of the Merger. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of Common Stock at a price that is attractive to you, or at all.

Our stock price may be volatile or may decline regardless of our operating performance.

The market price for our Common Stock may be volatile, in part because our shares have not been traded publicly. In addition, the market price of our Common Stock may fluctuate significantly in response to a number of factors, many of which we cannot control, including those described under “Risk Factors—Risks Related to Our Business” under “Risk Factors,” and the following:

•	changes in economic or capital markets conditions that could affect valuations of the Company or fast food companies in general;

•

changes in financial estimates by any securities analysts who follow our Common Stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our Common Stock;

•	downgrades by any securities analysts who follow our Common Stock;

•	future sales of our Common Stock by our officers, directors and significant stockholders;

•	global economic, legal and regulatory factors unrelated to our performance;

•	investors’ perceptions of our prospects;

•	announcements by us or our competitors of significant changes in product offerings, contracts, acquisitions, joint ventures or capital commitments; and

•	changes in key personnel.

Future sales of our Common Stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our Common Stock in the public market after the completion of the Merger, or the perception that these sales could occur, could adversely affect the price of our Common Stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of the Merger, we will have 349,908,456 shares of Common Stock outstanding.

All of the shares of Common Stock distributed as part of the Distribution will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares of our Common Stock that are subject to any lock-up agreements or that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which shares will be restricted securities under the Securities Act. After the consummation of the Merger, subject to certain lock-up restrictions, holders of approximately 289,325,899 shares of our Common Stock will have the right to require us to register the sales of their shares under the Securities Act, under the terms of certain separate registration rights agreements between us and the holders of these securities. See “Certain Relationships and Related Party Transactions, and Director Independence—Registration Rights Agreements.”

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which our stockholders vote.

After the completion of the Merger, our board of directors will have the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of Common Stock or shares of our authorized but unissued preferred stock. For example, we may issue our securities in connection with investments or acquisitions. The amount of shares of our Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of our Common Stock and could materially dilute your ownership. Issuances of Common Stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock.

Anti-takeover provisions in our charter documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our amended and restated certificate of incorporation and bylaws, which will become effective upon the closing of the Merger, will contain provisions that may make the acquisition of the Company more difficult without the approval of our board of directors. These provisions:

•

authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of Common Stock;

•	provide that the board of directors is expressly authorized to make, alter, or repeal our amended and restated bylaws; and

•	establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts may publish about us or our business. If no securities or industry analysts cover our company, the trading price for our Common Stock would be negatively impacted. If one or more of the analysts who covers us downgrades our Common Stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our Common Stock could decrease, which could cause our stock price and trading volume to decline.

We cannot assure you we will pay any cash dividends for the foreseeable future.

Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, including agreements governing our debt and any future indebtedness we may incur, restrictions imposed by applicable law and other factors our board of directors deems relevant. Realization of a gain on your Common Stock will depend on the appreciation of the price of our Common Stock, which may never occur.

We may be restricted from paying cash dividends on our Common Stock in the future.

Following the Merger, we will be a holding company that does not conduct any business operations of our own. As a result, we will be largely dependent upon cash dividends and distributions and other transfers from our subsidiaries to make dividend payments on our Common Stock. The amounts available to us to pay cash dividends may be restricted by law, regulation, or any debt agreements entered into by us or our subsidiaries. The terms of our debt agreements will limit our ability to pay cash dividends. In addition, we cannot assure you that the agreements governing any future indebtedness of us or our subsidiaries, or applicable laws or regulations, will permit us to pay dividends on our Common Stock or otherwise adhere to any dividend policy we may adopt in the future.

Risks Related to Our Business

Our success depends on our ability to compete with our major competitors, many of which have greater resources than us.

The restaurant industry is intensely competitive and we compete in the United States and internationally with many well-established food service companies on the basis of product choice, quality, affordability, service and location. Our competitors include a variety of independent local operators, in addition to well-capitalized regional, national and international restaurant chains and franchises. In the FFHR industry our principal competitors are McDonald’s and Wendy’s as well as regional hamburger restaurant chains, such as Carl’s Jr., Jack in the Box and Sonic. To a lesser extent, we also compete for consumer dining dollars with national, regional and local (i) quick service restaurants that offer alternative menus, (ii) casual and “fast casual” restaurant chains, and (iii) convenience stores and grocery stores. Furthermore, the restaurant industry has few barriers to entry, and therefore new competitors may emerge at any time.

Our ability to compete will depend on the success of our plans to improve existing products, to develop and roll-out new products and product line extensions, to effectively respond to consumer preferences and to manage the complexity of our restaurant operations as well as the impact of our competitors’ actions. Some of our competitors have substantially greater financial resources, higher revenues and greater economies of scale than we do. These advantages may allow them to (1) react to changes in pricing, marketing and the QSR segment in general more quickly and more effectively than we can, (2) rapidly expand new product introductions, (3) spend significantly more on advertising, marketing and other promotional activities than we do, which may give them a competitive advantage through higher levels of brand awareness among consumers and (4) devote greater resources to accelerate their restaurant remodeling and rebuilding efforts. Moreover, certain of our major competitors have completed the reimaging of a significant percentage of their store base. These competitive advantages arising from greater financial resources and economies of scale may be exacerbated in a difficult economy, thereby permitting our competitors to gain market share. Such competition may adversely affect our revenues and profits by reducing revenues of Company restaurants and royalty payments from franchise restaurants.

The market for retail real estate is highly competitive. Based on their size advantage and/or their greater financial resources, some of our competitors may have the ability to negotiate more favorable ground lease terms than we can and some landlords and developers may offer priority or grant exclusivity to some of our competitors for desirable locations. As a result, we may not be able to obtain new leases or renew existing leases on acceptable terms, if at all, which could adversely affect our sales and brand-building initiatives.

Economic conditions have, and may continue to, adversely affect consumer discretionary spending which could negatively impact our business and operating results.

We believe that our sales, guest traffic and profitability are strongly correlated to consumer discretionary spending, which is influenced by general economic conditions, unemployment levels, the availability of discretionary income and, ultimately, consumer confidence. A protracted economic slowdown, increased unemployment and underemployment of our customer base, decreased salaries and wage rates, increased energy prices, inflation, foreclosures, rising interest rates or other industry-wide cost pressures adversely affect consumer behavior by weakening consumer confidence and decreasing consumer spending for restaurant dining occasions. During the recent recession, as a result of these factors we experienced reduced revenues and sales deleverage, which consists of spreading fixed costs across a lower level of sales and causing downward pressure on our profitability. These factors also reduced sales at franchise restaurants, resulting in lower royalty payments from franchisees.

We have a substantial level of indebtedness which may have an adverse effect on our business or limit our ability to take advantage of business, strategic or financing opportunities.

As of March 31, 2012, we had aggregate outstanding indebtedness of $3,225.5 million, excluding original issue discount on our senior secured credit facilities $1,745.1 million outstanding under our senior secured credit facilities (the “Credit Agreement”), $797.5 million of 9 7/8% senior notes due 2018 (the “Senior Notes”) and $640.7 million in aggregate principal amount at maturity of 11.0% senior discount notes due 2019 (the “Discount Notes”). Subject to certain restrictions under our existing indebtedness, we and BKC may also incur significant additional indebtedness in the future, some of which may be secured debt. This may have the effect of increasing our total leverage.

As a consequence of our indebtedness, (1) demands on our cash resources may increase and (2) we are subject to significant operating and financial restrictions on us that may limit our ability to engage in acts that may be in our best interest, including restrictions on our ability to, among other things, (i) incur additional indebtedness and guarantee indebtedness, (ii) prepay, redeem or repurchase certain debt, (iii) make loans and investments, including loans to our franchisees or strategic partners, (iv) sell or otherwise dispose of assets or (v) incur liens. In addition, the restrictive covenants in the Credit Agreement require us to maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control.

A breach of our covenants under the Senior Notes Indenture or the Credit Agreement could result in an event of default under the applicable indebtedness. Furthermore, if we were to breach our covenants under the Discount Notes Indenture, it would result in a default under that indenture, which would result in a cross-default under our other indebtedness. Any such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries would not have sufficient assets to repay that indebtedness.

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic, industry and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to affect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The indenture governing the Senior Notes (the “Senior Notes Indenture”), the indenture governing the Discount Notes (the “Discount Notes Indenture”) and the Credit Agreement restrict our ability to dispose of assets and use the proceeds from those dispositions and also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

In addition, we conduct a substantial portion of our operations through our subsidiaries. Accordingly, repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on our indebtedness (unless they are guarantors thereof) or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the Senior Notes Indenture, the Discount Notes Indenture and the agreements governing certain of our other existing indebtedness limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

Our franchise dominated business model presents a number of disadvantages and risks.

We have a higher percentage of franchise restaurants to Company restaurants than our major competitors in the FFHR category, and we expect the number of franchise restaurants to increase as we continue to implement our growth plans. Our highly franchised business model presents a number of drawbacks, such as our limited influence over franchisees and reliance on franchisees to implement major initiatives, limited ability to facilitate changes in restaurant ownership, limitations on enforcement of franchise obligations due to bankruptcy or insolvency proceedings and inability or unwillingness of franchisees to participate in our strategic initiatives. For example, our success in executing one of our key strategies (reimaging our restaurant base) will depend on the ability and willingness of our franchisees to reinvest in remodeling or rebuilding their restaurants. As part of our global portfolio realignment project, we intend to increase the number of franchise restaurants; therefore, the problems associated with these drawbacks may be exacerbated and may present a significant challenge for management.

Our principal competitors may have greater influence over their respective restaurant systems than we do because of their significantly higher percentage of Company restaurants and/or ownership of franchisee real estate. McDonald’s and Wendy’s have a higher percentage of Company restaurants than we do, and, as a result, they may have a greater ability to implement operational initiatives and business strategies, including their marketing and advertising programs.

Franchisee support of our marketing and advertising programs is critical for our success.

The support of our franchisees is critical for the success of our marketing programs and any new capital intensive or other strategic initiatives we seek to undertake, and the successful execution of these initiatives will depend on our ability to maintain alignment with our franchisees. While we can mandate certain strategic initiatives through enforcement of our franchise agreements, we need the active support of our franchisees if the implementation of these initiatives is to be successful. In addition, our efforts to build alignment with franchisees may result in a delay in the implementation of our marketing and advertising programs and other key initiatives. Our franchisees may not continue to support our marketing programs and strategic initiatives. The failure of our franchisees to support our marketing programs and strategic initiatives could adversely affect our ability to implement our business strategy and could materially harm our business, results of operations and financial condition.

Our operating results are closely tied to the success of our franchisees; however, our franchisees are independent operators and we have limited influence over their restaurant operations.

We receive revenues in the form of royalties and fees from our franchisees. As a result, our operating results substantially depend upon our franchisees’ sales volumes, restaurant profitability and financial viability. However, our franchisees are independent operators and we cannot control many factors that impact the profitability of their restaurants. Pursuant to the franchise agreements and our Manual of Operating Data, we can, among other things, mandate menu items, signage, equipment, hours of operation and value menu, establish operating procedures and approve suppliers, distributors and products. However, the quality of franchise restaurant operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate restaurants in a manner consistent with our standards and requirements, such as our cleanliness standards, or standards set by federal, state and local governmental laws and regulations. In addition, franchisees may not hire and train qualified managers and other restaurant personnel. While we ultimately can take action to terminate franchisees that do not comply with the standards contained in our franchise agreements and our Manual of Operating Data, we may not be able to identify problems and take action quickly enough and, as a result, our image and reputation may suffer, and our franchise revenues and results of operations could decline.

Comparable sales growth is a key operating metric and negative comparable sales trends can impact the sales volumes, restaurant profitability and financial viability of a number of our franchisees. During a period of negative sales growth, the number of franchisees in financial distress will likely increase, which could result in, among other things, restaurant closures, delayed or reduced payments to us of royalties, advertising contributions and rents, and an inability for such franchisees to obtain financing to fund development, restaurant remodels or equipment initiatives on acceptable terms or at all. Furthermore, franchisees may not be willing or able to renew their franchise agreements with us due to low sales volumes, or high real estate costs, or may be unable to renew due to the failure to secure lease renewals. If we experience a significant decrease in franchise renewals it would adversely affect our operating results.

The concentration of our restaurants in limited geographic areas subjects us to additional risk.

Our results of operations are substantially affected not only by global economic conditions, but also by the local economic conditions in the markets in which we have significant operations. In North America, approximately 37% of our Company restaurants are located in three states, Florida, North Carolina and Indiana. In Europe, the Middle East and Africa, or EMEA, 100% of our Company restaurants and over 56% of our franchise restaurants are located in three countries, Germany, the U.K. and Spain, with these markets representing over 19% of our total revenues. In Latin America and the Caribbean, or LAC, 100% of our Company restaurants and over 28% of our franchise restaurants are located in Mexico. In Asia Pacific, or APAC, 100% of our Company restaurants are located in Singapore and China and over 52% of our franchise restaurants are located in Australia and Korea. Many of the markets in which we and our franchisees operate have been particularly affected by the economic downturn and the timing and strength of any economic recovery is uncertain in many of our most important markets.

The success of our global portfolio realignment project is dependent on transactions with strategic partners and may not yield the long term financial results that we expect. We may not be able to successfully (1) attract desirable strategic partners; (2) complete agreements with strategic partners, and/or (3) manage relationships with strategic partners going forward, any of which could adversely affect our business.

We believe that our future growth and profitability will depend on our ability to successfully implement our global portfolio realignment project, including refranchising Company restaurants and accelerating international development with strategic partners and joint ventures. We currently conduct a portion of our international operations through joint ventures and are actively seeking strategic partners for joint venture relationships as part of our overall strategy for international expansion. These new joint venture arrangements may give our joint venture partners the exclusive right to develop and manage Burger King restaurants in a specific country or region. A joint venture partnership involves special risks, such as our joint venture partners may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or us, or our joint venture partners may be unable to meet their economic or other obligations and we may be required to fulfill those obligations alone. We cannot control the actions of our joint venture partners, including any nonperformance, default or bankruptcy of joint venture partners. If we cannot successfully manage the relationship with a joint venture partner, we may not be able to terminate the agreement with the joint venture partner, or enter into other agreements for the development and management of restaurants in a country or region covered by the joint venture agreement. While we believe that our joint venture arrangements provide us with experienced local business partners in foreign countries, events or issues, including disagreements with our partners, may occur that require attention of our senior executives and may result in expenses or losses that erode the profitability of our foreign operations. Failure by us, or an entity in which we have a joint venture interest, to adequately manage the risks associated with any joint ventures could have a material adverse effect on the financial condition or results of operations of our joint ventures and, in turn, our business and operations.

In addition, the U.S. Foreign Corrupt Practices Act, or “FCPA,” and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. government officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these laws. Despite our compliance program, we cannot assure you that our internal control policies and procedures always will protect us from reckless or negligent acts committed by our employees, agents, joint venture partners or franchisees. Violations of these laws, or allegations of such violations, may have a negative effect on our results of operations, financial condition and reputation.

Our global portfolio realignment project may adversely affect our results of operations and may not yield the long-term financial results that we expect.

During 2011, we initiated a project to realign our global restaurant portfolio by refranchising our Company restaurants and establishing strategic partners and joint ventures to accelerate development. As part of our global portfolio realignment project, we expect to accelerate the pace of refranchisings of our Company restaurant portfolio. However, refranchisings may have unexpected and negative short term effects on our results of operations. For example, (i) our Company restaurant margins could be adversely affected if the refranchised restaurants were more profitable than our average Company restaurant, (ii) our general and administrative expenses may increase as a result of severance and other termination costs incurred in connection with refranchisings and may continue to increase as a percentage of revenues, or (iii) we may be required to recognize accounting or tax gains or losses and/or impairments on refranchising transactions, which could adversely affect our results of operations for a specific period.

Our ability to achieve the long-term benefits of our refranchising transactions will depend on (i) our ability to identify new or existing franchisees that are willing to acquire our Company restaurants, (ii) our ability to reduce our overhead and fixed costs to reflect our lower restaurant count, and (iii) the ability and willingness of these new and existing franchisees to remodel the refranchised restaurants and develop new restaurants within the markets of the refranchised restaurants, and the pace of such remodeling and development activity. If we and our new franchisees are not successful, then we may not achieve the long-term financial results anticipated.

In addition, our ability to implement our global portfolio realignment project in certain geographical areas may be limited by tax, accounting or other regulatory considerations.

Our future prospects depend on our ability to implement our strategy of increasing our restaurant portfolio.

We plan to significantly increase worldwide restaurant count. A significant component of our future growth strategy involves increasing our net restaurant count in our international markets. We and our franchisees face many challenges in opening new restaurants, including, among others:

•	the selection and availability of suitable restaurant locations;

•

the impact of local tax, zoning, land use and environmental rules and regulations on our ability and the ability of our franchisees to develop restaurants, and the impact of any material difficulties or failures that we and our franchisees experience in obtaining the necessary licenses and approvals for new restaurants;

•	the negotiation of acceptable lease terms;

•	the availability of bank credit and, for franchise restaurants, the ability of franchisees to obtain acceptable financing terms;

•	securing acceptable suppliers;

•	employing and training qualified personnel; and

•	consumer preferences and local market conditions.

In the past, we have approved franchisees that were unsuccessful in implementing their expansion plans, particularly in new markets. There can be no assurance that we will be able to identify franchisees who meet our criteria, or if we identify such franchisees, that they will successfully implement their expansion plans.

Our international operations subject us to additional risks and costs and may cause our profitability to decline.

As of December 31, 2011, our restaurants were operated, directly by us or by franchisees, in 82 countries and U.S. territories (including Guam and Puerto Rico, which are considered part of our international business). During 2011, our revenues from international operations represented 39% of total revenues and we intend to continue expansion of our international operations. As a result, our business is increasingly exposed to risks inherent in foreign operations. These risks, which can vary substantially by market, are described in many of the risk factors discussed in this section and include the following:

•

governmental laws, regulations and policies adopted to manage national economic conditions, such as increases in taxes, austerity measures that impact consumer spending, monetary policies that may impact inflation rates and currency fluctuations;

•	the risk of single franchisee markets and single distributor markets;

•	the risk of markets in which we have granted subfranchising rights;

•	the effects of legal and regulatory changes and the burdens and costs of our compliance with a variety of foreign laws;

•	changes in the laws and policies that govern foreign investment and trade in the countries in which we operate;

•	risks and costs associated with political and economic instability, corruption, anti-American sentiment and social and ethnic unrest in the countries in which we operate;

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the risks of operating in developing or emerging markets in which there are significant uncertainties regarding the interpretation, application and enforceability of laws and regulations and the enforceability of contract rights and intellectual property rights;

•	risks arising from the significant and rapid fluctuations in currency exchange markets and the decisions and positions that we take to hedge such volatility;

•	changing labor conditions and difficulties in staffing our international operations;

•

the impact of labor costs on our margins given our labor-intensive business model and the long-term trend toward higher wages in both mature and developing markets and the potential impact of union organizing efforts on day-to-day operations of our restaurants;

•	the effects of increases in the taxes we pay and other changes in applicable tax laws;

•

our ability to identify and secure appropriate real estate sites and to manage the costs and profitability of our growth in light of competitive pressures and other operating conditions that may limit pricing flexibility.

These factors may increase in importance as we expect to open new franchise restaurants in international markets as part of our growth strategy.

Our business is subject to fluctuations in foreign currency exchange and interest rates.

Our international operations are impacted by fluctuations in currency exchange rates and changes in currency regulations. In countries outside of the United States where we operate Company restaurants, we generally generate revenues and incur operating expenses and selling, general and administrative expenses denominated in local currencies. These revenues and expenses are translated using the average rates during the period in which they are recognized and are impacted by changes in currency exchange rates. Further, in some of our international markets, such as Canada, Mexico and the U.K., our suppliers purchase goods in currencies other than the local currency in which they operate and pass all or a portion of the currency exchange impact on to us. In many countries where we do not have Company restaurants, our franchisees pay royalties to us in currencies other than the local currency in which they operate. However, as the royalties are calculated based on local currency sales, our revenues are still impacted by fluctuations in currency exchange rates.

Fluctuations in interest rates may also affect our business. We attempt to minimize this risk and lower our overall borrowing costs through the utilization of derivative financial instruments, primarily interest rate caps. These instruments are entered into with financial institutions and have reset dates and critical terms that match those of our forecasted interest payments. Accordingly, any changes in interest rates we pay are partially offset by changes in the market value associated with derivative financial instruments. We do not attempt to hedge all of our debt and, as a result, may incur higher interest costs for portions of our debt which are not hedged. In addition, we enter into forward contracts to reduce our exposure to volatility from foreign currency fluctuations associated with certain foreign currency-denominated assets. However, for a variety of reasons, we do not hedge our revenue exposure in other currencies. Therefore, we are exposed to volatility in those other currencies, and this volatility may differ from period to period. As a result, the foreign currency impact on our operating results for one period may not be indicative of future results.

As a result of entering into these hedging contracts with major financial institutions, we may be subject to counterparty nonperformance risk. Should there be a counterparty default, we could be exposed to the net losses on the hedged arrangements or be unable to recover anticipated net gains from the transactions.

Increases in the cost of food, paper products and energy could harm our profitability and operating results.

Our profitability depends in part on our ability to anticipate and react to changes in food and supply costs. Any increase in food prices, especially those of beef or chicken, could adversely affect our operating results. The market for beef and chicken is particularly volatile and is subject to significant price fluctuations due to seasonal shifts, climate conditions, demand for corn (a key ingredient of cattle and chicken feed), ethanol policy, industry demand, international commodity markets, food safety concerns, product recalls, government regulation and other factors, all of which are beyond our control and, in many instances unpredictable. If the price of beef, chicken or other products that we use in our restaurants increases in the future and we choose not to pass, or cannot pass, these increases on to our guests, our operating margins would decrease. In recent fiscal quarters, a rise in the price of beef has negatively impacted our restaurant margins and we expect these elevated price levels to persist into fiscal year 2012. For the year-ended December 31, 2011, higher food and commodity prices adversely impacted our Company restaurant margins in the U.S. and Canada by $24.8 million or 6.7% and had a similar impact, on a percentage basis, on the Company restaurant margins in our EMEA, APAC and LAC regions.

Our exposure to risks from increases in food and supply costs may be greater than that of some of our competitors as we do not have ultimate control over the purchasing of these products in the United States or Canada. In the United States, we have established a cooperative with our franchisees to negotiate food prices on behalf of all Company and franchise restaurants. This cooperative does not utilize commodity option or future contracts to hedge commodity prices for beef or other food products and does not typically enter into long-term pricing arrangements. Furthermore, we do not hedge commodity prices in markets outside the United States. As a result, we typically purchase beef and many other commodities at market prices, which fluctuate on a daily basis. Increases in commodity prices could result in higher restaurant operating costs, and the highly competitive nature of our industry may limit our ability to pass increased costs on to our guests.

Increases in energy costs for our Company restaurants, principally electricity for lighting restaurants and natural gas for our broilers, could adversely affect our operating margins and our financial results if we choose not to pass, or cannot pass, these increased costs to our guests. In addition, our distributors purchase gasoline needed to transport food and other supplies to us. Any significant increases in energy costs could result in the imposition of fuel surcharges by our distributors that could adversely affect our operating margins and financial results if we chose not to pass, or cannot pass, these increased costs to our guests.

Increases in labor costs could slow our growth or harm our business.

We are an extremely labor intensive business. Consequently, our success depends in part upon our ability to manage our labor costs and its impact on our margins. We currently seek to minimize the long-term trend toward higher wages in both mature and developing markets through increases in labor efficiencies. However we may not be successful.

Furthermore, we must continue to attract, motivate and retain regional operational and restaurant general managers with the qualifications to succeed in our industry and the motivation to apply our core service philosophy. If we are unable to continue to recruit and retain sufficiently qualified managers or to motivate our employees to sustain high service levels, our business and our growth could be adversely affected. Despite current economic conditions, attracting and retaining qualified managers and employees remains challenging and our inability to meet these challenges could require us to pay higher wages and/or additional costs associated with high turnover. In addition, increases in the minimum wage or labor regulations and the potential impact of union organizing efforts in the countries in which we operate could increase our labor costs. Additional labor costs could adversely affect our margins.

In March 2010, comprehensive health care reform legislation under the Patient Protection and Affordable Care Act (HR 3590) and Health Care Education and Affordability Reconciliation Act (HR 4872) (collectively, the “Acts”) was passed and signed into law. Among other things, the health care reform legislation includes guaranteed coverage requirements, eliminates pre-existing condition exclusions and annual and lifetime maximum limits, restricts the extent to which policies can be rescinded, and imposes new and significant taxes on health insurers and health care benefits. Provisions of the health care reform legislation become effective at various dates over the next several years. The Department of Health and Human Services, the National Association of Insurance Commissioners, the Department of Labor and the Treasury Department have yet to issue necessary enabling regulations and guidance with respect to the health care reform legislation.

Due to the breadth and complexity of the health care reform legislation, the lack of implementing regulations and interpretive guidance, and the phased-in nature of the implementation, it is difficult to predict the overall impact of the health care reform legislation on our business and the businesses of our U.S. franchisees over the coming years. Possible adverse effects of the health care reform legislation include reduced revenues, increased costs, exposure to expanded liability and requirements for us to revise the ways in which we conduct business or risk of loss of business. In addition, our results of operations, financial position and cash flows could be materially adversely affected. Our U.S. franchisees face the potential of similar adverse effects, and many of them are small business owners who may have significant difficulty absorbing the increased costs.

Our operating results depend on the effectiveness of our marketing and advertising programs.

Our revenues are heavily influenced by brand marketing and advertising. Our marketing and advertising programs may not be successful, which may lead us to fail to attract new guests and retain existing guests. If our marketing and advertising programs are unsuccessful, our results of operations could be materially and adversely affected. Moreover, because franchisees and Company restaurants contribute to our advertising fund based on a percentage of their gross sales, our advertising fund expenditures are dependent upon sales volumes at system-wide restaurants. If system-wide sales decline, there will be a reduced amount available for our marketing and advertising programs. In addition, in response to the recession, we have emphasized certain value offerings in our marketing and advertising programs to drive traffic at our stores. The disadvantage of value offerings is that the low-price offerings may condition our guests to resist higher prices in a more favorable economic environment.

If we fail to successfully implement our restaurant reimaging initiative, our ability to increase our revenues may be adversely affected.

Our restaurant reimaging initiative depends on the ability, and willingness, of franchisees to accelerate the remodeling of their existing restaurants. We have implemented a more cost effective remodeling solution which focuses spending on improvements that we believe will drive meaningful sales increases to maximize return on capital. However, our franchisees may not be willing to commit to engage in such remodeling. The average cost to remodel a stand-alone restaurant in the United States ranges from $275,000 to $550,000 and the average cost to replace the existing building with a new building ranges from $1.1 million to $1.5 million. Even if they are willing to participate, many of our franchisees will need to borrow funds in order to finance these capital expenditures. We do not provide our franchisees with financing and therefore their ability to access borrowed funds depends on their independent relationships with various regional and national financial institutions. If our franchisees are unable to obtain financing at commercially reasonable rates, or not at all, they may be unwilling or unable to invest in the reimaging of their existing restaurants, and our future growth could be adversely affected. We currently offer, and may in the future continue to offer, our franchisees financial incentives and access to third-party financing programs in order to accelerate our restaurant reimaging initiatives. However, the cost of these financial incentives may have an adverse impact on our franchise revenues and operating results.

Food safety and food-borne illness concerns may have an adverse effect on our business.

Food safety is a top priority, and we dedicate substantial resources to ensure that our customers enjoy safe, quality food products. However, food-borne illnesses, such as pathogenic E. coli, bovine spongiform encephalopathy or “mad cow disease,” hepatitis A, salmonella, and other food safety issues have occurred in the food industry in the past, and could occur in the future. Furthermore, our reliance on third-party food suppliers and distributors increases the risk that food-borne illness incidents could be caused by factors outside of our control and that multiple locations would be affected rather than a single restaurant. New illnesses resistant to any precautions may develop in the future, or diseases with long incubation periods could arise, such as mad cow disease, which could give rise to claims or allegations on a retroactive basis. Any report or publicity linking us or one of our franchisees to instances of food-borne illness or other food safety issues, including food tampering or contamination, could adversely affect our brands and reputation as well as our revenues and profits. Outbreaks of disease, as well as influenza, could reduce traffic in our stores. If our customers become ill from food-borne illnesses, we could also be forced to temporarily close some restaurants. In addition, instances of food-borne illness, food tampering or food contamination occurring solely at restaurants of competitors could adversely affect our sales as a result of negative publicity about the foodservice industry generally.

The occurrence of food-borne illnesses or food safety issues could also adversely affect the price and availability of affected ingredients, which could result in disruptions in our supply chain, significantly increase our costs and/or lower margins for us and our franchisees. In addition, our industry has long been subject to the threat of food tampering by suppliers, employees or guests, such as the addition of foreign objects in the food that we sell. Reports, whether or not true, of injuries caused by food tampering have in the past severely injured the reputations of restaurant chains in the quick service restaurant segment and could affect us in the future as well.

Our results can be adversely affected by unforeseen events, such as adverse weather conditions, natural disasters or catastrophic events.

Unforeseen events, such as adverse weather conditions, natural disasters or catastrophic events, can adversely impact our restaurant sales. Natural disasters such as earthquakes, hurricanes, and severe adverse weather conditions and health pandemics, such as the outbreak of the H1N1 flu, whether occurring in the United States or abroad, can keep customers in the affected area from dining out and result in lost opportunities for our restaurants. Because a significant portion of our restaurant operating costs is fixed or semi-fixed in nature, the loss of sales during these periods hurts our operating margins and can result in restaurant operating losses.

Shortages or interruptions in the availability and delivery of food, beverages and other supplies may increase costs or reduce revenues.

We and our franchisees are dependent upon third parties to make frequent deliveries of perishable food products that meet our specifications. Shortages or interruptions in the supply of food items and other supplies to our restaurants could adversely affect the availability, quality and cost of items we buy and the operations of our restaurants. Such shortages or disruptions could be caused by inclement weather, natural disasters such as floods, drought and hurricanes, increased demand, problems in production or distribution, the inability of our vendors to obtain credit, food safety warnings or advisories or the prospect of such pronouncements, or other conditions beyond our control. A shortage or interruption in the availability of certain food products or supplies could increase costs and limit the availability of products critical to restaurant operations.

Four distributors service approximately 85% of our U.S. system restaurants and in many of our international markets, we have a single distributor that delivers products to all of our restaurants. Our distributors operate in a competitive and low-margin business environment. If one of our principal distributors is in financial distress and therefore unable to continue to supply us and our franchisees with needed products, we may need to take steps to ensure the continued supply of products to restaurants in the affected markets, which could result in increased costs to distribute needed products. If a principal distributor for our Company restaurants and/or our franchisees fails to meet its service requirements for any reason, it could lead to a disruption of service or supply until a new distributor is engaged, which could have an adverse effect on our business.

The loss of key management personnel or our inability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully.

We are dependent on the efforts and abilities of our senior management, and our success will also depend on our ability to attract and retain additional qualified employees. Failure to attract personnel sufficiently qualified to execute our strategy, or to retain existing key personnel, could have a material adverse effect on our business.

Changes in tax laws and unanticipated tax liabilities could adversely affect the taxes we pay and our profitability.

We are subject to income and other taxes in the United States and numerous foreign jurisdictions. Our effective income tax rate in the future could be adversely affected by a number of factors, including: changes in the mix of earnings in countries with different statutory tax rates; changes in the valuation of deferred tax assets and liabilities; continued losses in certain international Company restaurant markets that could trigger a valuation allowance; changes in tax laws; the outcome of income tax audits in various jurisdictions around the world; taxes imposed upon sales of Company restaurants to franchisees; and any repatriation of non-U.S. earnings for which we have not previously provided for U.S. taxes.

Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different from our historical income tax provisions and accruals. The results of a tax audit or related litigation could have a material effect on our income tax provision, net income (loss) or cash flows in the period or periods for which that determination is made.

In addition, as a result of our recent issuance of high yield notes and our new credit facility, our effective tax rate and our ability to utilize our foreign tax credits may be adversely impacted.

Leasing and ownership of a significant portfolio of real estate exposes us and our franchisees to possible liabilities and losses.

Many of our Company and franchised restaurants are presently located on leased premises. As leases underlying our Company and franchised restaurants expire, we or our franchisees may be unable to negotiate a new lease or lease extension, either on commercially acceptable terms or at all, which could cause us or our franchisees to close restaurants in desirable locations. As a result, our sales and our brand building initiatives could be adversely affected. We generally cannot cancel these leases; therefore, if an existing or future restaurant is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term.

We may not be able to adequately protect our intellectual property, which could harm the value of our brand and branded products and adversely affect our business.

We depend in large part on our brand, which represents 40% of the total assets on our balance sheet as of December 31, 2011, and we believe that our brand is very important to our success and our competitive position. We rely on a combination of trademarks, copyrights, service marks, trade secrets, patents and other intellectual property rights to protect our brand and branded products. The success of our business depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products in both domestic and international markets. We have registered certain trademarks and have other trademark registrations pending in the United States and foreign jurisdictions. Not all of the trademarks that we currently use have been registered in all of the countries in which we do business, and they may never be registered in all of these countries. We may not be able to adequately protect our trademarks, and our use of these trademarks may result in liability for trademark infringement, trademark dilution or unfair competition. The steps we have taken to protect our intellectual property in the United States and in foreign countries may not be adequate and our proprietary rights could be challenged, circumvented, infringed or invalidated. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States.

We may not be able to prevent third parties from infringing our intellectual property rights, and we may, from time to time, be required to institute litigation to enforce our trademarks or other intellectual property rights or to protect our trade secrets. Further, third parties may assert or prosecute infringement claims against us and we may or may not be able to successfully defend these claims. Any such litigation could result in substantial costs and diversion of resources and could negatively affect our revenue, profitability and prospects regardless of whether we are able to successfully enforce our rights.

Recent public and private concerns about the health risks associated with fast food may adversely affect our financial results.

Class action lawsuits have been filed, and may continue to be filed, against various quick service restaurants alleging, among other things, that quick service restaurants have failed to disclose the health risks associated with high-fat or high-sodium foods and that quick service restaurant marketing practices have targeted children and encouraged obesity. Adverse publicity about these allegations may negatively affect us and our franchisees, regardless of whether the allegations are true, by discouraging customers from buying our products. In addition, we face the risk of lawsuits and negative publicity resulting from illnesses and injuries, including injuries to infants and children, allegedly caused by our products, toys and other promotional items available in our restaurants or our playground equipment. In addition to decreasing our revenue and profitability and diverting our management resources, adverse publicity or a substantial judgment against us could negatively impact our business, results of operations, financial condition and brand reputation, hindering our ability to attract and retain franchisees and grow our business in the United States and internationally.

Changes in governmental regulations may adversely affect restaurant operations and our financial results.

In the United States, each of our Company and franchise restaurants is subject to licensing and regulation by health, sanitation, safety and other agencies in the state and/or municipality in which the restaurant is located. State and local government authorities may enact laws, rules or regulations that impact restaurant operations and the cost of conducting those operations. In many of our markets, including the United States and Europe, we are subject to increasing regulation regarding our operations, which may significantly increase our cost of doing business. In developing markets, we face the risks associated with new and untested laws and judicial systems. Among the more important regulatory risks regarding our operations we face are the following:

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the impact of the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions, family leave mandates and a variety of other laws enacted by states that govern these and other employment matters;

•	the impact of immigration and other local and foreign laws and regulations on our business;

•

disruptions in our operations or price volatility in a market that can result from governmental actions, including price controls, currency and repatriation controls, limitations on the import or export of commodities we use or government-mandated closure of our or our vendors’ operations;

•	the impact of the United States federal menu labeling law which requires the listing of specified nutritional information on menus and menu boards on consumer demand for our products;

•

the risks of operating in foreign markets in which there are significant uncertainties, including with respect to the application of legal requirements and the enforceability of laws and contractual obligations; and

•

the impact of costs of compliance with privacy, consumer protection and other laws, the impact of costs resulting from consumer fraud and the impact on our margins as the use of cashless payments increases.

We are also subject to a Federal Trade Commission rule and to various state and foreign laws that govern the offer and sale of franchises. Various state and foreign laws regulate certain aspects of the franchise relationship, including terminations and the refusal to renew franchises. The failure to comply with these laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on future franchise sales, fines, other penalties or require us to make offers of rescission or restitution, any of which could adversely affect our business and operating results. We could also face lawsuits by our franchisees based upon alleged violations of these laws.

The Americans with Disabilities Act (“ADA”), prohibits discrimination on the basis of disability in public accommodations and employment. We have, in the past, been required to make certain modifications to our restaurants pursuant to the ADA. In addition, future mandated modifications to our facilities to make different accommodations for disabled persons and modifications required under the ADA could result in material unanticipated expense to us and our franchisees.

If we fail to comply with existing or future laws and regulations, we may be subject to governmental or judicial fines or sanctions. In addition, our and our franchisees’ capital expenditures could increase due to remediation measures that may be required if we are found to be noncompliant with any of these laws or regulations.

The personal information that we collect may be vulnerable to breach, theft or loss that could adversely affect our reputation, results of operation and financial condition.

In the ordinary course of our business, we collect, process, transmit and retain personal information regarding our employees and their families, franchisees, vendors and consumers, including social security numbers, banking and tax ID information, health care information and credit card information. Some of this personal information is held and managed by certain of our vendors. Although we use security and business controls to limit access and use of personal information, a third party may be able to circumvent those security and business controls, which could result in a breach of employee, consumer or franchisee privacy. A major breach, theft or loss of personal information regarding our employees and their families, our franchisees, vendors or consumers that is held by us or our vendors could result in substantial fines, penalties and potential litigation against us which could negatively impact our results of operations and financial condition. Furthermore, as a result of legislative and regulatory rules, we may be required to notify the owners of the personal information of any data breaches, which could harm our reputation and financial results, as well as subject us to litigation or actions by regulatory authorities.

Information technology system failures or interruptions or breaches of our network security may interrupt our operations, subject us to increased operating costs and expose us to litigation.

We rely heavily on our computer systems and network infrastructure across our operations including, but not limited to, point-of-sale processing at our restaurants. Despite our implementation of security measures, all of our technology systems are vulnerable to damage, disability or failures due to physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers. If our technology systems were to fail, and we were unable to recover in a timely way, we could experience an interruption in our operations which could have a material adverse effect on our financial condition and results of operations. Furthermore, to the extent that some of our worldwide reporting systems require or rely on manual processes, it could increase the risk of a breach.

In addition, a number of our systems and processes are not fully integrated worldwide and, as a result, require us to manually estimate and consolidate certain information that we use to manage our business. To the extent that we are not able to obtain transparency into our operations from our systems, it could impair the ability of our management to react quickly to changes in the business or economic environment.

Compliance with or cleanup activities required by environmental laws may hurt our business.

We are subject to various federal, state, local and foreign environmental laws and regulations. These laws and regulations govern, among other things, discharges of pollutants into the air and water as well as the presence, handling, release and disposal of and exposure to, hazardous substances. These laws and regulations provide for significant fines and penalties for noncompliance. If we fail to comply with these laws or regulations, we could be fined or otherwise sanctioned by regulators. Third parties may also make personal injury, property damage or other claims against us associated with releases of, or actual or alleged exposure to, hazardous substances at, on or from our properties.

Environmental conditions relating to prior, existing or future restaurants or restaurant sites, including franchised sites, may have a material adverse effect on us. Moreover, the adoption of new or more stringent environmental laws or regulations could result in a material environmental liability to us and the current environmental condition of the properties could be harmed by tenants or other third parties or by the condition of land or operations in the vicinity of our properties.

We outsource certain aspects of our business to third party vendors which subjects us to risks, including disruptions in our business and increased costs.

We have outsourced certain administrative functions, including account payment and receivable processing, to a third-party service provider. We also outsource certain information technology support services and benefit plan administration, and may outsource other functions in the future to achieve cost savings and efficiencies. If the service providers to which we outsource these functions do not perform effectively, we may not be able to achieve the expected cost savings and may have to incur additional costs in connection with such failure to perform. Depending on the function involved, such failures may also lead to business disruption, transaction errors, processing inefficiencies, the loss of sales and customers, the loss of or damage to intellectual property through security breach, and the loss of sensitive data through security breach or otherwise. Any such damage or interruption could have a material adverse effect on our business, cause us to face significant fines, customer notice obligations or costly litigation, harm our reputation with our customers or prevent us from paying our suppliers or employees or receiving payments on a timely basis.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus that reflect the expectations of the Company’s management regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements include statements regarding our intent to focus on sales growth and profitability; our intent to focus on international expansion to increase the number of new restaurants, particularly in high growth emerging markets; our beliefs and expectations regarding the mix of franchise restaurants and Company restaurants, including our expectations that the percentage of franchise restaurants will increase; our beliefs and expectations regarding our ability to drive sales and traffic in the U.S. and Canada through execution of our four pillars of marketing communications, menu, operations and image; our beliefs and expectations regarding the strength of our menu and our ability to optimize our menu by focusing on core products while continuing to enhance our menu to appeal to a broader range of consumers; our expectations regarding opportunities to enhance restaurant-level margins and profitability; our beliefs and expectations regarding our ability to drive corporate-level G&A efficiencies; our beliefs and expectations regarding our ability to actively pursue refranchising opportunities to improve our profitability and cash flow; our ability to manage fluctuations in foreign currency exchange and interest rates; our estimates regarding our liquidity, capital expenditures and sources of both, and our ability to fund future operations and obligations; our estimates regarding the fulfillment of certain volume purchase commitments; our expectations regarding the impact of accounting pronouncements; our intention to renew hedging contracts; and our expectations regarding unrecognized tax benefits. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements, including, but not limited to, the risks and uncertainties discussed above.

USE OF PROCEEDS

We will not receive any proceeds from the distribution of our Common Stock in the Distribution.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our Common Stock will be limited by restrictions on the ability of our subsidiaries and us to pay dividends or make distributions to us under the terms of any covenants in our existing and future agreements governing our indebtedness. Any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with covenants in the Credit Agreement, Discount Notes Indenture and Senior Notes Indenture and in future agreements governing our indebtedness, and will depend upon our results of operations, financial condition, capital requirements and other factors that our board of directors deems relevant. See “Description of Certain Indebtedness” and Note 8 to our Consolidated Financial Statements included in this prospectus.

SELECTED FINANCIAL DATA

On October 19, 2010 (the “3G Acquisition Date”), 3G completed its acquisition of 100% of Holdings’ equity in a transaction accounted for as a business combination (the “3G Acquisition”). Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our” or the “Successor” are to Worldwide and its subsidiaries, collectively, for all periods subsequent to the 3G Acquisition. All references in this section to the “Predecessor” refer to Holdings and its subsidiaries for all periods prior to the 3G Acquisition, which operated under a different ownership and capital structure. In addition, the 3G Acquisition was accounted for under the acquisition method of accounting, which resulted in purchase price allocations that affect the comparability of results of operations for periods before and after the 3G Acquisition.

The following tables present our selected historical and unaudited pro forma condensed consolidated financial and other data for us and our Predecessor as of the dates and for each of the periods indicated. The selected historical financial data as of March 31, 2012 and 2011 have been derived from our unaudited consolidated financial statements and notes thereto included in this prospectus. All references to 2011 in this section are to the year ended December 31, 2011. The selected historical financial data as of December 31, 2011 and 2010 and for 2011 and the period from October 19, 2010 to December 31, 2010 have been derived from our audited consolidated financial statements and notes thereto included in this prospectus. All references to Fiscal 2010, 2009, 2008 and 2007 refer to the Predecessor’s fiscal years ended June 30, 2010, 2009, 2008 and 2007. The selected historical financial data for our Predecessor as of June 30, 2010 and for the period July 1, 2010 to October 18, 2010 and Fiscal 2010 and 2009 have been derived from our Predecessor’s audited consolidated financial statements and the notes thereto included in this prospectus. The selected historical financial data for our Predecessor as of June 30, 2009, 2008 and 2007 and for Fiscal 2008 and 2007 have been derived from the audited consolidated financial statements and the notes thereto of our Predecessor, which are not included in this prospectus.

The unaudited pro forma condensed consolidated financial data for the three months ended March 31, 2012 and for the fiscal year ended December 31, 2011 have been derived from our historical financial statements for such periods, which are included elsewhere in this prospectus, after giving effect to the transactions specified under “Unaudited pro forma condensed consolidated financial statements.”

The data in the following tables related to other operating data and non-GAAP measures are unaudited for all periods presented.

The selected historical and unaudited pro forma consolidated financial and other operating data presented below contain all normal recurring adjustments that, in the opinion of management, are necessary to present fairly our financial position and results of operations as of and for the periods presented. The selected historical and unaudited pro forma consolidated financial and other operating data included below and elsewhere in this prospectus are not necessarily indicative of future results. The information presented below should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Successor				Predecessor
				Transition Period
	Three months ended March 31,		2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009	Fiscal 2008	Fiscal 2007
	2012	2011
(In millions, except per share data)
Statement of Operations Data:
Revenues:
Company restaurant revenues	$396.2	$392.5	$1,638.7	$331.7	$514.5	$1,839.3	$1,880.5	$1,795.9	$1,658.0
Franchise and property revenues	173.7	159.5	697.0	135.1	203.2	662.9	656.9	658.8	575.7

Total revenues	569.9	552.0	2,335.7	466.8	717.7	2,502.2	2,537.4	2,454.7	2,233.7
Income (loss) from operations(1)	84.1	64.0	362.5	(85.8)	101.5	332.9	339.4	354.2	294.6

Net income (loss)	$14.3	$(5.9)	$88.1	$(115.7)	$71.1	$186.8	$200.1	$189.6	$148.1

Earnings (loss) per common share:
Basic	$143.35	$(59.40)	$880.37	$(1,157.00)	$0.52	$1.38	$1.48	$1.40	$1.11
Diluted	$142.41	$(59.40)	$880.37	$(1,157.00)	$0.52	$1.36	$1.46	$1.38	$1.08
Cash dividends per common share	N/A	N/A	$3,931.21	N/A	$0.06	$0.25	$0.25	$0.25	$0.13

(1)	The following tables present our selected historical and unaudited pro forma condensed consolidated financial and other data for us and our Predecessor as of the dates and for each of the periods indicated. All references to 2011 in this section are to the year ended December 31, 2011 and have been derived from our audited consolidated financial statements and notes thereto included in this prospectus. The selected historical financial data as of March 31, 2012 and 2011 have been derived from our unaudited consolidated financial statements and notes thereto included in this prospectus. The selected historical financial data as of December 31, 2011 and 2010 have been derived from our audited consolidated financial statements and notes thereto included in this prospectus. All references to Fiscal 2010, 2009, 2008 and 2007 refer to the Predecessor’s fiscal years ended June 30, 2010, 2009, 2008 and 2007. The selected historical financial data for our Predecessor as of June 30, 2010 and for the period July 1, 2010 to October 18, 2010 and Fiscal 2010 and 2009 have been derived from our Predecessor’s audited consolidated financial statements and the notes thereto included in this prospectus. The selected historical financial data for our Predecessor as of June 30, 2009, 2008 and 2007 and for Fiscal 2008 and 2007 have been derived from the audited consolidated financial statements and the notes thereto of our Predecessor, which are not included in this prospectus.

	Successor
(In millions, except per share data)	Three months ended March 31, 2012	2011
Pro Forma Statement of Operations Data(2):
Pro forma net income	$15.0	$88.1
Pro forma earnings per share:
Basic	$43.01	$253.05
Diluted	$41.31	$245.61
Pro forma weighted average shares outstanding:
Basic	348,730	348,159
Diluted	363,151	358,696

(2)	See “Unaudited Pro Forma Condensed Consolidated Statement of Operations.”

	Successor				Predecessor
				Transition Period
	Three months ended March 31,		2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009	Fiscal 2008	Fiscal 2007
	2012	2011
(In millions)
Other Financial Data:
Net cash provided by (used for) operating activities	$53.1	$65.2	$406.2	$(126.5)	$121.3	$310.4	$310.8	$243.4	$110.4
Net cash provided by (used for) investing activities	(5.8)	0.1	(41.4)	(3,344.6)	(4.8)	(134.9)	(242.0)	(199.3)	(77.4)
Net cash provided by (used for) financing activities	(69.5)	(9.5)	(108.0)	3,396.4	(29.5)	(96.9)	(105.5)	(62.0)	(126.9)
Capital expenditures	16.6	9.7	82.1	28.4	18.2	150.3	204.0	178.2	87.3

	Successor			Predecessor
(In millions)	March 31, 2012	December 31, 2011	December 31, 2010	June 30, 2010	June 30, 2009	June 30, 2008	June 30, 2007
Balance Sheet Data:
Cash and cash equivalents	$430.6	$459.0	$207.0	$187.6	$121.7	$166.0	$169.4
Total assets(3)	5,580.3	5,608.4	5,686.2	2,747.2	2,707.1	2,686.5	2,516.8
Total debt and capital lease obligations(3)	3,119.4	3,139.2	2,792.1	826.3	888.9	947.4	942.5
Total liabilities(3)	4,467.1	4,559.2	4,239.0	1,618.8	1,732.3	1,842.0	1,801.2
Total stockholders’ equity(3)	1,113.2	1,049.2	1,447.2	1,128.4	974.8	844.5	715.6

(3)	Amounts in the successor periods reflect the application of acquisition accounting as a result of the 3G Acquisition. Refer to Note 1 to our audited Consolidated Financial Statements included in this prospectus.

	Successor			Six Months Ended December 31, 2010	Predecessor
	Three months ended March 31,		2011		Fiscal 2010	Fiscal 2009	Fiscal 2008	Fiscal 2007
(In millions)	2012	2011
Other Operating Data:
Systemwide sales growth(4)(5)	6.5%	1.5%	1.7%	2.2%	2.1%	4.2%	8.3%	4.9%
Comparable sales growth(4)(5)(6)	4.6%	(2.8)%	(0.5)%	(2.7)%	(2.3)%	1.2%	5.4%	3.4%
Company Restaurant Margin Percentage(7)	10.7%	9.1%	11.7%	12.9%	12.2%	12.6%	14.3%	15.0%

(4)	Comparable sales growth and sales growth are analyzed on a constant currency basis, which means they are calculated by translating current year results at prior year average exchange rates, to remove the effects of currency fluctuations from these trend analyses. We believe these constant currency measures provide a more meaningful analysis of our business by identifying the underlying business trends, without distortion from the effect of foreign currency movements.

(5)	Unless otherwise stated, comparable sales growth and sales growth are presented on a system-wide basis, which means they include Company restaurants and franchise restaurants. Franchise sales represent sales at all franchise restaurants and are revenues to our franchisees. We do not record franchise sales as revenues. However, our royalty revenues are calculated based on a percentage of franchise sales. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview.”
(6)	Comparable sales growth refers to the change in restaurant sales in one period from the same period in the prior year for restaurants that have been open for thirteen months or longer.
(7)	Company restaurant margin is derived by subtracting Company restaurant expenses from Company restaurant revenues, and is typically analyzed as a percentage of Company restaurant revenues, a metric we refer to as Company restaurant margin percentage.

	Successor				Predecessor
				Transition Period
(In millions, except per share data)	Three months ended March 31,		2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009	Fiscal 2008	Fiscal 2007
	2012	2011
Non-GAAP Measures:
Adjusted net income(8)	$39.8	$27.6	$178.6	$10.0	$62.6	$191.4	$206.3	$191.2	$147.1
Adjusted net income per common share:
Basic	396.88	276.00	1,786.00	100.00	0.5	1.4	1.5	1.4	1.1
Diluted	394.26	276.00	1,786.00	100.00	0.5	1.4	1.5	1.4	1.1
Adjusted EBIT(9)	114.4	90.5	470.4	72.0	105.6	355.3	363.7	368.2	297.1
Adjusted EBITDA(10)	143.2	120.0	585.0	95.2	134.9	460.9	455.6	460.6	383.1
Adjusted EBITDA less capex(11)	$126.6	$110.3	$502.9	$66.8	$116.7	$310.6	$251.6	$282.4	$295.8

(8)	Adjusted net income is defined as earnings (net income or loss) adjusted to exclude specifically identified items that management believes do not directly reflect our core operations.
(9)	Adjusted EBIT is defined as earnings (net income or loss) before interest and taxes, further adjusted to exclude specifically identified items that management believes do not directly reflect our core operation.
(10)	Adjusted EBITDA is defined as earnings (net income or loss) before interest, taxes, depreciation and amortization, further adjusted to exclude specifically identified items that management believes do not directly reflect our core operations. We believe that EBITDA and Adjusted EBITDA improve the comparability of Predecessor and Successor results of operations because the application of acquisition accounting resulted in non-comparable depreciation and amortization for Predecessor and Successor. During the quarter ended December 31, 2011, we revised our measure of segment income from operating income to Adjusted EBITDA and have revised our historical segment information to conform to this presentation. Additionally, our presentation of Adjusted EBITDA is different than Adjusted EBITDA as defined in our debt agreements.
(11)	Adjusted EBITDA less capex is defined as Adjusted EBITDA less total capital expenditures. For further information on our total capital expenditures, see Note 20 to our audited Consolidated Financial Statements included in this prospectus.

Adjusted net income, Adjusted EBIT, Adjusted EBITDA and Adjusted EBITDA less capex (“non-GAAP measures”) are tools used by management to measure operating performance of the business. These tools are intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making, by removing the impact of certain items that management believes do not directly reflect our core operations.

These non-GAAP measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S., or U.S. GAAP. Use of the terms Adjusted net income, Adjusted EBIT, Adjusted EBITDA and Adjusted EBITDA less capex may differ from similar measures reported by other companies. Because of their limitations, none of these non-GAAP measures should be considered as a measure of discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

The following tables show a reconciliation of our net income (loss) to Adjusted net income (loss), Adjusted EBIT and Adjusted EBITDA, as well as our net income (loss) to EBITDA:

	Successor				Predecessor
				Transition Period
	Three months ended March 31,		2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009	Fiscal 2008	Fiscal 2007
(In millions)	2012	2011
Net income (loss)	$14.3	$(5.9)	$88.1	$(115.7)	$71.1	$186.8	$200.1	$189.6	$148.1
Income tax expense (benefit)	7.2	0.1	26.6	(28.2)	15.8	97.5	84.7	103.4	78.7

Income before income taxes	21.5	(5.8)	114.7	(143.9)	86.9	284.3	284.8	293.0	226.8
Adjustments:
Franchise agreement amortization(a)	5.2	5.5	21.8	4.4	1.9	6.1	6.2	3.2	2.8
Amortization of deferred financing costs and original issue discount on Senior Notes	3.5	3.4	14.5	1.9	0.6	2.1	1.9	—	—
Loss on early extinguishment of debt	3.5	19.6	21.1	—	—	—	—	—	—
Transaction costs(b)	—	0.8	3.7	94.9	—	—	—	—	—
Global restructuring and related professional fees(c)	—	12.2	46.5	67.2	—	—	—	—	—
Field optimization project(d)	—	—	10.6	—	—	—	—	—	—
Global portfolio realignment project(e)	3.7	—	7.6	—	—	—	—	—	—
Other operating (income) expense, net(f)	13.0	7.8	11.3	(8.7)	(3.6)	(0.7)	1.9	(0.6)	(4.4)
Agreement expenses(g)	7.0	—	—	—	—	—	—	—	—

Total adjustments	35.9	49.3	137.1	159.7	(1.1)	7.5	10.0	2.6	(1.6)

Adjusted income before taxes	57.4	43.5	251.8	15.8	85.8	291.8	294.8	295.6	225.2
Adjusted income tax expense(h)	17.6	15.9	73.2	5.8	23.2	100.4	88.5	104.4	78.1

Adjusted net income	39.8	27.6	178.6	10.0	62.6	191.4	206.3	191.2	147.1

Adjusted income tax expense(h)	17.6	15.9	73.2	5.8	23.2	100.4	88.5	104.4	78.1
Interest expense, net(i)	55.6	46.8	212.2	56.2	14.0	46.5	52.7	61.2	67.0
Share-based compensation and non-cash incentive compensation expense(j)	1.4	0.2	6.4	—	5.8	17.0	16.2	11.4	4.9

Adjusted EBIT	114.4	90.5	470.4	72.0	105.6	355.3	363.7	368.2	297.1

Depreciation and amortization(k)	28.8	29.5	114.6	23.2	29.3	105.6	91.9	92.4	86.0

Adjusted EBITDA	143.2	120.0	585.0	95.2	134.9	460.9	455.6	460.6	383.1

Capex	16.6	9.7	82.1	28.4	18.2	150.3	204.0	178.2	87.3

Adjusted EBITDA less capex	$126.6	$110.3	$502.9	$66.8	$116.7	$310.6	$251.6	$282.4	$295.8

Net income (loss)	$14.3	$(5.9)	$88.1	$(115.7)	$71.1	$186.8	$200.1	$189.6	$148.1
Interest expense, net	59.1	50.2	226.7	58.1	14.6	48.6	54.6	61.2	67.0
Loss on early extinguishment of debt	3.5	19.6	21.1	—	—	—	—	—	0.8
Income tax expense (benefit)	7.2	0.1	26.6	(28.2)	15.8	97.5	84.7	103.4	78.7
Depreciation and amortization	34.0	35.0	136.4	27.6	31.2	111.7	98.1	95.6	88.8

EBITDA	$118.1	$99.0	$498.9	$(58.2)	$132.7	$444.6	$437.5	$449.8	$383.4

(a)	Franchise agreement amortization related to changes in asset cost due to acquisition accounting.
(b)	Represents expenses incurred related to the 3G Acquisition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability—The 2010 Transactions” in this prospectus.
(c)	Represents severance benefits, other severance-related costs and related professional fees incurred in connection with our global restructuring efforts, the voluntary resignation severance program offered for a limited time to eligible employees based at our Miami headquarters and additional reductions in corporate and field positions in the U.S. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability—Global Restructuring and Related Professional Fees” in this prospectus.

(d)	Represents severance related costs, compensation costs for overlap staffing, travel expenses, consulting and training costs incurred in connection with our efforts to expand and enhance our U.S. field organization. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability—Field Optimization Project” in this prospectus.
(e)	Represents costs associated with an ongoing project to realign our global restaurant portfolio by refranchising our Company restaurants and establishing strategic partners and joint ventures to accelerate development. These costs primarily include severance related costs and professional service fees. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability—Global Portfolio Realignment Project” in this prospectus.
(f)	Represents income and expenses that are not directly derived from our primary business such as gains and losses on asset and business disposals, write-offs associated with restaurant closures, impairment charges, charges recorded in connection with acquisitions of franchise operations, gains and losses on currency transactions, gains and losses on foreign currency forward contracts and other miscellaneous items.
(g)	Represents professional fees and other transaction costs associated with the Agreement. Additionally, as a result of the increase in our equity value implied by the Agreement, we recorded $5.9 million of one-time share-based compensation expense related to share-based awards granted during the three months ended March 31, 2012.
(h)	Adjusted income tax expense represents actual income tax expense plus the tax effect of adjustments based on domestic effective tax rates for the respective periods.
(i)	Represents total interest expense less amortization of deferred financing costs on Senior Notes (as defined herein) included in the net income adjustments.
(j)	Represents share-based compensation expense associated with employee stock options, as well as the portion of annual non-cash incentive compensation that eligible employees elected to receive as common equity.
(k)	Represents total depreciation and amortization less amortization of franchise agreements included in Adjusted net income.

Quarterly Non-GAAP Data

The following tables show a reconciliation of our net income (loss) to Adjusted Net Income (loss), Adjusted EBIT and Adjusted EBITDA, as well as our net income (loss) to EBITDA for the periods indicated (tabular amounts in millions of dollars):

	Successor						Predecessor
	Three Months Ended
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	October 19 - December 31, 2010	October 1 - October 18, 2010	September 30, 2010	June 30, 2010	March 31, 2010
Adjusted net income
Net income (loss)	$14.3	$25.0	$38.8	$30.2	$(5.9)	$(115.7)	$7.7	$63.4	$49.0	$41.0
Income tax expense (benefit)	7.2	0.4	13.4	12.7	0.1	(28.2)	0.7	15.1	21.8	26.0

Income (loss) before income taxes	21.5	25.4	52.2	42.9	(5.8)	(143.9)	8.4	78.5	70.8	67.0
Adjustments:
Franchise agreement amortization	5.2	5.4	5.3	5.6	5.5	4.4	0.3	1.6	1.7	1.4
Amortization of deferred financing costs and original issue discount	3.5	4.0	3.6	3.5	3.4	1.9	0.1	0.5	0.5	0.6
Loss on early extinguishment of debt	3.5	1.5	—	—	19.6	—	—	—	—	—
Other operating (income) expense, net	13.0	1.5	(2.7)	4.7	7.8	(8.7)	1.7	(5.4)	(1.3)	(4.5)
Transaction costs	—	1.6	1.0	0.3	0.8	94.9	—	—	—	—
Global restructuring and related professional fees	—	13.8	10.5	10.0	12.2	67.2	—	—	—	—
Global portfolio realignment project	3.7	7.1	0.5	—	—	—	—	—	—	—
Field optimization project costs	—	3.4	5.5	1.7	—	—	—	—	—	—
Business Combination Agreement expenses	7.0	—	—	—	—	—	—	—	—	—

Total adjustments	35.9	38.3	23.7	25.8	49.3	159.7	2.1	(3.3)	0.9	(2.5)

Adjusted income before income taxes	57.4	63.7	75.9	68.7	43.5	15.8	10.5	75.2	71.7	64.5

Adjusted income tax expense	17.6	13.4	21.7	22.2	15.9	5.8	1.1	22.4	21.9	24.9

Adjusted net income	$39.8	$50.3	$54.2	$46.5	$27.6	$10.0	$9.4	$52.8	$49.9	$39.7

	Successor							Predecessor
	Three Months Ended
	March 31, 2012		December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	October 19 - December 31, 2010	October 1 - October 18, 2010	September 30, 2010	June 30, 2010	March 31, 2010
EBITDA and adjusted EBITDA
Net income (loss)	$14.3		$25.0	$38.8	$30.2	$(5.9)	$(115.7)	$7.7	$63.4	$49.0	$41.0
Interest expense, net	59.1		61.0	59.4	56.1	50.2	58.1	2.3	12.3	12	11.9
Loss on early extinguishment of debt	3.5		1.5	—	—	19.6	—	—	—	—	—
Income tax expense	7.2		0.4	13.4	12.7	0.1	(28.2)	0.7	15.1	21.8	26.0
Depreciation and amortization	34.0		33.3	34.3	33.8	35.0	27.6	5.6	25.6	31.7	27.7

EBITDA	118.1		121.2	145.9	132.8	99.0	(58.2)	16.3	116.4	114.5	106.6

Adjustments:
Share-based compensation and non-cash incentive compensation expense	1.4		5.5	0.3	0.4	0.2	—	0.7	5.0	4.0	4.3
Other operating (income) expense, net	13.0		1.5	(2.7)	4.7	7.8	(8.7)	1.7	(5.4)	(1.3)	(4.5)
Transaction costs	—		1.6	1.0	0.3	0.8	94.9	—	—	—	—
Global restructuring and related professional fees	—		13.8	10.5	10.0	12.2	67.2	—	—	—	—
Field optimization project costs	—		3.4	5.5	1.7	—	—	—	—	—	—
Global portfolio realignment project costs	3.7		7.1	0.5	—	—	—	—	—	—	—
Business Combination Agreement expenses	7.0		—	—	—	—	—	—	—	—	—

Total adjustments	25.1		32.9	15.1	17.1	21.0	153.4	2.4	(0.4)	2.7	(0.2)

Adjusted EBITDA	$ 143.2		$154.1	$161.0	$149.9	$120.0	$95.2	$18.7	$116.0	$117.2	$106.4

North America comparable sales	4.2%	(1)	(2.0)%	(0.3)%	(5.3)%	(6.0)%	N/A (2)	N/A	(4.2)%	(1.5)%	(6.1)%

(1)	Comparable sales growth was 2.8%, 6.9% and 3.1% for the months ending January 31, February 29, and March 31, 2012, respectively. February 2012 comparable sales reflect the benefit of an extra trading day due to leap year.
(2)	Comparables sales growth was (5.8)% for the quarter ending December 31, 2010.

Worldwide and Subsidiaries Restaurant Count

The following table presents information relating to the analysis of our restaurant count for the geographic areas and periods indicated.

	Successor				Predecessor
	March 31, 2012	December 31, 2011	March 31, 2011	December 31, 2010	June 30, 2010	December 31, 2009	June 30, 2009
Number of Company restaurants:
U.S. & Canada	934	939	981	984	987	1,029	1,043
EMEA	190	192	198	203	241	277	278
Latin America	97	97	97	96	97	94	92
APAC	64	67	63	61	62	22	16

Total Company restaurants	1,285	1,295	1,339	1,344	1,387	1,422	1,429

Number of franchise restaurants:
U.S. & Canada	6,554	6,561	6,565	6,566	6,562	6,516	6,491
EMEA	2,726	2,690	2,567	2,525	2,439	2,387	2,302
Latin America	1,131	1,125	1,053	1,044	1,041	1,011	986
APAC	838	841	777	772	745	742	717

Total franchise restaurants	11,249	11,217	10,962	10,907	10,787	10,656	10,496

Number of system-wide restaurants:
U.S. & Canada	7,488	7,500	7,546	7,550	7,549	7,545	7,534
EMEA	2,916	2,882	2,765	2,728	2,680	2,664	2,580
Latin America	1,228	1,222	1,150	1,140	1,138	1,105	1,078
APAC	902	908	840	833	807	764	733

Total system-wide restaurants	12,534	12,512	12,301	12,251	12,174	12,078	11,925

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On April 2, 2012, Justice formed the Company to serve as the holding company to effect the transactions contemplated by the Agreement. The following unaudited pro forma condensed consolidated financial statements reflect adjustments to the Company’s formation balance sheet, as well as to Worldwide’s historical financial position and earnings per share calculations in connection with the Agreement. The unaudited pro forma condensed consolidated balance sheet gives effect to the formation of the Company and to the Merger as if they occurred on March 31, 2012, Worldwide’s most recent balance sheet date. Pro forma share calculations give effect to the Merger as if it occurred on January 1, 2011, the beginning of Worldwide’s latest full fiscal year.

The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2012 has been derived from the application of pro forma adjustments to the Company’s formation balance sheet, as well as to the unaudited historical consolidated balance sheet of Worldwide, which is included elsewhere in this prospectus. The following unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2012 has been derived from the application of pro forma adjustments to the unaudited historical consolidated statement of operations of Worldwide, which is included elsewhere in this prospectus. The Company had no operations in the first three months of 2012. Only the unaudited pro forma condensed consolidated net income has been reflected in the unaudited pro forma condensed consolidated statement of operations for the year ended December, 31, 2011, as the Company had no operations in 2011, and no pro forma adjustments impact the audited historical consolidated statement of operations of Worldwide. The unaudited pro forma condensed consolidated financial information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Worldwide’s consolidated annual and interim financial statements and corresponding notes included elsewhere in this prospectus.

The pro forma adjustments are described in the accompanying notes and include the following:

•

The receipt of cash and cash equivalents of approximately $1,410 million by the Company from Justice in exchange for 90,056,999 shares of Common Stock of the Company and the assumption by the Company of substantially all of Justice’s liabilities.

•

Justice’s founders contributing to the Company their interests in Justice (other than Justice ordinary shares) in exchange for new interests in the Company (and the Company distributing to Justice for cancellation by Justice such contributed Justice interests).

•	Justice distributing all of the shares of Common Stock it holds in the Company to holders of Justice ordinary shares on a one-for-one basis

•	Justice’s founders contributing to the Company their new interests in the Company in exchange for 10,437,387 shares of Common Stock of the Company

•	Worldwide merging with and into Merger Sub LLC and, in exchange, Worldwide stockholders receiving cash of approximately $1,410 million and 249,414,069 shares of Common Stock of the Company.

•

Transaction costs, which are estimated and include attorney fees, accountant fees, investment banking fees, stock exchange listing fees, fees for preparing and distributing periodic filings with the SEC and other administrative costs and fees.

Pro forma adjustments to historical financial information are subject to assumptions described in the following notes. We believe that these assumptions and adjustments are reasonable and appropriate under the circumstances and are factually supported based on information currently available.

The unaudited pro forma condensed consolidated financial information reflects all adjustments that, in the opinion of the Company’s and Worldwide’s management, are necessary to present, for comparative and informational purposes only, the consolidated financial position of the Company as of March 31, 2012, as if the Company’s formation and the Merger had occurred as of such date, and the consolidated results of operations for the year ended December 31, 2011 and the three months ended March 31, 2012, as if the Merger had occurred on January 1, 2011. The unaudited pro forma condensed consolidated financial information is not intended to represent or be indicative of what our financial condition or results of operations would have been had the Company formation or the Merger occurred on the dates indicated. The unaudited pro forma condensed consolidated financial information also should not be considered representative of our future consolidated financial condition or consolidated results of operations.

JUSTICE DELAWARE HOLDCO INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

($ in millions, except share data)

March 31, 2012

	Justice Delaware HoldCo Inc. Formation		Pro forma Adjustments		Justice Delaware HoldCo Inc. Pre Merger	Worldwide and Subsidiaries Historical	Pro forma Adjustments		Pro forma Company
ASSETS
Current Assets:
Cash and cash equivalents	$—	(a)	$1,410.0	(b)	$1,410.0	$430.6	$(1,410.0	)(f)	$430.6
Trade and notes receivable, net	—		—		—	149.3	—		149.3
Prepaids and other current assets, net	—		—		—	95.0	—		95.0
Deferred income taxes, net	—		—		—	46.3	—		46.3

Total current assets	—		1,410.0		1,410.0	721.2	(1,410.0)		721.2
Property and equipment, net	—		—		—	1,005.2	—		1,005.2
Intangible assets, net	—		—		—	2,842.2	—		2,842.2
Goodwill	—		—		—	663.1	—		663.1
Net investment in property leased to franchisees	—		—		—	239.2	—		239.2
Other assets, net	—		—		—	109.4	—		109.4

Total assets	$—		$1,410.0		$1,410.0	$5,580.3	$(1,410.0)		$5,580.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$—		$—		$—	$89.7	$—		$89.7
Accrued advertising	—		—		—	96.3	—		96.3
Other accrued liabilities	—		—	(b)	—	224.1	18.9	(g)	243.0
Current portion of long term debt and capital leases	—		—		—	36.6	—		36.6

Total current liabilities	—		—		—	446.7	18.9		465.6
Term debt, net of current portion	—		—		—	2,963.4	—		2,963.4
Capital leases, net of current portion	—		—		—	119.4	—		119.4
Other liabilities, net	—		—		—	359.6	—		359.6
Deferred income taxes, net	—		—		—	578.0	—		578.0

Total liabilities	—		—		—	4,467.1	18.9		4,486.0

Stockholders’ equity:
Common stock, $0.01 par value	—	(a)	—	(b),(c),(d),(e)	—	—	—	(f)	—
Additional paid-in capital	—	(a)	1,410.0	(b)	1,410.0	1,202.8	(1,410.0	)(f)	1,202.8
Accumulated deficit	—		—		—	(13.3)	(18.9	)(g)	(32.2)
Accumulated other comprehensive loss	—		—		—	(76.3)	—		(76.3)

Total stockholders’ equity	—		1,410.0		1,410.0	1,113.2	1,428.9		1,094.3

Total liabilities and stockholders’ equity	$—		$1,410.0		$1,410.0	$5,580.3	$(1,410.0)		$5,580.3

JUSTICE DELAWARE HOLDCO INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

($ in millions, except share data)

Three months ended March 31, 2012

	Worldwide and Subsidiaries Historical	Pro forma Adjustments		Pro forma Company
Revenues:
Company restaurant revenues	$396.2			$396.2
Franchise and property revenues	173.7			173.7

Total revenues	569.9	—		569.9
Company restaurant expenses:
Food, paper and product costs	130.0			130.0
Payroll and employee benefits	119.5			119.5
Occupancy and other operating costs	104.5			104.5

Total Company restaurant expenses	354.0	—		354.0
Franchise and franchise property expenses	23.8			23.8
Selling, general and administrative expenses	95.0	(1.1	)(h)	93.9
Other operating expenses, net	13.0			13.0

Total operating costs and expenses	485.8	(1.1)		484.7

Income from operations	84.1	1.1		85.2

Interest expense, net	59.1			59.1
Loss on early extinguishment of debt	3.5			3.5

Income before income taxes	21.5	1.1		22.6
Income tax expense	7.2	0.4	(i)	7.6

Net income	$14.3	$0.7		$15.0

Earnings per share:
Basic	$143.35			$43.01	(j)
Diluted	$142.41			$41.31	(k)

Weighted average shares outstanding:
Basic	100,283			348,730	(j)
Diluted	100,949			363,151	(k)

JUSTICE DELAWARE HOLDCO INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

($ in millions, except share data)

2011

	Worldwide and Subsidiaries Historical	Pro forma Adjustments	Pro forma Company
Net income	$88.1	$—	$88.1

Earnings per share:
Basic	$880.37		$253.05	(l)
Diluted	$880.37		$245.61	(m)

Weighted average shares outstanding:
Basic	100,070		348,159	(l)
Diluted	100,070		358,695	(m)

JUSTICE DELAWARE HOLDCO INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2012, includes the following adjustments:

(a)	Justice Delaware Holdco Inc. was formed on April 2, 2012. The Company issued 1 share of its common stock, $0.01 par value, to Justice, its sole stockholder, in exchange for $1.

(b)	Pursuant to the Agreement, Justice will contribute all of its cash and cash equivalents to the Company, a newly-formed Delaware corporation, in exchange for 90,056,999 shares of Common Stock of the Company and the assumption by the Company of substantially all of Justice’s liabilities.

(c)	Justice’s founders will contribute to the Company all of their interests in Justice (other than Justice ordinary shares) in exchange for new interests in the Company (and the Company will distribute to Justice for cancellation by Justice such contributed Justice interests).

(d)	Justice will distribute all of the shares of Common Stock it holds to holders of Justice ordinary shares on a one-for-one basis.

(e)	Justice’s founders will contribute to the Company their new interests in the Company in exchange for 10,437,387 shares of Common Stock of the Company.

(f)	Worldwide will merge with and into Merger Sub LLC, a direct wholly-owned subsidiary of the Company, with Merger Sub LLC surviving the Merger as a wholly owned subsidiary of the Company and Merger Sub LLC becoming the indirect holding company for Holdings. Upon the effective date of the Merger, all shares of Worldwide common stock will be converted into cash and 249,414,069 shares of Common Stock of the Company.

(g)	Reflects an accrual for estimated transaction costs related to the Agreement of $20.0 million to be incurred, less $1.1 million accrued as of March 31, 2012. The impact of estimated transaction costs is not reflected in the pro forma condensed consolidated statement of operations as these costs are expected to be nonrecurring in nature, and were not incurred as of March 31, 2012.

The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2012 includes the following adjustments:

(h)	Reflects transaction costs of $1.1 million incurred as of March 31, 2012, related to the Agreement. The impact of transaction costs already incurred has not been reflected in the unaudited pro forma condensed consolidated statement of operations since these costs are expected to be nonrecurring in nature.

(i)	Reflects the tax impact of eliminating transaction costs related to the Agreement, based on the statutory rates in effect during the three months ended March 31, 2012.

(j)	Pro forma basic earnings per share, or “EPS,” and pro forma weighted-average basic shares outstanding are based on:

(i)	the number of Worldwide weighted-average shares outstanding for basic EPS for the three months ended March 31, 2012, adjusted for the distribution ratio of shares of the Company’s Common Stock for every share of Worldwide common stock outstanding, and

(ii)	the number of shares of the Company’s Common Stock to be issued to Justice and its founders as a result of the Agreement, but given effect as if this event had occurred on January 1, 2011.

(k)	Pro forma diluted earnings per share and pro forma weighted-average diluted shares outstanding give effect to the potential dilution from common shares related to equity awards granted to our key employees and members of the Board of Directors under Worldwide’s 2011 Omnibus Incentive Plan through March 31, 2012, adjusted for the distribution ratio of equity awards of the Company in exchange for equity awards of Worldwide.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2011 includes the following adjustments:

(l)	Pro forma basic earnings per share, or “EPS,” and pro forma weighted-average basic shares outstanding are based on:

(i)	the number of Worldwide weighted-average shares outstanding for basic EPS for the year ended December 31, 2011, adjusted for the distribution ratio of shares of the Company’s Common Stock for every share of Worldwide common stock outstanding, and

(ii)	the number of shares of the Company’s Common Stock to be issued to Justice and its founders as a result of the Agreement, but given effect as if this event had occurred on January 1, 2011.

(m)	Pro forma diluted earnings per share and pro forma weighted-average diluted shares outstanding give effect to the potential dilution from common shares related to equity awards granted to our key employees and members of the Board of Directors under Worldwide’s 2011 Omnibus Incentive Plan through December 31, 2011, adjusted for the distribution ratio of equity awards of the Company in exchange for equity awards of Worldwide.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF

OPERATIONS AND FINANCIAL CONDITION

You should read the following discussion together with “Selected Financial Data” and Worldwide’s Consolidated Financial Statements and the related notes thereto included in this prospectus. In addition to historical consolidated financial information, this discussion contains forward-looking statements that reflect Worldwide’s plans, estimates and beliefs. Actual results could differ from these expectations as a result of factors including those described under “Risk Factors” of this prospectus.

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our” or the “Successor” are to Worldwide and its subsidiaries, collectively, for all periods subsequent to the 3G Acquisition. All references in this section to the “Predecessor” refer to Holdings and its subsidiaries for all periods prior to the 3G Acquisition, which operated under a different ownership and capital structure. In addition, the 3G Acquisition was accounted for under the acquisition method of accounting, which resulted in purchase price allocations that affect the comparability of results of operations for periods before and after the 3G Acquisition.

All references to 2011 in this section are to our fiscal year ended December 31, 2011. References to fiscal 2010 and fiscal 2009 in this section are to our Predecessor’s fiscal years ended June 30, 2010, and 2009, respectively.

Operating results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for the fiscal year and our key business measures, as discussed below, may decrease for any future period.

Unless otherwise stated, comparable sales growth, average restaurant sales and sales growth are presented on a system-wide basis, which means that these measures include sales at both Company restaurants and franchise restaurants. Franchise sales represent sales at all franchise restaurants and are revenues to our franchisees. We do not record franchise sales as revenues; however, our franchise revenues include royalties based on franchise sales. System-wide results are driven primarily by our franchise restaurants, as approximately 90% of our current system-wide restaurants are franchised.

Overview

We operate in the fast food hamburger restaurant, or FFHR, category of the quick service restaurant, or QSR, segment of the restaurant industry. We are the second largest FFHR chain in the world as measured by number of restaurants. Our system of restaurants includes restaurants owned by us, as well as our franchisees. Our business is comprised of four operating segments: (1) the U.S. and Canada; (2) Europe, the Middle East and Africa, or EMEA; (3) Latin America and the Caribbean, or LAC; and (4) Asia Pacific, or APAC.

As of March 31, 2012, there were 12,534 Burger King restaurants system-wide. We operate 934 restaurants in the U.S. and Canada and 351 restaurants in EMEA, LAC and APAC, and our franchisees operate 6,554 restaurants in the U.S. and Canada and 4,695 restaurants in EMEA, LAC and APAC. Approximately 90% of our current restaurants are franchised and we have a higher percentage of franchise restaurants to Company restaurants than our major competitors in the FFHR category. We believe that our high percentage of franchise restaurants provides us with a strategic advantage because the capital required to grow and maintain our system is funded primarily by franchisees. In addition, our franchisees fund the majority of the advertising that supports the Brand by making advertising contributions. Our franchise dominated business model does, however, present a number of drawbacks and risks, such as our limited control over franchisees and limited ability to facilitate changes in restaurant ownership. In addition, our operating results are closely tied to the success of our franchisees, and we are dependent on franchisees to open new restaurants as part of our growth strategy.

In 2011, sales at Company restaurants comprised 70% of our revenues, with our remaining revenue comprised of revenues we derive from our franchise system, consisting primarily of royalties and franchise fees, as well as property income we derive from properties we lease or sublease to our franchisees. We expect the current mix of Company and franchise revenue to shift towards franchise revenue as we continue to implement our global portfolio realignment project described below.

We evaluate our restaurants and assess our business based on the following operating metrics and key financial measures:

•

Sales growth refers to the change in sales at all Company and franchise restaurants in one period from the same period in the prior year. We review sales growth as an operating metric to help identify and assess trends in restaurant sales for the Burger King system as a whole, without distortion from the effects of refranchised or acquired restaurants.

•	Comparable sales growth refers to the change in restaurant sales in one period from the same prior year period for restaurants that have been opened for thirteen months or longer.

•	Average restaurant sales refer to the total sales averaged over total store months for all Company and franchise restaurants open during that period.

•	Net restaurant growth (“NRG”) represents the opening of new restaurants during a stated period, net of closures.

•	Net refranchisings refer to sales of Company restaurants to franchisees, net of acquisitions of franchise restaurants by us.

Comparable sales and sales growth are measured on a constant currency basis, which means the results exclude the effect of foreign currency translation and are calculated by translating current year results at prior year exchange rates. We analyze certain key financial measures on a constant currency basis as this helps identify underlying business trends, without distortion from the effects of currency movements (“FX impact”).

In addition, we evaluate our Company restaurants and assess our total business based on the following key financials measures:

•

Company restaurant margin, or CRM, is derived by subtracting Company restaurant expenses from Company restaurant revenues for a stated period, and is typically analyzed as a percentage of Company restaurant revenues, a metric we refer to as Company restaurant margin %, or CRM %. Company restaurant expenses are comprised of food, paper and product costs, payroll and employee benefits (“labor” costs) and occupancy and other operating costs, which include rent and depreciation and amortization related to restaurant properties (“occupancy and other operating” costs). Food, paper and product costs vary with sales volume, while labor and occupancy costs are primarily fixed costs with variable components. We review the relationship between our Company restaurant expenses and Company restaurant revenues in the context of how those relationships affect CRM and CRM %.

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization adjusted to exclude specifically identified items that management believes do not directly reflect our core operations. These items include share-based compensation expense, other operating (income) expenses, net, and all other specifically identified costs associated with non-recurring projects. See “Profitability Measures and Non-GAAP Reconciliations”.

Recent Events and Factors Affecting Comparability

Business Combination Agreement and Plan of Merger

On April 3, 2012, we entered into the Agreement, by and among Justice, New Holdco, Merger Sub LLC and Worldwide. For further information about the transactions contemplated by the Agreement, please see “The

Transactions.” As a result of the increase in our equity value implied by the Agreement, we recorded $5.9 million of one-time share-based compensation expense related to share-based awards granted during the three months ended March 31, 2012. Additionally, we expect our annual share-based compensation expense to increase compared to 2011. We also expect to incur professional fees and other transaction costs associated with the Agreement in 2012.

The 2010 Transactions

The 3G Acquisition and related financing transactions (collectively referred to as the “2010 Transactions”) as described in Note 1 to the audited Consolidated Financial Statements included in this prospectus were accounted for using the acquisition method of accounting, or acquisition accounting, in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations. During the quarter ended December 31, 2011, we finalized our purchase price allocation on a retrospective basis as of the 3G Acquisition Date, with corresponding adjustments to our results of operations. Acquisition accounting resulted in certain items that affect the comparability of the results of operations between us and our Predecessor, including changes in asset carrying values (and related depreciation and amortization).

Additionally, our interest expense is significantly higher following the 2010 Transactions than experienced by our Predecessor in prior periods, primarily due to the higher principal amount of debt outstanding following the 2010 Transactions, as well as higher interest rates.

Change in Fiscal Year

On November 5, 2010, our board of directors approved a change in fiscal year end from June 30 to December 31. The change became effective at the end of the quarter ended December 31, 2010. All references to “fiscal”, unless otherwise noted, refer to the twelve-month fiscal year, which prior to July 1, 2010, ended on June 30.

Change in Presentation

Franchise bad debt expense and amortization of franchise agreements previously classified as selling, general and administrative expenses have been reclassified to franchise and property expenses for all periods presented. These reclassifications have no effect on previously reported net income (loss).

Global Restructuring and Related Professional Fees

In December 2010, we began the implementation of a global restructuring plan that resulted in work force reductions throughout our organization. In June 2011, we implemented a Voluntary Resignation Severance Program (“VRS Program”) offered for a limited time to eligible employees based at our Miami headquarters. In addition, other involuntary work force reductions were implemented during the second-half of 2011. As a result of the global restructuring plan, VRS Program and the additional workforce reductions, we incurred $46.5 million of severance benefits and other severance related costs in 2011. This restructuring plan was completed in 2011.

Field Optimization Project

During 2011 we initiated a project to significantly expand and enhance our U.S. field organization to better support our franchisees in an effort to drive sales, increase profits and improve restaurant operations (the “field optimization project”). As a result of the field optimization project, we incurred $10.6 million in 2011 of severance related costs, compensation costs for overlap staffing, travel expenses, consulting fees and training costs. This project was completed in 2011.

Global Portfolio Realignment Project

During 2011, we initiated a project to realign our global restaurant portfolio by refranchising our Company restaurants and establishing strategic partners and joint ventures to accelerate development. We believe that the acceleration of our refranchising strategy will (i) reduce capital expenditures, corporate overhead and our exposure to commodity cost pressures, (ii) increase royalty revenues, and (iii) allow management to focus on strategic issues such as Brand development, international expansion and marketing.

In May 2012, we sold 278 Company restaurants in the Ohio, Indiana, Kentucky, Pennsylvania, North Carolina, South Carolina and Virginia markets to Carrols LLC, our largest U.S. franchisee (“Carrols”). In connection with this transaction, Carrols has agreed to remodel 450 of its Burger King restaurants to our 20/20 restaurant image over the next three and a half years. On April 5, 2012, we sold 96 Company restaurants in the Daytona and Orlando markets to a franchisee who has agreed to remodel 66 of these restaurants within three years to our 20/20 restaurant image. In addition, in April we sold 30 Company-owned restaurants in the United Kingdom to a franchisee who agreed to remodel the restaurants within two years to our 20/20 restaurant image. We continue to aggressively pursue sale opportunities for our Company restaurants both domestically and internationally. As a result of the global portfolio realignment project, we incurred costs primarily related to severance and professional services and we expect to incur additional costs in 2012 as we continue to implement this strategy.

The table below summarizes the factors affecting comparability of results of operations for the three months ended March 31, 2012 compared to 2011 due to the Agreement expenses, global portfolio realignment project, global restructuring and related professional fees and Transactions costs.

	Three Months Ended March 31,
	2012	2011
	(In millions)
Selling, general and administrative expenses:
Transaction costs	$—	$0.8
Global restructuring and related professional fees	—	12.2
Global portfolio realignment project	3.7	—
Agreement expenses	7.0	—

Total impact on income from operations	$10.7	$13.0

The table below summarizes the factors affecting comparability of results of operations due to acquisition accounting, transaction costs, global restructuring and related professional fees, our field optimization project and the global portfolio realignment project.

	2011	October 19, 2010 to December 31, 2010
	(In millions)
Acquisition Accounting
Change in Revenues:
Lease straight-line adjustment	$(1.3)	$(0.1)
Amortization of direct financing leases	(3.2)	(0.2)
Amortization of favorable/unfavorable income leases	6.6	1.3

Total effect on franchise and property revenues	2.1	1.0
Change in food, paper & product costs:
Change in deferred income recognition	(1.0)	(0.2)

Total effect on food, paper & product costs	(1.0)	(0.2)
Change in occupancy and other operating costs:
Depreciation — Buildings, improvements, and equipment	(11.2)	(1.8)
Amortization of favorable/unfavorable leases	(3.4)	(0.6)

Total effect on occupancy and other operating costs	(14.6)	(2.4)
Change in selling, general and administrative expenses:
Depreciation — Software and furniture & fixtures	1.8	1.1

Total effect on selling, general and administrative expenses	1.8	1.1
Change in franchise and property expenses:
Lease straight-line adjustment	(0.7)	(0.1)
Depreciation of property leased or subleased to franchisees	(5.1)	(1.3)
Amortization of favorable/unfavorable leases	(4.5)	(0.9)
Amortization of franchise agreements	(15.7)	(3.1)

Total effect on franchise and property expenses	(26.0)	(5.4)
Total effect on income (loss) from operations	$(37.7)	$(5.9)

Total effect on Adjusted EBITDA(1)	$(3.0)	$(0.4)

Other Projects
Selling, general and administrative expenses:
Transaction costs	$(3.7)	$(94.9)
Global restructuring and related professional fees	(46.5)	(67.2)
Field optimization project	(10.6)	—
Global portfolio realignment project	(7.6)	—

Total effect of other project costs on income (loss) from operations	$(68.4)	$(162.1)

(1)	Represents lease straight-line adjustments and deferred income noted above.

Results of Operations for the Three Months Ended March 31, 2012 and 2011

Tabular amounts in millions of dollars unless noted otherwise.

The following table presents our results of operations for the three months ended March 31, 2012 and 2011:

	Results		Variance
	Three Months Ended March 31,		$	%
	2012	2011	Favorable / (Unfavorable)
Revenues:
Company restaurant revenues	$396.2	$392.5	$3.7	0.9%
Franchise and property revenues	173.7	159.5	14.2	8.9%

Total revenues	569.9	552.0	17.9	3.2%

Company restaurant expenses:
Food, paper and product costs	130.0	127.0	(3.0)	(2.4)%
Payroll and employee benefits	119.5	120.0	0.5	0.4%
Occupancy and other operating costs	104.5	109.7	5.2	4.7%

Total Company restaurant expenses	354.0	356.7	2.7	0.8%
Franchise and property expenses	23.8	23.1	(0.7)	(3.0)%
Selling, general and administrative expenses	95.0	100.4	5.4	5.4%
Other operating (income) expenses, net	13.0	7.8	(5.2)	(66.7)%

Total operating costs and expenses	485.8	488.0	2.2	0.5%

Income from operations	84.1	64.0	20.1	31.4%

Interest expense, net	59.1	50.2	(8.9)	(17.7)%
Loss on early extinguishment of debt	3.5	19.6	16.1	82.1%

Income (loss) before income taxes	21.5	(5.8)	27.3	NM
Income tax expense	7.2	0.1	(7.1)	NM

Net income (loss)	$14.3	$(5.9)	$20.2	NM

NM—Not Meaningful

FX Impact

	Three Months Ended March 31,
	2012	2011
	Favorable / (Unfavorable)
Consolidated revenues	$(6.1)	$3.2
Consolidated CRM	(0.5)	0.2
Consolidated SG&A	0.9	(0.3)
Consolidated income from operations	(1.2)	(1.0)
Consolidated net income (loss)	(1.0)	(1.1)
Consolidated adjusted EBITDA	(1.6)	(0.3)

Key Business Metrics

	Three Months Ended March 31,
	2012	2011
System-wide sales growth	6.5%	1.5%
Franchise sales (in constant currencies)(1)	$3,385.5	$3,155.1
Comparable sales growth
Company	6.1%	(3.6)%
Franchise	4.4%	(2.8)%
System	4.6%	(2.8)%
Average restaurant sales (in thousands)	$302.4	$293.7
NRG
Company	(5)	(2)
Franchise	27	51
System	22	49
Net Refranchisings	5	3
Restaurant counts at period end
Company	1,285	1,339
Franchise	11,249	10,962
System	12,534	12,301
CRM %	10.7%	9.1%

(1)	Franchise sales represent sales at all franchise restaurants and are revenues to our franchisees. We do not record franchise sales as revenues; however, our franchise revenues include royalties based on a percentage of franchise sales.

Company restaurants

Company restaurant revenues increased primarily due to Company comparable sales growth across all segments partially offset by unfavorable FX impact and the net refranchising of 47 Company restaurants during the trailing twelve-month period.

CRM % increased due to increases in CRM% in the U.S. and Canada and EMEA partially offset by decreases in LAC and APAC. The leveraging effect of Company comparable sales growth on our fixed labor and occupancy and other operating costs and benefits realized from improvements in labor scheduling were partially offset by higher commodity prices and unfavorable FX impact.

Franchise and Property

Franchise and property revenues increased primarily due to the impact of franchise comparable sales growth and franchise NRG of 240 restaurants during the trailing twelve-month period on royalties and contingent rents, an increase in initial franchise fees and an increase in renewal franchise fees due to the timing of renewals as a result of incentives provided to franchisees to accelerate restaurant remodels. These factors were partially offset by unfavorable FX impact.

Franchise and property expenses increased primarily due to new leases and subleases associated with additional restaurants leased or subleased to franchisees and an increase in bad debt expense driven by higher recoveries in the prior year. These factors were partially offset by favorable FX impact.

Selling, general and administrative expenses

Our selling, general and administrative expenses were comprised of the following:

	Three Months Ended March 31,		Variance
	2012	2011	$	%
Selling expenses	$16.7	$19.0	$(2.3)	(12.1)%

Management general and administrative expenses	61.8	64.3	(2.5)	(3.9)%
Share-based compensation	1.4	0.2	1.2	NM
Depreciation and amortization	4.4	3.9	0.5	12.8%
Transaction costs	—	0.8	0.8	NM %
Global restructuring and related professional fees	—	12.2	(12.2)	NM
Global portfolio realignment project	3.7	—	3.7	NM
Agreement expenses	7.0	—	7.0	NM

Total general and administrative expenses	78.3	81.4	(3.1)	(3.8)%

Selling, general and administrative expenses	$95.0	$100.4	$(5.4)	(5.4)%

NM—Not Meaningful

Selling expenses consist primarily of Company restaurant advertising fund contributions. Selling expenses decreased due to a reduction in advertising activity.

Management general and administrative expenses (“Management G&A”) are comprised primarily of salary and employee related costs for our non-restaurant employees, professional fees and general overhead for our corporate offices, including rent, maintenance and utilities, travel and meeting expenses, IT and technology costs and other general operating expenses. General and administrative expenses also include certain non-cash expenses, including share-based compensation, depreciation and amortization as well as separately managed expenses associated with unusual or non-recurring events, such as costs associated with our global portfolio realignment project. The decrease in Management G&A in the three months ended March 31, 2012 was driven primarily by a decrease in salary and fringe benefits.

The decrease in our total general and administrative expenses was driven primarily by decreases in Management G&A and global restructuring and related professional fees, partially offset by an increase in global portfolio realignment project costs and Agreement expenses.

Other operating income (expense), net

Our other operating income (expense), net was comprised of the following:

	Three Months Ended March 31,
	2012	2011
Net losses on disposal of assets, restaurant closures and refranchisings	$9.8	$0.8
Litigation settlements and reserves, net	0.4	0.4
Foreign exchange net losses	0.6	5.5
Loss from unconsolidated affiliates	1.2	0.4
Other, net	1.0	0.7

Other operating (income) expenses, net	$13.0	$7.8

During the three months ended March 31, 2012, we recorded losses of $8.2 million associated with long-lived assets for restaurants we classified as held for sale. See Notes 9 and 14 to the unaudited condensed consolidated financial statements included in this prospectus.

Interest expense, net

Interest expense, net decreased, reflecting the reduction in interest rates resulting from the February 2011 amendment to our Credit Agreement, as well as reduced borrowings as a result of principal pre-payments in 2012.

The weighted average interest rate for the three months ended March 31, 2012 on our long-term debt, including the Senior Notes, was 7.57%, which included the effect of interest rate caps.

The weighted average interest rate for the three months ended March 31, 2011 on our long-term debt, including the Senior Notes, was 7.47%, which included the effect of interest rate caps.

Loss on early extinguishment

We recorded a loss on early extinguishment of debt of $3.5 million for the three months ended March 31, 2012 related to prepayments of our Term Loan and repurchases of our Discount Notes. We recorded a loss on early extinguishment of debt of $19.6 million for the three months ended March 31, 2011, reflecting the write off of deferred financing costs and fees incurred in conjunction with the amendment of our credit facility as discussed in Note 6 to the accompanying unaudited condensed consolidated financial statements.

Income tax expense

Our effective tax rate was 33.5% for the three months ended March 31, 2012, as a result of the current mix of income from multiple tax jurisdictions and the impact of share-based compensation expense not deductible for tax purposes. Our effective tax rate was (1.7%) for the three months ended March 31, 2011, primarily as a result of the exclusion of the tax benefit of foreign ordinary losses not expected to be realized, the current mix of income from multiple tax jurisdictions and the resolution of state tax audits.

Profitability Measures and Non-GAAP Reconciliations

Tabular amounts in millions of dollars unless noted otherwise.

The table below contains information regarding EBITDA and Adjusted EBITDA, which are non-GAAP measures. EBITDA is defined as net income before depreciation and amortization, interest expense, net, loss on early extinguishment of debt and income tax expense. Adjusted EBITDA is defined as EBITDA excluding the impact of share-based compensation, other operating (income) expenses, net, and all other specifically identified costs associated with non-recurring projects, including Transaction costs, global restructuring and related professional fees, global portfolio realignment project costs and Agreement expenses. Adjusted EBITDA is used by management to measure operating performance of the business, excluding specifically identified items that management believes do not directly reflect our core operations, and represents our measure of segment income.

	Results		Variance
	Three Months Ended March 31,		$	%
	2012	2011	Favorable / (Unfavorable)
Segment income:
U.S. and Canada	$112.9	$102.8	$10.1	9.8%
EMEA	32.8	26.7	6.1	22.8%
LAC	15.9	15.2	0.7	4.6%
APAC	7.8	6.3	1.5	23.8%
Unallocated Management G&A	(26.2)	(31.0)	4.8	15.5%

Adjusted EBITDA	143.2	120.0	23.2	19.3%
Share-based compensation	1.4	0.2	(1.2)	NM
Transaction costs	—	0.8	0.8	NM
Global restructuring and related professional fees	—	12.2	12.2	NM
Global portfolio realignment project	3.7	—	(3.7)	NM
Agreement expenses	7.0	—	(7.0)	NM
Other operating (income) expenses, net	13.0	7.8	(5.2)	(66.7)%

EBITDA	118.1	99.0	19.1	19.3%
Depreciation and amortization	34.0	35.0	1.0	2.9%

Income from operations	84.1	64.0	20.1	31.4%
Interest expense, net	59.1	50.2	(8.9)	(17.7)%
Loss on early extinguishment of debt	3.5	19.6	16.1	82.1%
Income tax expense	7.2	0.1	(7.1)	NM

Net income (loss)	$14.3	$(5.9)	$20.2	NM

NM—Not meaningful

The increase in Adjusted EBITDA in the three months ended March 31, 2012 was primarily driven by increases in segment income in each of our four operating segments and reductions in Unallocated Management G&A. Unallocated Management G&A represents corporate support costs in areas such as facilities, finance, human resources, information technology, legal, marketing and supply chain management, which benefit all of our geographic segments and system-wide restaurants and are not allocated specifically to any of the geographic segments.

The increases in EBITDA and income from operations in the three months ended March 31, 2012 were driven primarily by the increase in Adjusted EBITDA and reductions in global restructuring and related professional fees. These factors were partially offset by an increase in global portfolio realignment project costs, Agreement expenses and other operating expenses, net.

Our net income increased in the three months ended March 31, 2012, primarily as a result of an increase in income from operations and a decrease in the loss we recorded on the early extinguishment of debt, partially offset by increases in interest expense and income tax expense.

Segment Information

U.S. and Canada

	Three Months Ended March		Variance
	2012	2011	Favorable / (Unfavorable)
Company:
Company restaurant revenues	$286.3	$282.6	1.3%
CRM	33.8	28.1	20.3%
CRM %	11.8%	9.9%	1.9%
Company restaurant expenses as a % of Company restaurant revenue:
Food and paper	33.1%	32.8%	(0.3)%
Payroll and benefits	31.1%	31.5%	0.4%
Depreciation and amortization	5.6%	5.9%	0.3%
Other occupancy and operating	18.4%	19.9%	1.5%

Franchise:
Franchise and property revenues	$100.3	$92.9	8.0%
Franchise and franchise property expenses	16.5	17.0	2.9%
Franchise sales (in constant currencies)	1,848.2	1,776.7	4.0%
Segment income	112.9	102.8	9.8%
Segment margin	29.2%	27.4%	1.8%

FX Impact

	Three Months Ended March
	2012	2011
	Favorable / (Unfavorable)
Segment revenues	$(0.5)	$2.0
Segment CRM	—	0.2
Segment income	(0.1)	0.2

Key Business Metrics

	Three Months Ended March
	2012	2011
	Favorable /(Unfavorable)
System-wide sales growth	3.7%	(5.1)%
Comparable sales growth
Company	6.0%	(6.0)%
Franchise	4.0%	(6.0)%
System	4.2%	(6.0)%
NRG
Company	(1)	(3)
Franchise	(11)	(1)
System	(12)	(4)
Net Refranchisings	4	—
Restaurant counts at period end
Company	934	981
Franchise	6,554	6,565
System	7,488	7,546

Company restaurants

Company restaurant revenues increased primarily due to the effects of Company comparable sales growth, partially offset by the net refranchising of 42 Company restaurants during the trailing twelve-month period and unfavorable FX impact in Canada.

CRM% increased primarily due to the leveraging effect of comparable sales growth on our fixed occupancy and other operating costs, decreases in repair and maintenance costs, decreases in controllable restaurant expenses due to increased emphasis on managing restaurant level costs and expenses, benefits realized from improvements in labor scheduling, and the benefits derived from strategic pricing initiatives and changes in product mix. These factors were partially offset by higher commodity prices.

Franchise and Property

Franchise and property revenues increased due to the impact of franchise comparable sales growth on royalties and contingent rents, the net refranchising of 42 Company restaurants during the trailing twelve-month period and an increase in renewal franchise fees due to the timing of renewals as a result of incentives provided to franchisees to accelerate restaurant remodels. FX impact was not significant.

Franchise and property expenses decreased primarily due to bad debt recoveries partially offset by additional restaurants leased or subleased to franchisees as a result of the net refranchising of Company restaurants during the trailing twelve-month period. FX impact was not significant.

Segment income and segment margin

Segment income and segment margin increased due to increases in CRM and net franchise and property income.

EMEA

	Three Months Ended March 31,		Variance
	2012	2011	Favorable (Unfavorable)
Company:
Company restaurant revenues	$77.6	$78.0	(0.5)%
CRM	6.4	5.2	23.1%
CRM %	8.2%	6.7%	1.5%
Company restaurant expenses as a % of Company restaurant revenue:
Food and paper	30.7%	29.7%	(1.0)%
Payroll and benefits	32.2%	33.7%	1.5%
Depreciation and amortization	3.6%	3.7%	0.1%
Other occupancy and operating	25.3%	26.2%	0.9%
Franchise:
Franchise and property revenues	$45.7	$43.1	6.0%
Franchise and franchise property expenses	6.1	6.8	10.3%
Franchise sales (in constant currencies)	896.0	797.6	12.3%
Segment income	32.8	26.7	22.8%
Segment margin	26.6%	22.0%	4.6%

FX Impact

	Three Months Ended March 31,
	2012	2011
	Favorable / (Unfavorable)
Segment revenues	$(4.8)	$(0.8)
Segment CRM	(0.3)	(0.1)
Segment income	(1.4)	(0.5)

Key Business Metrics

	Three Months Ended March 31,
	2012	2011
System-wide sales growth	10.6%	7.0%
Comparable sales growth
Company	7.6%	4.2%
Franchise	6.5%	1.3%
System	6.6%	1.5%
NRG
Company	(1)	(2)
Franchise	35	38
System	34	36
Net Refranchisings	1	3
Restaurant counts at period end
Company	190	198
Franchise	2,726	2,567
System	2,916	2,765

Company restaurants

Company restaurant revenues decreased primarily due to the net refranchising of five Company restaurants during the trailing twelve-month period and unfavorable FX impact. These factors were partially offset by the effects of Company comparable sales growth.

CRM % increased primarily as a result of the leveraging effect of Company comparable sales growth on our fixed labor and occupancy and other operating costs. These factors were partially offset by lower food margins driven by higher commodity prices across our major markets and a shift in product mix driven by promotions of lower margin menu items.

Franchise and Property

Franchise and property revenues increased due to net openings of 154 franchise restaurants during the trailing twelve-month period and franchise comparable sales growth. These factors were partially offset by decreased rental income from a reduction in the number of properties leased or subleased to franchisees and unfavorable FX impact.

Franchise and property expenses decreased due to decreased rent expense from a reduction in the number of properties leased or subleased to franchisees and favorable FX impact. These factors were partially offset by a decrease in bad debt expense driven by prior year recoveries.

Segment income and segment margin

Segment income and margin increased due to an increase in CRM and CRM%, an increase in net franchise and property income and a decrease in Management G&A.

LAC

	Three Months Ended March 31,		Variance
	2012	2011	Favorable (Unfavorable)
Company:
Company restaurant revenues	$14.7	$15.4	(4.5)%
CRM	2.2	2.6	(15.4)%
CRM %	15.0%	16.9%	(1.9)%
Company restaurant expenses as a % of Company restaurant revenue:
Food and paper	38.1%	37.0%	(1.1)%
Payroll and benefits	12.9%	12.3%	(0.6)%
Depreciation and amortization	10.2%	10.4%	0.2%
Other occupancy and operating	23.8%	23.4%	(0.4)%
Franchise:
Franchise and property revenues	$15.8	$13.8	14.5%
Franchise and franchise property expenses	0.2	(1.3)	115.4%
Franchise sales (in constant currencies)	315.8	272.2	16.0%
Segment income	15.9	15.2	4.6%
Segment margin	52.1%	52.1%	(0.0)%

FX Impact

	Three Months Ended March 31,
	2012	2011
	Favorable / (Unfavorable)
Segment revenues	$(1.1)	$0.8
Segment CRM	(0.2)	0.1
Segment income	(0.1)	0.1

Key Business Metrics

	Three Months Ended March 31,
	2012	2011
System-wide sales growth	15.3%	18.9%
Comparable sales growth
Company	3.1%	(4.3)%
Franchise	10.3%	4.5%
System	9.9%	4.0%
NRG
Company	—	1
Franchise	6	9
System	6	10
Net Refranchisings	—	—
Restaurant counts at period end
Company	97	97
Franchise	1,131	1,053
System	1,228	1,150

Company restaurants

Company restaurant revenues decreased primarily due to unfavorable FX impact, partially offset by Company comparable sales growth.

CRM % decreased primarily as a result of higher labor costs associated with food delivery and kiosks, higher commodity prices, unfavorable FX impact associated with certain commodities that are purchased in U.S. dollars, an increase in repair and maintenance costs and a shift in product mix driven by promotions of lower margin menu items. These factors were partially offset by the leveraging effect of comparable sales growth on our fixed occupancy and other operating costs.

Franchise and Property

Franchise and property revenues increased due to net openings of 78 franchise restaurants during the trailing twelve-month period and franchise comparable sales growth, partially offset by the collection and recognition of cumulative royalties previously deferred in the prior year. Franchise and property expenses increased due to an increase in bad debt driven by the recovery of previously reserved receivables in the prior year. FX impact was not significant.

Segment income and segment margin

Segment income increased due to an increase in net franchise and property income and a decrease in Management G&A partially offset by a decrease in CRM. Segment margin was flat.

APAC

	Three Months Ended March 31,		Variance
	2012	2011	Favorable (Unfavorable)
Company:
Company restaurant revenues	$17.6	$16.5	6.7%
CRM	(0.2)	(0.1)	100%
CRM %	(1.1)%	(0.6)%	(0.5)%
Company restaurant expenses as a % of Company restaurant revenue:
Food and paper	33.4%	33.3%	(0.1)%
Payroll and benefits	20.5%	17.6%	(2.9)%
Depreciation and amortization	7.4%	10.3%	2.9%
Other occupancy and operating	39.8%	39.4%	(0.4)%
Franchise:
Franchise and property revenues	$11.9	$9.7	22.7%
Franchise and franchise property expenses	1.0	0.6	(66.7)%
Franchise sales (in constant currencies)	325.4	308.6	5.4%
Segment income	7.8	6.3	23.8%
Segment margin	26.4%	24.0%	2.4%

FX Impact

	Three Months Ended March 31,
	2012	2011
	Favorable /(Unfavorable)
Segment revenues	$0.3	$1.2
Segment CRM	—	—
Segment income	—	(0.1)

Key Business Metrics

	Three Months Ended March 31,
	2012	2011
System-wide sales growth	5.4%	16.4%
Comparable sales growth
Company	3.7%	7.5%
Franchise	(3.1)%	1.8%
System	(2.8)%	2.0%
NRG
Company	(3)	2
Franchise	(3)	5
System	(6)	7
Net Refranchisings	—	—
Restaurant counts at period end
Company	64	63
Franchise	838	777
System	902	840

Company restaurants

Company restaurant revenues increased due to Company comparable sales growth and favorable FX impact.

CRM % decreased primarily as a result of statutory wage rate increases in both China and Singapore.

Franchise and Property

Franchise and property revenues increased due to royalties derived from the net openings of 61 franchise restaurants during the trailing twelve-month period and area development fees associated with a new agreement entered into during the three months ended March 31, 2012. This factor was partially offset by negative franchise comparable sales growth driven by challenging economic conditions in Australia which represents the largest franchise market in the segment. Franchise and property expenses increased due to an increase in bad debt expense.

Segment income and segment margin

Segment income and margin increased due to an increase in net franchise and property income, partially offset by a decrease in CRM and CRM% and an increase in Management G&A.

Results of Operations for Periods Noted Below

Tabular amounts in millions of dollars unless noted otherwise.

Consolidated

	Results				Variance
	Successor		Predecessor		2011 Compared to 2010	Six Months Ended December 31, 2010 Compared to Six Months Ended December 31, 2009
		Transition Period					Fiscal 2010 Compared to Fiscal 2009
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010
					Favorable / (Unfavorable)
Revenues:
Company restaurant revenues	$1,638.7	$331.7	$514.5	$1,839.3	(5.8)%	(10.5)%	(2.2)%
Franchise and property revenues	697.0	135.1	203.2	662.9	4.8%	0.6%	0.9%

Total revenues	2,335.7	466.8	717.7	2,502.2	(2.9)%	(7.6)%	(1.4)%
Company restaurant expenses:
Food, paper and product costs	524.7	102.8	162.6	585.0	4.7%	11.5%	3.1%
Payroll and employee benefits	481.2	98.3	154.2	568.7	9.2%	13.3%	2.3%
Occupancy and other operating costs	441.5	91.7	127.7	461.1	2.3%	4.0%	(0.7)%

Total Company restaurant expenses	1,447.4	292.8	444.5	1,614.8	5.6%	10.0%	1.8%
Franchise and property expenses	97.1	21.3	22.2	65.4	(26.9)%	(34.3)%	(1.7)%
Selling, general and administrative expenses	417.4	247.2	153.1	489.8	34.4%	(57.6)%	(0.3)%
Other operating (income) expenses, net	11.3	(8.7)	(3.6)	(0.7)	162.4%	NM	NM

Total operating costs and expenses	1,973.2	552.6	616.2	2,169.3	11.4%	(5.2)%	1.3%
Income (loss) from operations	362.5	(85.8)	101.5	332.9	104.3%	(90.8)%	(1.9)%
Interest expense, net	226.7	58.1	14.6	48.6	(134.7)%	(194.3)%	11.0%
Loss on early extinguishment of debt	21.1	—	—	—	NM	NM	NM

Income (loss) before income taxes	114.7	(143.9)	86.9	284.3	42.0%	(138.9)%	(0.2)%
Income tax expense (benefit)	26.6	(28.2)	15.8	97.5	24.9%	124.9%	(15.1)%

Net income (loss)	$88.1	$(115.7)	$71.1	$186.8	94.1%	(146.1)%	(6.6)%

NM—Not meaningful

FX Impact

	Successor	Successor	Predecessor	Predecessor
		Transition Period
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
	Favorable/(Unfavorable)
Consolidated revenues	$35.6	$(5.8)	$(11.5)	$17.4	$(95.8)
Consolidated CRM	2.6	(0.3)	(1.0)	1.2	(8.0)
Consolidated SG&A	(8.2)	3.6	3.1	(2.8)	15.2
Consolidated income (loss) from operations	5.3	1.0	(2.9)	(0.3)	(3.5)
Consolidated net income (loss)	5.7	—	(3.0)	(2.2)	(1.8)
Consolidated Adjusted EBITDA	4.5	0.2	(2.7)	1.4	(5.7)

Key Business Metrics

	2011	Six Months Ended December 31, 2010	Fiscal 2010	Fiscal 2009
Systemwide sales growth	1.7%	2.2%	2.1%	4.2%
Franchise sales (in constant currencies) (1)	$13,461.2	$6,854.8	$13,024.5	$13,117.7
Comparable sales growth
Company	0.1%	(3.8)%	(2.4)%	0.3%
Franchise	(0.6)%	(2.5)%	(2.3)%	1.4%
System	(0.5)%	(2.7)%	(2.3)%	1.2%
Average restaurant sales (in thousands)	$1,248.0	$622.0	$1,244.0	$1,259.0
NRG
Company	(4)	4	10	33
Franchise	265	169	239	327
System	261	173	239	360
Net Refranchising (trailing twelve months)	45	82	52	(36)
Restaurant counts at period end
Company	1,295	1,344	1,387	1,429
Franchise	11,217	10,907	10,787	10,496
System	12,512	12,251	12,174	11,925

(1)	Franchise sales represent sales at all franchise restaurants and are revenues to our franchisees. We do not record franchise sales as revenues; however, our franchise revenues include royalties based on a percentage of franchise sales.

2011 compared to 2010

Company restaurants

Company restaurant revenues decreased due to the net refranchising of 45 Company restaurants, primarily in the U.S. and Canada, partially offset by favorable FX impact across all segments.

CRM % decreased due to the effects of acquisition accounting, higher commodity prices in the U.S. and Canada and EMEA and a non-recurring $4.7 million favorable adjustment to our self insurance reserve in 2010. These factors were partially offset by improved labor margins due to benefits realized from improvements in variable labor controls and scheduling in our restaurants, as well as changes in U.S. restaurant compensation plans to more closely align incentive compensation with restaurant performance.

Franchise and property

Franchise and property revenues consist primarily of royalties earned on franchise sales, franchise fees and rents from real estate leased or subleased to franchisees. Franchise and property revenues increased primarily due to new leases and subleases associated with the refranchised restaurants, royalties derived from franchise NRG, favorable FX impact and the impact of acquisition accounting. These factors were partially offset by a decrease in renewal franchise fees due to the timing of renewals as a result of incentives provided to franchisees to accelerate restaurant remodels in the U.S and the impact of negative franchise comparable sales growth on royalties and contingent rents.

Franchise and property expenses increased primarily due to new leases and subleases associated with additional restaurants leased or subleased to franchisees as a result of the refranchising of Company restaurants, the impact of acquisition accounting, including a $15.7 million increase in franchise agreement amortization to $21.8 million, and unfavorable FX impact. These factors were partially offset by a decrease in bad debt expense.

Selling, general and administrative expenses

Our selling, general and administrative expenses were comprised of the following:

	Successor		Predecessor
		Transition Period
	2011	October 19, 2010 - December 31, 2010	July 1, 2010 - October 18, 2010	January 1, 2010 - June 30, 2010	Variance
Selling expenses	$78.2	$16.7	$25.3	$44.2	(9.3)%

Management general and administrative expenses	248.5	91.4	90.8	173.5	(30.1)%
Share-based compensation and non-cash incentive compensation expense	6.4	—	5.8	8.3	(54.6)%
Depreciation and amortization	15.9	2.8	5.4	9.8	(11.7)%
Transaction costs	3.7	94.9	—	—	(96.1)%
Global restructuring and related professional fees	46.5	67.2	—	—	(30.8)%
Field optimization project costs	10.6	—	—	—	NM
Global portfolio realignment project	7.6	—	—	—	NM

Total general and administrative expenses	339.2	256.3	102.0	191.6	(38.3)%

Selling, general and administrative expenses	$417.4	$273.0	$127.3	$235.8	(34.4)%

NM—Not Meaningful

Selling expenses consist primarily of Company restaurant advertising fund contributions. Selling expenses as a percentage of Company restaurant revenues were flat in comparison to the prior year.

The decrease in Management G&A in 2011 was driven by a decrease in salary and fringe benefits and a decrease in professional fees, which are directly attributable to the benefits derived from our global restructuring and implementation of a Zero Based Budgeting (“ZBB”) program.

The decrease in our total general and administrative expenses was driven by the decreases in Management G&A, transaction costs, global restructuring and related professional fees and share-based compensation, as well as a decrease in depreciation and amortization resulting from acquisition accounting. These factors were partially offset by costs incurred in connection with our global portfolio realignment project and field optimization project.

Other operating income (expense), net

Our other operating income (expense), net was comprised of the following:

	Successor		Predecessor
		Transition Period
	2011	October 19, 2010 - December 31, 2010	July 1, 2010 - October 18, 2010	January 1, 2010 - June 30, 2010
Net (gains) losses on disposal of assets, restaurant closures and refranchising	$6.2	$5.8	$(3.2)	$(3.4)
Litigation settlements and reserves, net	1.3	5.3	1.5	(0.9)
Foreign exchange net (gains) losses	(4.6)	(21.4)	(1.4)	(4.4)
Loss from unconsolidated affiliates	1.2	0.3	0.5	0.1
Other, net	7.2	1.3	(1.0)	2.8

Other operating (income) expenses, net	$11.3	$(8.7)	$(3.6)	$(5.8)

Interest expense, net

Interest expense, net, increased, reflecting an increase in borrowings due to the 2010 Transactions, higher interest rates, and amortization of original issue discount incurred in connection with the Discount Notes.

The weighted average interest rate for 2011 on our long-term debt, including the Senior Notes and Discount Notes, was 7.50%, which included the effect of interest rate caps.

The weighted average interest rate for 2010 on our long-term debt, including the Senior Notes, was 6.01%, which included a $13.5 million bridge loan fee related to the 2010 Transactions, the effect of interest rate swaps of our Predecessor debt and interest rate caps on our Successor debt.

Loss on early extinguishment

We recorded a loss on early extinguishment of debt of $21.1 million reflecting the write off of deferred financing costs and original issue discount and fees incurred in connection with the amendment of our credit facility in February 2011 and the early extinguishment of debt in the fourth quarter of 2011 relating to prepayments of our Term Loan and repurchases of our Senior Notes and Discount Notes.

Income tax expense

Our effective tax rate was 23.2% in 2011 compared to 45.5% in 2010 as a result of the current mix of income from multiple tax jurisdictions and the 2010 Transactions.

Transition Period compared to the six months ended December 31, 2009

Company restaurants

Company restaurant revenues decreased due to the net refranchising of 82 Company restaurants during the trailing 12-month period, principally in EMEA and the U.S. and Canada, partially offset by acquisitions in APAC. Additionally, Company restaurant revenues decreased due to negative Company comparable sales growth in three of our four segments and unfavorable FX impact. These factors were partially offset by Company NRG.

CRM % decreased due to sales deleverage on our fixed payroll and employee benefits, and occupancy and other operating costs driven by negative Company comparable sales growth and the impact of acquisition accounting. These factors were partially offset by improvements in variable labor controls and scheduling in our U.S. restaurants, improved labor efficiencies in APAC and the U.K, the benefits realized from strategic pricing initiatives in the U.S. and Canada, a non-recurring $4.7 million favorable adjustment to our self-insurance reserve in the U.S. and Canada and changes in product mix in LAC.

Franchise and property

The increase in franchise and property revenues was driven by royalties derived from franchise NRG, a higher effective royalty rate in EMEA and the impact of acquisition accounting adjustments. These factors were partially offset by the impact of negative franchise comparable sales growth on royalties and contingent rents, unfavorable FX impact, a reduction in initial franchise fees and the net effect of changes to our portfolio of properties leased to franchisees.

Franchise and property expenses increased primarily due to rent expense associated with the net refranchising of 82 Company restaurants and franchise NRG, an increase in bad debt expense and the impact of acquisition accounting, including a $3.1 million increase in franchise agreement amortization to $6.3 million. These factors were partially offset by favorable FX impact in EMEA.

Selling, general and administrative expenses

	Successor	Predecessor
	Transition Period
	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Six Months Ended December 31, 2009	Variance
Selling expenses	$16.7	$25.3	$47.1	(10.8)%

Management general and administrative expenses	91.4	90.8	188.9	(3.5)%
Share-based compensation and non-cash incentive compensation expense	—	5.8	8.7	(33.3)%
Depreciation and amortization	2.8	5.4	9.3	(11.8)%
Transaction costs	94.9	—	—	NM
Global restructuring and related professional fees	67.2	—	—	NM

Total general and administrative expenses	256.3	102.0	206.9	73.2%

Selling, general and administrative expenses	$273.0	$127.3	$254.0	57.6%

Selling expenses decreased due to the net refranchising of Company restaurants and a decrease in discretionary local marketing expenditures, partially offset by favorable FX impact.

The decrease in Management G&A was driven by a 19% decrease in travel and meeting costs and a 10% decrease in office operating expenses, partially offset by an increase in a sales tax reserve.

The increase in our total general and administrative expenses was primarily due to transaction costs and global restructuring and related professional fees. These factors were partially offset by a decrease in Management G&A.

Other operating income (expense), net

Our other operating income (expense), net was comprised of the following:

	Successor	Predecessor
	Transition Period
	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Six Months Ended December 31, 2009
Net losses on disposal of assets, restaurant closures and refranchising	$5.8	$(3.2)	$1.0
Litigation settlements and reserves, net	5.3	1.5	0.7
Foreign exchange net (gains) losses	(21.4)	(1.4)	1.1
Loss from unconsolidated affiliates	0.3	0.5	—
Other, net	1.3	(1.0)	2.3

Other operating (income) expenses, net	$(8.7)	$(3.6)	$5.1

Interest expense, net and loss on early extinguishment of debt

Interest expense, net increased due to a $13.5 million bridge loan fee related to the 2010 Transactions and an increase in borrowings and interest rates. The weighted average interest rate for the period October 19, 2010 to December 31, 2010, related to the $1,510.0 million tranche was 6.82% and related to the €250.0 million tranche was 7.11% under the Term Loan Facility (as defined below), which included the effect of interest rate caps on 100% of our term debt. The weighted average interest rate for the period July 1, 2010 to October 18, 2010 was 4.4% which included the impact of interest rate swaps on an average of 77% of our term debt.

Income tax expense

Our effective tax rate was (21.8%) in the Transition Period compared to 33.9% for the six months ended December 31, 2009 as a result of the current mix of income from multiple tax jurisdictions and the 2010 Transactions.

Fiscal 2010 compared to Fiscal 2009

Company restaurants

Company restaurant revenues decreased due to the net refranchising of 52 Company restaurants and the effects of negative Company comparable sales growth. These factors were partially offset by favorable FX impact and Company NRG.

CRM % decreased due to sales deleverage of our fixed payroll and employee benefits and occupancy and other operating costs driven by negative Company comparable sales growth and an increase in depreciation resulting from an increase in depreciable assets and strategic restaurant initiatives, such as our reimaging program and our new POS system. These factors were partially offset by favorable adjustments to our self-insurance reserve in the U.S., net decreases in commodity costs in the U.S. and Canada and strategic pricing initiatives.

Franchise and property

The increase in franchise and property revenues was driven by favorable FX impact, royalties derived from positive franchise NRG and a higher effective royalty rate in the U.S. and LAC. These factors were partially offset by the impact of negative franchise comparable sales growth on royalties and contingent rents. Franchise and property expenses increased primarily as a result of additional restaurants leased or subleased to franchisees due to the net refranchising of Company restaurants and franchise NRG.

Selling, general and administrative expenses

Our selling, general and administrative expenses were comprised of the following:

	Predecessor
	Fiscal 2010	Fiscal 2009	Variance
Selling expenses	$91.3	$93.3	(2.1)%

Management G&A expenses	362.3	362.1	0.1%
Share-based compensation and non-cash incentive compensation expense	17.0	16.2	4.9%
Depreciation and amortization	19.2	16.5	16.4%

Total general and administrative expenses	398.5	394.8	0.9%

Selling, general and administrative expenses	$489.8	$488.1	0.3%

Selling expenses as a percentage of Company restaurant revenues were flat in comparison to the prior year.

Other operating income (expense), net

Our other operating income (expense), net was comprised of the following:

	Predecessor
	Fiscal 2010	Fiscal 2009
Net (gains) on disposal of assets, restaurant closures and refranchising	$(2.4)	$(8.5)
Litigation settlements and reserves, net	(0.2)	0.2
Foreign exchange net (gains) losses	(3.3)	8.4
Loss (income) from unconsolidated affiliates	0.1	(0.4)
Other, net	5.1	2.2

Other operating (income) expenses, net	$(0.7)	$1.9

Interest expense, net

Interest expense, net, decreased due to a net decrease in borrowings and interest rates during the period. The weighted average interest rate for Fiscal 2010 was 4.7%, which included the effect of interest rate swaps on an average of 73% of our term debt. The weighted average interest rate Fiscal 2009 was 5.1%, which included the effect of interest rate swaps on an average of 71% of our term debt.

Income tax expense

Our effective tax rate was 34.3% in Fiscal 2010 compared to 29.7% in Fiscal 2009 primarily due to the resolution of certain federal and state audits and realized tax benefits from the dissolution of dormant foreign entities.

Profitability Measures and Non-GAAP Reconciliations

Tabular amounts in millions of dollars unless noted otherwise.

The table below contains information regarding EBITDA and Adjusted EBITDA, which are non-GAAP measures. EBITDA is defined as net income before depreciation and amortization, interest expense, net, loss on early extinguishment of debt and income tax expense. Adjusted EBITDA is defined as EBITDA excluding the impact of share-based compensation, other operating (income) expenses, net, and all other specifically identified costs associated with non-recurring projects, including Transaction costs, global restructuring and related professional fees, global portfolio realignment project costs and Agreement expenses. Adjusted EBITDA is used by management to measure operating performance of the business, excluding specifically identified items that management believes do not directly reflect our core operations, and represents our measure of segment income.

	Results				Variance
	Successor		Predecessor		2011 Compared to 2010	Six Months Ended December 31, 2010 Compared to Six Months Ended December 31, 2009	Fiscal 2010 Compared to Fiscal 2009
		Transition Period
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010
					Favorable / (Unfavorable)
Segment income:
U.S. and Canada	$449.5	$77.2	$145.0	$450.5	1.6%	(3.8)%	1.8%
EMEA	146.0	20.1	30.8	85.3	66.9%	5.4%	0.7%
Latin America	63.9	9.5	12.3	43.4	45.9%	3.3%	0.0%
APAC	26.7	4.9	7.1	18.3	24.2%	36.4%	46.4%

Total	686.1	111.7	195.2	597.5	15.3%	(0.7)%	2.4%
Unallocated Management G&A	(101.1)	(16.5)	(60.3)	(136.6)	(28.7)%	7.1%	7.0%

Adjusted EBITDA	585.0	95.2	134.9	460.9	29.0%	(3.1)%	1.2%
Share-based compensation and non-cash incentive compensation expense	6.4	—	5.8	17.0	54.6%	33.3%	(4.9)%
Transaction costs	3.7	94.9	—	—	96.1%	NM	NM
Global restructuring and related professional fees	46.5	67.2	—	—	30.8%	NM	NM
Field optimization project costs	10.6	—	—	—	NM	NM	NM
Global portfolio realignment project	7.6	—	—	—	NM	NM	NM
Other operating (income) expenses, net	11.3	(8.7)	(3.6)	(0.7)	NM	NM	NM

EBITDA	498.9	(58.2)	132.7	444.6
Depreciation and amortization	136.4	27.6	31.2	111.7	(15.5)%	(12.2)%	(13.9)%
Income (loss) from operations	362.5	(85.8)	101.5	332.9	104.3%	(90.8)%	(1.9)%
Interest expense, net	226.7	58.1	14.6	48.6	(134.7)%	(194.3)%	11.0%
Loss on early extinguishment of debt	21.1	—	—	—	NM	NM	NM
Income tax expense (benefit)	26.6	(28.2)	15.8	97.5	24.9%	124.9%	(15.1)%

Net income (loss)	$88.1	$(115.7)	$71.1	$186.8	94.1%	(146.1)%	(6.6)%

During the quarter ended December 31, 2011, we revised our measure of segment income from operating income to Adjusted EBITDA and have revised our historical segment information to conform to this presentation. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude specifically identified items that management believes do not directly reflect our core operations and assists management in comparing segment performance by removing the impact of certain items that management believes do not reflect our core operations (see Note 20 to our audited Consolidated Financial Statements included in this prospectus).

2011 compared to 2010

The increase in Adjusted EBITDA in 2011 was driven primarily by reductions in Unallocated Management G&A and increases in segment income in each of our four operating segments.

The increase in income from operations in 2011 was driven by the increase in consolidated Adjusted EBITDA and reductions in share-based compensation expense, transaction costs and global restructuring and related professional fees. These factors were partially offset by an increase in depreciation and amortization, primarily as a result of acquisition accounting, as well as field optimization project costs, global portfolio realignment project costs and a decrease in other income, net.

Our net income increased in 2011 primarily as a result of an increase in income from operations and a decrease in income tax expense, partially offset by an increase in interest expense and the loss we recorded on the early extinguishment of debt.

Transition Period compared to the six months ended December 31, 2009

Consolidated Adjusted EBITDA decreased primarily due to an increase in Unallocated Management G&A and a decrease in segment income in the U.S. and Canada, partially offset by increases in segment income for EMEA, LAC and APAC.

The decrease in income from operations was driven by transaction costs and the costs of our global restructuring project, an increase in depreciation and amortization, primarily as a result of acquisition accounting, and a decrease in consolidated Adjusted EBITDA. These factors were partially offset by an increase in other (income) expense, net and a decrease in share-based compensation expense.

Our net income decreased primarily as a result of an increase in interest expense following the 2010 Transactions and a decrease in income from operations, partially offset by a decrease in income tax expense.

Fiscal 2010 compared to Fiscal 2009

The increase in consolidated Adjusted EBITDA in Fiscal 2010 was driven primarily by increases in segment income in the U.S. and Canada, EMEA and APAC, partially offset by an increase in Unallocated Management G&A.

The decrease in income from operations in Fiscal 2010 was driven by an increase in depreciation and amortization and an increase in share-based compensation expense. These factors were partially offset by an increase in consolidated Adjusted EBITDA and other operating income, net.

Our net income decreased in Fiscal 2010 primarily as a result of a decrease in income from operations, and an increase in income tax expense, partially offset by a decrease in interest expense, net.

Segment Information

U.S. and Canada

Tabular amounts in millions of dollars unless noted otherwise.

	Successor		Predecessor		Variance
		Transition Period				Six Months Ended December 31, 2010 Compared to Six Months Ended December 31, 2009	Fiscal 2010 Compared to Fiscal 2009
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	2011 Compared to 2010
					Favorable/(Unfavorable)
Company:
Company restaurant revenues	$1,172.0	$237.0	$362.1	$1,289.5	(4.8)%	(8.8)%	(3.2)%
CRM	142.2	31.4	50.7	170.5	(11.2)%	(11.5)%	0.2%
CRM %	12.1%	13.2%	14.0%	13.2%	(1.0)%	(0.4)%	0.4%
Company restaurant expenses as a % of Company restaurant revenue:
Food and paper	32.3%	30.9%	32.2%	32.5%	(0.1)%	0.8%	0.5%
Payroll and benefits	30.4%	30.7%	30.9%	31.1%	0.6%	0.1%	0.0%
Depreciation and amortization	5.7%	5.3%	4.7%	4.9%	(0.6)%	(0.5)%	(0.8)%
Other occupancy and operating	19.5%	19.9%	18.1%	18.3%	(0.9)%	(0.8)%	0.7%
Franchise:
Franchise and property revenues	$397.1	$78.5	$121.1	$405.7	(1.0)%	(2.3)%	(1.3)%
Franchise and franchise property expenses	69.9	14.6	13.5	42.2	(38.7)%	(40.5)%	(11.6)%
Segment income	449.5	77.2	145.0	450.5	1.6%	(3.8)%	1.8%
Segment margin	28.6%	24.5%	30.0%	26.6%	1.5%	1.0%	1.2%

FX Impact

	Successor		Predecessor
		Transition Period
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
	Favorable/(Unfavorable)
Segment revenues	$6.4	$1.3	$2.3	$12.9	$(22.0)
Segment CRM	0.6	0.1	0.2	1.1	(1.2)
Segment income	(1.3)	—	0.2	0.8	(0.6)

Key Business Metrics

	Successor	Six Months Ended December 31, 2010	Predecessor
	2011		Fiscal 2010	Fiscal 2009
Systemwide sales growth	(3.3)%	(4.4)%	(3.1)%	1.2%
Comparable sales growth
Company	(1.9)%	(4.9)%	(2.4)%	0.5%
Franchise	(3.6)%	(5.0)%	(4.1)%	0.4%
System	(3.4)%	(5.0)%	(3.9)%	0.4%
NRG
Company	(7)	(1)	(5)	17
Franchise	(43)	6	20	5
System	(50)	5	15	22
Net Refranchising (trailing twelve months)	38	44	51	(73)
Restaurant counts at period end
Company	939	984	987	1,043
Franchise	6,561	6,566	6,562	6,491
System	7,500	7,550	7,549	7,534

2011 compared to 2010

Company restaurants

Company restaurant revenues decreased primarily due to the net refranchising of 38 Company restaurants and the effects of negative Company comparable sales growth. These factors were partially offset by favorable FX impact in Canada.

CRM% decreased primarily due to the impact of sales deleverage on our fixed occupancy and other operating costs, the impact of acquisition accounting, other operating costs to implement new initiatives at our Company restaurants and lower food margins driven by higher commodity prices in the U.S. In addition, CRM% decreased due to a non-recurring $4.7 million favorable adjustment to the self insurance reserve in the U.S. and Canada in 2010. These factors were partially offset by changes in restaurant compensation plans to more closely align incentive compensation with restaurant performance, benefits realized from improvements in variable labor controls and scheduling in our restaurants and benefits derived from strategic pricing initiatives.

Franchise and property

Franchise and property revenues decreased due to the impact of negative franchise comparable sales growth on royalties and contingent rents and a decrease in renewal franchise fees due to the timing of renewals as a result of incentives provided to franchisees to accelerate restaurant remodels. These factors were partially offset by favorable FX impact in Canada and the impact of acquisition accounting adjustments.

Franchise and property expenses increased primarily due to additional restaurants leased or subleased to franchisees as a result of the net refranchising of Company restaurants, the impact of acquisition accounting, including a $5.2 million increase in franchise agreement amortization to $11.0 million and an increase in bad debt expense.

Segment income and segment margin

Segment income and margin increased due to a decrease in Management G&A partially offset by a decrease in Company restaurant margin and net franchise and property income.

Transition Period compared to the six months ended December 31, 2009

Company restaurants

Company restaurant revenues decreased due to the net refranchising of 44 Company restaurants and the effects of negative Company comparable sales growth. These factors were partially offset by favorable FX impact in Canada.

CRM % decreased primarily due to the impact of sales deleverage on our fixed labor and occupancy and other operating costs, the impact of acquisition accounting, higher commodity prices in the U.S. and an increase in the hourly wage rate in Canada. These factors were partially offset by the successful launch of higher priced premium products and discontinued value promotions, such as the 1/4 lb. Double Cheeseburger. Additional offsets include benefits realized from improvements in variable labor controls and scheduling in our U.S. restaurants and a favorable adjustment to the self insurance reserve as a result of favorable developments in our claim trends and to adjust our incurred but not reported confidence level.

Franchise and property

Franchise and property revenues decreased due to the impact of negative franchise comparable sales growth on royalties and contingent rents and a reduction in initial and renewal franchise fees. These factors were partially offset by acquisition accounting.

Franchise and property expenses increased primarily as a result of additional restaurants leased or subleased to franchisees due to the net refranchising of Company restaurants, the impact of acquisition accounting, including a $1.1 million increase in franchise agreement amortization to $3.9 million, and an increase in bad debt expense.

FX impact was not significant to franchise and property revenues/expenses.

Segment income and segment margin

Segment income and margin increased due to a decrease in Management G&A partially offset by a decrease in Company restaurant margin and net franchise and property income.

Fiscal 2010 compared to Fiscal 2009

Company restaurants

Company restaurant revenues decreased due to the net refranchising of 51 Company restaurants and the effects of negative Company comparable sales growth. These factors were partially offset by favorable FX impact in Canada.

CRM % increased primarily due to decreases in commodity costs, strategic pricing initiatives, improvements in variable labor controls and favorable adjustments to our self-insurance reserve. These factors were partially offset by the unfavorable impact of sales deleverage on our fixed labor and occupancy costs as a result of negative Company comparable sales growth and additional depreciation expense associated with strategic initiatives.

Franchise and property

Franchise and property revenues decreased due to negative franchise comparable sales growth and a reduction in renewal franchise fees due to fewer franchise agreement expirations and temporary extensions of expired franchise agreements in the U.S. These factors were partially offset by the net refranchising of Company restaurants and an increase in the effective royalty rate in the U.S. FX impact was not significant in the segment.

Franchise and property expenses increased due to the net effect of changes to our property portfolio as a result of the net refranchising of Company restaurants and positive franchise NRG.

Segment income and segment margin

Segment income and margin increased due to an increase in CRM partially offset by a decrease in net franchise and property income and increases in Management G&A.

EMEA

Tabular amounts in millions of dollars unless noted otherwise.

	Successor		Predecessor		Variance
		Transition Period				Six Months Ended December 31, 2010 Compared to Six Months Ended December 31, 2009
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	2011 Compared to 2010		Fiscal 2010 Compared to Fiscal 2009
					Favorable/(Unfavorable)
Company:
Company restaurant revenues	$330.7	$68.1	$113.8	$461.3	(15.3)%	(28.0)%	(4.1)%
CRM	35.5	6.9	14.6	45.3	(3.0)%	(28.8)%	(22.0)%
CRM %	10.7%	10.1%	12.8%	9.8%	1.4%	(0.1)%	(2.3)%
Company restaurant expenses as a % of Company restaurant revenue:
Food and paper	29.4%	28.9%	28.1%	28.4%	(1.1)%	0.2%	0.1%
Payroll and benefits	31.4%	31.7%	32.3%	33.6%	2.1%	0.6%	(0.7)%
Depreciation and amortization	3.5%	3.6%	2.6%	2.8%	(0.3)%	(0.6)%	(0.4)%
Other occupancy and operating	25.0%	25.7%	24.1%	25.4%	0.7%	(0.3)%	(1.3)%
Franchise:
Franchise and property revenues	$194.9	$36.7	$55.2	$174.1	11.6%	0.8%	2.7%
Franchise and franchise property expenses	25.9	6.5	7.0	23.0	(7.0)%	(9.8)%	11.5%
Segment income	146.0	20.1	30.8	85.3	66.9%	5.4%	0.7%
Segment margin	27.8%	19.2%	18.2%	13.4%	12.3%	4.5%	0.4%

FX Impact

	Successor		Predecessor
		Transition Period
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
	Favorable/(Unfavorable)
Segment revenues	$23.4	$(8.5)	$(15.3)	$5.1	$(64.8)
Segment CRM	1.7	(0.5)	(1.3)	0.4	(4.7)
Segment income	6.4	0.4	(2.9)	0.8	(3.9)

Key Business Metrics

	Successor	Six Months Ended December 31, 2010	Predecessor
	2011		Fiscal 2010	Fiscal 2009
Systemwide sales growth	6.5%	7.7%	6.0%	8.5%
Comparable sales growth
Company	5.8%	(1.4)%	(2.3)%	0.0%
Franchise	4.1%	(0.6)%	0.3%	2.4%
System	4.3%	(0.7)%	0.0%	2.1%
NRG
Company	(4)	(1)	(1)	1
Franchise	158	65	101	200
System	154	64	100	201
Net Refranchising (trailing twelve months)	7	73	36	6
Restaurant counts at period end
Company	192	203	241	278
Franchise	2,690	2,525	2,439	2,302
System	2,882	2,728	2,680	2,580

2011 compared to 2010

Company restaurants

Company restaurant revenues decreased due to the net refranchising of Company restaurants, driven by the sale of our Netherlands business during September 2010 partially offset by the effects of positive Company comparable sales growth and favorable FX impact.

CRM % increased primarily as a result of the leveraging effect of positive Company comparable sales growth on our fixed labor and occupancy and other operating costs, partially offset by lower food margins driven by higher commodity prices in Germany and the U.K., the sale of the Netherlands entity that occurred in September 2010, wage rate increases in Germany and Spain and the impact of acquisition accounting.

Franchise and property

Franchise and property revenues increased due to franchise fees and royalties derived from franchise NRG, franchise comparable sales growth and favorable FX impact. These factors were partially offset by decreased rental income from a reduction in the number of properties leased or subleased to franchisees.

Franchise and property expenses increased due to franchise agreement amortization of $8.3 million and unfavorable FX impact. These factors were partially offset by a decrease in bad debt expense and decreased rent expense from a reduction in the number of properties leased or subleased to franchisees.

Segment income and segment margin

Segment income and margin increased due to a decrease in Management G&A, an increase in net franchise and property income and an increase in CRM %.

Transition Period compared to the six months ended December 31, 2009

Company restaurants

Company restaurant revenues decreased due to the net refranchising of Company restaurants in Germany and the Netherlands, the effects of negative Company comparable sales growth and unfavorable FX impact.

CRM % remained relatively flat as the impact of sales deleverage on our fixed labor and occupancy and other operating costs due to negative Company comparable sales growth and the impact of acquisition accounting was offset by improved labor efficiencies in the U.K. and a decrease in start up expenses.

Franchise and property

Franchise and property revenues increased due to franchise fees and royalties derived from franchise NRG, the net refranchising of Company restaurants and a higher effective royalty rate driven by refranchisings in Germany and the Netherlands. These factors were partially offset by the impact of negative franchise comparable sales growth on royalties and contingent rents, unfavorable FX impact and decreased rent income from a reduction in the number of properties leased to franchisees.

Franchise and property expenses increased due to an increase in bad debt expense and franchise agreement amortization of $1.7 million. These factors were partially offset by favorable FX impact and decreased rent expense from a reduction in the number of properties leased to franchisees.

Segment income and segment margin

Segment income and margin increased primarily due to a decrease in Management G&A and an increase in net franchise and property income.

Fiscal 2010 compared to Fiscal 2009

Company restaurants

Company restaurant revenues decreased due to the impact of negative Company comparable sales growth primarily, driven by negative Company comparable sales growth in Germany, and the net refranchising of Company restaurants. These factors were partially offset by Company comparable sales growth in Spain and the U.K. and favorable FX impact.

CRM % decreased primarily due to the unfavorable impact of sales deleverage on our fixed labor and occupancy costs as a result of negative Company comparable sales growth and an increase in repair and maintenance costs, primarily in Germany in connection with our refranchising initiative.

Franchise and property

Franchise and property revenues increased due to franchise comparable sales growth, driven by Turkey, Spain, and Italy, franchise NRG and favorable FX impact. These factors were partially offset by a decrease in initial franchise fees due to lower franchise NRG compared to the prior year and the net effect of changes to our property portfolio. Franchise and property expenses decreased due to the net effect of changes to our property portfolio.

Segment income and segment margin

Segment income and margin increased due to a net increase in franchise and property income and decrease in Management G&A expenses partially offset by a decrease in CRM.

LAC

Tabular amounts in millions of dollars unless noted otherwise.

	Successor		Predecessor		Variance
		Transition Period				Six Months Ended December 31, 2010 Compared to Six Months Ended December 31, 2009	Fiscal 2010 Compared to Fiscal 2009
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	2011 Compared to 2010
					Favorable/(Unfavorable)
Company:
Company restaurant revenues	$66.2	$13.1	$18.3	$60.6	7.5%	3.3%	0.0%
CRM	12.5	1.5	3.4	11.8	19.0%	(19.7)%	(0.3)%
CRM %	18.9%	11.5%	18.6%	19.5%	1.8%	(4.5)%	(0.1)%
Company restaurant expenses as a % of Company restaurant revenue:
Food and paper	38.2%	38.6%	39.3%	39.0%	0.7%	0.7%	(0.6)%
Payroll and benefits	12.0%	12.2%	11.9%	12.2%	(0.1)%	0.6%	0.1%
Depreciation and amortization	9.7%	13.1%	8.0%	7.7%	(0.4)%	(3.4)%	1.1%
Other occupancy and operating	21.2%	24.7%	22.3%	21.6%	1.6%	(2.4)%	(0.7)%
Franchise:
Franchise and property revenues	$61.9	$11.7	$15.7	$48.4	18.4%	8.3%	3.2%
Franchise and franchise property expenses	(1.1)	—	1.3	0.2	184.6%	NM %	0.0%
Segment income	63.9	9.5	12.3	43.4	45.9%	0.7	0.0%
Segment margin	49.9%	38.3%	36.2%	39.8%	11.4%	(2.1)%	(0.7)%

NM—Not meaningful

FX Impact

	Successor		Predecessor
		Transition Period
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
	Favorable/(Unfavorable)
Segment revenues	$1.1	$0.6	$0.7	$(1.6)	$(9.4)
Segment CRM	0.2	0.1	0.1	(0.3)	(2.0)
Segment income	—	(0.1)	0.1	—	(0.9)

Key Business Metrics

	Successor	Six Months Ended December 31, 2010	Predecessor
	2011		Fiscal 2010	Fiscal 2009
Systemwide sales growth	13.5%	18.6%	4.8%	8.5%
Comparable sales growth
Company	4.3%	(3.1)%	(4.1)%	(3.2)%
Franchise	8.1%	6.8%	(1.1)%	2.3%
System	7.9%	6.2%	(1.3)%	1.9%
NRG
Company	1	2	5	8
Franchise	81	33	55	68
System	82	35	60	76
Net Refranchising (trailing twelve months)	—	—	—	—
Restaurant counts at period end
Company	97	96	97	92
Franchise	1,125	1,044	1,041	986
System	1,222	1,140	1,138	1,078

2011 compared to 2010

Company restaurants

Company restaurant revenues increased primarily due to positive Company comparable sales growth and slightly favorable FX impact.

CRM % increased primarily as a result of the leveraging effect of positive comparable sales growth on our fixed labor and occupancy and other operating costs, favorability in food margins primarily driven by a new supplier contract and benefits realized from an adjustment to a previous estimate of occupancy and other operating costs. These factors were partially offset by a shift in product mix driven by promotions of lower margin menu items, the impact of acquisition accounting and higher labor costs associated with food delivery and kiosks.

Franchise and property

Franchise and property revenues increased due to franchise NRG, franchise comparable sales growth, the recognition of cumulative royalties previously deferred and an increase in initial franchise fees driven by an increase in franchise NRG. Franchise and property expenses decreased due to the recovery of previously reserved receivables. FX impact was not significant.

Segment income and segment margin

Segment income and margin increased due to an increase in CRM and CRM %, an increase in net franchise and property income and a decrease in Management G&A.

Transition Period compared to the six months ended December 31, 2009

Company restaurants

Company restaurant revenues increased due to favorable FX impact, partially offset by the effects of negative Company comparable sales growth.

CRM % decreased primarily due to the impact of sales deleverage on our fixed labor and occupancy and other operating costs as a result of negative Company comparable sales growth and higher utility costs, partially offset by changes in product mix and improved labor efficiencies.

Franchise and property

Franchise and property revenues increased due to franchise NRG, franchise comparable sales growth, an increase in initial franchise fees primarily in Brazil and favorable FX impact. Franchise and property expenses increased primarily as a result of an increase in bad debt expense.

Segment income and segment margin

Segment income increased primarily due to an increase in franchise and property income partially offset by a decrease in CRM.

Segment margin decreased due to a decrease in CRM % partially offset by the factors previously discussed.

Fiscal 2010 compared to Fiscal 2009

Company restaurants

Company restaurant revenues increased due to Company NRG, partially offset by negative Company comparable sales growth and unfavorable FX impact.

CRM remained relatively unchanged.

Franchise and Property

Franchise and property revenues increased due to favorable FX impact and franchise NRG, partially offset by negative franchise comparable sales growth. Franchise and property expenses were flat.

Segment income and segment margin

Segment income and margin remained relatively unchanged.

APAC

Tabular amounts in millions of dollars unless noted otherwise.

	Successor		Predecessor		Variance
		Transition Period				Six Months Ended December 31, 2010 Compared to Six Months Ended December 31, 2009
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	2011 Compared to 2010		Fiscal 2010 Compared to Fiscal 2009
					Favorable/(Unfavorable)
Company:
Company restaurant revenues	$69.8	$13.5	$20.3	$27.9	25%	NM	NM
CRM	1.1	(0.8)	1.2	(3.1)	NM	(116.0)%	(3.1)%
CRM %	1.6%	(5.9)%	5.9%	(11.1)%	1.8%	42.9%	31.0%
Company restaurant expenses as a % of Company restaurant revenue:
Food and paper	33.6%	36.0%	34.2%	38.5%	1.9%	11.7%	9.8%
Payroll and benefits	18.5%	17.0%	15.9%	19.1%	(1.4)%	5.5%	1.2%
Depreciation and amortization	7.2%	12.1%	6.1%	9.5%	0.5%	12.1%	12.4%
Other occupancy and operating	39.1%	40.3%	38.1%	44.0%	0.8%	13.6%	7.6%
Franchise:
Franchise and property revenues	$43.1	$8.3	$11.1	$34.7	17%	12%	19%
Franchise and franchise property expenses	2.4	0.4	0.2	—	NM	0%	100%
Segment income	26.7	4.9	7.1	18.3	24%	36%	46%
Segment margin	23.6%	22.5%	22.6%	29.2%	0.4%	(15.2)%	(4.7)%

NM–not meaningful

FX Impact

	Successor		Predecessor
		Transition Period
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
	Favorable/(Unfavorable)
Segment revenues	$4.7	$0.8	$0.8	$1.0	$0.4
Segment CRM	0.1	—	—	—	(0.1)
Segment income	(0.6)	(0.1)	(0.1)	(0.2)	(0.3)

Key Business Metrics

	Successor	Six Months Ended December 31, 2010	Predecessor
	2011		Fiscal 2010	Fiscal 2009
Systemwide sales growth	13.2%	22.6%	40.4%	(4.9)%
Comparable sales growth
Company	7.1%	4.8%	3.0%	10.5%
Franchise	(0.7)%	1.2%	3.6%	6.7%
System	(0.4)%	1.3%	3.6%	6.7%
NRG
Company	6	4	11	7
Franchise	69	65	63	54
System	75	69	74	61
Net Refranchising (trailing twelve months)	—	(35)	(35)	—
Restaurant counts at period end
Company	67	61	62	16
Franchise	841	772	745	717
System	908	833	807	733

2011 compared to 2010

Company restaurants

Company restaurant revenues increased due to the acquisition of 35 restaurants in Singapore during Fiscal 2010, Company NRG, the effects of Company comparable sales growth and favorable FX impact.

CRM % increased primarily as a result of the leveraging effect of comparable sales growth on our fixed occupancy and other operating costs and improved food margins resulting from the acquisition of 35 restaurants in Singapore during Fiscal 2010, where food costs are lower than those in other Company restaurant markets in the segment. These factors were partially offset by statutory wage rate increases in Singapore.

Franchise and property

Franchise and property revenues increased due to royalties derived from franchise NRG, partially offset by negative franchise comparable sales growth and unfavorable FX impact. Franchise and property expenses increased due to the impact of acquisition accounting, including a $2.3 million increase in franchise agreement amortization to $2.5 million.

Segment income and segment margin

Segment income and margin increased due to an increase in CRM and CRM%, franchise and property income and a decrease in Management G&A.

Transition Period compared to the six months ended December 31, 2009

Company restaurants

Company restaurant revenues increased due to the acquisition of franchise restaurants in Singapore in March 2010, the effects of Company comparable sales growth, Company NRG and favorable FX impact.

CRM % increased due to an increase in the number of restaurants primarily due to the acquisition of 35 restaurants in Singapore during March 2010, improved labor efficiencies and the leveraging effect of comparable sales growth on our fixed labor and occupancy and other operating costs.

Franchise and property

Franchise and property revenues increased due to royalties derived from franchise NRG and franchise comparable sales growth. Franchise and property expenses increased due to the impact of acquisition accounting, including a $0.5 million increase in franchise agreement amortization to $0.7 million. FX impact was not significant.

Segment income and segment margin

Segment income increased primarily due to an increase in CRM and net franchise and property income, partially offset by an increase in Management G&A, while segment margin decreased primarily due to an increase in Management G&A as a result of increases in salary and fringe benefits from increased headcount.

Fiscal 2010 compared to Fiscal 2009

Company restaurants

Company restaurant revenues increased due to Company NRG, the acquisition of franchise restaurants in Singapore in March 2010, Company comparable sales growth and favorable FX impact.

CRM % improved primarily due to the favorable impact of sales leverage on our fixed labor and occupancy costs as a result of an increase in Company restaurant revenues and Company comparable sales growth.

Franchise and property

Franchise and property revenues increased due to franchise comparable sales growth and royalties derived from franchise NRG.

Franchise and property expenses increased as a result of the amortization of reacquired franchise rights related to the 35 refranchised restaurants in Singapore discussed above.

Segment income and segment margin

Segment income primarily increased due to an increase in net franchise and property income partially offset by an increase in selling expenses.

Quarterly Financial Data

Tabular amounts in millions of dollars except per share data:

	Successor						Predecessor
	Three Months Ended (unaudited)
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	October 19 - December 31, 2010	October 1 - October 18, 2010	September 30, 2010	June 30, 2010	March 31, 2010
Revenues:
Company restaurant revenues	$396.2	$404.4	$422.8	$419.0	$392.5	$331.7	$84.7	$429.8	$454.1	$439.2
Franchise and property revenues	173.7	176.2	184.9	176.4	159.5	135.1	32.9	170.2	168.9	157.7

Total revenues	569.9	580.6	607.7	595.4	552.0	466.8	117.6	600.0	623.0	596.9
Company restaurant expenses:
Food, paper and product costs	130.0	127.4	134.9	135.4	127.0	102.8	26.8	135.8	147.2	138.0
Payroll and employee benefits	119.5	116.7	122.3	122.2	120.0	98.3	25.3	128.9	139.3	138.2
Occupancy and other operating costs	104.5	107.2	113.0	111.6	109.7	91.7	21.1	106.6	119.2	113.3

Total Company restaurant expenses	354.0	351.3	370.2	369.2	356.7	292.8	73.2	371.3	405.7	389.5
Franchise and property expenses	23.8	25.5	25.3	23.2	23.1	21.3	3.9	18.3	16.5	16.5
Selling, general and administrative expenses	95.0	114.4	103.3	99.3	100.4	247.2	28.1	125.0	119.3	116.5
Other operating (income) expenses, net	13.0	1.5	(2.7)	4.7	7.8	(8.7)	1.7	(5.4)	(1.3)	(4.5)

Total operating costs and expenses	485.8	492.7	496.1	496.4	488.0	552.6	107.0	509.2	540.2	518.0

Income from operations	84.1	87.9	111.6	99.0	64.0	(85.8)	10.7	90.8	82.8	78.9

Interest expense, net	59.1	61.0	59.4	56.1	50.2	58.1	2.3	12.3	12.0	11.9
Loss on early extinguishment of debt	3.5	1.5	—	—	19.6	—	—	—	—	—

Income (loss) before income taxes	21.5	25.4	52.2	42.9	(5.8)	(1,43.9)	8.4	78.5	70.8	67.0
Income tax expense	7.2	0.4	13.4	12.7	0.1	(28.2)	0.7	15.1	21.8	26.0

Net income (loss)	$14.3	$25.0	$38.8	$30.2	$(5.9)	$(115.7)	$7.7	$63.4	$49.0	$41.0

Basic earnings (loss) per share	$143.35	$249.76	$387.59	$301.66	$(59.40)	N/A	$0.05	$0.47	$0.36	$0.30
Diluted earnings (loss) per share	$142.41	$249.76	$387.59	$301.66	$(59.40)	N/A	$0.06	$0.46	$0.36	$0.30

Liquidity and Capital Resources

At March 31, 2012, we had cash and cash equivalents of $430.6 million and working capital of $274.5 million. In addition, at March 31, 2012, we had borrowing capacity of $135.5 million under our Revolving Credit Facility (defined below). Cash provided by operations was $53.1 million for the three months ended March 31, 2012 compared to cash provided by operations of $65.2 million for the same period in the prior year.

Our primary sources of liquidity are cash on hand, cash generated by operations and borrowings available under our Revolving Credit Facility. We have used, and may in the future use, our liquidity to make required interest and principal payments, to voluntarily repay and/or repurchase our or one of our affiliate’s outstanding debt, to fund our capital expenditures and/or to pay dividends to our current stockholders. Based on our current level of operations and available cash, we believe our cash flow from operations, combined with availability under our Revolving Credit Facility, will provide sufficient liquidity to fund our current obligations, debt service requirements and capital spending requirements over the next twelve months and in the foreseeable future.

Our consolidated cash and cash equivalents include balances held in foreign tax jurisdictions that represent undistributed earnings of our foreign subsidiaries, which are considered indefinitely reinvested for U.S. income tax purposes. We do not plan to utilize cash flows from our foreign subsidiaries to meet our future debt service requirements in the U.S. and to the degree cash is transferred to the U.S. from our foreign subsidiaries, we expect we will be able to do so in a tax efficient manner. However, adverse income tax consequences could result if we are compelled to make unplanned transfers of cash to meet future liquidity requirements in the U.S.

As a result of the 2010 Transactions, we are highly leveraged. Our liquidity requirements are significant, primarily due to debt service requirements.

Debt Instruments and Debt Service Requirements

Our long-term debt is comprised primarily of borrowings under our Credit Agreement (defined below), amounts outstanding under our Senior Notes and Discount Notes (each also defined below), and obligations under capital leases. The following information summarizes the principal terms and near term debt service requirements under our Credit Agreement and the indentures governing our Senior Notes and Discount Notes (the “Senior Notes Indenture” and “Discount Notes Indenture”, collectively “Indentures”). For further information about our long-term debt, see Note 8 to the accompanying audited Consolidated Financial Statements included in this prospectus.

Credit Agreement

In connection with the 2010 Transactions, BKC entered into a credit agreement dated as of the 3G Acquisition Date, as amended and restated as of February 15, 2011 (the “Credit Agreement”). The Credit Agreement provides for (i) two tranches of term loans in an aggregate principal amount of $1,600.0 million and €200.0 million, respectively, each under a term loan facility (the “Term Loan Facility”) and (ii) a senior secured revolving credit facility for up to $150 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit) (the “Revolving Credit Facility,” and together with the Term Loan Facility, the “Credit Facilities”). The maturity date for the Term Loan Facility is October 19, 2016 and the maturity date for the Revolving Credit Facility is October 19, 2015.

As of March 31, 2012, we had no amounts outstanding under the Revolving Credit Facility although we utilized approximately $14.5 million of the available commitment as of March 31, 2012 to support letters of credit, leaving $135.5 million of borrowing capacity available. We may, from time to time, borrow from and repay the Revolving Credit Facility. Consequently, the amount outstanding under the Revolving Credit Facility at the end of a period may not be reflective of the total amounts outstanding during the period.

Based on the amounts outstanding under the Term Loan Facility, as of March 31, 2012, required debt service for the next twelve months will be approximately $79.9 million in interest and $18.7 million in principal payments. Additionally, following the end of each fiscal year, we are required to prepay the Term Loan Facility in an amount equal to 50% of Excess Cash Flow (as defined in the Credit Agreement and with stepdowns to 25% and 0% based on achievement of specified total leverage ratios), minus the amount of any voluntary prepayments of the Term Loan Facility during such fiscal year.

We may prepay the Term Loan Facility in whole or in part at any time. During the three months ended March 31, 2012, we made voluntary prepayments of $37.7 million, and during 2011, we made voluntary prepayments of $60.5 million of our Term Loan Facility and, as a result, were not required to make a mandatory prepayment based on Excess Cash Flow as described above. We may make additional voluntary prepayments of our Term Loan Facility in the future subject to our liquidity requirements.

Under the Credit Agreement, at BKC’s election, the interest rate per annum applicable to the loans is based on a fluctuating rate of interest determined by reference to either a base rate or a Eurocurrency rate, as more fully described in Note 8 to our audited Consolidated Financial Statements. We entered into deferred premium interest rate cap agreements, which effectively cap the annual interest expense applicable to our borrowings under the Credit Agreement to a maximum of 4.75% per annum for U.S. Dollar denominated borrowings and 5.0% per annum for our Euro-denominated borrowings.

Senior Notes

We currently have outstanding $797.5 million aggregate principal amount of 9.875% senior notes due 2018 (the “Senior Notes”). The Senior Notes bear interest at a rate of 9.875% per annum, which is payable semi-annually on October 15 and April 15 of each year. The Senior Notes mature on October 15, 2018. Based on the amount outstanding at March 31, 2012, required debt service for the next 12 months on the Senior Notes is $78.8 million in interest payments. No principal payments are due until maturity.

During 2011, we repurchased and retired Senior Notes with an aggregate face value of $2.5 million for a purchase price of $2.7 million, including accrued interest. We may periodically repurchase additional Senior Notes in open market purchases or privately negotiated transactions, subject to our future liquidity requirements, contractual restrictions under our Credit Agreement and other factors.

Discount Notes

On April 19, 2011, Burger King Capital Holdings, LLC (“BKCH”) and Burger King Capital Finance, Inc. (“BKCF” and together with BKCH, the “Issuers”) entered into an indenture with Wilmington Trust FSB, as trustee, pursuant to which the Issuers sold $685 million in the aggregate principal amount at maturity of 11.0% senior discount notes due 2019 (the “Discount Notes”). The Discount Notes generated $401.5 million in gross proceeds. At March 31, 2012, we had outstanding $640.7 million of discount notes due 2019.

Until April 15, 2016, no cash interest will accrue, but the Discount Notes will accrete at a rate of 11.0% per annum compounded semi-annually such that the accreted value on April 15, 2016 will be equal to the principal amount at maturity. Thereafter, cash interest on the Discount Notes will accrue at a rate equal to 11.0% per annum and will be payable semi-annually in cash in arrears on April 15 and October 15 of each year, commencing on October 15, 2016. The Discount Notes will mature on April 15, 2019. Neither Worldwide nor any of our subsidiaries is a guarantor of the Discount Notes. The Issuers have no operations or assets other than the interest in Holdings held by BKCH. Accordingly, the cash required to service the Discount Notes is expected to be funded through distributions from Holdings.

At any time prior to April 15, 2014, we may redeem up to 35% of the original principal amount of the Discount Notes with the proceeds of certain equity offerings at a redemption price equal to 111.0% of the accreted value of the Discount Notes, plus (without duplication) any accrued and unpaid interest, if any, to the date of redemption. The Discount Notes are redeemable at our option, in whole or in part, at any time on or after April 15, 2015 at 105.5% of the principal amount, at any time on or after April 15, 2016 at 102.75% of the principal amount or at any time on or after April 15, 2017 at 100% of the principal amount.

During the three months ended March 31, 2012, we repurchased Discount Notes with a carrying value of $19.9 million for a purchase price of $22.3 million, and during 2011, we repurchased Discount Notes with a carrying value of $7.9 million for a purchase price of $7.6 million.

The occurrence of a change in control will require us to offer to purchase all or a portion of the Discount Notes at a price equal to 101% of the accreted value, plus (without duplication) accrued and unpaid interest, if any, to the date of purchase. Certain asset dispositions will also require us to use the proceeds from those asset dispositions to make an offer to purchase the Discount Notes at 100% of their accreted value, plus accrued and unpaid interest, if any, if such proceeds are not otherwise used within a specified period to repay indebtedness or to invest in capital assets related to our business or capital stock of a restricted subsidiary.

The Discount Notes were issued pursuant to the Discount Notes Indenture which contains certain covenants that we must meet during the term of the Discount Notes, as well as customary events of default, which are similar to those described above for the Credit Facilities and Senior Notes.

On October 19, 2011, the board of managers of BKCH approved a distribution to us. On December 16, 2011, our board of directors paid a dividend to our stockholders, including 3G, in the amount of $393.4 million, representing the net proceeds from the sale of the Discount Notes.

Restrictions and Covenants

The Credit Agreement and Indentures contain certain restrictions and covenants that we must meet during the term of the Credit Agreement, Senior Notes, and Discount Notes, including, but not limited to, limitations on restricted payments (as defined in the Credit Agreement and Indentures), incurrence of indebtedness, issuance of disqualified stock and preferred stock, asset sales, mergers and consolidations, transactions with affiliates and guarantees of indebtedness by subsidiaries.

In particular, the ability of BKC and its subsidiaries to pay dividends or other distributions, or to repurchase, redeem or retire equity is restricted by the Credit Agreement, including the payment of dividends to BKH. This restriction is subject to certain exceptions, which include, but are not limited to: (i) payments up to $5,000,000 during any fiscal year to BKH or any direct or indirect parent of BKH to discharge its general corporate and overhead expenses incurred in the ordinary course, (ii) payments of or on account of management, consulting, investment banking and advisory fees and reimbursement of out-of-pocket costs related thereto, (iii) payments up to amount calculated based in part on the greater of (A) the cumulative amount of Excess Cash Flow (as defined in the Credit Agreement) of BKC and its restricted subsidiaries for all fiscal years completed after October 19, 2010, and (B) the cumulative amount of Consolidated Net Income (as defined in the Credit Agreement) of BKC and its restricted subsidiaries for all fiscal quarters completed after October 19, 2010, and (iv) payments in an amount necessary to enable BKH or any direct or indirect parent of BKH to make required payments in respect of Disqualified Equity Interests or Subordinated Debt issued (each as defined in the Credit Agreement) by BKH or any direct or indirect parent of BKH.

In addition, pursuant to the Senior Notes Indenture, BKC is restricted from paying any dividend or making any payment or distribution on account of its equity interests unless, among other things, (i) the dividend, payment or distribution (together with all other such dividends, payments or distributions made since the issue date of the Senior Notes) is less than an amount calculated based in part on the Consolidated Net Income (as defined in the Senior Notes Indenture) of BKC and its restricted subsidiaries since the issue date of the Senior Notes, or (ii) the dividend, payment or distribution fits within one or more exceptions, including if:

•

it is made with funds received from the issuance of equity interests of BKC or its direct or indirect parent companies and is used for the redemption, repurchase or other acquisition of equity interests of BKC or its direct or indirect parent companies;

•

it is less than 6% per annum of the net cash proceeds received by or contributed to BKC from a public offering of BKC’s common stock or the common stock of any of its direct or indirect parent companies;

•	it is used to fund certain operational expenditures of any of BKC’s direct or indirect parent companies; or

•

it, when combined with all other Restricted Payments (as defined in the Senior Notes Indenture) that rely upon this exception, is less than $75 million (the restrictions described in these four bullet points, collectively, the “Distribution Restrictions”).

Finally, pursuant to the Discount Notes Indenture, BKCH is restricted from paying any dividend or making any payment or distribution on account of its equity interests unless, among other things, (i) the dividend, payment or distribution (together with all other such dividends, payments or distributions made since October 19, 2010) is less than an amount calculated based in part on the Consolidated Net Income (as defined in the Discount Notes Indenture) of BKCH and its restricted subsidiaries since October 1, 2010, or (ii) the dividend, payment or distribution fits within one or more exceptions, including the Distribution Restrictions.

The restrictions under the Credit Agreement, the Senior Notes Indenture and the Discount Notes Indenture have resulted in the restricted net assets of each of BKC and BKCH exceeding 25% of our consolidated net assets. Our restricted net assets as of March 31, 2012 was $992.8 million.

BKC’s capital expenditures are limited to between $160 million and $220 million, with the annual limitation based on Holdings’ Rent-Adjusted Leverage Ratio (as defined in the Credit Agreement and Indentures) of its most recently ended fiscal year. Up to 50% of the unused amount for the prior fiscal year (less the amount carried forward into the prior fiscal year) is allowed to be carried forward into the next fiscal year. Capital expenditures for 2011 totaled $82.1, million thus $38.9 million was allowed to be carried forward into 2012.

BKC is also required to comply with customary financial ratios, including a minimum Interest Coverage Ratio (the ratio of Consolidated EBITDA to Consolidated Interest Expense, as defined in the Credit Agreement) and a maximum Total Leverage Ratio (the ratio of Consolidated Total Debt to Consolidated EBITDA, as defined in the Credit Agreement).

As of March 31, 2012, we were in compliance with all financial ratios and other covenants of the Credit Agreement and Indentures, and there were no limitations on our ability to draw on the remaining availability under our Revolving Credit Facility.

Loss on Early Extinguishment of Debt

We recorded a loss on early extinguishment of debt of $3.5 million for the three months ended March 31, 2012 related to prepayments of our Term Loan and repurchases of our Discount Notes. In connection with the February 2011 amendment to the Credit Agreement, we recorded a $19.6 million loss on early extinguishment of debt. We recorded an additional $1.5 million loss on early extinguishment of debt in 2011 in connection with the Term Loan Facility prepayments, Senior Note repurchases, and Discount Note repurchases described above. Our loss on early extinguishment of debt consists primarily of write-offs of deferred financing costs and original issue discount.

Interest Rate Cap Agreements

At March 31, 2012, we had deferred premium interest rate cap agreements, which are denominated in U.S. Dollars (notional amount of $1,431.6 million) and Euros (notional amount of €187.0 million) (the “Cap Agreements”) to effectively cap the annual interest expense applicable to our borrowings under the Credit Agreement at a maximum of 4.75% for U.S. Dollar-denominated borrowings and 5.0% for our Euro-denominated borrowings. At March 31, 2012, the deferred premium associated with the Cap Agreements was $36.3 million for the U.S. Dollar-denominated exposure and €5.6 million for the Euro-denominated exposure.

Under the terms of the Cap Agreements, if LIBOR/EURIBOR resets above the strike price, we will receive the net difference between the rate and the strike price. In addition, on quarterly settlement dates, we remit the deferred premium payment (plus interest) to the counterparty, whether LIBOR/EURIBOR resets above or below the strike price.

The Cap Agreements are designated as cash flow hedges. To the extent these hedges are effective in offsetting the variability of the variable interest payments, changes in the derivatives’ fair value are not included in current earnings, but are included in the accumulated other comprehensive income (AOCI) in the accompanying consolidated balance sheets. At each cap maturity date, the portion of the fair value attributable to the matured cap will be reclassified from AOCI into earnings as a component of interest expense.

Comparative Cash Flows for the Three Months Ended March 31, 2012 and 2011

Operating Activities

Cash provided by operating activities was $53.1 million for the three months ended March 31, 2012 compared to $65.2 million for the three months ended March 31, 2011, primarily as a result of changes in working capital.

Investing Activities

Cash used for investing activities was $5.8 million for the three months ended March 31, 2012 compared to $0.1 million of cash provided by investing activities for the three months ended March 31, 2011, primarily as a result of an increase in capital expenditures.

Capital expenditures for new restaurants include the costs to build new Company restaurants as well as properties for new restaurants that we lease to franchisees. Capital expenditures for existing restaurants consist of the purchase of real estate related to existing restaurants, maintenance capital required for each Company restaurant to maintain its appearance in accordance with our standards and investments in new equipment and remodeling. Capital expenditures made for existing restaurants also include investments we make in properties we lease or sublease to franchisees, including contributions we make towards leasehold improvements completed by franchisees on properties we own. Other capital expenditures include investments in information technology systems and corporate furniture and fixtures. The following table presents capital expenditures, by type of expenditure:

	Three Months Ended March 31,
	2012	2011
New restaurants	$0.4	$1.8
Existing restaurants	15.4	7.5
Other, including corporate	0.8	0.4

Total	$16.6	$9.7

Additionally, we acquired $29.2 million of property and equipment under capital lease agreements entered into during the three months ended March 31, 2012.

We expect cash capital expenditures of approximately $75.0 million to $85.0 million in 2012 to fund new restaurant development, maintenance capital requirements, operational initiatives in our restaurants and other corporate expenditures. Our actual capital expenditures may be affected by economic and other factors. As we continue to execute our global portfolio realignment strategy, we expect our capital expenditures range for the year to decline. We expect to fund capital expenditures from cash on hand, cash flow from operations and borrowings under the Revolving Credit Facility.

Financing Activities

Cash used for financing activities was $69.5 million for the three months ended March 31, 2012, compared to $9.5 million during the same period in the prior year, primarily as a result of the voluntary prepayments of our Term Loans and repurchases of Discount Notes described above and in Note 6 to the accompanying unaudited Condensed Consolidated Financial Statements.

Comparative Cash Flows for 2011 compared to 2010

Operating Activities

Cash provided by operating activities was $406.2 million in 2011 compared to cash provided by operating activities of $183.1 million in 2010. The increase in cash provided by operating activities resulted primarily from a $75.9 million federal tax refund, a $107.2 million reduction in Management G&A, a $95.2 million decrease in transaction costs and global restructuring and related professional fees, and a $35.9 million decrease in tax payments. These factors were partially offset by a $117.5 million increase in interest payments and $10.6 million of field optimization project costs.

Cash used for operating activities was $5.2 million during the Transition Period, compared to $122.1 million provided during the same period in the prior year. The decrease in cash provided by operating activities during the Transition Period resulted primarily from cash payments related to the transaction costs discussed above and changes in working capital of $12.0 million.

Cash provided by operating activities was $310.4 million in Fiscal 2010, compared to $310.8 million in Fiscal 2009.

Investing Activities

Cash used in investing activities was $41.4 million in 2011 compared to $3,430.7 million in 2010, driven primarily by cash used for the 3G Acquisition in 2010 and a $51.0 million decrease in capital expenditures.

Cash used in investing activities increased to $3,349.4 million during the Transition Period, compared to $53.6 million during the same period in the prior year, primarily as a result of $3,325.4 million paid for the 3G Acquisition, partially offset by a $17.2 million decrease in capital expenditures and a $10.0 million increase in cash generated from refranchisings and dispositions of assets.

Cash used in investing activities decreased to $134.9 million in Fiscal 2010 compared to $242.0 million in Fiscal 2009, primarily as a result of a $53.7 million decrease in capital expenditures and a $53.9 million decrease in cash used for the acquisition of franchise restaurants.

Capital expenditures for new restaurants include the costs to build new Company restaurants as well as properties for new restaurants that we lease to franchisees. Capital expenditures for existing restaurants consist of the purchase of real estate related to existing restaurants, maintenance capital required for each Company restaurant to maintain its appearance in accordance with our standards, and investments in new equipment and remodeling. Capital expenditures made for existing restaurants also include investments we make in properties we lease or sublease to franchisees, including contributions we make towards leasehold improvements completed by franchisees on properties we own. Other capital expenditures include investments in information technology systems and corporate furniture and fixtures. The following table presents capital expenditures, by type of expenditure:

	Successor		Predecessor
		Transition Period
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
	(In millions)
New restaurants	$6.8	$6.7	$1.8	$41.1	$65.4
Existing restaurants	65.7	16.7	11.1	91.7	110.1
Other, including corporate	9.6	5.0	5.3	17.5	28.5

Total	$82.1	$28.4	$18.2	$150.3	$204.0

We expect cash capital expenditures of approximately $75.0 million to $85.0 million in 2012 to fund new restaurant development, maintenance capital requirements, operational initiatives in our restaurants and other corporate expenditures. Our actual capital expenditures may be affected by economic and other factors. As we continue to execute our global portfolio realignment strategy, we expect our capital expenditures range for the year to decline. We expect to fund capital expenditures from cash on hand, cash flow from operations and borrowings under the Revolving Credit Facility.

Financing Activities

Cash used by financing activities was $108.0 million in 2011, compared to $3,321.9 million provided during 2010. 2011 proceeds were primarily provided by the sale of our Discount Notes, generating $393.4 million in net proceeds which were paid as a dividend to our stockholders. 2010 proceeds were primarily a result of the capital contribution and borrowings associated with the 2010 Transactions.

Cash provided by financing activities increased to $3,366.9 million during the Transition Period, compared to $51.9 million of cash used during the same period in the prior year. The increase in cash provided by financing activities was primarily a result of a capital contribution of $1,563.5 million associated with the 2010 Transactions and the issuance of the Senior Notes and borrowings under the Term Loan Facility to fund the 2010 Transactions. These increases in cash were partially offset by a $731.8 million principal repayment of Term Loans A and B under our prior credit facility as a result of the 2010 Transactions.

Cash used in financing activities decreased to $96.9 million in Fiscal 2010, compared to $105.5 million in Fiscal 2009, primarily as a result of a $17.6 million decrease in cash used for repurchases of common stock, partially offset by a $10.3 million increase in net repayments of long-term debt and capital leases, net of borrowings under our prior revolving credit facility.

Contractual Obligations and Commitments

There were no material changes in contractual obligations and commitments as of March 31, 2012.

	Payment Due by Period (as of December 31, 2011)
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In millions)
Capital lease obligations	$157.6	$17.5	$34.6	$30.2	$75.3
Operating lease obligations(1)	1,246.0	146.8	262.4	223.6	613.2
Unrecognized tax benefits(2)	24.9	—	—	—	—
Term debt, including current portion, interest and interest rate cap premiums(3)	2,225.2	109.5	216.0	1,899.7	—
Senior Notes, including interest	1,348.8	78.8	157.5	157.5	955.0
Discount notes, including PIC interest	893.8	—	—	—	893.8
Severance and severance-related costs	25.7	25.4	0.3	—	—
Purchase commitments(4)	167.4	141.9	25.5	—	—
Capex commitments	18.0	18.0	—	—	—

Total	$6,107.4	$537.9	$696.3	$2,311.0	$2,537.3

(1)	Operating lease obligations have not been reduced by minimum sublease rentals of $318.0 million due in the future under noncancelable subleases.
(2)	We have provided only a total in the table above since the timing of the unrecognized tax benefit payments is unknown.

(3)	We have estimated our interest payments through the maturity of our Credit Facilities, Senior Notes and Discount Notes based on (i) current LIBOR rates, (ii) the terms of our interest rate caps, (iii) the fixed interest rate on the Senior Notes, (iv) the fixed interest rate on the Discount Notes, and (v) the amortization schedules in our Credit Agreement and Indentures.
(4)	Includes open purchase orders, as well as commitments to purchase advertising and other marketing services from third parties in advance on behalf of the Burger King system and obligations related to information technology and service agreements.

Other Commercial Commitments and Off-Balance Sheet Arrangements

During the fiscal year ended June 30, 2000, we entered into long-term, exclusive contracts with soft drink vendors to supply Company and franchise restaurants with their products and obligating Burger King® restaurants in the United States to purchase a specified number of gallons of soft drink syrup. These volume commitments are not subject to any time limit and as of March 31, 2012, we estimate it will take approximately 14 years for these purchase commitments to be completed.

During 2011, we entered into a five-year contract with a vendor to supply Company and franchise restaurants in certain countries in LAC with soft drink products on an exclusive basis and to supply Company and franchise restaurants in the United States with food products. We received upfront fees and contributions to our marketing funds in connection with this agreement and may receive additional fees in the future in connection with the achievement of certain milestones. We recognize the fees earned in connection with milestone achievement as franchise and property revenue when it is reasonably estimable and probable. Upfront fees are amortized as franchise and property revenue over the term of the contract. As of March 31, 2012, the deferred income associated with this contract totaled $5.0 million. Revenue recognized in connection with this arrangement was not material in the first three months of 2012 and in 2011.

In the event of early termination of any of these arrangements, we may be required to make termination payments that could be material to our financial position, results of operations and cash flows.

From time to time, we enter into agreements under which we guarantee loans made by third parties to qualified franchisees. As of March 31, 2012, there were $59.8 million of loans outstanding to franchisees that we had guaranteed under two such programs, with additional franchisee borrowing capacity of approximately $210.2 million remaining. Our maximum guarantee liability under these two programs is limited to an aggregate of $24.5 million, assuming full utilization of all borrowing capacity. As of March 31, 2012, the liability we recorded to reflect the fair value of these guarantee obligations was $1.6 million. No events of default have occurred and no payments have been made by us in connection with these guarantees through March 31, 2012.

Impact of Inflation

We believe that our results of operations are not materially impacted by moderate changes in the inflation rate. Inflation did not have a material impact on our operations in the first three months of 2012, 2011, the Transition Period, Fiscal 2010 or Fiscal 2009. Severe increases in inflation, however, could affect the global and U.S. economies and could have an adverse impact on our business, financial condition and results of operations.

Critical Accounting Policies and Estimates

The above discussion and analysis of financial condition and results of operations is based on our Consolidated Financial Statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires our management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as related disclosures of contingent assets and liabilities. We evaluate our estimates on an ongoing basis and we base our estimates on historical experience and various other assumptions we deem reasonable to the situation. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Volatile credit, equity, foreign currency and energy markets, and declines in consumer spending have increased and may continue to create uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in our estimates could materially impact our results of operations and financial condition in any particular period.

We consider our critical accounting policies and estimates to be as follows based on the high degree of judgment or complexity in their application:

Acquisition Accounting, Goodwill and Intangible Assets Not Subject to Amortization

The 3G Acquisition was accounted for using the acquisition method of accounting, or acquisition accounting, in accordance with ASC Topic 805, Business Combinations. Acquisition accounting involves the allocation of purchase price to the estimated fair values of the assets acquired and liabilities assumed and requires judgments to be made that could materially affect our financial position and results of operations. Significant assumptions and estimates made in connection with estimating the fair value of assets acquired and liabilities assumed include cash flows expected to be derived from the use and eventual disposition of the asset, the timing of such cash flows, the remaining useful life of the assets and applicable discount rates. These estimates and assumptions are generally Level 3 inputs because they are not observable. In the event actual results vary from any of the estimates or assumptions used in the valuation process, we may be required to record an impairment charge or an increase in depreciation or amortization in future periods, or both.

Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed in connection with the 3G Acquisition. Our indefinite-lived intangible asset consists of the Brand. We test goodwill and the Brand for impairment on an annual basis and more often if an event occurs or circumstances change that indicates impairment might exist.

Our impairment test for goodwill requires us to compare the carrying value of reporting units with assigned goodwill to fair value. If the carrying value of a reporting unit exceeds its fair value, we may be required to record an impairment charge to goodwill. Our impairment test for the Brand consists of a comparison of the carrying value of the Brand to its fair value on a consolidated basis, with impairment equal to the amount by which the carrying value of the Brand exceeds its fair value.

The fair value of the Brand is estimated using the relief from royalty method, an income approach to valuation, which includes projecting future system-wide sales and other estimates, including discount rate, tax rates, royalty rate, and Brand maintenance expense. The fair value of a reporting unit is an estimate of the amount for which the unit as a whole could be sold in a current transaction between willing parties. If the carrying value of a reporting unit exceeds its fair value, goodwill is written down to its implied fair value. Fair value of a reporting unit is estimated based on a discounted cash flow valuation model, which includes estimates for future cash flows, discount rate, and tax rates.

When testing goodwill and the Brand for impairment, we make critical estimates and assumptions similar to those made in connection with acquisition accounting. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge.

During 2011, we changed our annual goodwill impairment testing date from April 1 to October 1 of each year. This change was made to better align impairment testing procedures with the Company’s new fiscal year, related year-end financial reporting and the annual business planning and budgeting process, which are performed during the fourth quarter of each year. As a result, the goodwill and Brand impairment testing will reflect the result of input from business and other operating personnel in the development of the budget. We completed our goodwill and Brand impairment tests as of October 1, 2011 and no impairment resulted.

See Note 2 to our audited Consolidated Financial Statements included in this prospectus for additional information about goodwill and intangible assets not subject to amortization.

Long-Lived Asset Impairment and Gains (Losses) on Refranchisings

Long-lived assets that are held and used (including intangible assets subject to amortization) are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Some of the events or changes in circumstances that would trigger an impairment test include, but are not limited to:

•	significant under-performance relative to expected and/or historical results (negative comparable sales growth or operating cash flows for two consecutive years);

•	significant negative industry or economic trends;

•	knowledge of transactions involving the sale of similar property at amounts below our carrying value; or

•	our expectation to dispose of long-lived assets before the end of their estimated useful lives, even though the assets do not meet the criteria to be classified as “held for sale.”

The impairment test for long-lived assets requires us to assess the recoverability of our long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from our use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we would be required to record an impairment charge equal to the excess, if any, of net carrying value over fair value. Impairment charges are classified as a component of other income (expense), net in our consolidated statements of operations.

When we commit to a plan to dispose of long-lived assets by refranchising specific restaurants in their current condition at a price that is reasonable, and we believe completing the plan of sale within one year is probable without significant changes, we classify the assets as “held for sale”. Assets held for sale are recorded at the lower of their carrying value or fair value, less costs to sell. Impairments and gains (losses) associated with the eventual disposition of assets held for sale are classified as a component of other income (expenses), net in our consolidated statements of operations.

If we subsequently decide to retain a restaurant or group of restaurants previously classified as held for sale, the assets would be reclassified from assets held for sale at the lower of (a) their then-current fair value or (b) the carrying value at the date the assets were classified as held for sale, less the depreciation that would have been recorded since that date.

When assessing the recoverability of our long-lived assets, we make significant assumptions regarding estimated future cash flows, including restaurant sales, margins, operating costs and capital requirements, and sales proceeds to be expected from the residual value of asset groups. We also derive fair value estimates for impairment purposes based on Level 3 inputs derived from internal estimates, including our estimates of proceeds from planned refranchising transactions, where applicable. The assumptions used in recoverability tests and to estimate fair values involve a high degree of judgment and also bear a significant impact on accounting conclusions. We formulate estimates from historical experience and assumptions of future performance, based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge.

When assessing the recoverability of our long-lived assets, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and also bear a significant impact on the assessment conclusions. Included among these assumptions are estimating undiscounted future cash flows, including the projection of comparable sales, restaurant operating expenses, capital requirements for maintaining property and equipment and residual value of asset groups. We formulate estimates from historical experience and assumptions of future performance, based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge.

See Note 2 to our audited Consolidated Financial Statements included in this prospectus for additional information about accounting for long-lived assets.

Accounting for Income Taxes

We record income tax liabilities utilizing known obligations and estimates of potential obligations. A deferred tax asset or liability is recognized whenever there are future tax effects from existing temporary differences and operating loss and tax credit carry-forwards. When considered necessary, we record a valuation allowance to reduce deferred tax assets to the balance that is more likely than not to be realized. We must make estimates and judgments on future taxable income, considering feasible tax planning strategies and taking into account existing facts and circumstances, to determine the proper valuation allowance. When we determine that deferred tax assets could be realized in greater or lesser amounts than recorded, the asset balance and income statement reflect the change in the period such determination is made. Due to changes in facts and circumstances and the estimates and judgments that are involved in determining the proper valuation allowance, differences between actual future events and prior estimates and judgments could result in adjustments to this valuation allowance.

We file income tax returns, including returns for our subsidiaries, with federal, state, local and foreign jurisdictions. We are subject to routine examination by taxing authorities in these jurisdictions. We apply a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate available evidence to determine if it appears more likely than not that an uncertain tax position will be sustained on an audit by a taxing authority, based solely on the technical merits of the tax position. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settling the uncertain tax position.

Although we believe we have adequately accounted for our uncertain tax positions, from time to time, audits result in proposed assessments where the ultimate resolution may result in us owing additional taxes. We adjust our uncertain tax positions in light of changing facts and circumstances, such as the completion of a tax audit, expiration of a statute of limitations, the refinement of an estimate, and interest accruals associated with uncertain tax positions until they are resolved. We believe that our tax positions comply with applicable tax law and that we have adequately provided for these matters. However, to the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made.

We use an estimate of the annual effective tax rate at each interim period based on the facts and circumstances available at that time, while the actual effective tax rate is calculated at fiscal year-end.

See Note 10 to our audited Consolidated Financial Statements included in this prospectus for additional information about accounting for income taxes.

Insurance Reserves

We carry insurance to cover claims such as workers’ compensation, general liability, automotive liability, executive risk and property, and we are self-insured for healthcare claims for eligible participating employees. Through the use of insurance program deductibles (ranging from $0.1 million to $2.5 million) and self insurance, we retain a significant portion of the expected losses under these programs. Insurance reserves have been recorded based on our estimates of the anticipated ultimate costs to settle all claims, both reported and incurred-but-not-reported (IBNR).

Our accounting policies regarding these insurance programs include judgments and independent actuarial assumptions about economic conditions, the frequency or severity of claims and claim development patterns and claim reserve, management and settlement practices. Since there are many estimates and assumptions involved in recording insurance reserves, differences between actual future events and prior estimates and assumptions could result in adjustments to these reserves.

See Note 19 to the audited Consolidated Financial Statements included in this prospectus for additional information about accounting for our insurance reserves.

New Financial Accounting Standards Board (FASB) Accounting Standards Updates Issued But Not Yet Adopted

In December 2011, the FASB issued an accounting standards update that requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The amendments in this accounting standard update are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods, and includes disclosures to be applied retrospectively for all comparative periods presented. We have not yet determined the impact, if any, that the adoption of this accounting standard update will have on our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

We are exposed to market risks associated with currency exchange rates, interest rates and commodity prices. In the normal course of business and in accordance with our policies, we manage these risks through a variety of strategies, which may include the use of derivative financial instruments to hedge our underlying exposures. Our policies prohibit the use of derivative instruments for speculative purposes, and we have procedures in place to monitor and control their use.

Currency Exchange Risk

Movements in currency exchange rates may affect the translated value of our earnings and cash flow associated with our foreign operations, as well as the translation of net asset or liability positions that are denominated in foreign currencies. In countries outside of the United States where we operate Company restaurants, we generally generate revenues and incur operating expenses and selling, general and administrative expenses denominated in local currencies. These revenues and expenses are translated using the average rates during the period in which they are recognized and are impacted by changes in currency exchange rates. In many countries where we do not have Company restaurants our franchisees pay royalties to us in currencies other than the local currency in which they operate. However, as the royalties are calculated based on local currency sales, our revenues are still impacted by fluctuations in exchange rates.

The portion of the Term Loan Facility denominated in Euros will serve as a natural hedge against net assets denominated in Euros. Additionally, from time to time, we have entered into foreign currency forward contracts intended to economically hedge our income statement exposure to fluctuations in exchange rates associated with our intercompany loans denominated in foreign currencies and certain foreign currency-denominated assets.

We are exposed to losses in the event of nonperformance by counterparties on these forward contracts. We attempt to minimize this risk by selecting counterparties with investment grade credit ratings and regularly monitoring our market position with each counterparty.

During the quarter ended March 31, 2012, we entered into cross-currency rate swaps with an aggregate notional value of $230 million to hedge the net investment in a Swiss subsidiary, Burger King Europe. These swaps are contracts to exchange quarterly fixed-rate payments we make in Euros for quarterly fixed-rate payments we receive in U.S. dollars. Changes in the fair value of these instruments are immediately recognized in AOCI to offset the change in the value of the net investment being hedged. At March 31, 2012, the estimated fair value of our cross-currency rate swaps was a liability of $9.7 million. These instruments mature on an amortization schedule, with a final maturity of October 19, 2016.

A hypothetical 10% strengthening of the Euro relative to the U.S. dollar as of March 31, 2012, would result in a translation loss of $23.1 million within accumulated other comprehensive income. A hypothetical 10% weakening of the Euro relative to the U.S. dollar as of March 31, 2012, would result in a translation gain of $23.1 million within accumulated other comprehensive income. Gains (losses) on the net investment hedge recorded in accumulated other comprehensive income would be offset by a corresponding decrease (increase) in the carrying amount of our net investment in Burger King Europe. The effect of a uniform movement of all currencies by 10% is provided to illustrate a hypothetical scenario and related effect on operating income. Actual results will differ as foreign currencies may move in uniform or different directions and in different magnitudes.

Interest Rate Risk

We are exposed to changes in interest rates related to our term loans and Revolving Credit Facility, which bear interest at LIBOR/EURIBOR plus a spread, subject to a LIBOR/EURIBOR floor. Generally, interest rate changes could impact the amount of our interest paid and, therefore, our future earnings and cash flows, assuming other factors are held constant. To mitigate the impact of changes in LIBOR/EURIBOR, we entered into two deferred premium interest rate caps. At March 31, 2012, we had deferred premium interest rate cap agreements, which are denominated in U.S. dollars (notional amount of $1,431.6 million) and Euros (notional amount of €187.0 million) to effectively cap the annual interest expense applicable to our borrowings under the Credit Agreement at a maximum of 4.75% for U.S. Dollar-denominated borrowings and 5.0% for our Euro-denominated borrowings. At March 31, 2012, the deferred premium associated with the Cap Agreements was $36.3 million for the U.S. Dollar-denominated exposure and €5.6 million for the Euro-denominated exposure.

Under the terms of the Cap Agreements, if LIBOR/EURIBOR resets above the strike price, we will receive the net difference between the rate and the strike price. In addition, on quarterly settlement dates, we remit the deferred premium payment (plus interest) to the counterparty, whether LIBOR/EURIBOR resets above or below the strike price.

As a result of the Cap Agreements and LIBOR/EURIBOR floor in our Credit Agreement, at December 31, 2010, we effectively converted our variable rate debt into fixed rate debt and would not be impacted by a change in interest rates. As a result of the modification completed in February 2011, we are exposed to interest rate variability to the extent LIBOR moves between 1.5% and 1.75%. We are also exposed to losses in the event of nonperformance by the counterparty to these Cap Agreements. We attempt to minimize this risk by selecting a counterparty with investment grade credit ratings and regularly monitoring our market position with the counterparty.

Commodity Price Risk

We purchase certain products, including beef, chicken, cheese, french fries, tomatoes and other commodities which are subject to price volatility that is caused by weather, market conditions and other factors that are not considered predictable or within our control. Additionally, our ability to recover increased costs is typically limited by the competitive environment in which we operate. We occasionally take forward pricing positions through our suppliers to manage commodity prices. As a result, we purchase beef and other commodities at market prices, which fluctuate on a daily basis and may differ between different geographic regions, where local regulations may affect the volatility of commodity prices.

The estimated change in Company restaurant food, paper and product costs from a hypothetical 10% change in average prices of our commodities would have been approximately $51.1 million for 2011. The hypothetical change in food, paper and product costs could be positively or negatively affected by changes in prices or product sales mix.

BUSINESS

Overview

The Company is the indirect parent of Holdings, which in turn is the parent of BKC, a Florida corporation that franchises and operates fast food hamburger restaurants, principally under the Brand. We are the world’s second largest fast food hamburger restaurant, or FFHR, chain as measured by the total number of restaurants. As of March 31, 2012, we owned or franchised a total of 12,534 restaurants in 82 countries and U.S. territories, of which 1,285 restaurants were Company restaurants and 11,249 were owned by our franchisees. Of these restaurants, 5,339, or 43%, are located outside the U.S. and Canada and accounted for over 39% of our revenue as of December 31, 2011. Our restaurants feature flame-grilled hamburgers, chicken and other specialty sandwiches, french fries, soft drinks and other affordably-priced food items. During our more than 50 years of operating history, we have developed a scalable and cost-efficient quick service hamburger restaurant model that offers customers fast food at affordable prices.

We generate revenues from two sources: (1) retail sales at Company restaurants; and (2) franchise revenues, consisting primarily of royalties based on a percentage of sales reported by franchise restaurants and franchise fees paid by franchisees as well as property income we derive from properties we lease or sublease to our franchisees. Approximately 90% of our current restaurants are franchised and we have a higher percentage of franchise restaurants to Company restaurants than our major competitors in the FFHR category. We believe that our high percentage of franchise restaurants provides us with a strategic advantage because the capital required to grow and maintain the Burger King® system is funded primarily by franchisees. Our franchise dominated business model also presents a number of drawbacks and risks, such as our limited control over franchisees and limited ability to facilitate changes in restaurant ownership. In addition, our operating results are closely tied to the success of our franchisees, and we are dependent on franchisees to open new restaurants as part of our growth strategy.

Our History

BKC’s business dates back more than a half-century, having been founded in 1954 when James McLamore and David Edgerton opened the first Burger King restaurant in Miami, Florida. The Whopper® sandwich was introduced in 1957. In 2006, Holdings completed a successful initial public offering, and listed its stock on the New York Stock Exchange. On October 19, 2010, Worldwide which was owned by 3G, acquired Holdings and, as a result, we became a privately-held company once again.

Our Industry

We operate in the FFHR category of the quick service restaurant, or QSR, segment of the restaurant industry. In the United States, the QSR segment is the largest segment of the restaurant industry and has demonstrated steady growth over a long period of time. According to The NPD Group, Inc., which prepares and disseminates CREST® data, QSR sales have grown at an annual rate of 3% over the past 10 years, totaling approximately $240 billion for the 12-month period ended December 2011 and are projected to increase at an annual rate of 3% between 2011 and 2016.

According to The NPD Group, Inc., the FFHR category is the largest category in the QSR segment, generating sales of $69.8 billion in the United States for the 12-month period ended December 2011, representing 29% of total QSR sales. According to The NPD Group, Inc., sales for the FFHR category are expected to increase at an average rate of 4% per year over the next five years. For the 12-month period ended December 2011, Burger King accounted for approximately 12% of total FFHR sales in the United States.

Our Business Strategy

We believe there are significant opportunities for our Company and the entire Burger King system by:

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Accelerating international development: The expansion of our international restaurant network is an integral part of our global portfolio realignment project. As part of this project we expect to accelerate our international development with strategic partners and joint ventures. In 2011, we entered into a joint venture and master development agreement with a franchisee to drive development in Brazil and we are actively seeking strategic partners to accelerate our international expansion in other countries. Generally, these strategic arrangements grant one or more franchisees the exclusive right to develop and manage Burger King restaurants in a specific country or region in exchange for (1) substantial development commitments with annual targets, (2) significant upfront capital commitments, (3) minority equity interests and (4) board seats and/or governance/shareholder rights in the joint venture. We expect to focus our international expansion plans predominantly in high-growth emerging markets, including Brazil, China, Russia, Turkey, the Middle East, Africa, India and other countries where, among other things, we believe our current penetration is low relative to our potential. During 2011, the Burger King brand was expanded into Vietnam, Morocco, Slovenia, Macedonia and Luxembourg and we expect to introduce the Burger King brand in additional new markets during 2012 and beyond.

•	Driving sales and traffic in the U.S. and Canada: We have identified the following four pillars that we believe will enable us to drive future sales and traffic in the U.S. and Canada:

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Marketing Communications. We have established a data driven marketing process which is focused on driving restaurant sales and traffic, while targeting a broader consumer base with more inclusive messaging. Through our food-centric marketing communication strategy, we believe we can refocus our consumers on our food, which is our core asset.

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Menu. The strength of our menu has been built upon our signature flame-grilled cooking process, which we believe results in better-tasting burgers. Our menu strategy seeks to optimize our menu by focusing on our core products, such as our flagship Whopper® sandwich, while enhancing our menu to broaden our appeal to women, parties with kids and seniors. We have recently launched an initiative to focus on our food, expanding our product offerings especially in the snacking, dinner and breakfast day parts. As part of this initiative we have introduced 21 new or improved menu items, including fresh garden salads, crispy chicken strips and wraps, soft-serve ice cream and related deserts, real fruit frappes, expanded coffee offerings and crispy thick cut french fries. In addition, in the past six months over 94% of our U.S. franchisees have rolled out our new digital menu boards which are reducing costs and, we believe, driving sales and increasing the consistency of the BK experience.

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Operations. We have restructured our field teams through our “field optimization project,” to significantly increase our field presence and restaurant visits by reducing the span of control of our field teams and giving them responsibility for providing hands-on in-restaurant support. We believe that this reduction in the number of restaurants for which a field employee is responsible will improve all aspects of restaurant operations, including food quality, guest service, speed of service and restaurant cleanliness. We also redefined the role of a field employee to be that of a “business coach” who is responsible for closely working with the restaurant teams and franchisees to achieve their sales, profit, and operational goals. The field employees’ variable compensation is linked to the performance of those franchise restaurants. We believe that this “business coach” approach will ensure accountability and alignment with our franchisees. We have also launched standardized operational metrics to evaluate restaurants that focus on those core competencies which we believe will maximize the guest experience. We believe that enhancing our guests’ experience increases traffic to restaurants and provides us and our franchisees the opportunity to improve sales and margins.

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Image. We believe that our contemporary “20/20 design,” which draws inspiration from our signature flame-grilled cooking process, will drive same store sales, higher profits and strong return on invested capital. To encourage franchisees to commit to these remodeling efforts, we developed a lower cost remodeling alternative to the standard “20/20 design” which incorporates all the key elements of a standard remodel, at approximately 40% to 50% lower cost. We also provide our franchisees in the United States with financial incentives and access to a third-party financing program to assist them in their remodeling efforts. Our goal is to have 40% of the U.S. system restaurants reimaged within the next three years. As of May 15, 2012, assuming completion of the Carrols transaction, U.S. franchisees have committed to remodel approximately 1,000 restaurants in the next 18 months and 450 additional restaurants in the next 3.5 years.

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Driving corporate-level G&A efficiencies: We are focused on identifying opportunities to drive corporate-level general and administrative (“G&A”) efficiencies by (1) maintaining our “Zero Based Budgeting” program, which is a method of annual planning designed to build a strong ownership culture by requiring departmental budgets to estimate and justify costs and expenditures from a “zero base,” rather than focusing on the prior year’s base, and (2) tying a portion of management’s incentive compensation specifically to our G&A budget. See “Management’s Discussion and Analysis of Results of Operations” in this prospectus.

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Aggressively pursuing refranchising opportunities: As part of our global portfolio realignment project, we are aggressively pursuing opportunities to refranchise our domestic and international Company restaurants to new and existing franchisees, with the goal of approaching a 100% franchised system. In connection with these refranchisings, we consider the cash price as well as the franchisee’s remodeling and development commitments. We believe that a highly franchised business model will make our business less capital intensive, enhance margins, increase the stability of our profits as royalty streams are a percentage of franchise revenue and are not impacted by cost fluctuations and reduce our exposure to commodity cost pressures. Furthermore, we believe that a highly franchised model will increase system-wide sales since franchisees have better knowledge of the local market, are entrepreneurial, and have more “skin in the game.” Finally, we believe that a highly franchised model will allow management to focus on strategic issues such as brand and menu development, international expansion and marketing which will benefit the Burger King system and have a positive effect on our overall results of operation.

Global Operations

We operate in four operating segments: (i) the U.S. and Canada; (ii) Europe, the Middle East and Africa, or EMEA; (iii) Latin America and the Caribbean, or LAC and (iv) Asia Pacific, or APAC. For additional financial information about geographic segments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our restaurants are limited-service restaurants of distinctive design and are generally located in high-traffic areas. We believe our restaurants appeal to a broad spectrum of consumers, with multiple day parts appealing to different customer groups.

United States and Canada (U.S. and Canada)

As of March 31, 2012, we had 934 Company restaurants and 6,554 franchise restaurants operating in the U.S. and Canada.

Our Company restaurants in the U.S. and Canada generated $1.2 billion in revenues during 2011, or 75% of our total U.S. and Canada revenues and 50% of our total worldwide revenues.

We grant franchises to operate restaurants using Burger King trademarks, trade dress and other intellectual property, uniform operating procedures, consistent quality of products and services and standard procedures for inventory control and management. Our growth and success have been built, in significant part, upon our substantial franchise operations. We franchised our first restaurant in 1961, and as of March 31, 2012, there were 6,554 franchise restaurants, owned by 709 franchise operators, in the U.S. and Canada. We earned

$100.3 million in franchise and property revenues in the U.S. and Canada during 2011, or 58% of our total worldwide franchise and property revenues. Franchisees report gross sales on a monthly basis and pay royalties based on reported sales.

Europe, the Middle East and Africa (EMEA)

EMEA is the second largest region in the Burger King system behind the U.S. and Canada, as measured by number of restaurants. As of March 31, 2012, EMEA had 2,916 restaurants in 37 countries and territories, including 159 Company restaurants located in Germany, the U.K., and Spain. While Germany continues to be the largest market in EMEA with 677 restaurants as of March 31, 2012, Turkey is one of our fastest growing markets with net openings of 21 restaurants during the three months ended March 31, 2012. We have expanded our network of restaurants in EMEA over the past few years via contiguous growth in Central and Eastern Europe and the Middle East and Africa, including entry into the Czech Republic, Russia and Oman. Throughout the EMEA region, we continue to evaluate opportunities to accelerate development, including through the establishment of master franchisees with exclusive development rights and joint ventures with new and existing franchisees.

Our Company restaurants in EMEA generated $330.7 million in revenues during 2011, or 63% of our total EMEA revenues and 14% of our total worldwide revenues.

We earned $194.9 million in franchise and property revenues in EMEA during 2011, or 28% of our total worldwide franchise and property revenues. Certain EMEA markets, including Hungary and Portugal, are operated by a single franchisee, while others, such as the U.K., Germany and Spain, have multiple franchisees.

Latin America and the Caribbean (LAC)

As of March 31, 2012, we had 1,228 restaurants in 29 countries and territories in LAC. There were 97 Company restaurants in LAC, all located in Mexico, and 1,131 franchise restaurants in the segment as of March 31, 2012. Mexico is the largest market in this segment, with a total of 414 restaurants as of March 31, 2012, or 37% of the region. We believe that there are significant growth opportunities in South America. In July 2011, we formed a joint venture with a new franchisee in Brazil and granted the joint venture exclusive development rights for the country.

Asia Pacific (APAC)

As of March 31, 2012, APAC had 902 restaurants in 14 countries and territories, including China, Singapore, Malaysia, Thailand, Australia, Philippines, New Zealand, South Korea, Indonesia and Japan. In APAC, we have 64 Company restaurants, all of which are located in China and Singapore, and 838 franchise restaurants. Australia is the largest market in APAC, with 349 restaurants as of March 31, 2012, all of which are franchised and operated under Hungry Jack’s®, a brand that we own in Australia and New Zealand. Australia is the only market in which we operate under a brand other than Burger King. We believe there is significant opportunity to grow the Brand in existing and new markets in APAC.

Franchise Agreements

General. We grant franchises to operate restaurants using Burger King trademarks, trade dress and other intellectual property, uniform operating procedures, consistent quality of products and services and standard procedures for inventory control and management. For each franchise restaurant, we generally enter into a franchise agreement covering a standard set of terms and conditions. Recurring fees consist of monthly royalty and advertising payments. The worldwide weighted average royalty rate for Fiscal 2009, Fiscal 2010 and 2011 was 4.05%, 4.07% and 4.14%, respectively. Franchise agreements are not assignable without our consent, and we have a right of first refusal if a franchisee proposes to sell a restaurant. Defaults (including non-payment of royalties or advertising contributions, or failure to operate in compliance with the terms of the Manual of Operating Data) can lead to termination of the franchise agreement. These transactions must meet our minimum approval criteria to ensure that franchisees are adequately capitalized and that they satisfy certain other requirements.

U.S. and Canada. In the U.S. and Canada, we typically enter into a separate franchise agreement for each restaurant. The typical franchise agreement in the U.S. and Canada has a 20-year term (for both initial grants and renewals of franchises) and contemplates a one-time franchise fee of $50,000 which must be paid in full before the restaurant opens for business, or in the case of renewal, before expiration of the current franchise term. Most existing franchise restaurants pay a royalty of 4% in the U.S. and 4.5% in Canada. Since June 2003, most new franchise restaurants opened and franchise agreements renewed in the United States generated royalties at the rate of 4.5% of gross sales for the full franchise term. The weighted average royalty rate in the U.S. and Canada was 4.0% as of December 31, 2011. In addition to their royalties, franchisees in the U.S. and Canada are generally required to make a contribution to the advertising fund equal to a percentage of gross sales, typically 4%, on a monthly basis. In 2011, we offered franchisees reduced up front franchise fees and limited-term royalty rate reductions to accelerate development of new restaurants. In addition, in an effort to improve the image of our restaurants in the U.S., we offered U.S. franchisees reduced up front franchise fees and limited-term royalty and advertising fund rate reductions to remodel restaurants in our 20/20 image.

International. Internationally, we typically enter into franchise agreements for each restaurant with an up front franchise fee of $50,000 per restaurant and monthly royalties and advertising contributions each of up to 5% of gross sales. However, in many of our international markets, we have granted either master franchise agreements or development agreements that provide franchisees broader development rights and obligations. In Australia and Turkey, we have entered into master franchise agreements with a franchisee in each country which permits that franchisee to sub-franchise restaurants within its territory. In New Zealand and certain Middle East and Persian Gulf countries, we have entered into arrangements with franchisees under which they have agreed to nominate third party franchisees to develop and operate restaurants within their respective territories under franchise agreements with us. As part of these arrangements, the franchisees have agreed to provide certain support services to third party franchisees on our behalf, and, in some cases, we have agreed to share royalties and franchise fees paid by such third party franchisees. We have also entered into exclusive development agreements with franchisees in a number of international markets. In addition, we have established a joint venture with a new franchisee to accelerate development in Brazil, and we expect to continue to use this investment vehicle as one of the strategies to increase our presence globally.

Franchise Restaurant Leases. We typically do not own the land or the building associated with our franchise restaurants and our standard franchise agreement does not contain a lease component. Rather, to the extent that we lease or sublease the property to a franchisee, we will enter into a separate lease agreement. For properties that we lease from third-party landlords and sublease to franchisees, leases generally provide for fixed rental payments and may provide for contingent rental payments based on a restaurant’s annual gross sales. Franchisees who lease land only or land and building from us do so on a “triple net” basis. Under these triple net leases, the franchisee is obligated to pay all costs and expenses, including all real property taxes and assessments, repairs and maintenance and insurance. As of December 31, 2011, we leased or subleased to franchisees 997 properties in the U.S. and Canada and 84 properties internationally, primarily sites located in the U.K. and Germany. These properties represented approximately 15% and 20%, respectively, of our total franchise restaurant count in such regions. We do not own or lease any properties to franchisees in APAC or LAC.

Product Offerings and Development

The strength of our menu has been built on the brand equities of allowing consumers to customize their hamburgers “their way” and using our distinct flame-grilled cooking platform to make better tasting hamburgers. We intend to continue to focus on our core products, and to drive average check and traffic, while improving menu options through new product launches, including additional healthy products. We have introduced, and expect to continue to introduce, new menu offerings which will complement our core products. Product innovation begins with an intensive research and development process that analyzes each potential new menu item, including market tests to gauge consumer taste preferences, and includes an ongoing analysis of the economics of food cost, margin and final price point. We believe new product development is critical to our long-term success.

As part of our commitment to providing nutritional alternatives to our customers with children, we are part of the Council for Better Business Bureau’s (CBBB) Children Food and Beverage Advertising Initiative (CFBAI) in 2007 and pledged to restrict 100 percent of national advertising aimed at children under 12 to BK® Kids Meals that meet stringent nutrition criteria. In the U.S., we currently have three existing BK®Kids Meal lunch/dinner options that meet these strict nutritional criteria and a breakfast meal for children. BKC also provides BK Positive Steps™ nutrition materials in restaurants nationwide, has transitioned to zero grams of artificial trans fat in all ingredients and cooking oils in the U.S., and has partnered with the National Restaurant Association’s “Kids Live Well” program and USDA to promote MyPlate information to both kids and adults. In 2011, we also launched the BK Crown TM/MC program, a consumer loyalty program which provides activities and games for children and the opportunity to give back to the community.

Operating Procedures

All of our restaurants must adhere to strict standardized operating procedures and requirements which we believe are critical to the image and success of the Burger King brand. Each restaurant is required to follow the Manual of Operating Data, an extensive operations manual containing mandatory restaurant operating standards, specifications and procedures prescribed from time to time to assure uniformity of operations and consistently high quality products at Burger King restaurants. In the U.S. and Canada, we recently implemented a field optimization project to expand and enhance our field organization to better support our franchisees in an effort to drive sales, increase profits and improve restaurant operations.

Restaurant Design and Image

System-wide, our restaurants consist of several different building types with various seating capacities, including free-standing buildings, as well as restaurants located in airports, strip malls and shopping malls, toll road rest areas and educational and sports facilities. Our 20/20 restaurant design, which we have adopted throughout the system, draws inspiration from our signature flame-grilled cooking process and incorporates a variety of innovative elements to a backdrop that evokes the industrial look of corrugated metal, brick, wood and concrete. Our goal is to have 40% of our U.S. system restaurants remodeled to our 20/20 image within the next three years. In 2011, we instituted an initiative in the U.S. to accelerate the pace of 20/20 image remodels by offering financial incentives to franchisees, including an extension on their franchise term and a reduced royalty period, and access to a third-party financing program to assist them in their remodeling efforts. To encourage franchisees to commit to these remodeling efforts, we also developed a lower cost remodeling alternative to the standard “20/20 design” which incorporates all the key elements of a standard remodel, at approximately a 40% to 50% lower cost, which we believe will drive the same meaningful sales lifts to improve the return on capital. In addition, in connection with our global portfolio realignment project, we typically require franchisees to commit to make remodeling commitments. As of May 15, 2012, assuming completion of the Carrols transaction, U.S. franchisees have committed to remodel approximately 1,000 restaurants in the next 18 months and 450 additional restaurants in the next 3.5 years. These commitments represent approximately 20% of the system-wide restaurants in the United States. These commitments are contractual provisions set forth in either the franchise agreement or the refranchising agreement and the franchisee would incur financial penalties if it failed to meet its remodeling commitments.

New Restaurant Development

U.S. and Canada. We employ a sophisticated and disciplined market planning and site selection process through which we identify trade areas and approve restaurant sites throughout the U.S. and Canada that we believe provides for quality expansion. We have established a development committee to oversee all new restaurant development within the U.S. and Canada. Our development committee’s objective is to ensure that every proposed new restaurant location is carefully reviewed and that each location meets the stringent requirements established by the committee, which include factors such as site accessibility and visibility, traffic patterns, signage, parking, site size in relation to building type and certain demographic factors.

International. In several of our international markets, there is a single franchisee that owns and operates all of the restaurants within a country. In those international markets that are not allocated to a single franchisee, our market planning and site selection process is managed by regional teams, who are knowledgeable about the local market.

Advertising and Promotion

We believe sales in the QSR segment can be significantly affected by the frequency and quality of advertising and promotional programs. We believe that three of our major competitive advantages are our strong brand equity, market position and our global franchise network which allow us to drive sales through our advertising and promotional programs.

Our current global marketing strategy is based on a food-centric marketing communication approach to refocus our consumers on our core asset: our food. We have established a data driven marketing process which is clearly focused on driving restaurant sales and traffic, while targeting a broader consumer base with more inclusive messaging. Our prior “Big Burger-Focused” menu and advertising targeted the male 18-35 year old segment, which represents only 17% of the QSR market. We believe that by effectively communicating and offering products that appeal to a broader consumer base including women, parties with kids and seniors, we have the opportunity to meaningfully increase sales. We concentrate our marketing on television advertising, which we believe is the most effective way to reach our customers. We also use radio and internet advertising and other marketing tools on a more limited basis. Rather than committing to one agency, we have established a roster of competing advertising agencies, which we believe generates better ideas and reduces costs.

In the U.S. and Canada and those international markets where we operate Company restaurants, we and our franchisees make monthly contributions, generally 4% to 5% of restaurant gross sales, to Company managed advertising funds. In many markets where we do not have Company restaurants, franchisees make this contribution into a franchisee managed advertising fund. In other markets, the Company manages the advertising fund. As part of our global marketing strategy, we provide these franchisees with advertising support and guidance in order to deliver a consistent global brand message. Advertising contributions are used to pay for expenses relating to marketing, advertising and promotion, including market research, production, advertising costs, sales promotions and other support functions. In addition to the mandated advertising fund contributions, U.S. franchisees may elect to participate in certain local advertising campaigns at the Designated Market Area level by making contributions beyond those required for participation in the national advertising fund.

In the United States and in those other countries where we have Company restaurants or manage the advertising fund, we coordinate the development, budgeting and expenditures for all marketing programs, as well as the allocation of advertising and media contributions, among national, regional and local markets, subject in the United States to minimum expenditure requirements for media costs and certain restrictions as to new media channels. We are required, however, under our U.S. franchise agreements, to discuss the types of media in our advertising campaigns and the percentage of the advertising fund to be spent on media with the recognized franchisee association, currently the National Franchisee Association, Inc. In the U.S. and certain other markets, we typically conduct a non-binding poll of our franchisees before introducing any nationally- or locally-advertised price or discount promotion to gauge the level of support for the campaign.

Supply and Distribution

We establish the standards and specifications for most of the goods used in the development and operation of our restaurants and for the direct and indirect sources of supply of most of those items. These requirements help us assure the quality and consistency of the food products sold at our restaurants and protect and enhance the image of the Burger King system and the Burger King brand.

In general, we approve the manufacturers of the food, packaging and equipment products and other products used in Burger King restaurants, as well as the distributors of these products to Burger King restaurants.

Franchisees are generally required to purchase these products from approved suppliers and distributors. We consider a range of criteria in evaluating existing and potential suppliers and distributors, including product and service consistency, delivery timeliness and financial condition.

Restaurant Services, Inc., or RSI, is a not-for-profit, independent purchasing cooperative formed in 1992 to leverage the purchasing power of the Burger King system in the United States. As the purchasing agent for the Burger King system in the United States, RSI negotiates the purchase terms for most equipment, food, beverages (other than branded soft drinks) and other products such as promotional toys and paper products used in our restaurants. RSI is also authorized to purchase and manage distribution services on behalf of the Company restaurants and franchisees who appoint RSI as their agent for these purposes. As of December 31, 2011, RSI was appointed the distribution manager for approximately 94% of the restaurants in the United States. A subsidiary of RSI acts as purchasing agent for food and paper products for our Company and franchise restaurants in Canada under a contract with us. As of March 31, 2012, the following four distributors, Reinhart Foodservice, MBM Foodservice, Maines Paper and Shamrock Foodservice, serviced over 85% of U.S. system restaurants and the loss of any one of these distributors would likely adversely affect our business: Reinhart Food Service, MBM Foodservice, Maines Paper and Shamrock Foodservice.

There is currently no designated purchasing agent that represents franchisees in our international regions. We approve suppliers and distributors and use similar standards and criteria to evaluate international suppliers that we use for U.S. suppliers. Franchisees may propose additional suppliers, subject to our approval and established business criteria.

In 2000, we entered into long-term exclusive contracts with soft drink vendors to supply Company restaurants and franchise restaurants with their products, which obligate Burger King restaurants in the United States to purchase a specified number of gallons of soft drink syrup. These volume commitments are not subject to any time limit. As of December 31, 2011, we estimate that it will take approximately 14 years for these purchase commitments to be completed. If these agreements were terminated, we would be obligated to pay an aggregate amount equal to approximately $242.9 million as of March 31, 2012 based on an amount per gallon for each gallon of soft drink syrup remaining in the purchase commitment and certain other costs.

Quality Assurance

We are focused on achieving a high level of guest satisfaction through the periodic monitoring of restaurants for compliance with our operations platforms. We measure our customer experience principally through Guest Trac®, a rating system based on survey data submitted by our customers. We review the overall performance of our operations platforms and focuses on evaluating and improving restaurant operations and guest satisfaction.

We have uniform operating standards and specifications relating to selection of menu items, maintenance and cleanliness of the premises and employee conduct. In addition, all Burger King restaurants are required to be operated in accordance with quality assurance and health standards which we establish, as well as standards set by federal, state and local governmental laws and regulations. These standards include food preparation rules regarding, among other things, minimum cooking and holding times and temperatures, sanitation and cleanliness. Additionally, we and an independent outside vendor administer the Restaurant Food Safety certification, which is intended to bring heightened awareness to food safety, and includes immediate follow-up procedures to take any action needed to protect the safety of our customers.

We closely supervise the operation of all of our Company restaurants to help ensure that standards and policies are followed and that product quality, guest service and cleanliness of the restaurants are maintained. In the U.S. and Canada, we recently implemented a field optimization project to significantly increase our field presence, which we believe will help improve restaurant operations. Detailed reports from management information systems are tabulated and distributed to management on a regular basis to help maintain compliance. In addition, we conduct scheduled and unscheduled inspections of Company and franchise restaurants throughout the Burger King system.

Intellectual Property

We own valuable intellectual property including trademarks, service marks, patents, copyrights, trade secrets and other proprietary information. As of March 31, 2012, we owned approximately 4,037 trademark and service mark registrations and applications and approximately 1,241 domain name registrations around the world, some of which are of material importance to our business. Depending on the jurisdiction, trademarks and service marks generally are valid as long as they are used and/or registered. We also have established the standards and specifications for most of the goods and services used in the development, improvement and operation of Burger King restaurants. These proprietary standards, specifications and restaurant operating procedures are trade secrets owned by us. Additionally, we own certain patents relating to equipment used in our restaurants and provide proprietary product and labor management software to our franchisees. Patents are of varying duration.

Competition

We operate in the FFHR category of the QSR segment of the broader restaurant industry. We compete in the United States and internationally with many well-established food service companies on the basis of product choice, quality, affordability, service and location. Our competitors include a variety of independent local operators, in addition to well-capitalized regional, national and international restaurant chains and franchises. In the FFHR industry our principal competitors are McDonald’s Corporation, or McDonald’s, and The Wendy’s Company, or Wendy’s, as well as regional hamburger restaurant chains, such as Carl’s Jr., Jack in the Box and Sonic. To a lesser extent, we also compete for consumer dining dollars with national, regional and local (i) quick service restaurants that offer alternative menus, (ii) casual and “fast casual” restaurant chains, and (iii) convenience stores and grocery stores. Furthermore, the restaurant industry has few barriers to entry, and therefore new competitors may emerge at any time.

Government Regulation

We are subject to U.S. and international laws affecting the operation of our restaurants. Each of our restaurants must comply with licensing requirements and regulations by a number of governmental authorities, which include zoning, health, safety, sanitation, building and fire agencies in the jurisdiction in which the restaurant is located. Our restaurant operations are also subject to domestic and international laws governing union organizing, working conditions, work authorization requirements, health insurance, overtime and wages. Domestically, federal and state laws govern the rates at which our hourly employees are paid. Internationally, many countries provide employees with significant protections regarding their salaries. We are also subject to the regulations of the U.S. Citizenship and Immigration Services and U.S. Immigration and Customs Enforcement, and tariffs and regulations on imported commodities and equipment and laws regulating foreign investment.

We are subject to laws relating to information security, privacy, cashless payments and consumer credit, protection and fraud. An increasing number of governments and industry groups worldwide have established data privacy laws and standards for the protection of personal information, including social security numbers and financial information.

In the U.S., our facilities must comply with the Americans with Disabilities Act, or the ADA, which requires that all public accommodations and commercial facilities meet federal requirements related to access and use by disabled persons. As described more fully under “Legal Proceedings,” we recently reached a settlement in an action in California alleging that all of the Burger King restaurants in California leased by the Company and operated by franchisees violated accessibility requirements under federal and state law.

The offer and sale of franchises are subject to the rules and regulations of the Federal Trade Commission, or the FTC, and various state laws and similar foreign agencies. A number of states in which we are currently franchising regulate the sale of franchises and require registration of the franchise disclosure document with state authorities and the delivery of a franchise disclosure document to prospective franchisees. We are currently operating under exemptions from registration in several of these states based upon our net worth and experience. These state laws often limit, among other things, the duration and scope of non-competition provisions, the ability of a franchisor to terminate or refuse to renew a franchise and the ability of a franchisor to designate sources of supply.

As a manufacturer and distributor of food products, we are subject to food safety regulations, including supervision by the U.S. Food and Drug Administration and its international equivalents, which govern the manufacture, labeling, packaging and safety of food. In addition, we may become subject to legislation or regulation seeking to tax and/or regulate high-fat, high-calorie and high-sodium foods, particularly in the United States, the U.K. and Spain. Certain counties, states and municipalities, such as California, Vermont, New York City, and King County, Washington, have approved menu labeling legislation that requires restaurant chains to provide caloric information on menu boards, and menu labeling legislation has also been adopted on the federal level. Regulators in Canada and in other countries are proposing to take steps to reduce the level of exposure to acrylamide, a potential carcinogen that naturally occurs in the preparation of foods such as french fries.

Public interest groups and lawmakers have increasingly focused on the marketing of high-calorie, high-fat and high-sodium foods to children in a stated effort to combat childhood obesity. For example, regulators in the U.K. have adopted restrictions on television advertising of foods high in fat, salt or sugar targeted at children. In addition, laws have been enacted in certain places that limit distribution of free toy premiums only to customers purchasing kids’ meals that meet certain nutritional requirements. The federal public attorney in Sao Paulo, Brazil filed a civil lawsuit against Burger King and other fast food restaurant companies in June 2009 to prohibit promotional sales of toys in our restaurants in Brazil. We have signed the EU Pledge, which is a voluntary commitment to the European Commission to change our advertising to children under the age of 12 in the European Union.

Environmental Matters

We are subject to various federal, state and local environmental regulations. Various laws concerning the handling, storage and disposal of hazardous materials and restaurant waste and the operation of restaurants in environmentally sensitive locations may impact aspects of our operations; however, compliance with applicable environmental regulations is not believed to have a material effect on capital expenditures, financial condition, results of operations, or our competitive position. Increased focus by U.S. and overseas governmental authorities on environmental matters is likely to lead to new governmental initiatives, particularly in the area of climate change. To the extent that these initiatives caused an increase in our supplies or distribution costs, they may impact our business both directly and indirectly. Furthermore, climate change may exacerbate adverse weather conditions which could adversely impact our operations and/or increase the cost of our food and other supplies in ways which we cannot predict at this time.

Seasonal Operations

Our business is moderately seasonal. Restaurant sales are typically higher in the spring and summer months when weather is warmer than in the fall and winter months. Restaurant sales during the winter are typically highest in December, during the holiday shopping season. Our restaurant sales and Company restaurant margins are typically lowest during the winter months, which include February, the shortest month of the year. Furthermore, adverse weather conditions can have material adverse effects on restaurant sales. The timing of religious holidays may also impact restaurant sales. Because our business is moderately seasonal, results for any one quarter are not necessarily indicative of the results that may be achieved for any other quarter or for the full fiscal year.

Our Employees

As of December 31, 2011, we had approximately 34,248 employees in our Company restaurants and our restaurant support centers.

Properties

Our global restaurant support center and U.S. headquarters is located in Miami, Florida and consists of approximately 213,000 square feet which we lease. We extended the Miami lease for our global restaurant support center in May 2008 through September 2018 with an option to renew for one five-year period. We lease properties for our EMEA headquarters in Zug, Switzerland and our APAC headquarters in Singapore. We believe that our existing headquarters and other leased and owned facilities are adequate to meet our current requirements.

The following table presents information regarding our restaurant properties as of December 31, 2011:

		Leased
	Owned(1)	Land	Building/ Land & Building	Total Leases	Total
United States and Canada:
Company restaurants	295	201	443	644	939
Franchisee-operated properties	467	323	207	530	997
Non-operating restaurant locations	—	—	45	45	45
Offices and other(2)	—	—	5	5	5

Total	762	524	700	1,224	1,986

International:
Company restaurants	14	47	295	342	356
Franchisee-operated properties	4	3	77	80	84
Non-operating restaurant locations	—	1	7	8	8
Offices and other(2)	1	—	14	14	15

Total	19	51	393	444	463

(1)	Owned refers to properties where we own the land and the building.
(2)	Other properties include a consumer research center and storage facilities.

Legal Proceedings

Ramalco Corp. et al. v. Burger King Corporation, No. 09-43704CA05 (Circuit Court of the Eleventh Judicial Circuit, Dade County, Florida). On July 30, 2008, BKC was sued by four Florida franchisees over our decision to mandate extended operating hours in the United States. The plaintiffs sought damages, declaratory relief and injunctive relief. The court dismissed the plaintiffs’ original complaint in November 2008. In December 2008, the plaintiffs filed an amended complaint. In August 2010, the court entered an order reaffirming the legal bases for dismissal of the original complaint, again holding that BKC had the authority under its franchise agreements to mandate extended operating hours. In February 2012, the plaintiffs filed a notice of voluntary dismissal with prejudice without either side paying any financial compensation or any change to BKC’s extended hours policy.

Castenada v. Burger King Corp. and Burger King Corporation, No. CV08-4262 (U.S. District Court for the Northern District of California). On September 10, 2008, a class action lawsuit was filed against the Company in the United States District Court for the Northern District of California. The complaint alleged that all 96 Burger King restaurants in California leased by the Company and operated by franchisees violate accessibility requirements under federal and state law. In September 2009, the court issued a decision on the plaintiffs’ motion for class certification. In its decision, the court limited the class action to the 10 restaurants visited by the named plaintiffs, with a separate class of plaintiffs for each of the 10 restaurants and 10 separate trials. In March 2010, the Company agreed to settle the lawsuit with respect to the 10 restaurants and, in July 2010, the court gave final approval to the settlement. In February 2011, a class action lawsuit styled Vallabhapurapu v. Burger King

Corporation, No. C11-00667 (U.S. District Court for the Northern District of California) was filed with respect to the other 86 restaurants. In early 2012, BKC agreed to settle the lawsuit for $19 million, with $15.2 million of that amount to be funded by the insurers for BKC and the franchisees of the 86 restaurants and the balance to be funded by BKC. The parties are in the process of signing the settlement documents which will be submitted to the court for approval in early June 2012.

From time to time, we are involved in other legal proceedings arising in the ordinary course of business relating to matters including, but not limited to, disputes with franchisees, suppliers, employees and customers, as well as disputes over our intellectual property.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Our amended and restated bylaws, which will become effective upon the completion of the Merger, will provide that the number of directors constituting the Company’s board of directors shall be not less than three nor more than 15, which number may be increased or decreased from time to time by resolution of the Company’s board of directors. The term of office of each director will be one year and each director will continue in office until his or her earlier death, resignation or removal or until a successor has been elected and qualified.

The following table sets forth the name, age (as of June 7, 2012), principal occupation of, and other information of those individuals who are expected to be directors of the Company following the completion of the Merger:

Name	Age	Position
Alexandre Behring	45	Director
Martin E. Franklin	47	Director
Paul J. Fribourg	58	Director
Bernardo Hees	42	Chief Executive Officer and Director
Alan Parker	65	Director
Carlos Alberto Sicupira	61	Director
Marcel Herrmann Telles	62	Director
Alexandre Van Damme	50	Director

As discussed under “Security Ownership of Certain Beneficial Owners and Management,” Mr. Behring is the managing director of 3G Capital, and Messrs. Behring, Hees, Sicupira and Telles are directors of 3G Capital. 3G Capital will, following completion of the Merger, indirectly control the Company. Messrs. Behring, Sicupira and Telles are members of the five-member investment committee of 3G Capital, which is empowered to make decisions with respect to 3G Capital’s investments, including the Company.

Biographical information concerning the directors of the Company following completion of the Merger is set forth below.

Alexandre Behring. Mr. Behring has served on the board of Worldwide and Holdings since October 2010 and as Chairman since November 2010. Since 2004, Mr. Behring has also served as the managing partner and director of 3G Capital. Previously, Mr. Behring spent 10 years at GP Investments, Latin America’s largest private-equity firm, including eight years as a partner and member of the firm’s Investment Committee. He served for seven years, from 1998 through 2004, as CEO of American Latina Logistica (ALL), Latin America’s largest railroad and logistics company. He served as a director of ALL until December 2011. Mr. Behring also serves as an alternate director of Lojas Americanas S.A., a retail chain operator based in Brazil. From July 2008 to May 2011, Mr. Behring served as a director of CSX Corporation, a U.S. rail-based transportation company.

Mr. Behring has experience in executive roles at private equity firms and as chief executive officer for a large railroad and logistics company. He has knowledge of strategy and business development, finance, risk assessment, logistics and leadership development.

Martin E. Franklin. Mr. Franklin is a Non-Executive Director of Justice. Mr. Franklin is also the founder and Executive Chairman of Jarden Corporation, a broad-based consumer products company. Mr. Franklin was appointed to Jarden’s board of directors in June 2001 and served as Jarden’s Chairman and Chief Executive Officer from September 2001 until June 2011, at which time he began service as Executive Chairman. Mr. Franklin is also a principal and executive officer of a number of private investment entities. Mr. Franklin also served as the Chairman and/or Chief Executive Officer of three public companies, Benson Eyecare

Corporation, Lumen Technologies, Inc. and Bollé Inc. between 1992 and 2000. Mr. Franklin also serves as a director of Promotora de Informaciones, S.A. During the last five years, Mr. Franklin previously served as a director of the following public companies: Apollo Investment Corporation, Liberty Acquisition Holdings (International) Company, GLG Partners, Inc., Kenneth Cole Productions, Inc. and Chairman of the board of directors of Liberty Acquisition Holdings Corp.

Mr. Franklin has experience as the founder, chief executive officer and chairman of a broad-based consumer products company and as a principal and executive officer of a number of private investment companies. Mr. Franklin also has experience as a director of multiple public and private companies in various industries. He has knowledge of strategy and business development, finance, marketing and consumer insights, risk assessment, leadership development and succession planning.

Paul J. Fribourg. Mr. Fribourg has served on the board of Worldwide and Holdings since October 2010. Mr. Fribourg has served as the Chairman and Chief Executive Officer of Continental Grain Company, an international agribusiness and investment company with investments in poultry, pork and beef businesses, among others, since 1997. Prior to taking this role, he held a variety of positions with increasing responsibility, from Merchandiser and Product Line Manager to Group President and Chief Operating Officer. Mr. Fribourg has been a director of Loews Corporation, a large diversified holding company, since 1997. Mr. Fribourg is also a director of Estee Lauder Companies, Inc., one of the world’s leading manufacturers and marketers of quality skin-care, make-up, fragrances and hair products, and Apollo Global Management, LLC, an alternative investment management firm. He was a director of Smithfield Foods, Inc., the world’s largest pork producer and processor, from 2007 until 2009, Power Corporation of Canada, a diversified management and holding company, from 2005 until 2008, Premium Standard Farms, Inc., a subsidiary of Smithfield Foods, Inc., from 1998 until 2006, and Vivendi, S.A., a French international media conglomerate, from 2003 until 2006.

Mr. Fribourg has experience as the chief executive officer of an international agribusiness and investment company and as a director of multiple public and private companies in various industries. He has knowledge of strategy and business development, finance, corporate governance, risk assessment and leadership development.

Bernardo Hees. Mr. Hees has served on the board of Worldwide and Holdings since November 2010 and is their Chief Executive Officer. Mr. Hees previously served as Chief Executive Officer of ALL from January 2005 until September 2010 and continues to serve as a member of its board of directors. Mr. Hees joined ALL in 1998 as a logistics analyst, subsequently holding various positions, including operational planning manager, chief financial officer and commercial officer, and, in 2004, held the position of Director-Superintendent. Mr. Hees holds a degree in Economics from the Pontifícia Universidade Católica (Rio de Janeiro), an MBA from the University of Warwick, England, and, in 2005, he concluded an Owner/President Management course at Harvard Business School.

Mr. Hees has experience as chief executive officer of BKC and for a large railroad and logistics company. He has knowledge of strategy and business development, finance, marketing and consumer insight, risk assessment, leadership development and succession planning.

Alan Parker. Mr. Parker joined Mothercare PLC, a leading global retailer of products and services for mothers and young children, as Chairman in August 2011 and has recently led a strategic and structural review of that company. Mr. Parker retired as Chief Executive of Whitbread PLC on his sixty fourth birthday in November 2010 after 18 years with the company. Whitbread, in the FTSE100, is the UK’s largest hotel and restaurant company. Mr. Parker was educated at the University of Surrey (BSc), where he is now a Visiting Professor, and is a graduate of the Harvard Business School’s Advanced Management Program and a Fellow of the Institute of Hospitality. In June 2011, Mr. Parker was elected President of the British Hospitality Association and became Chairman in May 2012. He is a Non-Executive Director of Jumeirah Group LLC, Kesa Electricals PLC and Justice Holdings Limited. Before joining Whitbread, Mr. Parker spent ten years with Bass Plc as Senior Vice President of Holiday Inn Europe, Middle East and Africa based in Brussels, and prior to that, Managing Director Europe of Crest Hotels based in Frankfurt.

Mr. Parker has experience as the chairman of a leading global retailer of consumer products and services and as a senior executive of several large hotel and restaurant companies. He has knowledge of strategy and business development, finance, marketing and consumer insights, supply chain management and distribution, leadership development and succession planning.

Carlos Alberto Sicupira. Mr. Sicupira has served on the board of Worldwide and Holdings since October 2010. Mr. Sicupira is one of the founding Principal Partners of 3G Capital and continues to serve as a board member. Mr. Sicupira also serves as a member of the board of directors of Anheuser-Busch InBev. Mr. Sicupira has been Chairman of Lojas Americanas, one of South America’s largest retailers, since 1981, where he served as Chief Executive Officer until 1992. He has also served as a board member of Quilmes Industrial S.A., an Argentine brewery and the exclusive bottler and distributor of PepsiCo products in Argentina and Uruguay, and as a member of the Board of Dean’s Advisors of Harvard Business School since 1998. He also serves on the boards of Fundação Brava and Fundação Estudar, not-for-profit foundations in Brazil.

Mr. Sicupira has experience as the chief executive officer of a large South American retailer and as a director of multiple public and private companies in various industries. He has knowledge of strategy and business development, marketing and consumer insights, supply chain management and distribution and finance.

Marcel Herrmann Telles. Mr. Telles has served on the board of Worldwide and Holdings since October 2010. Mr. Telles is one of the founding Principal Partners of 3G Capital and continues to serve as a board member. He also serves as a member of the board of directors of Anheuser-Busch InBev. He has served on the board of directors of AmBev, a Brazilian brewing company, since 2000. He has also served as a member of the board of directors of Lojas Americanas S.A., and as Chief Executive Officer of Companhia Cervejaria Brahma (which became AmBev in 2002) from 1989 to 1999. He has also served as a director of Quilmes Industrial S.A. Since 2009, he has been a member of the Advisory Board of ITAU-UNIBANCO, a banking conglomerate based in Brazil. He also serves on the board of directors of Fundação Estudar, a not-for-profit foundation in Brazil, and on the board of directors of ISMART, a not-for-profit foundation.

Mr. Telles has experience as the chief executive officer of a large brewing company and major consumer brand and as a director of multiple public and private companies in various industries. He has knowledge of strategy and business development, finance, supply chain management and distribution and leadership development.

Alexandre Van Damme. Mr. Van Damme has served on the board of Worldwide and Holdings since December 2011. Mr. Van Damme has served as a member of the board of directors of Anheuser-Busch InBev since 1992. He joined the beer industry early in his career and held various operational positions within Interbrew, a large Belgian-based brewing company that merged with Anheuser-Busch to form Anheuser-Busch InBev, until 1991, including Head of Corporation Planning and Strategy. He has managed several private venture holding companies and is currently a director of Patri S.A. (Luxembourg). He is also a board member of UCB S.A., a Belgian pharmaceutical company, and an administrator of the InBev Baillet-Latour Fund, a foundation that encourages social, cultural, artistic, technical, sporting and philanthropic achievements, as well as a director of Delete Blood Cancer US (DBC US), previously called DKMS, the largest bone marrow donor center in the world, and a member of the Insead International Council and Solvay Business School Consultative Council. Mr. Van Damme graduated from Solvay Business School in Brussels.

Mr. Van Damme has experience as an executive of a large brewing company that is a major consumer brand as well as experience in managing several private venture holding companies. He has knowledge of strategy and business development, risk assessment and leadership development.

Executive Officers

The following sets forth name, age (as of June 7, 2012), and other information of those individuals who are executive officers of Holdings and who are expected to be executive officers of the Company following the completion of the Merger:

Name	Age	Position
Bernardo Hees	42	Chief Executive Officer and Director
Daniel S. Schwartz	31	EVP, Chief Financial Officer
Flavia Faugeres	41	EVP, Global Chief Marketing Officer
Steven M. Wiborg	42	EVP and President of North America
José E. Cil	42	EVP and President of Europe, Middle East and Africa
José D. Tomas	44	President of Latin America & Caribbean, EVP and Chief People Officer
Jacqueline Friesner	39	VP, Controller and Chief Accounting Officer
Jill Granat	46	SVP, General Counsel and Secretary

Biographical information of the executive officers of the Company following the completion of the Merger is set forth below:

Bernardo Hees. Mr. Hees’ biographical information is set forth above.

Daniel S. Schwartz. Mr. Schwartz was appointed as Executive Vice President and Chief Financial Officer of Holdings in December 2010, effective January 1, 2011. Mr. Schwartz joined Holdings in October 2010 as Executive Vice President, Deputy Chief Financial Officer. Since January 2008, Mr. Schwartz has been a partner with 3G Capital, where he was responsible for managing 3G Capital’s private equity business. He joined 3G Capital in January 2005 as an analyst and worked with the firm’s public and private equity investments until November 2010. From March 2003 until January 2005, Mr. Schwartz worked for Altair Capital Management, a hedge fund located in Stamford, Connecticut, and served as an analyst in the mergers and acquisitions group at Credit Suisse First Boston from June 2001 to March 2003. Mr. Schwartz is a director of 3G Capital.

Flavia Faugeres. Ms. Faugeres was appointed as Executive Vice President, Global Chief Marketing Officer of Holdings in September 2011. From January 1, 2008 until June 2011, Ms. Faugeres was a partner at Trueh Consultoria em Negocios Ltda, a marketing consulting firm in São Paulo, Brazil which provided consulting services to Holdings from January 2011 until June 2011. From May 2006 until December 2007, Ms. Faugeres served as senior partner at NIDEIAS, a marketing consulting firm in Sao Paulo. From January 2004 until February 2006, Ms. Faugeres served as vice president of market intelligence at InBev, a brewing company created in 2004 from the merger of the Belgian company Interbrew and the Brazilian company AmBev.

Steven M. Wiborg. Mr. Wiborg has served as Executive Vice President and President of North America of Holdings since October 2010. Before joining BKC, Mr. Wiborg was President and Chief Executive Officer of Heartland Food Corporation, one of the Burger King system’s largest franchise operators. He held the position of Chief Operating Officer from 2003 to 2006 and was then named President and Chief Executive Officer in December 2006. Prior to joining Heartland, Mr. Wiborg was an owner/operator of 56 Hardee’s restaurants.

José E. Cil. Mr. Cil has served as Executive Vice President and President of Europe, Middle East and Africa of Holdings since November 2010. Prior to this role, Mr. Cil was Vice President and Regional General Manager for Wal-Mart Stores, Inc. in Florida from February 2010 to November 2010. From September 2008 to January 2010, Mr. Cil served as Vice President of Company Operations of Holdings and from September 2005 to September 2008, he served as Division Vice President, Mediterranean and NW Europe Divisions, EMEA of Holdings. Mr. Cil has been with BKC since 2000.

José D. Tomas. Mr. Tomas was appointed President of Latin America & Caribbean and EVP and Chief People Officer of Holdings in February 2011 and served as Executive Vice President and Chief People Officer since November 2010. Mr. Tomas was previously vice president of human resources of Holdings from April 2006 until November 2010. Since joining BKC in November 2004, Mr. Tomas has held multiple roles with the company. Immediately prior to joining BKC, he held human resources positions with Ryder System Inc. Previously, Mr. Tomas held human resources positions with Publix Super Markets.

Jacqueline Friesner. Ms. Friesner was appointed Vice President, Controller and Chief Accounting Officer of Holdings in March 2011. Prior to her appointment, Ms. Friesner served as Senior Director, Global Accounting and Reporting of Holdings from December 2010 until March 2011 and as Director, Global and Technical Accounting of Holdings from November 2009 until December 2010. From October 2002 until December 2010, Ms. Friesner served in positions of increasing responsibility with the company. Before joining Holdings in October 2002, Ms. Friesner was an audit manager at PricewaterhouseCoopers in Miami, Florida.

Jill Granat. Ms. Granat was appointed Senior Vice President, General Counsel and Secretary of Holdings in February 2011, effective in March 2011. Prior to her appointment, Ms. Granat was vice president and assistant general counsel of Holdings from July 2009 until March 2011. Ms. Granat joined BKC in 1998 as a member of the legal department and served in positions of increasing responsibility with the company.

Corporate Governance

Director Independence

Under the New York Stock Exchange (“NYSE”) listing standards, including the Independence Standards, a director qualifies as independent if the Board of Directors affirmatively determines that the director has no material relationship with us. While the focus of the inquiry is independence from management, the Board is required to broadly consider all relevant facts and circumstances in making an independence determination. Following the Merger, we expect that the Board will determine that each of the directors other than Mr. Hees is an independent director, as set forth in the Independence Standards.

Board Committees

Upon completion of the Merger, we will be a controlled company under the New York Stock Exchange corporate governance standards. As a controlled company we will be exempt from the requirement that we have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purposes and responsibilities. However, we expect that upon completion of the merger, the Board of Directors will have established an Audit Committee, a Compensation Committee and an Executive Committee. The members of each committee will be appointed by the Board and serve one-year terms. Each committee will establish a written charter to set forth the committee’s purpose, membership criteria, powers and responsibilities and provides for the annual evaluation of the committee’s performance. We intend to post a copy of our charters on our website at www.bk.com.

Audit Committee

The Audit Committee will assist the Board in its oversight of (i) the integrity of our financial statements, (ii) the qualifications, independence and performance of our independent registered public accounting firm, (iii) the performance of the internal audit function, and (iv) compliance by us with legal and regulatory requirements and our compliance program. The Audit Committee will be responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm.

Upon completion of the Merger, the composition of the Board and its committees will be subject to the independence standards set forth under the New York Stock Exchange listing standards (the “Independence Standards”). We expect that the members of the Audit Committee will be              following the Merger. We

expect that the Board will determine that each of              is an independent director, as set forth in the Independence Standards, and the independence standards mandated by Section 301 of the Sarbanes-Oxley Act and those set forth in Rule 10A-3 of the Exchange Act (collectively, the “Audit Committee Independence Standards”). We also expect that the Board will determine that              qualifies as an “audit committee financial expert” as defined by the applicable SEC regulations.

Compensation Committee

The Compensation Committee will be responsible to the Board of Directors for establishing and overseeing our compensation philosophy and for overseeing our executive compensation policies and programs generally. As part of this responsibility, the Compensation Committee will: (i) administer our executive compensation programs; (ii) evaluate the performance of the CEO and each CEO direct report; (iii) oversee and set compensation for the CEO and each CEO direct report; (iv) make decisions relating to the issuance of equity; and (v) review our management succession plan.

The Compensation Committee’s charter will describe the Compensation Committee’s responsibilities. The Compensation Committee and the Board of Directors are expected to review the charter annually. Upon completion of the Merger, the members of the Compensation Committee are expected to be             . We expect that the Board will determine that              are independent under the Independence Standards.

Executive Committee

Upon completion of the Merger, we expect to establish an Executive Committee of the Board of Directors. The Executive Committee is expected to have authority under its charter to exercise the powers and rights of the Board and to take any action that could be taken by the Board (except if prohibited by applicable law and regulation) if the amounts associated with such actions do not individually exceed a specified limit, other than intercompany transactions which are expected to be unlimited as to amount.

Upon completion of the Merger, we expect the members of the Executive Committee to be             .

Because 3G will hold a majority of the Company’s Common Stock following completion of the Transactions, we will be a “controlled company” for purposes of the applicable New York Stock Exchange rules. Accordingly, we do not currently intend to establish a separate nominating and corporate governance committee, and nomination, and corporate governance functions will be managed by the full board of directors until the rules change, we cease to be a “controlled company” or we otherwise determine to do so. In addition, although we currently intend to establish a separate compensation committee of the board of directors, we will not be required to do so for so long as the “controlled company” exemption applies to us and we will not be prohibited from dissolving the Compensation Committee.

Codes of Ethics

Upon completion of the Merger, we expect to adopt a Code of Business Ethics and Conduct, a Code of Conduct for Directors and a Code of Business Ethics and Conduct for Vendors each of which we intend to post within the Investor Relations section of our internet website at www.bk.com. We also expect to adopt upon completion of the Merger a Code of Ethics for Executive Officers that will apply to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as other executive officers. We intend to post the Code of Ethics for Executive Officers on our website at www.bk.com under “Company Info—Investor Relations—Corporate Governance—Governance Documents” following completion of the Merger. We also intend to provide disclosure of any amendments of our Code of Ethics for Executive Officers or waivers, to the extent that such waiver applies to our Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, on our website within four business days following the date of the amendment or waiver.

EXECUTIVE COMPENSATION

Introduction

This Executive Compensation section discusses the executive compensation policies, plans and objectives of Worldwide and Holdings for periods prior to the consummation of the Transactions. Accordingly, references in this section to the “Compensation Committee” are to the Compensation Committees of Holdings and Worldwide (the members of which are the same) and all references in this section to equity grants are to those of Worldwide. Additionally, references in this section to “we”, “us”, “our” and “the Company” are to Holdings and BKC. Upon completion of the Merger, all equity grants of Worldwide will be assumed by, and converted into equity grants of, New Holdco, and will be governed by a new omnibus incentive compensation plan that New Holdco intends to establish.

Compensation Discussion and Analysis

General Overview

This Compensation Discussion and Analysis, or CD&A, describes our compensation philosophy, how the Compensation Committee establishes executive compensation, the objectives of our various compensation programs, how performance metrics are selected for the various components of our compensation programs and how the performance of our CEO and other Named Executive Officers, or NEOs, is evaluated and results in the level of compensation awarded under the various components of our compensation program.

As used in this CD&A and the Compensation Tables, the following terms have the following meanings:

•	“BKC” is Burger King Corporation, a Florida corporation.

•	The “CEO” is Bernardo Hees, our Chief Executive Officer.

•	“Compensation Committee” means the Compensation Committees of the Boards of Directors of Worldwide and Holdings.

•	The “NEOs” are the following executives:

•	Bernardo Hees, a member of the Board of Directors and our CEO;

•	Daniel Schwartz, Chief Financial Officer;

•	Steven Wiborg, President, North America;

•	José Cil, President, Europe, Middle East and Africa;

•	Jonathan Fitzpatrick, EVP, Chief Brand and Operations Officer (resigned effective June 1, 2012); and

•	Natalia Franco, former EVP, Global Chief Marketing Officer (through March 10, 2011).

Generally, our compensation program has continued the overall approach of our pre-3G Acquisition compensation program, modified as appropriate to reflect that we have been a privately-owned company with public debt. On February 2, 2011, the Board of Directors of Worldwide adopted the Burger King Worldwide Holdings, Inc. 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”), and determined that all future equity grants and cash incentives for employees of BKC and its subsidiaries would be made pursuant to the 2011 Omnibus Plan.

Our compensation philosophy is based on pay-for-performance and meritocratic principles, which incorporate the Company’s achievement of specific goals as well as achievement by employees of individual performance goals. Our compensation programs are generally designed to support our business initiatives by:

•	rewarding superior financial and operational performance;

•	placing a significant portion of compensation at risk if performance goals are not achieved;

•	aligning the interests of the NEOs with those of 3G Capital, which controls Worldwide; and

•	enabling us to attract, retain and motivate top talent.

In making determinations about compensation, the Compensation Committee places a great emphasis on the following factors specific to the relevant individual and his or her role:

•	performance and long-term potential; and

•	nature and scope of the individual’s responsibilities and his or her effectiveness in supporting our long-term goals.

Oversight of Executive Compensation Programs

Role of Compensation Committee

Subsequent to the closing of the 3G Acquisition, the Company became a privately-held company and wholly-owned subsidiary of Worldwide, a privately-held company. Consequently, during 2011 the Company was not required to have a compensation committee. However, Worldwide decided to continue with a compensation committee at both Holdings and Worldwide. The members of Worldwide’s Compensation Committee and the Holdings’ Compensation Committee are the same, and these Compensation Committees act jointly to make compensation decisions, although the Worldwide’s Compensation Committee is responsible for overseeing, and awarding grants under, the 2011 Omnibus Plan.

The Compensation Committee is responsible to the Board of Directors for establishing and overseeing our compensation philosophy and for overseeing our executive compensation policies and programs generally. See “Directors and Executive Officers—Corporate Governance” for a description of the roles and responsibilities of our Compensation Committee.

Role of Executives in Establishing Compensation

Our Chief Information and Performance Officer (“CIPO”) administers our retirement, severance and other benefit plans and trusts, with oversight and supervision by the Compensation Committee. In addition, our CEO and Chief People Officer make recommendations to the Compensation Committee regarding job leveling and grading for the NEOs and other senior level employees. Our Chief People Officer is responsible for our management succession plan for these employees. The CEO, Chief Financial Officer and General Counsel attend Compensation Committee meetings, although they leave the meetings during discussions and deliberations of individual compensation actions affecting them personally and during the Compensation Committee’s executive sessions. The Compensation Committee has delegated to our CEO the right to determine the compensation and other terms of employment of the executives who report directly to the CEO, with the exception of equity grants which must be approved by the Compensation Committee. Accordingly, the employment terms of each of these executives were the result of negotiations between Mr. Hees and the executive. Neither Mr. Hees nor Mr. Schwartz is a party to an employment agreement with the Company.

Elements of Compensation and Benefit Programs

To achieve our policy goals, the Compensation Committee utilizes the following components of compensation: base salary, annual cash incentives, long-term equity incentives and benefits. Different elements of the total compensation package serve different objectives. Competitive base salaries and benefits are designed to attract and retain employees by providing them with a stable source of income and security over time. Annual cash incentives are performance-based and designed to motivate and reward employees who contribute positively towards our business strategy and achieve their individual performance objectives. Annual cash incentives are only paid if we achieve our minimum financial goals for the calendar year. The use of equity compensation supports the objectives of encouraging stock ownership and aligning the interests of the NEOs with those of

3G Capital. However, we do not make annual equity grants. Rather, equity grants to the NEOs are made at the discretion of the Compensation Committee, and equity grants for all other employees are made at the CEO’s discretion. As part of our commitment to partnering with our executives, in addition to equity grants, we provide our officers, including our NEOs, the ability to invest a portion of the cash bonus that they receive into equity of the Company and leverage that investment through the issuance of matching stock options.

Base Salary

We provide base salaries to recognize the skills, competencies, experience and individual performance that each NEO brings to his or her position. The Compensation Committee annually reviews the base salary of the CEO and each other NEO. The Compensation Committee considers various factors such as the relevant employment agreement, the executive’s performance and responsibilities, leadership and years of experience, competitive salaries within the marketplace for similar positions, and his or her total compensation package. In light of the 3G Acquisition and the recent tenure of most of the executive team, there were no across-the-board base salary increases for the NEOs in 2011.

In February 2011, Jonathan Fitzpatrick assumed the newly created role of Executive Vice President, Chief Brand and Operations Officer with responsibility for global operational standards, global product marketing and innovation and global insights. In recognition of Mr. Fitzpatrick’s expanded role, on April 11, 2011, the Board of Directors of the Company approved an increase in his base salary from $350,000 to $400,000, effective April 22, 2011. On December 8, 2011, the Compensation Committee approved an increase in the base salary of Daniel Schwartz, our Chief Financial Officer, effective February 1, 2012, from $400,000 to $500,000, as the Compensation Committee determined that this was necessary in order to make his base salary competitive for his CFO role and to compensate him for his expanded responsibilities in the area of development in 2012.

Annual Cash Incentive Program

The NEOs are eligible to receive an annual performance-based cash bonus based on the Company’s performance and their individual performance. For 2011, annual cash incentives were awarded under the 2011 Annual Bonus Program, which was implemented under the 2011 Omnibus Plan. This annual cash incentive is calculated for each eligible employee as a percentage of his or her base salary, based on Company and individual performance, as set forth below. We must achieve the minimum financial targets established for a year in order for any payments to be made in that year.

Plan Design

The formula for determining an eligible employee’s cash incentive under the 2011 Annual Bonus Program (the “Bonus Payout”) is set forth below.

Target Bonus	X	Achievement Percentage	X	Global Multiplier	=	Bonus Payout

Target Bonus: For Messrs. Cil, Fitzpatrick and Wiborg, their respective employment agreements establish the annual target cash bonus opportunity or “target bonus”, which is expressed as a percentage of current base salary. A participant’s “Target Bonus” is his or her current base salary, multiplied by his or her target bonus percentage. On April 11, 2011, the Board of Directors approved an increase in Mr. Fitzpatrick’s target bonus from 120% to 140%, effective January 1, 2011. The 2011 target bonus for each NEO, expressed as a percentage of base salary, was as follows:

•	Bernardo Hees, 200%

•	Daniel Schwartz, 150%

•	Jose Cil, 150%

•	Jonathan Fitzpatrick, 140%

•	Steven Wiborg, 150%

•	Natalia Franco, 120%

Due the nature of the CEO’s role and responsibilities, the CEO’s target bonus as a percentage of his base salary is greater than that of the other NEOs.

Achievement Percentage: An executive’s Achievement Percentage is made up of two components: Business Achievement and Individual Achievement, each of which is weighted 50% of the Achievement Percentage.

“Business Achievement” means the level of financial performance of the Company against worldwide, regional, country or division targets established by the Company for that year based on the scope of a participant’s role within the Company. For 2011, the Compensation Committee chose EBITDA (earnings before interest, taxes, depreciation and amortization) as the financial measure used to evaluate Business Achievement. EBITDA, which is a non-GAAP measure, is used by our management as a supplemental internal measure for planning and forecasting expectations in our business groups and for evaluating actual results against such expectations. We selected EBITDA as the measure for Business Achievement to facilitate performance comparisons from period to period.

Annually, we establish worldwide EBITDA threshold, target and maximum performance levels and regional EBITDA threshold and target performance levels. The Company must achieve at least 80% of the worldwide EBITDA target performance level in order for any payments to be made under the Annual Bonus Program and the Company must reach at least 80% of each other EBITDA target in order for a payment with respect to that target to be payable. The maximum payout for regional EBITDA targets is 100%, while the maximum payout for the worldwide EBITDA target is 120%. Our EBITDA performance levels are set using forecasted currency exchange rates and then adjusted at the end of the fiscal year to bring actual results back to these forecasted rates, thereby eliminating any benefit or detriment due to fluctuations in currency exchange rates. The Compensation Committee then adjusts EBITDA to eliminate the impact of one-time nonrecurring charges or other items that the Compensation Committee believes are not reflective of our overall financial performance. We refer to our EBITDA, after adjustment for currency fluctuations and those adjustments approved by the Compensation Committee, as “Incentive EBITDA.”

Given the roles and worldwide scope of responsibility of Messrs. Fitzpatrick, Hees and Schwartz, Business Achievement was measured for each of these NEOs based on worldwide EBITDA. For Messrs. Cil and Wiborg, of the 50% allocated to Business Achievement, 20% was measured on worldwide EBITDA and 30% was measured on the EBITDA of their geographic areas of responsibility, which is the EMEA region for Mr. Cil and the North America region for Mr. Wiborg.

“Individual Achievement” means a participant’s overall achievement of his or her MBOs, or Management by Objective, expressed as a percentage of completion (with 100% being completion of all MBOs). If a participant’s Individual Achievement is less than 50%, then he or she will not receive a bonus payout for that year even if the Business Achievement target is met. In addition, each participant at the level of director and above must work in a Burger King restaurant for a week during the year in order to receive a bonus payout for that year. At the end of each year, the Compensation Committee evaluates the CEO and reviews the individual performance evaluations that the CEO completed for each other NEO. In 2011, each NEO had approximately five MBOs with at least 15 key performance indicators, or KPIs, that were evaluated to measure performance of the relevant MBO. Each KPI was expressed as a percentage of completion (with 100% being full completion of a KPI). The KPIs included both quantitative and qualitative metrics associated with the responsibilities of each individual NEO. No KPI represented more than 10% of the Achievement Percentage for any of the NEOs. In 2011, each NEO earned an Individual Achievement Percentage of at least 60%, and four of the five NEOs earned an Individual Achievement Percentage of 80% or more.

Global Multiplier: The Company has established a “minimum”, “target” and “maximum” Global Multiplier to adjust the bonus payout based upon performance against the worldwide EBITDA growth targets established by the Company. The “minimum” level represents an 80% payout, the “target” level represents a 100% payout, and the “maximum” level represents a 120% payout. If actual worldwide Incentive EBITDA falls between the minimum level and target level, the Global Multiplier would be between 80% and 100%. Likewise, to the extent worldwide Incentive EBITDA falls between the target level and the maximum level, the Global Multiplier would be between 100% and 120%.

Overriding Payment Qualifier: If the Company does not achieve the minimum free cash flow target established by the Company for 2011, then the bonus payout for all participants will be reduced by 30%. For 2011, we exceeded the 2011 free cash flow target.

ZBB Qualifier: If the 2011 budget established by the Company for a function head or region is exceeded, then no participant within that function or region, as applicable, will receive a bonus payout for 2011. During 2011, none of the regions or function heads exceeded their respective budgets.

CEO Adjustment: Our Board has granted the CEO the authority to adjust the overall bonus payout for Executive Vice Presidents up or down by a maximum of 15% based on a qualitative evaluation of Company and individual performance, provided that the overall payout to Executive Vice Presidents as a whole does not exceed what would have been payable to the Executive Vice Presidents assuming actual Business Achievement and Individual Achievement of 100%. In addition, the Compensation Committee may adjust the bonus payout for the CEO based on similar considerations.

2011 Performance

Our minimum performance, target performance and maximum performance levels under the 2011 Bonus Program were based on our Board-approved budget and business plan for 2011 and these performance levels as well as the actual Incentive EBITDA performance, as adjusted by the Compensation Committee, were as follows:

2011 EBITDA Performance Levels ($ in millions)

Performance Metric	Threshold	Target	Maximum	Incentive EBITDA
Worldwide EBITDA	542.4	565.2	587.5	593.5
North America EBITDA	467.0	468.5	N/A	467.5
EMEA EBITDA	127.9	137.9	N/A	148.8

As discussed above, the calculation of Incentive EBITDA for 2011 started with our actual EBITDA for 2011, was adjusted to bring actual results back to the forecasted currency exchange rates and then was adjusted (i) for those items that we exclude in our reported Adjusted EBITDA and (ii) for those additional items, including the impact of purchase accounting and gains from the sale of certain assets, that the Compensation Committee determined were not reflective of our overall financial performance. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Events and Factors Affecting Comparability of Results of Operations.”

For 2011, our Global Multiplier was 120% based on the Company’s worldwide Incentive EBITDA performance. Upon evaluation of the Company’s strong worldwide and regional Incentive EBITDA, and the Individual Achievement of each of the NEOs, the CEO exercised his authority to upwardly adjust the bonus payout of each other NEO by the following percentages: Mr. Wiborg, 7%; Mr. Schwartz, 5%; Mr. Fitzpatrick 9% and Mr. Cil, 2%. Upon evaluation of the strong financial and operational performance of the Company and the Individual Achievement of the CEO, the Compensation Committee exercised its authority to upwardly adjust the CEO’s bonus payout for 2011 by 2%. The actual bonus amounts are set forth in the 2011 Summary Compensation Table included in this prospectus. As discussed below, all of the NEOs elected to use a portion of their cash bonus to purchase millishares (or .001 of one full share) of the common stock of Worldwide, which, we believe, demonstrates our NEOs’ alignment with 3G Capital and their confidence in the long-term success of the Company.

Under the 2011 Annual Bonus Program, a participant must be employed by the Company on December 31, 2011 to be entitled to receive a bonus, unless the participant dies prior to the end of 2011 or was employed by the Company for at least six months during 2011, in which case he or she will be eligible to receive a bonus on a pro rata basis. In January 2012, the Compensation Committee approved the 2012 Annual Bonus Program, which is substantially the same as the 2011 Annual Bonus Program except that a participant must be employed by the Company prior to October 1st and on the bonus payment date to be entitled to any incentive compensation under the 2012 Annual Bonus Program. In addition, if a participant’s position or scope of responsibility changes on or before March 31st, the annual bonus calculation will assume that the participant has been in the new position for the entire year.

Long-Term Equity Incentives

The Company does not grant annual equity incentives to its executives. Rather, equity grants to the CEO and officers at the level of executive vice president are made at the discretion of the Compensation Committee, and equity grants for all other employees are made at the CEO’s discretion. During 2011, the Company granted options to all of the NEOs. The original exercise price of these options was $15.82 per millishare of Common Stock (.001 of one full share) of Worldwide (“Worldwide Common Stock”). In October 2011, the Board of Directors of Worldwide approved a return of capital distribution to the shareholders of Worldwide, including 3G, in the amount of $393.4 million (the “Special Dividend”), which was paid on December 16, 2011 using the proceeds of the Discount Notes sold in April 2011. See Note 20 to Worldwide’s audited Consolidated Financial Statements included in this prospectus. As a result of the Special Dividend, the Compensation Committee approved a reduction in the exercise price of these options to $11.89 per millishare. Further details of these option grants are provided in the 2011 Grants of Plan-Based Awards Table below.

In February 2012, officers of BKC and its subsidiaries were offered an opportunity under the 2011 Omnibus Plan to use up to the lesser of 50% of their pre-tax cash bonus or 100% of their after-tax bonus to purchase millishares of Worldwide Common Stock (“Investment Shares”). All applicable taxes were paid on the bonus, and the purchase of Investment Shares was made using after-tax dollars. The minimum investment was $10,000, and the Investment Shares were fully vested upon issuance. Officers who elected to participate received a number of Investment Shares having a value equal to the bonus amount forgone, based on a purchase price of $11.89 for each Investment Share, as established by the Compensation Committee.

Officers who elected to purchase Investment Shares in lieu of a portion of their cash bonus also received stock options based on the percentage of their bonus converted to Investment Shares and their level within the organization (“Bonus Matching Options”). Messrs. Hees, Schwartz and Wiborg elected to convert 50% of their pre-tax cash bonus to Investment Shares. Mr. Cil elected to convert 50% of his after-tax cash bonus to Investment Shares, and Mr. Fitzpatrick elected to convert $50,000 of his cash bonus to Investment Shares. Since all of the NEOs are at the level of EVP and above, we applied a multiplier of 2x to calculate the number of Bonus Matching Options that each NEO was eligible to receive. With the exception of Mr. Fitzpatrick, each NEO’s Bonus Matching Options was calculated by multiplying his gross bonus by 50%, multiplying this amount by 2 and then dividing the total by $11.89, which is the exercise price per millishare. For Mr. Fitzpatrick, we converted his $50,000 investment amount to a percentage of his after-tax bonus, and multiplied this percentage by his gross bonus. This number was then multiplied by 2 and the total was divided by $11.89. The Bonus Matching Options were granted on February 21, 2012 and will cliff vest on December 31, 2016.

The following table sets forth, for each NEO, the portion of his bonus used to purchase Investment Shares (the “Conversion Amount”), the number of Investment Shares purchased, the number of Bonus Matching Options and the grant date fair value of the Bonus Matching Options granted to such NEO:

Name	Conversion Amount ($)	Number of Investment Shares	Number of bonus Matching Options(#)	Grant Date Fair Value ($)
Bernardo Hees	825,000	69,386	138,772	271,993
Daniel Schwartz	374,999	31,539	63,078	123,633
Jose Cil	287,594	24,188	75,693	148,358
Jonathan Fitzpatrick	49,997	4,205	13,231	25,933
Steven Wiborg	374,999	31,539	63,078	123,633

The Bonus Matching Options will be reportable in the 2012 Summary Compensation Table and 2012 Grants of Plan-Based Awards Table.

Upon completion of the Merger, all outstanding restricted stock units and options to purchase common stock of Worldwide will be assumed by New Holdco and converted, at the ratios specified in the Agreement, into restricted stock units with respect to the Common Stock of New Holdco and options to acquire New Holdco Common Stock, respectively.

Executive Benefits and Perquisites

In addition to base salary, annual cash bonuses and long-term equity incentives, we provided and continue to provide (except as set forth below) the following executive benefit programs to our NEOs and other executives:

Executive Retirement Program

The Executive Retirement Program (“ERP”) is a non-qualified excess benefits program available to senior-level U.S. employees. This program permits voluntary deferrals of up to 50% of base salary and 100% of cash bonus until retirement or termination of employment. Deferrals become effective once an executive has reached his or her applicable 401(k) contribution limit. Amounts deferred, up to a maximum of 6% of base salary, are matched by us on a dollar-for-dollar basis. All of our contributions vest ratably over the three-year period beginning on the date the employee commences employment. Effective January 1, 2012, we elected to cease future participant deferrals and our contributions in the ERP.

Executive Life Insurance Program

The Executive Life Insurance Program provides life insurance coverage which is paid by us and allows our U.S. executives to purchase additional life insurance coverage at their own expense. Coverage for our NEOs, which is paid by us, is limited to the lesser of $1.3 million or 2.75 times base salary. Further details are provided in the 2011 All Other Compensation Table.

Executive Health Plan

The Executive Health Plan is offered to all of our NEOs except Mr. Cil and serves as a fully insured supplement to the medical plan provided to all BKC employees. Out-of-pocket costs and expenses for deductibles, coinsurance, dental care, orthodontia, vision care, prescription drugs, and preventative care for an NEO and his or her eligible dependents are reimbursed up to an annual maximum of $100,000. Mr. Cil is on temporary assignment outside of the U.S. and receives medical and dental coverage through Cigna International.

The Company pays the premiums for this insurance coverage, which pays 100% of most of Mr. Cil’s medical and dental expenses and those of his eligible dependents. Further details are provided in the 2011 All Other Compensation Table.

Certain Other Benefits

BKC also maintains a comprehensive benefits program consisting of retirement income and health and welfare plans, which are available to the NEOs on the same basis as all other full-time employees. The objective of the program is to provide full time employees with reasonable and competitive levels of financial support in the event of retirement, death, disability or illness, which may interrupt the eligible employee’s employment or income received as an active employee. BKC’s health and welfare plans consist of life, disability and health insurance benefit plans that are available to all eligible full-time employees. BKC also provides a 401(k) plan that is available to all eligible full-time U.S. employees. The 401(k) plan includes a matching feature of up to 6% of the employee’s base salary. Commencing January 1, 2012, the Company match has been reduced to 4% of the employee’s base salary.

Employment Agreements

We have employment agreements in place with José Cil, our EVP, President of EMEA, Jonathan Fitzpatrick, our EVP, Chief Brand and Operations Officer and Steven Wiborg, our EVP, President of North America. Prior to her departure, we had an employment agreement in place with Natalia Franco, our former Chief Global Marketing Officer. The terms of these employment agreements are discussed below. As stated above, neither Mr. Hees nor Mr. Schwartz is a party to an employment agreement with the Company.

Employment Agreements with Messrs. Cil, Fitzpatrick and Wiborg

Messrs. Cil, Fitzpatrick and Wiborg are subject to employment agreements with BKC. In the case of Messrs. Cil and Fitzpatrick, the initial term of their employment agreements expired on December 31, 2011. In the case of Mr. Wiborg, the initial term of his employment agreement expired on October 24, 2011. Each executive’s employment agreement automatically extended for an additional one-year period and will continue to be so extended unless BKC provides notice of non-renewal at least 90 days prior to the expiration of the relevant period. These NEOs currently receive annual base salaries of $520,000 for Mr. Wiborg, $500,000 for Mr. Cil and $400,000 for Mr. Fitzpatrick. Each executive is eligible to receive a performance-based annual cash bonus with a target payment equal to 150% of annual base salary for Messrs. Cil and Wiborg and 140% of annual base salary for Mr. Fitzpatrick, if we achieve the target performance goals set by the Compensation Committee and such executive achieves his individual management business objectives for a particular fiscal year in accordance with the terms of our annual bonus program. The employment agreements further provide for an option grant having a face value of $3.2 million for Mr. Cil, $3.0 million for Mr. Fitzpatrick and $5 million for Mr. Wiborg, which option grants were made on February 3, 2011. Details of these option grants are provided in the 2011 Grants of Plan-Based Awards Table.

Mr. Cil received a one-time signing bonus in November 2010 of $400,000, which he is required to repay if he voluntarily leaves the Company or is terminated for cause (as defined in his employment agreement) before the second anniversary of his employment. The Company retained a relocation company to repurchase Mr. Wiborg’s primary residence for a price equal to fair market value. The relocation company also paid for expenses incurred in connection with Mr. Wiborg’s relocation to Miami, Florida, including closing costs, real estate commissions, transportation of personal belongings, lodging, packing and other associated logistics and expenses.

If BKC terminates the employment of Messrs. Wiborg or Cil without cause or if the executive terminates his employment with good reason (as defined in the agreement), the executive will be entitled to receive an amount (the “Severance Amount”) which, in the case of Mr. Wiborg, is equal to two and one-half times his current base salary for the year of termination and, in the case of Mr. Cil, is equal to two times the sum of his current base salary and target bonus for the year that includes the termination date, subject to Internal Revenue Code Section 409A limitations on timing of payments and the execution of a separation agreement and general release. In April 2011, Mr. Fitzpatrick’s employment agreement was amended effective January 1, 2012 to reduce the Severance Amount that he will receive if BKC terminates his employment without cause or if he terminates his employment with good reason from two times the sum of his current base salary and target bonus for the year that includes the termination date to his current base salary, subject to Section 409A limitations on timing of payments and the execution of a separation agreement and general release. Each executive is also entitled to continued coverage under BKC’s medical, dental and life insurance plans for him and his eligible dependents for two years, in the case of Mr. Cil, and for one year, in the case of Messrs. Fitzpatrick and Wiborg. Pursuant to the amendment referred to above, the number of years of continued coverage available to Mr. Fitzpatrick was reduced from two years to one year, effective January 1, 2012.

If an executive’s employment terminates upon his death or if the Company terminates as a result of his disability (as defined in the employment agreement), the Company will pay to the executive (or, in the event of his death, to his estate), his pro rata bonus through the termination date to the extent and when the Company pays the bonus for that year.

Employment Agreement with Ms. Franco

Until her employment terminated on March 10, 2011, the Company was party to an employment agreement with Ms. Franco. Pursuant to the terms of her employment agreement, as amended, Ms. Franco is entitled to receive an amount (the “Severance Amount”) equal to two times the sum of current base salary, prerequisite allowance and target bonus for the year of termination, all payable over a two-year period subject to Internal Revenue Code Section 409A limitations on timing of payments and the execution of a separation agreement and general release, and continued coverage for two years under BKC’s medical, dental and life insurance plans for her eligible dependents. Ms. Franco’s target bonus is 120% of her base salary.

Tax Considerations

As a privately-owned company, in 2011 we were not subject to Section 162(m) of the Internal Revenue Code and related regulations promulgated thereunder.

2011 Summary Compensation Table

Named Executive Officer	Year		Salary ($)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Bernardo Hees Chief Executive Officer and Director	2011 2010	(1)	750,000 86,538	250,000 25,962	0 0	1,238,938 0	1,650,000 0	126,681 7,716	4,015,619 120,216

Daniel Schwartz(6) EVP, Chief Financial Officer	2011		400,000	0	0	495,574	750,000	69,035	1,714,609

Jose Cil(6) EVP and President of Europe, Middle East and Africa	2011		500,000	0	0	396,459	900,000	348,695	2,145,154

Jonathan Fitzpatrick EVP, Chief Brand and Operations Officer	2011 2010	(1)	382,692 143,846	0 0	0 102,363	371,681 100,311	650,000 47,014	121,921 444,492	1,526,294 838,026

Steven Wiborg(6) EVP and President of North America	2011		519,231	0	0	619,468	750,000	140,871	2,029,570

Natalia Franco(7) Former EVP, Global Chief Marketing Officer	2011 2010	(1)	92,308 176,923	95,500 95,500	0 131,237	309,733 0	0 73,836	1,888,692 148,250	2,386,232 625,746

(1)	The compensation information for 2010 is presented for the six-month transition period ended December 31, 2010 (the “Transition Period”). Please refer to our audited Consolidated Financial Statements included in this prospectus for the Transition Period and accompanying footnotes for additional information relating to Transition Period compensation.
(2)	Mr. Hees received a signing bonus of $250,000. Mr. Hees also received an additional bonus of $25,962 paid in December 2010. This amount was inadvertently excluded from the Transition Period Summary Compensation Table. Ms. Franco was paid a signing bonus of $190,000 which was paid in two installments of $95,500 in May 2010 and May 2011.
(3)	Amounts shown in this column include the aggregate grant date fair value of option awards granted to the NEOs in 2011 in accordance with FASB ASC Topic 718. The assumptions and methodology used to calculate the grant date fair value for the options are set forth in Note 15 of the accompanying audited Consolidated Financial Statements. Ms. Franco’s options were forfeited on March 10, 2011, which was her separation date.
(4)

The amounts reported in this column reflect compensation earned by the NEOs (other than Ms. Franco) for 2011 under the 2011 Annual Bonus Program. We pay cash incentives under our Annual Bonus Program in the year following the year in which they were earned. For 2011, the Compensation Committee determined that worldwide Incentive EBITDA fell above the maximum performance level, Incentive EBITDA for the EMEA region fell above the target performance level (which is the maximum performance level for a region) and Incentive EBITDA for the North America region fell between the threshold and target performance levels. Pursuant to the 2011 Annual Bonus Program and the authority granted to the CEO by our Board, and based on a qualitative evaluation of Company and individual performance, the CEO upwardly adjusted the bonus payout of each other NEO by the following percentages: Mr. Schwartz, 5%, Mr. Cil, 2%, Mr. Fitzpatrick, 9% and Mr. Wiborg, 7%. In addition, the Compensation Committee upwardly adjusted the CEO’s bonus payout for 2011 by 2%. These adjustments increased the bonus payout for each

NEO by the following amounts: Mr. Hees, $30,000, Mr. Schwartz, $35,760, Mr. Cil, $13,500, Mr. Fitzpatrick, $56,232 and Mr. Wiborg, $46,128. Based on these results, the Compensation Committee approved each NEO’s cash incentive payment. The 2011 cash incentive payments were made in March 2012. All of the NEOs who received a bonus payout elected to use a portion of their cash incentive payment to purchase millishares (or .001 of one full share) of the common stock of Worldwide (“Worldwide Common Stock”), as described in the CD&A. Pursuant to her employment agreement, Ms. Franco received a bonus equal to two times her annual target bonus for 2011 as part of her severance. Ms. Franco was not eligible to receive a cash incentive payment in 2011.
(5)	This column includes the severance payment, prorated perquisite allowance for Ms. Franco in accordance with her employment agreement, expatriate benefits for Messrs. Cil and Fitzpatrick, relocation costs, life insurance premiums, executive health payments, and the Company’s matching contributions to the Company’s 401(k) plan and ERP, as described below in the 2011 All Other Compensation Table.
(6)	Messrs. Schwartz, Cil and Wiborg became Named Executive Officers in 2011. Since they were not NEOs during the Transition Period, the Summary Compensation Table only includes their compensation for 2011.
(7)	Ms. Franco served as EVP, Global Chief Marketing Officer until March 10, 2011. Ms. Franco is an NEO solely as a result of the severance payment paid or payable to her under her employment agreement.

2011 All Other Compensation Table

Named Executive Officer	Year	Welfare Plans(1) ($)	Company Contribution to Retirement and 401(k) Plans(2)($)	Relocation(3) ($)	Expatriate Benefits(4) ($)	Severance(5) ($)	Perquisite Allowance(6) ($)	Total($)
Bernardo Hees	2011	15,273	45,000	66,408	0	0	0	126,681
Daniel Schwartz	2011	5,034	24,000	40,002	0	0	0	69,035
Jose Cil	2011	36,722	30,000	11,930	270,043	0	0	348,695
Jonathan Fitzpatrick	2011	14,852	19,315	2,733	85,021	0	0	121,921
Steven Wiborg	2011	14,779	27,554	98,538	0	0	0	140,871
Natalia Franco	2011	2,599	5,538	54	0	1,869,308	11,192	1,888,692

(1)	The amounts for each NEO for 2011 life insurance premiums and executive health plan are as follows: Mr. Hees, $1,379 and $13,894, respectively; Mr. Schwartz, $814 and $4,220, respectively; Mr. Cil, $1,330 and $35,392, respectively; Mr. Fitzpatrick, $958 and $13,894, respectively; Mr. Wiborg, $885 and $13,894, respectively; and Ms. Franco, $704 and $1,895, respectively.
(2)	The amounts in this column represent Company matching contributions to the 401(k) plan and the ERP for 2011 as follows: Mr. Hees, $1,731 and $43,269, respectively; Mr. Schwartz, $923 and $23,077, respectively; Mr. Cil, $10,346 and $19,654, respectively; Mr. Fitzpatrick, $14,700 and $4,615, respectively; Mr. Wiborg, $0 and $27,554, respectively; and Ms. Franco, $0 and $5,538, respectively.
(3)	The amounts in this column represent reimbursement of travel, temporary housing and moving costs paid in connection with relocation expenses incurred by the NEOs at the commencement of their employment and related gross-up amounts as follows: Mr. Hees, $49,591, plus tax gross-up of $16,817; Mr. Schwartz, $30,284, plus tax gross-up of $9,718; Mr. Cil, $11,930; Mr. Fitzpatrick, $2,733; Mr. Wiborg, $94,396, plus tax gross-up of $4,142; and Ms. Franco, $54. With respect to Mr. Wiborg, the Company purchased his house for $860,000 and sold the house for $775,000. As a result, $85,000 of the total amount paid to Mr. Wiborg in relocation costs in 2011 was received in connection with the sale of his house.
(4)

This column represents expatriate benefits received by Mr. Cil during 2011 in connection with his temporary assignment from the U.S. to Switzerland and expatriate benefits received by Mr. Fitzpatrick after he returned to the U.S. following his temporary assignment from the U.S. to Switzerland. Total expatiate benefits for Mr. Cil included (i) a pre-departure relocation allowance of $41,667, plus tax gross-up of $18,415; (ii) an additional allowance of $57,692; (iii) $23,884 housing assistance, plus tax gross-up of $351; (iv) $24,310 for the use of a company car in Switzerland, plus tax gross-up of $358; (v) $92,631 estimated Swiss individual income taxes, plus tax gross-up of $1,363; (vi) destination services of $8,040, plus tax gross-up of $118, and (vii) $1,196 Swiss health insurance, plus tax gross-up of $18. Total expatriate benefits for Mr. Fitzpatrick included (i) $38,243 housing assistance and furniture rental, plus tax gross-up of $19,399, (ii) $2,470 property management fees, plus tax gross-up of $1,253 (iii) $224 Swiss tax payments, plus tax gross-up of $114, and (iv) U.S. Tax Equalization of $23,318. The purpose of the tax equalization and tax gross-ups is to ensure that the expatriate employee is in the same financial position that he would have been had he remained employed in the United States.
(5)	Includes all severance amounts paid or payable to Ms. Franco pursuant to her employment agreement, including accrued vacation.
(6)	Includes the portion of Ms. Franco’s perquisite allowance paid to her through her separation date, which was March 10, 2011

Grants of Plan-Based Awards

					Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards(5) (#)
Named Executive Officer	Grant Date(1)		Approval Date(1)		Threshold ($)	Target ($)	Maximum ($)
Bernardo Hees	2011		2/2/2011		975,000	1,500,000	2,070,000	0	—	—	—
	2/3/2011		2/2/2011						632,111	11.89	1,238,938

Daniel Schwartz	2011		2/2/2011		390,000	600,000	828,000	0	—	—	—
	2/3/2011		2/2/2011						252,844	11.89	495,574

Jose Cil	2011		2/2/2011		487,500	750,000	1,035,000	0	—	—	—
	2/3/2011		2/2/2011						202,275	11.89	396,459

Jonathan Fitzpatrick	2011		2/2/2011		348,834	536,667	740,600	0	—	—	—
	2/3/2011		2/2/2011						126,422	11.89	247,787
	5/1/2011	(2)	4/11/2011	(2)					63,211	11.89	123,894

Steven Wiborg	2011		2/2/2011		507,000	780,000	1,076,400	0	—	—	—
	2/3/2011		2/2/2011						316,055	11.89	619,468

Natalia Franco(6)	2/3/2011		2/2/2011		—	—	—	0	158,027	11.89	309,733

(1)	The Compensation Committee approved the 2011 Annual Bonus Program and the February 3, 2011 option grant at a meeting held on February 2, 2011. The cash incentive awards and stock option awards were granted under Worldwide’s 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”). The options will cliff vest on October 19, 2015 unless an employee dies, becomes disabled or is terminated by the Company without cause, in which case the options will vest 20% per year over five years on October 19, 2011, October 19, 2012, October 19, 2013, October 19, 2014, and October 19, 2015.
(2)	On April 11, 2011, the Board of Directors of Worldwide approved a special equity grant with a grant date of May 1, 2011 and an aggregate grant date fair value of $123,894 for Mr. Fitzpatrick. The grant consisted of stock options that are scheduled to cliff vest on October 19, 2015 unless Mr. Fitzpatrick dies, becomes disabled or is terminated by the Company without cause, in which case the options will vest 20% per year over five years on October 19, 2011, October 19, 2012, October 19, 2013, October 19, 2014 and October 19, 2015.
(3)

The amounts reported in this column reflect possible payments based on 2011 performance under the 2011 Bonus Program at threshold, target and maximum performance levels, as approved by the Compensation Committee for 2011. The “Maximum” estimated possible payout reflects what an NEO would earn if the Company met or exceeded its financial performance goals at the maximum level and the NEO met or exceeded his individual achievement goals at the maximum level, including the maximum upward adjustment of 15% that the CEO, in the case of all of the other NEOs, and the Compensation Committee, in the case of the CEO, is authorized to make under the 2011 Annual Bonus Program. A description of the 2011 Annual Bonus Program is included in the CD&A. 2011 cash incentive payments were made in March 2012. The actual amounts paid under the 2011 Annual Bonus Program are the amounts reflected in the Non-Equity Incentive Plan Compensation column of the 2011 Summary Compensation Table.
(4)	The original exercise price of the February 3, 2011 options was $15.82 per millishare of Worldwide Common Stock, which was greater than the fair market value of a millishare on the grant date based on a third party valuation. In October 2011, the Board of Directors of Worldwide approved a return of capital distribution to its shareholders, including 3G (the “Special Dividend”), which was paid on December 16, 2011 using the proceeds of the Discount Notes sold by subsidiaries of Worldwide in April 2011. See Note 20 of our audited Consolidated Financial Statements included in this prospectus. As a result of the Special Dividend, the Compensation Committee approved a reduction in the exercise price of these options to $11.89 per millishare.
(5)	Reflects the grant date fair value of Worldwide Common Stock of $1.96 per millishare on February 3, 2011 and May 1, 2011, which were the option grant dates. The assumptions and methodology used to calculate the grant date fair value for the options are set forth in Note 15 of our audited Consolidated Financial Statements included in this prospectus.
(6)	Ms. Franco’s options were forfeited on March 10, 2011, which was her separation date.

2011 Nonqualified Deferred Compensation Table

This table reports 2011 contributions by the NEOs and the Company to the ERP and the aggregate account balances for the NEOs. Details of the ERP are discussed in the CD&A. Further details for the NEOs are provided in the 2011 All Other Compensation Table.

Named Executive Officer	Beginning Balance as of January 1, 2011 ($)	Executive Contributions in 2011 ($)	Registrant Contributions in 2011 ($)	Aggregate Earnings (Losses) in 2011 ($)(1)	Aggregate Withdrawals/ Distributions in 2011 ($)	Aggregate Balance as of December 31, 2011 ($)
Bernardo Hees	—	43,269	43,269	(4,386)	—	82,152
Daniel Schwartz	3,692	23,077	23,077	4	—	49,850
Jose Cil	300,884	33,500	19,654	(22,797)	(5,231)	326,010
Jonathan Fitzpatrick	82,600	4,615	4,615	3,354	—	95,184
Steven Wiborg	9,211	27,554	27,554	(5,007)	—	59,312
Natalia Franco	30,199	5,539	5,539	1,697	—	42,974

(1)	All amounts deferred by each NEO, or credited to his or her account by us, earned interest at a rate that reflects the performance of investment funds that the NEO selected from a pool of funds. Each NEO may change his or her selections at any time, subject to any individual fund restrictions.

2011 Potential Payments Upon Termination Or Change In Control

The potential payments and benefits that would be provided to the NEOs that were employed on December 31, 2011 as a result of certain termination events are set forth in the table below. Calculations for this table are based on the assumption that the termination took place on December 31, 2011 and that payments were made, for Messrs. Cil, Fitzpatrick and Wiborg, in accordance with each NEO’s respective employment agreement and, for Messrs. Hees and Schwartz, who do not have employment agreements, in accordance with the Company’s officer severance plan (the “Severance Plan”) and the 2011 Annual Bonus Program. Information regarding the severance payment to Ms. Franco, whose employment terminated before December 31, 2011 pursuant to the terms of her employment agreement, is included in the 2011 Summary Compensation Table and the 2011 All Other Compensation Table. None of the payments and benefits described below will become payable as a result of the Transactions.

Pursuant to the terms of their employment agreement, Messrs. Cil, Fitzpatrick and Wiborg have agreed to non-competition, non-solicitation and confidentiality restrictions that last, in the case of Messrs. Cil and Fitzpatrick, for two years after termination and, in the case of Mr. Wiborg, for one year after termination. Effective January 1, 2012, the duration of the restrictions applicable to Mr. Fitzpatrick was reduced to one year after termination. If an NEO breaches any of these covenants, we will cease providing any severance and other benefits to him, and we have the right to require him to repay any severance amounts already paid. Under the Severance Plan, an employee must agree to abide by provisions relating to non-disclosure, non-disparagement, non-competition, non-solicitation, return of Company assets and cooperation. In addition, as a condition to receiving the separation benefits, each NEO must sign a separation agreement and release in a form approved by us, which includes a waiver of all potential claims.

2011 Potential Payment upon Termination and Change in Control Table

Executive Name Bernardo Hees	Death and Disability ($)		Termination w/o Cause or for Good Reason ($)		Termination w/o Cause or for Good Reason After Change in Control ($)
Salary	0		562,500		562,500	(1)
Bonus	1,650,000	(5)	1,650,000	(1)	1,650,000	(1)
Option Valuation	0	(6)	0	(6)	0	(6)
Value of Benefits Continuation	0		11,496	(1)	11,496	(1)
Outplacement Services	0		28,500	(7)	28,500	(7)

Total	1,650,000		2,252,496		2,252,496
Daniel Schwartz
Salary	0		300,000	(1)	300,000	(1)
Bonus	750,000	(5)	750,000	(1)	750,000	(1)
Option Valuation	0	(6)	0	(6)	0	(6)
Value of Benefits Continuation	0		3,800	(1)	3,800	(1)
Outplacement Services	0		28,500	(7)	28,500	(7)

Total	750,000		1,082,300		1,082,300
Jose Cil
Salary	0		1,000,000	(2)	1,000,000	(2)
Bonus	900,000	(5)	1,500,000	(2)	1,500,000	(2)
Option Valuation	0	(6)	0	(6)	0	(6)
Value of Benefits Continuation	0		73,499	(2)	73,499	(2)
Outplacement Services	0		28,500	(7)	28,500	(7)

Total	900,000		2,601,999		2,601,999
Jonathan Fitzpatrick
Salary	0		800,000	(3)	800,000	(3)
Bonus	650,000	(5)	1,120,000	(3)	1,120,000	(3)
Option Valuation	0	(6)	0	(6)	0	(6)
Value of Benefits Continuation	0		14,864	(3)	14,864	(3)
Outplacement Services	0		28,500	(7)	28,500	(7)

Total	650,000		1,963,364		1,963,364
Steven Wiborg
Salary	0		1,300,000	(4)	1,300,000	(4)
Bonus	750,000	(5)	0	(4)	0	(4)
Option Valuation	0	(6)	0	(6)	0	(6)
Value of Benefits Continuation	0		14,834	(4)	14,834	(4)
Outplacement Services	0		28,500	(7)	28,500	(7)

Total	750,000		1,343,334		1,343,334

(1)

Since Messrs. Hees and Schwartz do not have employment agreements, the amounts they will receive upon termination of employment by the Company without cause (whether upon a change in control or otherwise) will be determined under the Severance Plan and the 2011 Annual Bonus Program. See the CD&A for a detailed description of the 2011 Annual Bonus Program. Messrs. Hees and Schwartz will only be entitled to receive these amounts if the Company terminates their employment without cause since only the NEOs with employment agreements are entitled to receive severance if their employment is terminated for “good reason”. Under the Severance Plan, an executive who is terminated without cause is entitled to receive nine months of salary and benefits continuation and outplacement services. For each year of service after five years, the executive is entitled to receive an additional month of salary and benefits continuation up to a maximum of 12 months of salary. Under the 2011 Annual Bonus Program, a participant who was employed by the Company for at least six months during 2011 is entitled to receive his prorated bonus through the termination date. Since calculations for this table are based on the assumption that the termination took place on December 31, 2011, the amounts stated represent the full bonus payout to Messrs. Hees and Schwartz.
(2)	If Mr. Cil is terminated without cause (as such term is defined in his employment agreement), he will be entitled to receive (i) two times the sum of his then current base salary and target bonus for the year of termination and (ii) continued coverage for two years under our medical, dental and life insurance plans for him and his eligible dependents. Additionally, Mr. Cil will receive these benefits if his employment is terminated for good reason (as such term is defined in his employment agreement).
(3)	If Mr. Fitzpatrick is terminated without cause (as such term is defined in his employment agreement), he will be entitled to receive (i) two times his then current base salary and target annual bonus for the year of termination and (ii) continued coverage for two years under our medical, dental and life insurance plans for him and his eligible dependents. Additionally, Mr. Fitzpatrick will receive these benefits if his employment is terminated for good reason (as such term is defined in his employment agreement). Effective January 1, 2012, Mr. Fitzpatrick’s severance was reduced to his then current base salary, and benefits continuation was reduced from two years to one year.
(4)	If Mr. Wiborg is terminated without cause (as such term is defined in his employment agreement), he will be entitled to receive (i) two and one-half times his then current base salary and (ii) continued coverage for one year under our medical, dental and life insurance plans for him and his eligible dependents. Additionally, Mr. Wiborg will receive these benefits if his employment is terminated for good reason (as such term is defined in his employment agreement).
(5)	If Messrs. Hees or Schwartz dies, he is entitled to receive a prorated bonus through the termination date under the 2011 Annual Bonus Program to the extent and when we pay the bonus for that year. If Messrs. Cil, Fitzpatrick or Wiborg dies or becomes disabled, he is entitled to receive a prorated bonus through the termination date under each executive’s employment agreement assuming performance at the target level, to the extent and when we pay the bonus for that year. The term “disability” is defined in each executive’s employment agreement as a physical or mental disability that prevents or would prevent the performance by the executive of his duties under the employment agreement for a continuous period of six months or longer. Since calculations for this table based on the assumption that the termination took place on December 31, 2011, the amounts stated represent the full bonus payout to the NEOs.
(6)	Upon death, disability or termination of employment without cause (as defined in the 2011 Omnibus Plan), the stock options granted to the NEOs in 2011 vest 20% per year over five years on October 19, 2011, October 19, 2012, October 19, 2013, October 19, 2014 and October 19, 2015. If an NEO’s employment terminated on December 31, 2011, his then outstanding options would have vested 20%, and the remaining 80% would be forfeited. Based on the results of a third party appraisal, the fair market value of a millishare of Parent Common Stock did not exceed the exercise price of the options at December 31, 2011.
(7)	Under their respective employment agreements, at the discretion of the Company, Messrs. Cil, Fitzpatrick and Wiborg will receive outplacement services upon termination of employment without cause or for good reason. Under the Severance Plan, each NEO is entitled to receive outplacement services at his request for a period to be determined by the Company, not to exceed nine months, which is currently valued at $28,500.

DIRECTOR COMPENSATION

Under Worldwide’s director compensation program in effect prior to the completion of the Transactions, each non-management director other than Mr. Alexandre Behring, the Chairman of the Board, received a one-time option grant with a face value of $500,000, and $1,000,000 in the case of Mr. Behring in February 2011. For this purpose, Mr. Hees and Mr. Peter Tan, our former CEO, APAC and a member of our Board of Directors until March 26, 2012, were considered management directors and were not entitled to receive any compensation for Board or committee service. The options will vest 100% on October 19, 2015. In addition, non-management directors other than Mr. Behring are entitled to receive an annual retainer of $50,000, and Mr. Behring is entitled to receive an annual retainer of $100,000. Each member of the Audit Committee, Compensation Committee and Executive Committee (other than Mr. Hees) is entitled to receive an annual committee fee of $10,000. Non-management directors have the opportunity to elect to defer their annual retainer and committee fee and, in lieu of the cash fees, to receive a grant of restricted stock units with a value of two times the forgone fees.

2011 Director Compensation Table

		Grant Date Fair Value or Face Value ($)
Name	Fees Earned or Paid in Cash(1) ($)	Options(3)	RSUs(4)	All Other Compensation	Total ($)
Alexandre Behring	10,849	123,893	218,300	0	353,042
Paul J. Fribourg	7,726	61,945	104,536	0	174,207
Peter Harf(2)	52,437	0	0	0	52,437
Carlos Alberto Sicupira	4,520	61,945	109,150	0	175,615
Marcel Hermann Telles	4,520	61,945	109,150	0	175,615

(1)	All of the directors elected to defer their retainer and chair fees for 2011 and to receive restricted stock units (RSUs) in lieu of cash. However, since the directors did not make their deferral elections until after the 2011 Omnibus Plan was adopted on February 2, 2011, the directors received cash for the period of January 1, 2011 until their election date.
(2)	Peter Harf resigned from the Board effective November 15, 2011. Mr. Harf elected to defer his 2011 annual retainer and committee fees, but because his resignation was effective prior to the date his RSU award was issued, he received cash payments of $47,917 in lieu of his RSU award.
(3)	In February 2011, Mr. Behring received a one-time option grant of 63,211 millishares of Worldwide Common Stock and each of the other non-management directors received a one-time option grant of 31,605 millishares of Worldwide Common Stock. The options will cliff vest on October 19, 2015. Mr. Harf forfeited his options on his resignation date, which was November 15, 2011. The grant date fair value of a millishare of Worldwide Common Stock was $1.96 on February 3, 2011, which was the grant date of these option awards. The assumptions and methodology used to calculate the grant date fair value for the options are set forth in Note 15 of the accompanying audited Consolidated Financial Statements.
(4)	In lieu of their cash retainer and committee fees for 2011, the directors elected to receive RSUs with a value of two times the forgone fees. The amounts in the table represent the face value of the RSU grants. These grants were made on January 2, 2012.

Mr. Van Damme was appointed to the Board in January 2012 and is therefore not included on the table.

Following completion of the Transactions, we expect to implement a director compensation program under which non-management directors are generally entitled to receive a one-time option grant with a face value of $500,000, and an annual retainer of $50,000 for each member other than the Chairman of the Board and $100,000 for the Chairman, and each member of the Audit Committee, Compensation Committee and Executive Committee is entitled to receive an annual committee fee of $10,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our Common Stock as of the completion of the Merger by:

•	each person who will be expected by us to beneficially own 5% or more of our outstanding Common Stock;

•	each of our expected directors and named executive officers; and

•	all of our expected directors and executive officers as a group.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Justice Delaware Holdco Inc., 5505 Blue Lagoon Drive, Miami, Florida 33133.

	Shares of Common Stock Beneficially Owned
Name	Number	Percent
5% Stockholders:
3G(1)	247,418,486	70.7%
Pershing Square Funds(2)	41,907,413	12%
Named Executive Officers and Directors:
Alexandre Behring(3)	63,877	*
Martin E. Franklin(4)	3,480,129	1.0%
Paul J. Fribourg(5)	30,588	*
Bernardo Hees	241,403	*
Alan Parker(6)	45,000	*
Carlos Alberto Sicupira(7)	31,938	*
Marcel Herrmann Telles(8)	31,938	*
Alexandre Van Damme	0	0
Daniel S. Schwartz	109,728	*
Steven M. Wiborg	109,728	*
José E. Cil	84,153	*
All executive officers and directors as a group (15 persons)	4,389,844	1.3%

*	Represents beneficial ownership of less than one percent (1%) of our outstanding Common Stock.
(1)	3G Special Situations Partners, Ltd. serves as the general partner of 3G Special Situations Fund II, L.P. 3G Capital Partners, L.P. is the parent of, and wholly owns, 3G Special Situations Partners, Ltd. 3G Capital serves as the general partner of 3G Capital Partners, L.P. Each of 3G Special Situations Fund II, L.P., 3G Special Situations Partners, Ltd., 3G Capital Partners, L.P. and 3G Capital may be deemed to beneficially own, and to have shared voting and dispositive power with respect to, these shares of Common Stock. The address of each of the 3G entities is 3G Capital, Inc., 600 Third Avenue, 37th Floor, New York, New York 10016. Mr. Behring is the managing director of 3G Capital, and Messrs. Behring, Hees, Schwartz, Sicupira and Telles are directors of 3G Capital. A five member investment committee of 3G Capital is empowered to make decisions with respect to 3G Capital’s investments, including the Company, and therefore, no individual member of the committee is deemed to be the beneficial owner of the shares of the Company beneficially owned indirectly by 3G Capital. This investment committee has the power to vote, dispose of or sell all of the shares of the Company. Messrs. Behring, Sicupira and Telles are members of the investment committee and disclaim beneficial ownership of any shares beneficially owned by 3G Capital.

(2)	Pershing Square, L.P., Pershing Square II, L.P. and Pershing Square International, Ltd. are together referred to as the “Pershing Square Funds”. Upon completion of the Pre-Merger Transactions and the Merger, and assuming completion of the acquisitions by the Pershing Square Funds of 3,125,000 ordinary shares of Justice from Marlin and 3,125,000 shares of Common Stock from Berggruen, Pershing Square, L.P. will own 16,260,963 shares of Common Stock, Pershing Square II, L.P. will own 315,190 shares of Common Stock, and Pershing Square International, Ltd. will own 21,786,707 shares of Common Stock. Pershing Square Capital Management, L.P. is the investment manager of the Pershing Square Funds. Pershing Square GP, LLC is the general partner of Pershing Square, L.P. and Pershing Square II, L.P. PS Management GP, LLC is the general partner of Pershing Square Capital Management, L.P. William Ackman is the managing member of each of Pershing Square GP, LLC and PS Management GP, LLC. The address of each of the Pershing Square Funds, Pershing Square Capital Management, L.P., Pershing Square GP, LLC, PS Management GP, LLC and Mr. Ackman is 888 Seventh Avenue, 42nd Floor, New York, New York 10019. Pershing Square Capital Management, L.P., as the investment adviser to the Pershing Square Funds, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) these shares of Common Stock. As the general partner of Pershing Square Capital Management, L.P., PS Management GP, LLC may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose of or direct the disposition of) these shares of Common Stock. As the general partner of Pershing Square, L.P. and Pershing Square II, L.P., Pershing Square GP, LLC may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) 16,576,153 shares of Common Stock held by Pershing Square, L.P. and Pershing Square II, L.P. By virtue of Mr. Ackman’s position as managing member of each of Pershing Square GP, LLC and PS Management GP, LLC, Mr. Ackman may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) these shares of Common Stock and, therefore, Mr. Ackman may be deemed to be the beneficial owner of these shares of Common Stock. Upon completion of the Merger and completion of an in-kind distribution by 3G to Mr. Ackman of shares of Common Stock reflecting his proportionate interest in 3G and thereby liquidating Mr. Ackman’s interest in 3G, Mr. Ackman will own 3,544,553 shares of Common Stock directly and will have the sole power to vote or to direct the vote and the sole power to dispose or direct the disposition of such shares.
(3)	Includes restricted stock units of Burger King Worldwide Holdings, Inc. granted to Mr. Behring that will be converted into restricted stock units of the Company on consummation of the Merger and will have vested within 60 days of the completion of the Merger.
(4)	Represents an indirect interest held by Marlin Equities VI, LLC and assumes completion of the Pre-Merger Transactions, the Merger and the acquisition by the Pershing Square Funds from Marlin Equities VI, LLC of 3,125,000 ordinary shares of Justice. Mr. Franklin is the majority owner and managing member of Marlin Equities VI, LLC and may be considered to have beneficial ownership of Marlin Equities VI, LLC’s interests in the Company. Mr. Franklin disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(5)	Includes restricted stock units of Burger King Worldwide Holdings, Inc. granted to Mr. Fribourg that will be converted into restricted stock units of the Company on consummation of the Merger and will have vested within 60 days of the completion of the Merger.
(6)	Represents 15,000 shares of Common Stock to be received in the Distribution and up to 30,000 shares of Common Stock that may be issued, following the Merger, in connection with the exercise of certain rights to acquire shares of Common Stock.
(7)	Includes restricted stock units of Burger King Worldwide Holdings, Inc. granted to Mr. Sicupira that will be converted into restricted stock units of the Company on consummation of the Merger and will have vested within 60 days of the completion of the Merger.
(8)	Includes restricted stock units of Burger King Worldwide Holdings, Inc. granted to Mr. Telles that will be converted into restricted stock units of the Company on consummation of the Merger and will have vested within 60 days of the completion of the Merger.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Upon completion of the Merger, we expect that our Board of Directors will adopt a written related person transactions policy, which will be administered by the Audit Committee. This policy will apply to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and the Company or any subsidiary of the Company. For purposes of the policy, “related persons” will consist of executive officers, directors, director nominees, any shareholder beneficially owning more than 5% of the Common Stock, and immediate family members of any such persons. In reviewing related person transactions, the Audit Committee will take into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No member of the Audit Committee will be permitted to participate in any review, consideration or approval of any related person transaction in which the director or any of his immediate family member is the related person.

Steven M. Wiborg, Executive Vice President and President of North America, is a director and an owner of Aspen Holdings Group, LLC (“Aspen Holdings”). Each of two subsidiaries of Aspen Holdings leases a restaurant to BKC in Omaha, Nebraska and New Haven, Connecticut for a combined annual rental payment of $144,276.

Prior to joining BKC in September 2011, Flavia Faugeres, Executive Vice President, Global Chief Marketing Officer of BKC was an owner of Trueh Consultoria em Negocios Ltda (“TCN”), a consulting firm which provides marketing services to third parties. From January 2011 through June 2011, TCN provided consulting services to BKC. During 2011, BKC paid TCN the amount of $633,840 for such services. During 2011, Ms. Faugeres’ husband, Antoine Louis Rene Faugeres, owned an interest in ECM—Empresa de Consultoria de Marketing Ltda (“ECM”), a consulting firm which provided consulting services to BKC from January 2011 through June 2011. During 2011, BKC paid ECM the amount of $1,618,626 for such services. Ms. Faugeres disclaims any direct or indirect interest in such payments to ECM.

Registration Rights Agreements and Lock-Ups

3G Registration Rights Agreement and Lock-Up

Following the completion of the Merger, the Company intends to enter into a registration rights agreement with 3G Special Situations Fund II, L.P. (the “3G Registration Rights Agreement”), with respect to its shares of Common Stock.

Under the 3G Registration Rights Agreement, 3G will be entitled to three demands in any twelve month period that the Company prepare and file with the SEC a registration statement relating to the sale of the Common Stock acquired as part of the Merger, or any other securities issued as a dividend or other distribution with respect to, or in exchange for, or in replacement generally of, such Common Stock (“Registrable Securities”), including in an underwritten offering, provided that such Registrable Securities have an anticipated aggregate price to the public of not less than $50 million. In addition, if the Company becomes eligible to use Form S-3, 3G may also demand that the Company prepare and file with the SEC a registration statement on Form S-3 relating to the sale of their Registrable Securities, provided that the Registrable Securities to be sold have an anticipated aggregate price to the public of not less than $10 million. After the Company becomes eligible to use Form S-3 and if requested by 3G, the Company will be required to file a shelf registration statement with the SEC providing for the registration and sale of the Registrable Securities on a delayed or continuous basis.

On receipt of a demand notice, the Company will be required to, as soon as practicable, give notice of such requested registration to all persons that may be entitled to participate in such sale. Thereafter, the Company must, as soon as practicable, effect such registration and all qualifications and compliances as may be required.

Additionally, with respect to a demand registration, the Company will be required to keep the registration statement effective, subject to certain exceptions, for at least 360 days from the effective time of such registration statement or such shorter period in which all Registrable Securities included in such registration statement have been sold.

With respect to a shelf registration, the Company will be required to (a) prepare and file a shelf registration statement with the SEC as promptly as practicable after the Company’s receipt of a written request from a holder of Registrable Securities (but no later than 60 days) once the Company becomes eligible to use Form S-3 and (b) use its commercially reasonable efforts to have the shelf registration statement declared effective as promptly as reasonably practicable after filing. The Company will also be required to use reasonable efforts to keep the shelf registration effective, subject to certain limitations, until the earlier of the date on which (1) all the Registrable Securities have been sold thereunder and (2) another registration statement is filed. For as long as 3G is entitled to demand registration of their Registrable Securities, it will be entitled to demand that the Company effect an offering (a “Takedown”), under the shelf registration statement. On that demand, the Company will be required to promptly give notice of such requested Takedown to all persons that may be entitled to participate in such offering, and promptly supplement the prospectus included in the shelf registration statement so as to permit the sale of the securities covered by the requested Takedown and any other securities requested to be included by those entitled to participate in such sale, provided that such securities have an anticipated aggregate price to the public of not less than $10 million. For as long as 3G Special Situations Fund II, L.P. is entitled to demand registration of their Registrable Securities, it will be entitled to demand that the Company effect an underwritten offering under the shelf registration statement.

In addition, with respect to underwritten offerings of securities, 3G will agree that, for a period of 180 days (subject to one extension of not more than 17 days in certain circumstances) after the effective date of the registration statement, it will not (1) transfer or purchase, or enter any agreement to transfer or purchase, any shares of Common Stock or any securities convertible into Common Stock held immediately before the effectiveness of the registration statement for such offering, or (2) subject to certain exceptions, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock.

The 3G Registration Rights Agreement will also provide 3G with piggyback registration rights such that if the Company proposes to file a registration statement in connection with a public offering of any class of Common Stock, with certain limited exceptions, the Company will be required to give prompt written notice of such proposed filing to 3G and register such number of securities as 3G may request in writing within 10 days of receiving such notice.

In addition, the Company will be required to bear all registration expenses specified in the 3G Registration Rights Agreements as well as all other expenses incurred by it in connection with the performance of its obligations under the 3G Registration Rights Agreement. The 3G Registration Rights Agreement will require the Company to indemnify each holder of Registrable Securities against certain losses that may be suffered by such holders in connection with registrations made pursuant to the 3G Registration Rights Agreement.

In addition, 3G will agree with the Company, subject to certain exceptions, that during the six (6) month period following the completion of the Merger, without the prior written consent from the Company, it will not, and will not authorize, permit or direct its subsidiaries or affiliates to, directly or indirectly, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, warrant to purchase or otherwise transfer or dispose of any of its Common Stock or (ii) enter into any derivative transaction of any type whatsoever that transfers, in whole or in part, any of the economic consequences of its ownership of any of its Common Stock.

The foregoing description of the 3G Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the agreement which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Pershing Registration Rights Agreement and Lock-Up

Following the completion of the Merger, the Company also intends to enter into a registration rights agreement with Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and William Ackman (the “Pershing Registration Rights Agreement”), with respect to its shares of Common Stock. We refer to Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and William Ackman collectively herein as the “Pershing Stockholders.”

Under the Pershing Registration Rights Agreement, the Pershing Stockholders will be entitled to three demands in any twelve month period that the Company prepare and file with the SEC a registration statement relating to the sale of the Common Stock acquired as part of the merger, or any other securities issued as a dividend or other distribution with respect to, or in exchange for, or in replacement generally of, such Common Stock (“Registrable Securities”), including in an underwritten offering, provided that such Registrable Securities have an anticipated aggregate price to the public of not less than $50 million. In addition, if the Company becomes eligible to use Form S-3, the Pershing Stockholders may also demand that the Company prepare and file with the SEC a registration statement on Form S-3 relating to the sale of their Registrable Securities, provided that the Registrable Securities to be sold have an anticipated aggregate price to the public of not less than $10 million. After the Company becomes eligible to use Form S-3 and if requested by the Pershing Stockholders, the Company will be required to file a shelf registration statement with the SEC providing for the registration and sale of the Registrable Securities on a delayed or continuous basis.

On receipt of a demand notice, the Company will be required to, as soon as practicable, give notice of such requested registration to all persons that may be entitled to participate in such sale. Thereafter, the Company must, as soon as practicable, effect such registration and all qualifications and compliances as may be required. Additionally, with respect to a demand registration, the Company will be required to keep the registration statement effective, subject to certain exceptions, for at least 360 days from the effective time of such registration statement or such shorter period in which all Registrable Securities included in such registration statement have been sold.

With respect to a shelf registration, the Company will be required to (a) prepare and file a shelf registration statement with the SEC as promptly as practicable after the Company’s receipt of a written request from a holder of Registrable Securities (but no later than 60 days) once the Company becomes eligible to use Form S-3 and (b) use its commercially reasonable efforts to have the shelf registration statement declared effective as promptly as reasonably practicable after filing. The Company will also be required to use reasonable efforts to keep the shelf registration effective, subject to certain limitations, until the earlier of the date on which (1) all the Registrable Securities have been sold thereunder and (2) another registration statement is filed. For as long as the Pershing Stockholders are entitled to demand registration of their Registrable Securities, they will be entitled to demand that the Company effect an offering (a “Takedown”), under the shelf registration statement. On that demand, the Company will be required to promptly give notice of such requested Takedown to all persons that may be entitled to participate in such offering, and promptly supplement the prospectus included in the shelf registration statement so as to permit the sale of the securities covered by the requested Takedown and any other securities requested to be included by those entitled to participate in such sale, provided that such securities have an anticipated aggregate price to the public of not less than $10 million. For as long as the Pershing Stockholders are entitled to demand registration of their Registrable Securities, they will be entitled to demand that the Company effect an underwritten offering under the shelf registration statement.

In addition, with respect to underwritten offerings of securities, the Pershing Stockholders will agree that, for a period of 180 days (subject to one extension of not more than 17 days in certain circumstances) after the effective date of the registration statement, it will not (1) transfer or purchase, or enter any agreement to transfer or purchase, any shares of Common Stock or any securities convertible into Common Stock held immediately before the effectiveness of the registration statement for such offering, or (2) subject to certain exceptions, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock.

The Pershing Registration Rights Agreement will also provide the Pershing Stockholders with piggyback registration rights such that if the Company proposes to file a registration statement in connection with a public offering of any class of Common Stock, with certain limited exceptions, the Company will be required to give prompt written notice of such proposed filing to the Pershing Stockholders and register such number of securities as the Pershing Stockholders may request in writing within 10 days of receiving such notice.

In addition, the Company will be required to bear all registration expenses specified in the Pershing Registration Rights Agreements as well as all other expenses incurred by it in connection with the performance of its obligations under the Pershing Registration Rights Agreement. The Pershing Registration Rights Agreement will require the Company to indemnify each holder of Registrable Securities against certain losses that may be suffered by such holders in connection with registrations made pursuant to the Pershing Registration Rights Agreement.

The foregoing description of the Pershing Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the agreement which is filed as Exhibit 4.2 hereto and incorporated herein by reference.

In addition, Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd., Berggruen Acquisition Holdings III Ltd. and Marlin Equities VI, LLC have agreed with the Company, subject to certain exceptions, that during the twelve (12) month period following the completion of the Merger, without the prior written consent from the Company, they will not, and will not authorize, permit or direct their subsidiaries or affiliates to, directly or indirectly, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, warrant to purchase or otherwise transfer or dispose of any of there Common Stock or (ii) enter into any derivative transaction of any type whatsoever that transfers, in whole or in part, any of the economic consequences of its ownership of any of their Common Stock.

Messrs. Franklin and Parker and each of Justice’s founders are also subject to substantially similar lock-up agreements with Barclays Bank PLC and Citigroup Global Markets Limited.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit facilities

BKC is the borrower under the Credit Agreement, which provides for (i) two tranches of term loans in an aggregate principal amount of $1,510.0 million and €250.0 million, respectively, each under the Term Loan Facility and (ii) up to $150 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit) under the Revolving Credit Facility. Concurrently with the consummation of the Merger, the full amount of the two term loans was drawn, no revolving loans were drawn and replacement letters of credit were issued in order to backstop, replace or roll-over existing letters of credit under BKC’s prior credit agreement, which was repaid as of the consummation of the Merger. On February 15, 2011, the Credit Agreement was amended and restated. Under the Amended Credit Agreement, the aggregate principal amount of term loans denominated in U.S. dollars was increased to $1,600.0 million and the amount of term loans denominated in Euros was reduced to €200.0 million. The amount of the Revolving Credit Facility remains unchanged.

The Term Loan Facility has a six-year maturity. The Revolving Credit Facility has a five-year maturity. The principal amount of the Term Loan Facility amortizes in quarterly installments equal to 0.25% of the original principal amount of the Term Loan Facility for the first five and three-quarter years, with the balance payable at maturity. The Credit Facilities contain customary provisions relating to mandatory prepayments, voluntary prepayments, affirmative covenants, negative covenants and events of default.

For the period of October 19, 2010 through February 15, 2011, the interest rate per annum applicable to loans under the Credit Facilities was based on, at BKC’s election, a fluctuating rate of interest determined by reference to either (i) a base rate determined by reference to the higher of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the federal funds effective rate plus 0.50% and (c) the Eurodollar rate applicable for an interest period of one month plus 1.00%, plus a margin of 3.75% or (ii) a Eurocurrency rate determined by reference to EURIBOR for the Euro denominated tranche and LIBOR for the U.S. Dollar denominated tranche and New Revolving Credit Facility, adjusted for statutory reserve requirements, plus a margin of 4.75% for loans under the Euro denominated tranche of the Term Loan Facility and 4.50% for loans under the U.S. Dollar denominated tranche of the Term Loan Facility and borrowings under the Revolving Credit Facility. Prior to the February 2011 amendment, borrowings under the Term Loan Facility were subject to a LIBOR floor of 1.75%. The effective interest rates related to the $1,510.0 million tranche and €250.0 million tranche under the Term Loan Facility was 6.8% and 7.1% for the period from October 19, 2010 to December 31, 2010, respectively, which included the effect of interest rate caps on 100% of our term debt.

Under the Amended Credit Agreement, at BKC’s election, the interest rate per annum applicable to the loans is based on a fluctuating rate of interest determined by reference to either (i) a base rate determined by reference to the higher of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the federal funds effective rate plus 0.50% and (c) the Eurocurrency rate applicable for an interest period of one month plus 1.00%, plus an applicable margin equal to 2.00% for loans under the U.S. dollar denominated tranche of the New Term Loan Facility and 2.25% for loans under the Revolving Credit Facility, or (ii) a Eurocurrency rate determined by reference to EURIBOR for the Euro denominated tranche and LIBOR for the U.S. dollar denominated tranche and Revolving Credit Facility, adjusted for statutory reserve requirements, plus an applicable margin equal to 3.25% for loans under the Euro denominated tranche of the Term Loan Facility, 3.00% for loans under the U.S. dollar denominated tranche of the Term Loan Facility and 3.25% for loans under the Revolving Credit Facility. Borrowings under the Amended Credit Agreement will be subject to a LIBOR floor of 1.50%.

Following the end of each fiscal year, BKC will be required to prepay the term loans in an amount equal to 50% of Excess Cash Flow (as defined in the Amended Credit Agreement and with stepdowns to 25% and 0% based on achievement of specified total leverage ratios), minus the amount of any voluntary prepayments of the term loans during such fiscal year. Additionally, subject to certain exceptions, the Credit Facilities are subject to mandatory prepayment in the event of non-ordinary course or other dispositions of assets (subject to customary reinvestment provisions), or in the event of issuances or incurrence of debt by BKC or any of its subsidiaries (other than certain indebtedness permitted by the Credit Facilities).

BKC may prepay the term loans in whole or in part at any time. A 1% premium applies if the prepayment is made in connection with an interest rate re-pricing event.

All obligations under the Credit Facilities are guaranteed by Holdings and each direct and indirect, existing and future, material domestic wholly-owned subsidiary of BKC. The Credit Facilities and any derivative instrument contracts and cash management arrangements provided by any lender party to the Credit Facilities or any of its affiliates are secured on a first priority basis by a perfected security interest in substantially all of BKC’s and each guarantor’s tangible and intangible assets (subject to certain exceptions), including U.S. registered intellectual property and of all the capital stock of BKC and each of its direct and indirect subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of the first tier foreign subsidiaries).

Under the Credit Facilities, BKC is required to comply with specified financial ratios, including the following:

BKC’s Interest Coverage Ratio, defined as the ratio of Consolidated EBITDA to Consolidated Interest Expense, shall not be less than 1.60 to 1.00 for Test Periods ending between March 31, 2011 through September 30, 2011, 1.70 to 1.00 for Test Periods ending between December 31, 2011 through June 30, 2013, 1.80 to 1.00 for Test Periods ending between September 30, 2013 through June 30, 2014, 1.90 to 1.00 for Test Periods ending between September 30, 2014 and June 30, 2015, and 2.00 to 1.00 for Test Periods ending thereafter.

Consolidated EBITDA is defined in the Amended Credit Agreement as earnings before interest, taxes, depreciation and amortization, adjusted for certain items, as specified in the Amended Credit Agreement. Consolidated Interest Expense is defined in the Amended Credit Agreement as cash payments for interest, including (net of) payments made (received) pursuant to interest rate derivatives with respect to Indebtedness, net of cash received for interest income and certain other items specified in the Amended Credit Agreement. The Test Period is defined in the Amended Credit Agreement as the most recently completed four consecutive fiscal quarters ending on such date.

BKC’s Total Leverage Ratio, defined as the ratio of Consolidated Total Debt to Consolidated EBITDA, shall not be greater than 7.50 to 1.00 for Test Periods ending between March 31, 2011 through June 30, 2011, 7.25 to 1.00 for the Test Period ending September 30, 2011 and 7.00 to 1.00 for the Test Period ending December 31, 2011. The maximum Total Leverage Ratio declines to 6.75 to 1.00 for Test Periods ending March 31, 2012 through June 30, 2012 and 6.25 to 1.00 for Test Periods ending September 30, 2012 through December 31, 2012 and further declines thereafter until reaching 4.50 to 1.00 for Test Periods ending after June 30, 2016.

The Credit Facilities also contain a number of customary affirmative and negative covenants that, among other things, limit or restrict the ability of BKC and its subsidiaries to (i) incur additional indebtedness (including guarantee obligations) or liens, (ii) engage in mergers, consolidations, liquidations or dissolutions, sell assets (with certain exceptions, including sales of company-owned restaurants to franchisees), (iii) make capital expenditures, acquisitions, investments loans and advances, (iv) pay and modify the terms of certain indebtedness, (v) engage in certain transactions with affiliates, (vi) enter into certain speculative hedging arrangements, negative pledge clauses and clauses restricting subsidiary distributions and (vii) change the its line of business. In addition, the ability of BKC and its subsidiaries to pay dividends or other distributions, or to repurchase, redeem or retire equity is restricted by the Amended Credit Agreement, including the payment of dividends to Holdings.

BKC’s capital expenditures are limited to $160 million to $220 million, with the annual limitation based on BKC’s Rent-Adjusted Leverage Ratio of the most recently ended fiscal year. Up to 50% of the unused amount for the prior fiscal year (less the amount carried forward into the prior fiscal year) is allowed to be carried forward into the next fiscal year.

The Credit Facilities contain customary events of default, including, but not limited to, nonpayment of principal, interest, fees or other amount, violation of a covenant, cross-default to material indebtedness, bankruptcy and a change of control (the Merger will not be a change of control). Our ability to borrow under the Credit Facilities will be dependent on, among other things, BKC’s compliance with the above-referenced financial ratios. Failure to comply with these ratios or other provisions of the Amended Credit Agreement (subject to grace periods) could, absent a waiver or an amendment from the lenders under such agreement, restrict the availability of the Revolving Credit Facility and permit the acceleration of all outstanding borrowings under Amended Credit Agreement.

Senior Notes

On October 19, 2010, BKC issued the Senior Notes under the Senior Notes Indenture. The Senior Notes bear interest at a rate of 9.875% per annum, which is payable semi-annually on October 15 and April 15 of each year, commencing on April 15, 2011. The Senior Notes mature on October 15, 2018.

The Senior Notes are general unsecured senior obligations of BKC that rank pari passu in right of payment with all existing and future senior indebtedness of BKC. The Senior Notes are effectively subordinated to all secured indebtedness of BKC (including the Credit Facilities) to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all indebtedness and other liabilities, including preferred stock, of non-guarantor subsidiaries.

The Senior Notes are guaranteed by Holdings and all existing direct and indirect subsidiaries that borrow under or guarantee any indebtedness or indebtedness of another guarantor. Under certain circumstances, subsidiary guarantors may be released from their guarantees without the consent of the holders of the Senior Notes.

At any time prior to October 15, 2013, BKC may redeem up to 35% of the original principal amount of the Senior Notes with the proceeds of certain equity offerings at a redemption price equal to 109.875% of the principal amount of the Senior Notes, together with any accrued and unpaid interest, if any, to the date of redemption.

The Senior Notes will be redeemable at BKC’s option, in whole or in part, at any time on or after October 15, 2014 at 104.938% of the principal amount, at any time on or after October 15, 2015 at 102.469% of the principal amount or at any time on or after October 15, 2016 at 100% of the principal amount.

The occurrence of a Change in Control (as defined in the Senior Notes Indenture) will require us to offer to purchase all or a portion of the Senior Notes at a price equal to 101% of the principal amount, together with accrued and unpaid interest, if any, to the date of purchase. Certain asset dispositions will also require us to use the proceeds from those asset dispositions to make an offer to purchase the Senior Notes at 100% of their principal amount, if such proceeds are not otherwise used within a specified period to repay indebtedness or to invest in capital assets related to the our business or capital stock of a restricted subsidiary.

The Senior Notes Indenture contains certain covenants that BKC must comply with during the term of the Senior Notes, including, but not limited to, limitations on restricted payments (as defined in the Senior Notes Indenture), incurrence of indebtedness, issuance of disqualified stock and preferred stock, asset sales, mergers and consolidations, transactions with affiliates, and guarantees of indebtedness by subsidiaries.

The Senior Notes Indenture includes customary events of default including, but not limited to, nonpayment of principal, interest, premiums or other amounts due under the Senior Notes Indenture, violation of a covenant, cross-default to material indebtedness, bankruptcy and a change of control. Failure to comply with the covenants or other provision of the Senior Notes Indenture (subject to grace periods) could, absent a waiver or an amendment from the note holders under such Senior Notes Indenture, permit the acceleration of all outstanding borrowings under such indenture.

Discount Notes

On April 19, 2011, BKCH, the direct parent of Holdings, and BKCF, another direct subsidiary of BKCH, entered into the Discount Notes Indenture, pursuant to which the Issuers sold $685 million in aggregate principal amount at maturity of the Discount Notes. The Discount Notes generated $401.5 million in gross proceeds. Until April 15, 2016, no cash interest will accrue, but the Discount Notes will accrete at a rate of 11.0% per annum compounded semi-annually such that the accreted value on April 15, 2016 will be equal to the principal amount at maturity. Thereafter, cash interest on the Discount Notes will accrue at a rate equal to 11.0% per annum and will be payable semi-annually in cash in arrears on April 15 and October 15 of each year, commencing on October 15, 2016. The Discount Notes will mature on April 15, 2019.

The Issuers may redeem the Discount Notes, in whole or in part, on or after April 15, 2015, at the applicable redemption price. The Issuers may also redeem up to 35% of the aggregate principal amount at maturity of Discount Notes using the proceeds of certain equity offerings completed on or before April 15, 2014. In addition, at any time prior to April 15, 2015, the Issuers may redeem some or all of the Discount Notes at a price equal to 100% of the accreted value of the Discount Notes plus a “make-whole” premium. On certain dates after April 15, 2016, the Issuers will be required to redeem a portion of each Note outstanding on each such date that is sufficient to ensure that the Discount Notes will not be “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended.

The Discount Notes are not guaranteed by the Company or by any of the Issuers’ subsidiaries, including Holdings and BKC. The Discount Notes are senior unsecured obligations of the Issuers and rank equally in right of payment to all of the Issuers’ existing and future unsecured senior debt and senior in right of payment to all of the Issuers’ existing and future subordinated debt. The Discount Notes are effectively subordinated in right of payment to any of the Issuers’ existing and future secured debt to the extent of the value of the assets securing such debt. In addition, the Discount Notes are structurally subordinated to the liabilities of the Issuers’ subsidiaries, including Holdings and BKC.

If a Change of Control (as defined in the Discount Notes Indenture) occurs, the Issuers will be required to make an offer to purchase all of the Discount Notes at a cash repurchase price equal to 101% of the accreted value of the Discount Notes plus accrued and unpaid interest, if any, to the date of purchase.

The Discount Notes Indenture contains certain covenants that the Issuers must comply with during the term of the Discount Notes, including, but not limited to, limitations on restricted payments (as defined in the Discount Notes Indenture), incurrence of indebtedness, issuance of disqualified stock and preferred stock, asset sales, mergers and consolidations, transactions with affiliates, and guarantees of indebtedness by subsidiaries.

The Discount Notes Indenture includes customary events of default including, but not limited to, nonpayment of principal, interest, premiums or other amounts due under the Discount Notes Indenture, violation of a covenant, cross-default to material indebtedness, bankruptcy and a change of control. Failure to comply with the covenants or other provision of the Discount Notes Indenture (subject to grace periods) could, absent a waiver or an amendment from the note holders under such Discount Notes Indenture, permit the acceleration of all outstanding borrowings under such indenture.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws. The form of our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective upon the completion of the Merger, are filed as Exhibits 3.2 and 3.4 hereto and incorporated herein by reference.

Authorized Share Capital

Under our amended and restated certificate of incorporation, which will become effective upon the completion of the Merger, the Company will have the authority to issue              shares, consisting of (i)            shares of Common Stock, par value $0.01 per share, and (ii)            shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Upon completion of the Merger, there will be 349,908,456 shares of Common Stock and no shares of Preferred Stock outstanding.

Common Stock

Common Stock outstanding

The rights, preferences and privileges of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

To the greatest extent permitted by applicable Delaware law, the shares of Common Stock will be uncertificated, and transfer will be reflected by book-entry, unless a physical certificate is requested by a holder.

Voting rights

Each holder of record of Common Stock will be entitled to one (1) vote for each share of Common Stock that is registered in the holder’s name on the books of the Company. The holders of record of Common Stock will vote together as a single class on all matters on which holders of the Common Stock are entitled to vote except as otherwise required by applicable law.

Dividend rights

Only the holders of Common Stock will be entitled to receive dividends, if any, payable in cash or property, as may be declared by our board of directors out of funds legally available for the payment of dividends, subject to any preferential dividend rights of any outstanding Preferred Stock and the restrictions set forth in the Delaware General Corporation Law (the “DGCL”).

Preemptive Rights

No holders of shares of the Company will have preemptive rights, subject to the rights, if any, of the holders of shares of any class or series of Preferred Stock then outstanding with respect to preemptive rights in respect of issuances by the Company or its subsidiaries.

Liquidation Rights

Upon our liquidation, the holders of our Common Stock will be entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

Listing

We intend to apply to have our Common Stock approved for listing on the New York Stock Exchange under the symbol “BKW.”

Undesignated Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix and qualify the designations, powers, preferences and rights of the shares of each such series, any or all of which may be greater than the Common Stock. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of our Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our Common Stock. Under specified circumstances, the issuance of shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Our board of directors, without stockholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of our Common Stock and the market value of our Common Stock. Upon consummation of this offering, there will be no shares of Preferred Stock outstanding, and we have no present intention to issue any shares of Preferred Stock.

Anti-Takeover Effects of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Stockholder Action by Written Consent

The DGCL provides that, unless otherwise stated in a corporation’s certificate of incorporation, the stockholders may act by written consent without a meeting. Our amended and restated certificate of incorporation will provide that stockholders may act by written consent, without a meeting, without prior notice and without a vote, only if (a) a consent or consents, in writing setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and such consent(s) shall be delivered to the Corporation and (b) if 3G Capital, 3G and any of their respective affiliates collectively then own at least thirty-five percent (35%) of the outstanding shares of Common Stock.

Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals

Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that, except as otherwise required by law, special meetings of the stockholders can only be called by (a) the board of directors, (b) the Chairman of the board of directors or (c) by the holders of thirty-five percent (35%) of the total voting power of all the shares of the Company entitled to vote generally in the election of directors; provided that, with respect to clause (c) only, the date upon which any such proposed special meeting is to be held is not less than six (6) months from the date of the last occurring annual meeting of stockholders of the Company.

In addition, our amended and restated bylaws will require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our Secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation and bylaws will provide that our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or, in addition to any other vote otherwise required by law, the affirmative vote of at least a majority of the voting power of our outstanding shares of Common Stock. Additionally, the affirmative vote of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote on the adoption, alteration, amendment or repeal of our amended and restated certificate of incorporation, voting as a single class, will be required to amend or repeal or to adopt any provision inconsistent with the “Capital Stock,” “Board of Directors,” “Indemnification,” “Limited Liability of Directors,” “Meetings of Stockholders,” “Bylaws,” and “Corporate Opportunity” provisions described in our amended and restated certificate of incorporation, and the affirmative vote of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote on the adoption, alteration, amendment or repeal of our amended and restated bylaws, voting as a single class, will be required to amend or repeal or to adopt any provision inconsistent with the “Special Meetings,” “Notice,” “Quorum,” “Vote Required,” “Advance Notice of Stockholder Business,” “Advance Notice of Director Nominations,” “Stockholder Action by Written Consent,” “Number, Election and Term of Office,” “Removal,” “Vacancies and Newly Created Directorships,” “Vote Required,” “Officers,” and “Amendments” provisions described in our amended and restated bylaws. These provisions may have the effect of deferring, delaying or discouraging the removal of any anti-takeover defenses provided for in our amended and restated certificate of incorporation and our amended and restated bylaws.

Corporate Opportunity

Our amended and restated certificate of incorporation will provide that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to (a) 3G Capital, (b) 3G, (c) Special Situations Fund II, L.P., (d) Pershing Square, L.P., (e) Pershing Square II, L.P., (f) Pershing Square International, Ltd., (g) any person elected, appointed or otherwise serving as a director on our board of directors, and/or (h) or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than us and our subsidiaries) and that may be a business opportunity for (a) 3G Capital, (b) 3G, (c) Special Situations Fund II, L.P., (d) Pershing Square, L.P., (e) Pershing Square II, L.P., (f) Pershing Square International, Ltd., or (g) any of our directors, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director or officer, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as our director or officer. None of (a) 3G Capital, (b) 3G, (c) Special

Situations Fund II, L.P., (d) Pershing Square, L.P., (e) Pershing Square II, L.P., (f) Pershing Square International, Ltd., or (g) our directors, or any of their respective representatives has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock will be Computershare Inc. Its address is 250 Royall Street, Canton, Massachusetts 02021. Its telephone number is                    .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Common Stock. Future sales of substantial amounts of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our Common Stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our Common Stock prevailing from time to time. The sale of substantial amounts of our Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Common Stock.

Sale of Restricted Shares

Upon completion of this offering and the Transactions, we will have 349,908,456 shares of Common Stock outstanding. Of these shares of Common Stock, the 90,057,000 shares registered under this registration statement will be freely tradable without restriction under the Securities Act, except for any such shares which may be held or acquired by an “affiliate” of ours, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. The remaining              shares of Common Stock held by our existing stockholders upon completion of this offering will be “restricted securities,” as that term is defined in Rule 144, and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144 and Rule 701 under the Securities Act, which rules are summarized below. These remaining shares of Common Stock held by our existing stockholders upon completion of this offering will be available for sale in the public market (after the expiration of the lock-up agreements described in “Certain Relationships and Related Party Transactions”) only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as described below.

Rule 144

In general, under Rule 144 as currently in effect, persons who are not one of our affiliates at any time during the three months preceding a sale may sell shares of our Common Stock beneficially held upon the earlier of (1) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act and have filed all required reports for at least 90 days prior to the date of the sale, or (2) a one-year holding period.

At the expiration of the six-month holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our Common Stock provided current public information about us is available, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell within any three month period a number of shares of Common Stock that does not exceed the greater of either of the following:

•	1% of the number of shares of our Common Stock then outstanding, which will equal approximately shares immediately after the Transactions; or

•	the average weekly trading volume of our Common Stock on The New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our Common Stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general and subject to the expiration of the applicable lock-up restrictions, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock or option plan or other written agreement before the completion of the Transactions, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144 beginning 90 days after the effective date of the registration statement of which this prospectus forms a part. If such person is not an affiliate, the sale may be made under Rule 144 without compliance with the holding periods of Rule 144 and subject only to the manner-of-sale restrictions of Rule 144. If such a person is an affiliate, the sale may be made under Rule 144 without compliance with its one-year minimum holding period, but subject to the other Rule 144 restrictions.

Stock Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our Common Stock issued or reserved for issuance (including those shares underlying awards that will be assumed by New Holdco upon completion of the Merger) under the new equity incentive plan we intend to adopt in connection with the Transactions. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described below.

Lock-Up Agreements

Certain holders of our Common Stock, including Justice’s founders and 3G, have agreed, subject to certain exceptions, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our Common Stock or securities convertible into or exchangeable or exercisable for any shares of our Common Stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Common Stock, whether any of these transactions are to be settled by delivery of our Common Stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, for a period of (a) 180 days after completion of the Transactions, in the case of 3G, (b) one year after completion of the Transactions, in the case of Justice’s founders and Mr. Parker. For additional information, see “Certain Relationships and Related Party Transactions.”

Registration Rights

Upon completion of the Transactions, the holders of an aggregate of approximately 289.3 million shares of our Common Stock, or their transferees, will be entitled to certain rights with respect to the registration of their shares under the Securities Act. Except for shares purchased by affiliates, registration of their shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration, subject to the expiration of the lock-up periods described under “Certain Relationships and Related Party Transactions” in this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Subject to the qualifications, assumptions and limitations in the opinion attached as Exhibit 8.1, the statements of law and legal conclusions set forth below represent the opinion of Greenberg Traurig, P.A.

This section describes: (A) the material U.S. federal income tax consequences of the Pre-Merger Transactions, together with the liquidation of Justice (collectively referred to in this section as the “Domestication”), and the Merger to a U.S. Holder (as defined below) of Justice ordinary shares (“Justice Shares”) and (B) the material U.S. federal income tax considerations relating to the ownership and disposition of a share of New Holdco Common Stock (referred to in this section as a “Company Share”) by a non-U.S. Holder (as defined below) after the Domestication. This section applies only to holders that hold Justice Shares or Company Shares, as applicable, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This section does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of its personal investment circumstances or status, nor does it address tax considerations applicable to a holder that is a member of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company, real estate investment trust or regulated investment company,

•	a person liable for alternative minimum tax,

•	a U.S. expatriate,

•	a person that actually or constructively owns 10% or more of Justice voting stock (except as specifically provided below),

•	a partnership or other pass-through entity for U.S. federal income tax purposes, or a beneficial owner of a partnership or other pass-through entity,

•	a person that holds Justice Shares or Company Shares as part of a straddle or a hedging or conversion transaction,

•	a U.S. holder whose functional currency is not the U.S. dollar,

•	a person that received Justice Shares or Company Shares as compensation for services,

•	a controlled foreign corporation, or

•	a passive foreign investment company.

U.S. Holders of Justice Shares that actually or constructively own 10% or more of the outstanding Justice Shares are urged to consult their tax advisors regarding the controlled foreign corporation provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Based upon its review of the composition of its shareholders, and the advice of counsel, Justice believes that it is not and has never been a “controlled foreign corporation,” as defined in Section 957 of the Code.

This section is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code, published rulings by the U.S. Internal Revenue Service (“IRS”) and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion does not address U.S. federal tax laws other than those pertaining to U.S. federal income taxation (such as estate or gift tax laws or the recently enacted Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the IRS regarding the Domestication or the Merger. The Domestication will be effected in part under the applicable provisions of British Virgin Islands law which are not identical to analogous provisions of U.S. corporate law. There is no assurance that the IRS will not take positions concerning the tax consequences of the Domestication or the Merger that are different from those discussed below, or that any such different positions would not be sustained by a court.

If a partnership (including for this purpose any entity so characterized for U.S. federal income tax purposes) holds Justice Shares or Company Shares, the tax treatment of such partnership and a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership.

Partnerships holding Justice Shares or Company Shares and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences of the Domestication and the Merger and holding or disposing of Company Shares.

This summary does not address the U.S. federal income tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Domestication and the Merger (whether or not any such transactions are undertaken in connection with the Domestication and the Merger) including, without limitation, the following: (i) the exercise of an option to acquire Justice Shares or other right to acquire Justice Shares; or (ii) the exchange by Justice’s founders of their new interests in New Holdco for Company Shares as described above in the section entitled “The Transactions.”

THE FOLLOWING IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. SHAREHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION, THE MERGER, AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND POSSIBLE DISPOSITION OF COMPANY SHARES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. HOLDERS

The following describes the material U.S. federal income tax consequences of the Domestication and the Merger to a U.S. Holder. For purposes of this discussion, a U.S. Holder means a beneficial owner of a Justice Share that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia),

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Assumptions

This summary is based upon certain understandings and assumptions with respect to the business, assets and shareholders of Justice. In the event that one or more of such understandings or assumptions proves to be inaccurate, the following summary may not apply and material adverse U.S. federal income tax consequences may result to U.S. Holders.

U.S. Federal Income Tax Characterization of the Domestication

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form, or place of organization of one corporation, however effected.” To qualify as an F reorganization, a transaction must satisfy three requirements: (i) it must involve only one operating corporation; (ii) there must be no change in the shareholders of the corporation; and (iii) there must be no change in the assets of a corporation. Based on Rev. Rul. 96-29, 1996-1 C.B. 50, the proper time for testing these requirements is immediately before and immediately after the purported F reorganization, without regard to other aspects of a larger transaction that may follow that step, such as the Merger. Proposed Treasury Regulations promulgated under Section 368(a)(1)(F) require that the transferring corporation completely liquidate in the transaction, which will occur in the Domestication.

Based upon the foregoing, the requirements for an F reorganization will be satisfied, and the change in Justice’s place of incorporation pursuant to the Domestication will constitute an F Reorganization. Therefore, U.S. Holders will not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, except as explained below under the caption headings “—Effect of Section 367” and “—PFIC Considerations.”

Since the Domestication qualifies as an F Reorganization, the Domestication will be treated for U.S. federal income tax purposes as if Justice (i) transferred all of its assets and liabilities to the Company in exchange for all of the outstanding common stock of the Company; and (ii) then distributed the common stock of the Company to the shareholders of Justice in liquidation of Justice.

Basis and Holding Period Considerations

The tax basis of a Company Share received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Justice Share surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code or the PFIC rules. See the discussion under “—Effect of Section 367” and “PFIC Considerations” below. The holding period for a Company Share received by a U.S. Holder will include such holder’s holding period for the Justice Share surrendered in exchange therefor.

Effect of Section 367

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. When it applies, Section 367 imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) will generally apply to U.S. Holders of Justice Shares at the time of the Domestication.

A.	U.S. Shareholders of Justice

A U.S. Holder who on the day of Domestication beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of Justice stock entitled to vote (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Justice stock it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). A U.S. Holder’s ownership of stock options will be taken into account in determining whether such holder owns 10% or more of the total combined voting power of all classes of stock. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of Justice stock entitled to vote for U.S. federal income tax purposes.

A U.S. Shareholder’s all earnings and profits amount with respect to its Justice Shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2))

attributable to the shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulation Section 1.367(b)-2(d)(3) provides that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a U.S. Shareholder will be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its Justice stock. However, based upon an analysis by an independent certified public accounting firm as well as its own expectation of its projected earnings and profits through the Domestication, Justice does not expect that its cumulative earnings and profits will be greater than zero through the date of the Domestication. If Justice’s cumulative earnings and profits through the date of Domestication are not greater than zero, then a U.S. Shareholder generally would (depending on what period the Justice Shares were held) not be required to include in gross income an all earnings and profits amount with respect to its Justice Shares.

However, it is possible that the amount of Justice’s earnings and profits could be greater than expected through the date of the Domestication or could be adjusted as a result of an IRS examination. The determination of Justice’s earnings and profits is a complex determination and may be impacted by numerous factors, including the change of its functional currency in connection with the Domestication. Therefore, it is possible that one or more of these factors may cause Justice to have positive earnings and profits through the date of the Domestication. As a result, depending upon the period in which such a U.S. Shareholder held its Justice Shares, such U.S. Shareholder could be required to include its all earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Domestication. See below under “—PFIC Considerations—Effect of PFIC Rules on the Domestication” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts previously taken into account by a U.S. Holder that has made a valid QEF Election.

B.	U.S. Holders That Own Less Than 10 Percent of Justice

A U.S. Holder who on the day of Domestication beneficially owns (directly, indirectly or constructively) Justice stock with a fair market value of $50,000 or more but less than 10% of the total combined voting power of all classes of Justice stock entitled to vote may elect to recognize gain with respect to the Domestication or, in the alternative, recognize the “all earnings and profits” amount as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to Company Shares received in the Domestication. Any such gain would be equal to the excess of the fair market value of the Company Shares received over the U.S. Holder’s adjusted basis in the Justice Shares deemed to be surrendered in exchange therefor. Such gain would be capital gain, and should be long-term capital gain if the holder held the Justice Shares for longer than one year. Long term capital gains of noncorporate taxpayers that are recognized in taxable years beginning before January 1, 2013 generally are subject to a maximum U.S. federal income tax rate of 15% (subject to the PFIC rules). See the discussion under “—PFIC Considerations” below.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Justice Shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury regulations and generally must include, among other things: (i) a statement that the Domestication is a Section 367(b) exchange; (ii) a complete description of the Domestication, (iii) a description of any stock, securities or other consideration transferred or received in the Domestication, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S.

Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Justice establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Justice Shares, and (B) a representation that the U.S. Holder has notified Justice (or the Company) that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury regulations thereunder. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice to Justice of the election no later than the date such tax return is filed. In connection with this election, Justice intends to provide each U.S. Holder eligible to make such an election with information regarding Justice’s earnings and profits upon request.

Justice does not expect that its cumulative earnings and profits will be greater than zero through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election generally would (depending on what period the Justice Shares were held) not have an income inclusion under Section 367(b) provided the U.S. Holder properly executes the election and complies with the applicable notice requirements. Thus, it is expected that the making of any election to include the all earnings and profits amount in income as a dividend would generally be advantageous to a U.S. Holder who would otherwise recognize gain with respect to its Justice Shares in the Domestication. However, as noted above, if it were determined that Justice had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Justice Shares, and thus could be required to include that amount in income as a deemed dividend as a result of the Domestication. See below under “—PFIC Considerations—Effect of PFIC Rules on the Domestication” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts previously taken into account by a U.S. Holder that has made a valid QEF Election.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS ELECTION.

C.	U.S. Holders that Own Justice Shares with a Fair Market Value Less Than $50,000

A U.S. Holder who on the date of the Domestication owns (or is considered to own) stock of Justice with a fair market value less than $50,000 would not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and would not be required to include any part of the all earnings and profits amount in income (the “de minimis exception”).

D.	Shareholder Basis in and Holding Period for Company Shares

For a discussion of a U.S. Holder’s tax basis and holding period in Company Shares received in the Domestication, see above under “—U.S. Federal Income Tax Characterization of the Domestication—Basis and Holding Period Considerations.”

PFIC Considerations

In addition to the discussion under the heading “—Effects of Section 367” above, the Domestication might be a taxable event to U.S. Holders under the passive foreign investment company (“PFIC”) provisions under Section 1297 of the Code, to the extent that Section 1291(f) of the Code applies.

A.	Definition of a PFIC

In general, Justice will be a PFIC with respect to a U.S. Holder if for any taxable year in which such holder held Justice Shares (a) at least 75% or more of Justice’s gross income for the taxable year was passive income or (b) at least 50% or more of the value, determined on the basis of a quarterly average, of Justice’s assets is attributable to assets that produce or are held to produce passive income. Passive income generally includes dividends, interest, rents and royalties, but excludes rents and royalties that are derived in the active conduct of a trade or business and that are received from an unrelated person, as well as annuities and gains from assets that produce passive income. For purposes of these rules, interest income earned by Justice would be considered to be passive income, and cash held by Justice would be considered to be a passive asset.

Even if a foreign corporation satisfies the asset or income test for PFIC status, a corporation is not treated as a PFIC for the first taxable year such corporation has gross income (the “start up year”) if it is established to the satisfaction of the IRS that such corporation will not be a PFIC for either of the first two taxable years following the start-up year.

B.	PFIC Status of Justice

Based upon the composition of its income and assets, and upon a review of its financial statements, Justice believes that it was a PFIC for its most recent taxable year ended on December 31, 2011 and will qualify as a PFIC for its current fiscal year. The determination of whether Justice is or has been a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination of PFIC status. Accordingly, the IRS or courts might not agree with Justice’s analysis of whether or not it is or was a PFIC during any particular year.

If Justice is a PFIC at any time during a U.S. Holder’s holding period (and was not a qualified electing fund (“QEF”) as described below), the U.S. Holder will generally continue to be subject to the rules regarding excess distributions and dispositions of PFIC stock discussed below, even if Justice ceases to be a PFIC, unless certain gain recognition elections are made to “purge” the PFIC taint.

C.	Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of Justice Shares will depend on whether the U.S. Holder has made a timely and effective election to treat Justice as a “qualified electing fund” under Section 1295 of the Code for the tax year that is the first year in the U.S. Holder’s holding period of Justice Shares during which Justice qualified as a PFIC (a “QEF Election”). A U.S. Holder’s ability to make a QEF election with respect to Justice is contingent upon, among other things, the provision by Justice of a “PFIC Annual Information Statement” to such U.S. Holder. Justice has previously provided such information statements to U.S. Holders. A U.S. Holder of a PFIC who made such a QEF Election may hereinafter be referred to as an “Electing Shareholder” and a U.S. Holder of a PFIC who did not make a QEF Election may hereinafter be referred to as a “Non-Electing Shareholder.”

If a U.S. Holder of Justice Shares has not made a timely and effective QEF Election with respect to the first year in the U.S. Holder’s holding period in which Justice is a PFIC, such U.S. Holder generally may qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF Election and a “deemed sale election” to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its stock for fair market value on the “qualification date.” The qualification date is the first day of Justice’s tax year in which Justice qualified as a “qualified electing fund” with respect to such U.S. Holder. The deemed sale election can only be made if such U.S. Holder held Justice Shares on the qualification date. By timely making such QEF and deemed sale elections, the U.S. Holder will be deemed to have made a timely QEF Election.

The impact of the PFIC rules on a U.S. Holder of Justice Shares may also depend on whether the U.S. Holder has made a mark to market election under Section 1296 of the Code. See “—Mark to Market Election” below.

A Non-Electing Shareholder may be subject to adverse tax consequences upon the sale of its Justice Shares and upon the Domestication (as described below). If a Non-Electing Shareholder sells his Justice Shares, the entire amount of any gain realized upon the sale will be treated as an “excess distribution” made in the year of sale and as a consequence will generally be treated as ordinary income, and, to the extent allocated to years prior to the year of sale, will be subject to a special interest charge.

D.	Effect of PFIC Rules on the Domestication

As discussed above, Justice believes that it is a PFIC. (See “—PFIC Status of Justice” above). Section 1291(f) of the Code requires that, to the extent provided in regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury regulations are currently in effect under Section 1291(f) of the Code. Proposed Treasury regulations under Section 1291(f) of the Code were promulgated in 1992 with a retroactive effective date. If finalized in their current form, those regulations would require taxable gain recognition by a Non-Electing Shareholder in the Domestication if Justice were classified as a PFIC at any time during such U.S. Holder’s holding period in such stock and the U.S. Holder had not made a “qualified electing fund” election under Section 1295 of the Code for the first taxable year in which the U.S. Holder owned Justice Shares or in which Justice was a PFIC, whichever is later. The tax on any such recognized gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral to such stockholders on undistributed earnings of Justice. We are unable to predict at this time whether, in what form, and with what effective date, final Treasury regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders who acquired their shares and have not made a timely qualified electing fund election may, pursuant to the proposed Treasury regulations, be subject to taxation on the Domestication to the extent their shares have a fair market value in excess of their tax basis.

An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Justice, whether or not such amounts are actually distributed.

While there is some uncertainty regarding the precise interplay of the PFIC rules and Section 367(b) (see “—Effect of Section 367” above), any earnings and profits of Justice previously included in the income of an Electing Shareholder with respect to its Justice Shares as a result of a QEF election should be excluded from the earnings and profits of Justice for purposes of calculating the all earnings and profits amount under Section 367(b).

E.	Mark-to-Market Election

U.S. Holders who hold (actually or constructively) stock of a foreign corporation that qualifies as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the Justice Shares would be considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and is made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed above. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Justice Shares. The proposed Treasury regulations described above do not appear to directly address the impact of a mark-to-market election on a reorganization involving a PFIC and the IRS has not issued any other meaningful guidance regarding the effect of a mark-to-market election on a reorganization involving a PFIC.

The PFIC rules are complex and the implementation of certain aspects of the PFIC rules requires the issuance of Treasury regulations which in many instances have not been promulgated and which may be promulgated and which may have retroactive effect. There can be no assurance that any of these proposals will be enacted or promulgated, and if so, the form they will take or the effect that they may have on this discussion.

Accordingly, and due to the complexity of the PFIC rules, U.S. Holders are strongly urged to consult their own tax advisors concerning the impact of these rules on the Domestication, including, without limitation, whether a QEF Election, “deemed sale” election and/or “mark to market” election is available with respect to their Justice Shares and the consequences to them of any such election.

Effect of the Merger

The Merger will occur after the Domestication. In the Merger, Worldwide will merge with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving company (whose interests will be 100% owned by New Holdco). As consideration for the Merger, the current stockholders of Worldwide will receive Company Shares and cash. Since the shareholders of New Holdco will not be exchanging their Company Shares in the Merger, U.S. Holders of Company Shares will not recognize gain or loss as a result of the Merger.

NON-U.S. HOLDERS

The following describes the material U.S federal income tax considerations relating to the ownership and disposition of a Company Share by a non-U.S. Holder after the Domestication. For purposes of this discussion, a non-U.S. Holder means a beneficial owner of a Company Share that is, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	a foreign estate or trust.

Dividends

As discussed under the section entitled “Risk Factors” above, the Company does not anticipate paying dividends. In the event that the Company does make a distribution of cash or property with respect to Company Shares, any such distribution will be treated as a dividend for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder generally will be required to provide to the Company an IRS Form W-8BEN (or other applicable documentation) certifying its entitlement to benefits under the treaty.

The withholding tax does not apply to dividends paid to a non-U.S. Holder that provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to U.S. tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax-treaty providing otherwise). A foreign corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

If a non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty, the non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

If the amount of a distribution paid by the Company on a Company Share to a non-U.S. Holder exceeds the Company’s current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of the non-U.S. Holder’s adjusted tax basis in such share, and thereafter as capital gain from a sale or other disposition of such share that is taxed as described below under the heading “—Sale or Other Disposition of a Company Share.”

Sale or Other Disposition of a Company Share

A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of a Company Share unless:

(i)	the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and other requirements are met,

(ii)	the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States, subject to an applicable treaty providing otherwise (in this case, the gain will be subject to U.S. tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax-treaty providing otherwise) and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) may also apply), or

(iii)	the Company is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, and either (A) the Company Shares have ceased to be regularly traded on an established securities market or (B) the non-U.S. Holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, more than 5% of the Company’s common stock.

Justice has not been and is not, and the Company does not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes. However, the determination of whether a corporation is a U.S. real property holding corporation is primarily factual and there can be no assurance that such facts will not change or that the IRS or a court will agree with our determination.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Company Shares. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Withholding on Payments to Certain Foreign Entities

Effective for payments after December 31, 2012 (subject to a limited transition rule), the Foreign Account Tax Compliance Act (“FATCA”) generally will impose withholding at a 30% rate on dividends paid on a Company Share and on the gross proceeds from the sale or other disposition of a Company Share to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meet certain other specified requirements or (ii) a non-financial foreign entity unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Under proposed regulations, this new withholding tax will not apply (i) to dividend income on stock that is paid on or before December 31, 2013 or (ii) to gross proceeds from the sale or other disposition of stock paid on or before December 31, 2014. Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA to their ownership and disposition of Company Shares.

THIS SECTION IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE DESCRIBED TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, New York will pass upon the validity of the Common Stock distributed in the Distribution on our behalf.

EXPERTS

The consolidated financial statements of Burger King Worldwide Holdings, Inc. and subsidiaries as of December 31, 2011 and 2010 (Successor Entity) and June 30, 2010 (Predecessor Entity), and the for the year ended December 31, 2011 (Successor Entity), the period from October 19, 2010 to December 31, 2010 (Successor Entity), the period from July 1, 2010 to October 18, 2010 (Predecessor Entity) and for each of the years in the two-year period ended June 30, 2010 (Predecessor Entity), have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Justice Delaware Holdco Inc. as of April 2, 2012 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP will resign as the independent registered public accounting firm of Justice Delaware Holdco Inc. at the effective time of the Merger, at which time KPMG LLP will become the independent registered public accounting firm of the Company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the shares of our Common Stock to be distributed in the Distribution. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our Common Stock, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

Upon completion of the Transactions, we will become subject to the information and periodic and current reporting requirements of the Exchange Act, and in accordance therewith, will file periodic and current reports, proxy statements and other information with the SEC. Such periodic and current reports, proxy statements and other information will be available to the public on the SEC’s website at www.sec.gov and free of charge through our website at www.bk.com. To receive copies of public records not posted to the SEC’s website at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

JUSTICE DELAWARE HOLDCO INC.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	As of
	March 31, 2012	December 31, 2011
	(In millions, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$430.6	$459.0
Trade and notes receivable, net	149.3	152.8
Prepaids and other current assets, net	95.0	69.2
Deferred income taxes, net	46.3	43.1

Total current assets	721.2	724.1
Property and equipment, net	1,005.2	1,026.5
Intangible assets, net	2,842.2	2,823.3
Goodwill	663.1	657.7
Net investment in property leased to franchisees	239.2	242.2
Other assets, net	109.4	134.6

Total assets	$5,580.3	$5,608.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$89.7	$98.4
Accrued advertising	96.3	97.4
Other accrued liabilities	224.1	242.7
Current portion of long term debt and capital leases	36.6	33.5

Total current liabilities	446.7	472.0
Term debt, net of current portion	2,963.4	3,010.3
Capital leases, net of current portion	119.4	95.4
Other liabilities, net	359.6	366.2
Deferred income taxes, net	578.0	615.3

Total liabilities	4,467.1	4,559.2

Commitments and Contingencies (Note 15)
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized at March 31, 2012 and December 31, 2011; 100,528 shares issued and outstanding at March 31, 2012 and 100,096 shares issued and outstanding at December 31, 2011	—	—
Additional paid-in capital	1,202.8	1,190.1
Accumulated deficit	(13.3)	(27.6)
Accumulated other comprehensive loss	(76.3)	(113.3)

Total stockholders’ equity	1,113.2	1,049.2

Total liabilities and stockholders’ equity	$5,580.3	$5,608.4

See accompanying notes to condensed consolidated financial statements.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In millions)
Revenues:
Company restaurant revenues	$396.2	$392.5
Franchise and property revenues	173.7	159.5

Total revenues	569.9	552.0
Company restaurant expenses:
Food, paper and product costs	130.0	127.0
Payroll and employee benefits	119.5	120.0
Occupancy and other operating costs	104.5	109.7

Total Company restaurant expenses	354.0	356.7
Franchise and franchise property expenses	23.8	23.1
Selling, general and administrative expenses	95.0	100.4
Other operating expenses, net	13.0	7.8

Total operating costs and expenses	485.8	488.0

Income from operations	84.1	64.0

Interest expense, net	59.1	50.2
Loss on early extinguishment of debt	3.5	19.6

Income (loss) before income taxes	21.5	(5.8)
Income tax expense	7.2	0.1

Net income (loss)	$14.3	$(5.9)

See accompanying notes to condensed consolidated financial statements.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In millions)
Net income (loss)	$14.3	$(5.9)
Foreign currency translation adjustment	39.3	52.0
Net change in fair value of net investment hedges (net of tax of $3.8 million and $0 respectively)	(5.9)	—
Net change in fair value of interest rate caps (net of tax of $1.0 million and $1.6 million, respectively)	(2.7)	2.3
Amounts reclassified to earnings during the period from terminated caps/swaps (net of tax of $0.2 million and $0.4 million, respectively)	(0.4)	(0.6)
Pension and post-retirement benefit plans (net of tax of $4.2 million and $0 respectively)	6.5	—
Amortization of prior service costs (net of tax of $0.2 million and $0 respectively)	0.2	—

Other comprehensive income, net of tax	37.0	53.7

Total comprehensive income	$51.3	$47.8

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In millions)
Cash flows from operating activities:
Net income (loss)	$14.3	$(5.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	34.0	35.0
Loss on early extinguishment of debt	3.5	19.6
Amortization of deferred financing cost and debt issuance discount	15.3	3.3
Loss (gain) on remeasurement of foreign denominated transactions	(0.3)	2.4
Amortization of prior service costs	(0.4)	—
Realized loss on terminated caps/swaps	0.6	0.6
Loss (gain) on refranchisings and dispositions of assets	8.9	(0.4)
Bad debt expense, net of recoveries	1.3	—
Share-based compensation	7.3	0.2
Deferred income taxes	(6.6)	11.4
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Trade and notes receivables	3.4	10.0
Prepaids and other current assets	(9.2)	2.2
Accounts and drafts payable	(9.7)	(16.2)
Accrued advertising	(6.2)	6.6
Other accrued liabilities	(5.4)	0.2
Other long-term assets and liabilities	2.3	(3.8)

Net cash provided by operating activities	53.1	65.2

Cash flows from investing activities:
Payments for property and equipment	(16.6)	(9.7)
Proceeds from refranchisings, disposition of assets and restaurant closures	7.4	7.9
Return of investment on direct financing leases	3.1	2.0
Other investing activities	0.3	(0.1)

Net cash provided by (used for) investing activities	(5.8)	0.1

Cash flows from financing activities:
Proceeds from term debt	—	1,857.6
Repayments of term debt and capital leases	(11.5)	(1,844.0)
Extinguishment of debt	(58.0)	—
Payment of financing costs	—	(23.1)

Net cash used for financing activities	(69.5)	(9.5)

Effect of exchange rates on cash and cash equivalents	(6.2)	4.3
Increase (decrease) in cash and cash equivalents	(28.4)	60.1
Cash and cash equivalents at beginning of period	459.0	207.0

Cash and cash equivalents at end of period	$430.6	$267.1

Supplemental cash flow disclosures:
Interest paid	$25.1	$29.5
Income taxes paid	$3.7	$6.6
Non-cash investing and financing activities:
Acquisition of property with capital lease obligations	$29.2	$—
Net investment in direct financing leases	$3.1	$2.0

See accompanying notes to condensed consolidated financial statements.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

Note 1. Organization

Burger King Worldwide Holdings, Inc. (“BKWWH” or the “Company”) is a Delaware corporation formed on August 25, 2010, and is the parent of Burger King Capital Holdings, LLC (“BKCH”). BKCH is a Delaware limited liability company and the sole equity holder of Burger King Holdings, Inc. (“BKH”) and Burger King Capital Finance, Inc. (“BKCF”). BKH is a Delaware corporation formed on July 23, 2002 and the parent of Burger King Corporation (“BKC”), a Florida corporation that franchises and operates fast food hamburger restaurants, principally under the Burger King brand (the “Brand”). BKCH and BKCF have no assets or operations other than BKCH’s ownership of 100% of the capital stock of BKCF and BKH. BKWWH and its subsidiaries are collectively referred to herein as the “Company” and “we.”

We generate revenues from two sources: (i) retail sales at company-owned restaurants (also referred to as “Company restaurants”) and (ii) franchise and property revenues, consisting primarily of royalties based on a percentage of sales reported by franchise restaurants, initial and renewal franchise fees paid by franchisees and property income from restaurants that we lease or sublease to franchisees.

On April 3, 2012, BKWWH, Justice Holdings Limited (“Justice”), Justice Delaware Holding Inc., a wholly-owned subsidiary of Justice (“New Holdco”), and Justice Holdco LLC, a wholly-owned subsidiary of New Holdco (“Merger Sub LLC”), entered into a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”). See Note 18 for further information about the Business Combination Agreement.

New Accounting Pronouncements

During the three months ended March 31, 2012, we adopted an accounting standard update that amends accounting guidance to allow us to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, we are not required to calculate the fair value of a reporting unit unless we determine, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. The adoption of this accounting standard update did not have an impact on our condensed consolidated financial statements.

During the three months ended March 31, 2012, we adopted an accounting standard update that amends accounting guidance to achieve common fair value measurement and disclosure requirements under United States generally accepted accounting principles (“GAAP”) and international financial reporting standards (“IFRS”). The amendments in this accounting standard clarify the Financial Accounting Standards Board’s intent about the application of existing fair value measurement requirements. The amendments change the wording used to describe many of the requirements in U.S. GAAP for disclosing information about fair value measurements. The adoption of this accounting standard update did not have a material effect on our consolidated financial statements but may result in additional disclosures.

During the three months ended March 31, 2012, we adopted an accounting standard update that requires us to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This standard eliminates the option to present the components of other comprehensive income as part of the statement of equity. The disclosures required by this accounting standard update are included in this Form 10-Q.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

Note 2. Basis of Presentation and Consolidation

The Financial Statements include our accounts and the accounts of our wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

Certain prior year amounts in the accompanying Financial Statements and Notes to the Financial Statements have been reclassified in order to be comparable with the current year classifications. These reclassifications had no effect on previously reported net income (loss).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our Financial Statements and Notes to the Financial Statements. Management adjusts such estimates and assumptions when facts and circumstances dictate. Such estimates and assumptions may be affected by volatile credit, equity, foreign currency, energy markets and declines in consumer spending. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

Note 3. Prepaids and Other Current Assets, net

Prepaids and other current assets, net consist of the following:

	As of
	March 31, 2012	December 31, 2011
Prepaid expenses	$64.0	$30.8
Inventories	17.1	13.7
Interest rate cap—current portion	4.7	3.6
Refundable income taxes	9.2	21.1

Total Prepaids and other current assets	$95.0	$69.2

Note 4. Intangible Assets, net and Goodwill

Intangible assets, net and goodwill consist of the following:

	As of
	March 31, 2012			December 31, 2011
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Identifiable assets subject to amortization:
Franchise agreements	$487.3	$(30.9)	$456.4	$482.3	$(25.8)	$456.5
Favorable leases	175.5	(26.6)	148.9	174.2	(22.0)	152.2

Subtotal	662.8	(57.5)	605.3	656.5	(47.8)	608.7

Brand	$2,236.9	$—	$2,236.9	$2,214.6	$—	$2,214.6

Intangible assets, net			$2,842.2			$2,823.3

Goodwill	$663.1			$657.7

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

We recorded amortization expense on intangible assets of $9.6 million for the three months ended March 31, 2012 and $10.1 million for the same period in the prior year.

Note 5. Other Accrued Liabilities and Other Liabilities

Other accrued liabilities and other liabilities consist of the following:

	As of
	March 31, 2012	December 31, 2011
Current:
Accrued payroll and employee-related costs	$39.2	$63.9
Accrued severance and other provisions	26.5	33.4
Withholding taxes	7.8	9.0
Interest payable	36.8	17.1
Casualty insurance	8.8	8.7
Gift card liabilities	11.6	16.1
Income tax payable	4.5	3.1
Sales tax payable	25.8	22.0
Other	63.1	69.4

Total current other accrued liabilities	224.1	242.7

Non-current:
Accrued pension	$69.0	$71.3
Unfavorable leases	199.0	204.2
Casualty insurance reserves	22.4	22.2
Retiree health benefits	8.2	18.4
Deferred compensation	12.0	12.8
Income tax payable	23.8	23.4
Other	25.2	13.9

Total non-current other accrued liabilities	359.6	366.2

Total other accrued liabilities and other liabilities	$583.7	$608.9

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

Note 6. Long-Term Debt

Long-term debt consists of the following:

		Principal		Interest rates(a)
		As of		Three Months Ended March 31,
	Maturity dates	March 31, 2012	December 31, 2011	2012	2011
Secured Term Loan—USD tranche(b)	2016	$1,495.7	$1,532.0	5.6%	6.2%
Secured Term Loan—Euro tranche(b)	2016	249.4	247.8	5.8%	6.4%
9 7/8 % Senior Notes	2018	797.5	797.5	10.1%	10.3%
11.0% Discount Notes(c)	2019	640.7	672.0	11.1%	—
Deferred Premiums on interest rate caps	2016	34.1	35.8	2.5%	2.5%
- USD (See Note 10)
Deferred Premiums on interest rate caps	2016	7.0	7.3	2.9%	2.9%
- EUR (See Note 10)
Other	N/A	1.1	3.2

Total debt		3,225.5	3,295.6
Less: current maturities of debt		(24.4)	(24.2)

Total long-term debt		$3,201.1	$3,271.4

(a)	Represents the effective interest rate for the instrument computed on a quarterly basis, including the amortization of deferred debt issuance costs and discount, as applicable, and in the case of our Secured Term Loans, the effect of interest rate caps.
(b)	Principal face amount herein is presented gross of a 1% discount of $11.7 million on the USD tranche and revolving credit facility and $0.9 million on the Euro tranche at March 31, 2012 and $12.5 million on the USD tranche and revolving credit facility and $1.0 million on the Euro tranche at December 31, 2011.
(c)	Principal face amount herein is presented gross of a discount of $225.1 million at March 31, 2012.

Credit Facilities

In connection with the acquisition of BKH by 3G, BKC entered into a credit agreement dated as of October 19, 2010, as amended and restated as of February 15, 2011 (the “Credit Agreement”). The Credit Agreement provides for (i) two tranches of term loans in aggregate principal amounts of $1,600.0 million and €200.0 million (the “Term Loans”), each under a term loan facility (the “Term Loan Facility”) and (ii) a senior secured revolving credit facility for up to $150 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit) (the “Revolving Credit Facility,” and together with the Term Loan Facility, the “Credit Facilities”). The maturity date for the Term Loan Facility is October 19, 2016 and the maturity date for the Revolving Credit Facility is October 19, 2015.

The principal amount of the Term Loan Facility amortizes in quarterly installments equal to 0.25% of the original principal amount of the Term Loan Facility for the first five and three-quarter years, with the balance payable at maturity. The Credit Facilities contain customary provisions relating to mandatory prepayments, voluntary prepayments, affirmative covenants, negative covenants and events of default. All obligations under the Credit Facilities are guaranteed by BKH and each direct and indirect, existing and future, material domestic wholly-owned subsidiary of BKC.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

Under the Credit Agreement, at BKC’s election, the interest rate per annum applicable to the loans is based on a fluctuating rate of interest determined by reference to either (i) a base rate determined by reference to the higher of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the federal funds effective rate plus 0.50% and (c) the Eurocurrency rate applicable for an interest period of one month plus 1.00%, plus an applicable margin equal to 2.00% for loans under the U.S. dollar denominated tranche of the Term Loan Facility and 2.25% for loans under the Revolving Credit Facility, or (ii) a Eurocurrency rate determined by reference to EURIBOR for the Euro denominated tranche and LIBOR for the U.S. dollar denominated tranche and Revolving Credit Facility, adjusted for statutory reserve requirements, plus an applicable margin equal to 3.25% for loans under the Euro denominated tranche of the Term Loan Facility, 3.00% for loans under the U.S. dollar denominated tranche of the Term Loan Facility and 3.25% for loans under the Revolving Credit Facility. Term Loan B borrowings under the Credit Agreement are subject to a LIBOR floor of 1.50%. BKC has elected to borrow at the three month Euro currency rate as noted in (ii) above.

As of March 31, 2012, we had $14.5 million in irrevocable standby letters of credit outstanding, which were issued under the Revolving Credit Facility primarily to certain insurance carriers to guarantee payments of deductibles for various insurance programs, such as health and commercial liability insurance. Such letters of credit are secured by the collateral under the Credit Facilities. As of March 31, 2012, no amounts had been drawn on any of these irrevocable standby letters of credit and our remaining borrowing capacity under the Revolving Credit Facility was $135.5 million. We may, from time to time, borrow from and repay the Revolving Credit Facility. Consequently, the amount outstanding under the Revolving Credit Facility at the end of a period may not be reflective of the total amounts outstanding during the period.

Following the end of each fiscal year, we are required to prepay the Term Loans in an amount equal to 50% of Excess Cash Flow (as defined in the Credit Agreement and with stepdowns to 25% and 0% based on achievement of specified total leverage ratios), minus the amount of any voluntary prepayments of the Term Loans during such fiscal year. Additionally, subject to certain exceptions, the Credit Facilities are subject to mandatory prepayment in the event of non-ordinary course or other dispositions of assets (subject to customary reinvestment provisions), or in the event of issuances or incurrence of debt by BKC or any of its subsidiaries (other than certain indebtedness permitted by the Credit Facilities).

We may prepay the Term Loans in whole or in part at any time. A 1% premium applies if the prepayment is made in connection with an interest rate re-pricing event. During the three months ended March 31, 2012, we made $37.7 million in voluntary prepayments of our Term Loans.

Under the Credit Facilities, BKC is required to comply with customary financial ratios, including a minimum Interest Coverage Ratio (the ratio of Consolidated EBITDA to Consolidated Interest Expense) and a maximum Total Leverage Ratio (the ratio of Consolidated Total Debt to Consolidated EBITDA). Consolidated EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted for certain items, as specified in the Credit Agreement. Consolidated Interest Expense is defined in the Credit Agreement as cash payments for interest, including (net of) payments made (received) pursuant to interest rate derivatives with respect to Indebtedness, net of cash received for interest income and certain other items specified in the Credit Agreement. The Test Period is defined in the Credit Agreement as the most recently completed four consecutive fiscal quarters ending on such date.

The Credit Facilities also contain a number of customary affirmative and negative covenants that, among other things, limit or restrict the ability of BKC and its subsidiaries to (i) incur additional indebtedness (including guarantee obligations) or liens, (ii) engage in mergers, consolidations, liquidations or dissolutions, sell assets

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

(with certain exceptions, including sales of company-owned restaurants to franchisees), (iii) make capital expenditures, acquisitions, investments loans and advances, (iv) pay and modify the terms of certain indebtedness, (v) engage in certain transactions with affiliates, (vi) enter into certain speculative hedging arrangements, negative pledge clauses and clauses restricting subsidiary distributions and (vii) change its line of business. In addition, the ability of BKC and its subsidiaries to pay dividends or other distributions, or to repurchase, redeem or retire equity is restricted by the Credit Agreement, including the payment of dividends to BKH. This restriction is subject to certain exceptions, which include, but are not limited to: (i) payments up to $5,000,000 during any fiscal year to BKH or any direct or indirect parent of BKH to discharge its general corporate and overhead expenses incurred in the ordinary course, (ii) payments of or on account of management, consulting, investment banking and advisory fees and reimbursement of out-of-pocket costs related thereto, (iii) payments up to amount calculated based in part on the greater of (A) the cumulative amount of Excess Cash Flow (as defined in the Credit Agreement) of BKC and its restricted subsidiaries for all fiscal years completed after October 19, 2010, and (B) the cumulative amount of Consolidated Net Income (as defined in the Credit Agreement) of BKC and its restricted subsidiaries for all fiscal quarters completed after October 19, 2010, and (iv) payments in an amount necessary to enable BKH or any direct or indirect parent of BKH to make required payments in respect of Disqualified Equity Interests or Subordinated Debt issued (each as defined in the Credit Agreement) by BKH or any direct or indirect parent of BKH. At March 31, 2012, we were in compliance with all financial ratios and covenants of the Credit Agreement and there were no limitations on our ability to draw on the remaining availability under our Revolving Credit Facility.

BKC’s capital expenditures are limited to between $160.0 million and $220.0 million, with the annual limitation based on our Rent-Adjusted Leverage Ratio of our most recently ended fiscal year. Up to 50% of the unused amount for the prior fiscal year (less the amount carried forward into the prior fiscal year) is allowed to be carried forward into the next fiscal year.

The Credit Facilities contain customary events of default, including, but not limited to, nonpayment of principal, interest, fees or other amount, violation of a covenant, cross-default to material indebtedness, bankruptcy and a change of control. Our ability to borrow under the Credit Facilities will be dependent on, among other things, BKC’s compliance with the above-referenced financial ratios. Failure to comply with these ratios or other provisions of the credit agreement for the Credit Facilities (subject to grace periods) could, absent a waiver or an amendment from the lenders under such agreement, restrict the availability of the Revolving Credit Facility and permit the acceleration of all outstanding borrowings under such credit agreement.

In addition to paying interest on outstanding principal under the Credit Facilities, we are required to pay certain recurring fees with respect to the Credit Facilities, including (i) fees on the unused commitments of the lenders under the revolving facility, (ii) letters of credit fees on the aggregate face amounts of outstanding letters of credit plus a fronting fee to the issuing bank and (iii) administration fees.

9 7/8% Senior Notes

At March 31, 2012 and December 31, 2011, we had outstanding $797.5 million of senior notes due 2018 that bear interest at a rate of 9.875% per annum, which is payable semi-annually on October 15 and April 15 of each year (the “Senior Notes”). The Senior Notes mature on October 15, 2018. During 2011, we repurchased and retired Senior Notes with an aggregate face value of $2.5 million for a purchase price of $2.7 million, including accrued interest.

The Senior Notes are general unsecured senior obligations of BKC that rank pari passu in right of payment with all our existing and future senior indebtedness. The Senior Notes are effectively subordinated to all our

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

Secured Indebtedness (including the Credit Facilities) to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all indebtedness and other liabilities, including preferred stock, of non-guarantor subsidiaries.

The Senior Notes are guaranteed by BKH and all existing direct and indirect subsidiaries that borrow under or guarantee any indebtedness or indebtedness of another guarantor. Under certain circumstances, subsidiary guarantors may be released from their guarantees without the consent of the holders of the Senior Notes.

At any time prior to October 15, 2013, we may redeem up to 35% of the original principal amount of the Senior Notes with the proceeds of certain equity offerings at a redemption price equal to 109.875% of the principal amount of the Senior Notes, together with any accrued and unpaid interest, if any, to the date of redemption. The Senior Notes are redeemable at our option, in whole or in part, at any time on or after October 15, 2014 at 104.938% of the principal amount, at any time on or after October 15, 2015 at 102.469% of the principal amount or at any time on or after October 15, 2016 at 100% of the principal amount.

The occurrence of a change in control will require us to offer to purchase all or a portion of the Senior Notes at a price equal to 101% of the principal amount, together with accrued and unpaid interest, if any, to the date of purchase. Certain asset dispositions will also require us to use the proceeds from those asset dispositions to make an offer to purchase the Senior Notes at 100% of their principal amount, if such proceeds are not otherwise used within a specified period to repay indebtedness or to invest in capital assets related to our business or capital stock of a restricted subsidiary.

The Senior Notes were issued pursuant to an indenture (the “Senior Notes Indenture”), which contains certain covenants that we must meet during the term of the Senior Notes, including, but not limited to, limitations on restricted payments (as defined in the Senior Notes Indenture), incurrence of indebtedness, issuance of disqualified stock and preferred stock, asset sales, mergers and consolidations, transactions with affiliates, guarantees of indebtedness by subsidiaries and activities of BKH.

The Senior Notes Indenture also includes customary events of default including, but not limited to, nonpayment of principal, interest, premiums or other amounts due under the Senior Notes Indenture, violation of a covenant, cross-default to material indebtedness, bankruptcy and a change of control. Failure to comply with the covenants or other provision of the Senior Notes Indenture (subject to grace periods) could, absent a waiver or an amendment from the lenders under such Senior Notes Indenture, permit the acceleration of all outstanding borrowings under such credit agreement.

Pursuant to the Senior Notes Indenture, BKC is restricted from paying any dividend or making any payment or distribution on account of its equity interests unless, among other things, (i) the dividend, payment or distribution (together with all other such dividends, payments or distributions made since the issue date of the Senior Notes) is less than an amount calculated based in part on the Consolidated Net Income (as defined in the Senior Notes Indenture) of BKC and its restricted subsidiaries since the issue date of the Senior Notes, or (ii) the dividend, payment or distribution fits within one or more exceptions, including if:

•

it is made with funds received from the issuance of equity interests of BKC or its direct or indirect parent companies and is used for the redemption, repurchase or other acquisition of equity interests of BKC or its direct or indirect parent companies;

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

•

it is less than 6% per annum of the net cash proceeds received by or contributed to BKC from a public offering of BKC’s common stock or the common stock of any of its direct or indirect parent companies;

•	it is used to fund certain operational expenditures of any of BKC’s direct or indirect parent companies; or

•

it, when combined with all other Restricted Payments (as defined in the Senior Notes Indenture) that rely upon this exception, is less than $75 million (the restrictions described in these four bullet points, collectively, the “Distribution Restrictions”).

At March 31, 2012, we were in compliance with all covenants of the Senior Notes Indenture.

11.0% Discount Notes

On April 19, 2011, BKCH, our direct subsidiary, and BKCF entered into an indenture with Wilmington Trust FSB, as trustee, pursuant to which the Issuers sold $685 million in the aggregate principal amount at maturity of 11.0% senior discount notes due 2019 (the “Discount Notes”). The Discount Notes generated $401.5 million in gross proceeds. At March 31, 2012, we had outstanding $640.7 million of discount notes due 2019. Until April 15, 2016, no cash interest will accrue, but the Discount Notes will accrete at a rate of 11.0% per annum compounded semi-annually such that the accreted value on April 15, 2016 will be equal to the principal amount at maturity. Thereafter, cash interest on the Discount Notes will accrue at a rate equal to 11.0% per annum and will be payable semi-annually in cash in arrears on April 15 and October 15 of each year, commencing on October 15, 2016. The Discount Notes will mature on April 15, 2019. Neither we nor any of our subsidiaries are a guarantor of the Discount Notes. The Issuers have no operations or assets other than the interest in BKH held by BKCH. Accordingly, the cash required to service the Discount Notes is expected to be funded through distributions from BKH. During the three months ended March 31, 2012, we repurchased Discount Notes with a carrying value of $19.9 million for a purchase price of $22.3 million.

At any time prior to April 15, 2014, we may redeem up to 35% of the original principal amount of the Discount Notes with the proceeds of certain equity offerings at a redemption price equal to 111.0% of the accreted value of the Discount Notes, plus (without duplication) any accrued and unpaid interest, if any, to the date of redemption. The Discount Notes are redeemable at our option, in whole or in part, at any time on or after April 15, 2015 at 105.5% of the principal amount, at any time on or after April 15, 2016 at 102.75% of the principal amount or at any time on or after April 15, 2017 at 100% of the principal amount.

The occurrence of a change in control will require us to offer to purchase all or a portion of the Discount Notes at a price equal to 101% of the accreted value, plus (without duplication) accrued and unpaid interest, if any, to the date of purchase. Certain asset dispositions will also require us to use the proceeds from those asset dispositions to make an offer to purchase the Discount Notes at 100% of their accreted value, plus accrued and unpaid interest, if any, if such proceeds are not otherwise used within a specified period to repay indebtedness or to invest in capital assets related to our business or capital stock of a restricted subsidiary.

The Discount Notes were issued pursuant to an indenture (the “Discount Notes Indenture”), which contains certain covenants that we must meet during the term of the Discount Notes, as well as customary events of default, which are similar to those described above for the Credit Facilities and Senior Notes.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

Pursuant to the Discount Notes Indenture, BKCH is restricted from paying any dividend or making any payment or distribution on account of its equity interests unless, among other things, (i) the dividend, payment or distribution (together with all other such dividends, payments or distributions made since October 19, 2010) is less than an amount calculated based in part on the Consolidated Net Income (as defined in the Discount Notes Indenture) of BKCH and its restricted subsidiaries since October 1, 2010, or (ii) the dividend, payment or distribution fits within one or more exceptions, including the Distribution Restrictions.

At March 31, 2012, we were in compliance with all covenants of the Discount Notes Indenture.

The restrictions under the Credit Agreement, the Senior Notes Indenture and the Discount Notes Indenture have resulted in the restricted net assets of each of BKC and BKCH exceeding 25% of our consolidated net assets. Our restricted net assets as of March 31, 2012 was $992.8 million.

Loss on Early Extinguishment of Debt

We recorded a loss on early extinguishment of debt of $3.5 million for the three months ended March 31, 2012 associated with the Term Loan prepayments and Discount Note repurchases. In connection with the amendment of our Credit Facility in February 2011, we recorded a $19.6 million loss on early extinguishment of debt. Loss on early extinguishment of debt consists principally of write-offs of deferred financing costs and original issue discount.

Other

We have lines of credit with foreign banks, which can also be used to provide guarantees, in the amount of $2.4 million as of March 31, 2012 and $3.2 million as of December 31, 2011. There were $1.4 million of guarantees issued against these lines of credit as of March 31, 2012 and $2.3 million as of December 31, 2011.

Interest Expense, net

Interest expense, net consists of the following:

	Three Months Ended March 31,
	2012	2011
Secured Term Loan—USD tranche	$17.4	$21.1
Secured Term Loan—Euro tranche	3.1	4.5
Interest Rate Caps—USD and Euro	0.3	0.3
9 7/8 % Senior Notes	19.7	19.8
Amortization of original debt issuance discount, deferred financing costs and other	16.7	3.9
Capital lease obligations	2.1	1.9
Interest income	(0.2)	(1.3)

Total	$59.1	$50.2

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

Note 7. Income Taxes

The U.S. Federal tax statutory rate reconciles to the effective tax rate as follows:

	Three Months Ended March 31,
	2012	2011
U.S. Federal income tax rate	35.0%	35.0%
State income taxes, net of federal income tax benefit	1.8	0.9
Costs/(Benefits) and taxes related to foreign operations	8.3	(43.8)
Foreign tax rate differential	(14.8)	(24.7)
Foreign exchange differential on tax benefits	(1.3)	1.8
Change in valuation allowance	3.6	15.8
Change in accrual for tax uncertainties	0.4	14.4
Other	0.5	(1.1)

Effective income tax rate	33.5%	(1.7)%

Income tax expense was $7.2 million for the three months ended March 31, 2012, resulting in an effective tax rate of 33.5%, primarily as a result of the current mix of income from multiple tax jurisdictions and the impact of share-based compensation expense not deductible for tax purposes. See Note 11 to our unaudited condensed consolidated financial statements. We had income tax expense of $0.1 million for the three months ended March 31, 2011, resulting in an effective tax rate of (1.7%), primarily as a result of the exclusion of the tax benefit of foreign ordinary losses not expected to be realized, the current mix of income from multiple tax jurisdictions and the resolution of state tax audits.

We had $22.0 million of unrecognized tax benefits at March 31, 2012 and $21.6 million at December 31, 2011, which if recognized, would affect the effective income tax rate.

In the next twelve months, it is reasonably possible that the total amounts of our unrecognized tax benefits will not significantly increase or decrease.

We recognize potential accrued interest and penalties related to unrecognized tax benefits in income tax expense. The total amount of accrued interest and penalties at March 31, 2012 was $3.4 million and at December 31, 2011 was $3.2 million. Potential interest and penalties associated with uncertain tax positions recognized during the three months ended March 31, 2012 and 2011 were not significant. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision.

We file income tax returns, including returns for our subsidiaries, with federal, state, local and foreign jurisdictions. Generally, we are subject to routine examination by taxing authorities in these jurisdictions, including significant international tax jurisdictions, such as the United Kingdom, Germany, Spain, Switzerland, Singapore and Mexico. We do not expect any of these foreign jurisdictions to be individually material. We also have various state and foreign income tax returns in the process of examination. From time to time, these audits result in proposed assessments where the ultimate resolution may result in us owing additional taxes. We believe that our tax positions comply with applicable tax law and that we have adequately provided for these matters.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

Note 8. Retirement Plan and Other Postretirement Benefits

Pension Benefits

We sponsor noncontributory defined benefit pension plans for our salaried employees in the United States (the “U.S. Pension Plans”) and certain employees in the United Kingdom, Germany and Switzerland (the “International Pension Plans”). Effective December 31, 2005, all benefits accrued under the U.S. Pension Plans were frozen at the benefit level attained as of that date.

Postretirement Medical Benefits

Our postretirement medical plan (the “U.S. Retiree Medical Plan”) provides medical, dental and life insurance benefits to U.S. salaried retirees hired prior to June 30, 2001 and who were age 40 or older as of June 30, 2001, and their eligible dependents. The amount of retirement health care coverage an employee will receive depends upon the length of credited service. Effective September 30, 2011, the credited service for this plan was frozen for all participants. Beginning January 1, 2012, the annual employer-provided subsidy is $160 (pre-age 65) and $80 (post-age 65) per year of credited service for anyone not already receiving benefits prior to this date.

During the three months ended March 31, 2012, we eliminated the option to delay enrollment for the U.S. Retiree Medical Plan. U.S. Retiree Medical Plan participants were required to make a onetime election to participate in the Plan by February 29, 2012. This change was accounted for as a negative plan amendment and resulted in reduction to the Retiree Medical Plan liability of $11.1 million. This reduction is being amortized as a reduction to net periodic benefit costs over 6 years, the average remaining years until expected retirement. This negative plan amendment will result in net periodic benefit cost reductions of approximately $1.5 million in 2012 and $1.8 million every year thereafter during the amortization period. The plan was re-measured using a discount rate of 4.4% at the time of the negative plan amendment.

Our liability under the Executive Retirement Plan (“ERP”) was $14.1 million at March 31, 2012 and $16.2 million at December 31, 2011.

Net periodic benefit cost for our defined benefit pension plans and other post-retirement benefits consists of the following:

	Retirement Benefits
	Three Months Ended March 31,
	2012	2011
Service cost-benefits earned during the period	$0.3	$0.4
Interest costs on projected benefit obligations	2.7	2.7
Expected return on plan assets	(2.4)	(2.6)
Amortization of prior service costs / (credit)	(0.4)	—
Settlement expense/(income)	0.1	—

Net periodic benefit cost	$0.3	$0.5

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

Note 9. Fair Value Measurements

The following table presents financial assets and liabilities measured at fair value on a recurring basis, which include derivatives designated as cash flow hedging instruments, derivatives designated as net investment hedges, derivatives not designated as hedging instruments and other investments, which consist of money market accounts and mutual funds held in a rabbi trust established to fund a portion of our current and future obligations under our ERP, as well as their location on our condensed consolidated balance sheets as of March 31, 2012 and December 31, 2011:

	As of March 31, 2012			Fair Value Measurements at March 31, 2012
	Carrying Value and Balance Sheet Location			Assets (Liabilities)
Description	Prepaid and Other Current Assets	Other Assets	Other Accrued Liabilities	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivatives designated as cash flow hedging instruments:
Interest rate caps	$4.5	$13.7	$—	$—	$18.2	$—

Total	$4.5	$13.7	$—	$—	$18.2	$—

Derivatives designated as net investment hedges:
Cross-currency rate swaps (notional amount at March 31, 2012: $230 million)	$—	$—	$(9.7)	$—	$(9.7)	$—

Total	$—	$—	$(9.7)	$—	$(9.7)	$—

Other investments:
Investments held in a rabbi trust	$—	$8.4	$—	$8.4	$—	$—

Total	$—	$8.4	$—	$8.4	$—	$—

	As of December 31, 2011			Fair Value Measurements at December 31, 2011
	Carrying Value and Balance Sheet Location			Assets (Liabilities)
Description	Prepaid and Other Current Assets	Other Assets	Other Accrued Liabilities	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivatives designated as cash flow hedging instruments:
Interest rate caps	$3.3	$18.6	$—	$—	$21.9	$—

Total	$3.3	$18.6	$—	$—	$21.9	$—

Other investments:
Investments held in a rabbi trust	$—	$10.8	$—	$10.8	$—	$—

Total	$—	$10.8	$—	$10.8	$—	$—

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

Our derivatives are valued using a discounted cash flow analysis that incorporates observable market parameters, such as interest rate yield curves and currency rates, classified as Level 2 within the valuation hierarchy. Derivative valuations incorporate credit risk adjustments that are necessary to reflect the probability of default by us or the counterparty.

At March 31, 2012, the fair value of our variable rate term debt, bonds and Discount Notes was estimated at $3.1 billion, compared to a carrying amount of $2.9 billion, net of original issue discount. At December 31, 2011, the fair value of our variable rate term debt, bonds and Discount Notes were estimated at $3.1 billion, compared to a carrying amount of $3.2 billion, net of original issue discount. Fair value of variable rate term debt was estimated using inputs based on bid and offer prices and are Level 2 inputs within the fair value hierarchy. Fair value of the Senior Notes was estimated using quoted market prices and are Level 1 inputs within the fair value hierarchy.

Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to periodic impairment tests. These items primarily include long-lived assets, the Brand and other intangible assets.

The fair value measurements for our long-lived assets held for sale are typically based on binding purchase prices from acquirers of Company restaurants that we plan to refranchise. In certain cases, our corporate development team may develop fair value estimates for assets held for sale for which there is no binding purchase price. These fair value measurements, which are based on Level 3 inputs, and changes in fair value measurements are reviewed and assessed each quarter for assets classified as held for sale by our corporate development team. Our corporate development team utilizes its knowledge of the FFHR industry and historical experience in refranchising transactions in establishing the valuation process, which is generally based on a market approach. Under the market approach, our corporate development team uses transaction prices for refranchisings that were recently completed, adjusting where necessary for factors specific to the assets held for sale.

We assess the fair value less costs to sell of assets held for sale each reporting period they remain classified as held for sale. We report subsequent changes in the fair value less costs to sell assets held for sale as an adjustment to the carrying amount of the assets held for sale. However, the adjusted carrying amount cannot exceed the carrying amount of the long-lived asset at the time it was initially classified as held for sale. During the three months ended March 31, 2012, long-lived assets held for sale with a carrying amount of $11.1 million were written down to their fair values less cost to sell of $2.9 million, resulting in an $8.2 million impairment loss, which we classify as a loss on refranchising. We did not record any impairment charges associated with assets held for sale during the three months ended March 31, 2011.

Note 10. Derivative Instruments

We enter into derivative instruments for risk management purposes, including derivatives designated as hedging instruments, derivates designated as net investment hedges and those utilized as economic hedges. We use derivatives to manage exposure to fluctuations in interest rates and currency exchange rates.

Interest Rate Caps

At March 31, 2012 and December 31, 2011, we had deferred premium interest rate caps agreements, which are denominated in U.S. dollars (notional amount of $1.4 billion at March 31, 2012 and $1.5 billion at December 31, 2011) and Euros (notional amount of €187.0 million at March 31, 2012 and €193.6 million at

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

December 31, 2011) (the “Cap Agreements”) to effectively cap the annual interest expense applicable to our borrowings under the Credit Agreement at a maximum of 4.75% for U.S. Dollar denominated borrowings and 5.0% for Euro denominated borrowings. The deferred premium associated with the Cap Agreements was $36.3 million for the U.S. Dollar denominated exposure and €5.6 million for the Euro denominated exposure at March 31, 2012 and $38.2 million for the U.S. Dollar denominated exposure and €6.0 million for the Euro denominated exposure at December 31, 2011.

Under the terms of the Cap Agreements, if LIBOR/EURIBOR resets above a strike price, we will receive the net difference between the rate and the strike price. As disclosed in Note 6, we have elected our applicable rate per annum as Euro currency. In addition, on the quarterly settlement dates, we will remit the deferred premium payment (plus interest) to the counterparty, whether LIBOR/EURIBOR resets above or below the strike price.

The Cap Agreements are designated as cash flow hedges and to the extent they are effective in offsetting the variability of the variable rate interest payments, changes in the derivatives’ fair values are not included in current earnings but are included in accumulated other comprehensive income (AOCI) in the accompanying consolidated balance sheets. At each cap maturity date, the portion of fair value attributable to the matured cap will be reclassified from AOCI into earnings as a component of interest expense.

From time to time as we prepay portions of the Term Loan, we may modify our interest rate cap to reduce the notional amount. The terms of the caps will not otherwise be revised by these modifications. On the modification date, the portion of fair value attributable to the modified cap will be reclassified from AOCI into earnings as a component of interest expense.

Cross-currency Rate Swaps

During the quarter ended March 31, 2012, we entered into cross-currency rate swaps with an aggregate notional value of $230 million to hedge the net investment in a European subsidiary, Burger King Europe. These swaps are contracts to exchange quarterly fixed-rate payments we make in Euros for quarterly fixed-rate payments we receive in U.S. dollars. Changes in the fair value of these instruments are immediately recognized in AOCI to offset the change in the carrying amount of the net investment being hedged. These instruments mature on October 19, 2016.

Currency effects of these hedges reflected in AOCI were an after-tax loss of $5.9 million for the three months ended March 31, 2012.

Interest Rate Swaps

In connection with 3G’s acquisition of our Company, interest rate swaps with a notional value of $500 million were terminated. The remaining interest rate swaps that were not terminated by counterparties had a notional value of $75 million and expired on September 30, 2011.

Foreign Currency Forward Contracts

From time to time, we enter into foreign currency forward contracts to economically hedge the remeasurement of certain foreign currency-denominated intercompany loans receivable and other foreign-currency denominated assets recorded in our consolidated balance sheets. We had no foreign currency forward contracts outstanding as of March 31, 2012.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

Credit Risk

By entering into derivative instrument contracts, we are exposed to counterparty credit risk. Counterparty credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is in an asset position, the counterparty has a liability to us, which creates credit risk for us. We attempt to minimize this risk by selecting counterparties with investment grade credit ratings and regularly monitoring our market position with each counterparty.

Credit-Risk Related Contingent Features

Our derivative instruments do not contain any credit-risk related contingent features.

The following table presents the required quantitative disclosures for our derivative instruments:

	Three Months Ended March 31,
	2012				2011
	Interest Rate Caps	Cross Currency Rate Swaps	Foreign Currency Forward Contracts	Total	Interest Rate Caps	Interest Rate Swaps	Foreign Currency Forward Contracts	Total
Derivatives designated as cash flow hedging instruments:
Gain (loss) recognized in other comprehensive income (effective portion)	$(3.7)	$—	$—	$(3.7)	$4.2	$—	$(0.1)	$4.1
Gain (loss) reclassified from AOCI into interest expense, net (1)	$(0.6)	$—	$—	$(0.6)	$1.0	$—	$0.1	$1.1
Derivatives designated as net investment hedges:
Gain (loss) recognized in other comprehensive income (effective portion)	$—	$(9.7)	$—	$(9.7)	$—	$—	$—	$—
Derivatives not designated as hedging instruments:
Gain (loss) recognized in other operating expense, net	$—	$—	$—	$—	$—	$—	$0.2	$0.2
Gain (loss) recognized in interest expense, net	$—	$—	$—	$—	$—	$1.0	$—	$1.0

(1)	Includes $0.1 million in losses for the three months ended March 31, 2012, and $1.0 million in gains for the three months ended March 31, 2011, related to the interest rate caps modified in connection with the amendment to the Credit Agreement.

The net amount of pre-tax gains and losses in accumulated comprehensive income (loss) as of March 31, 2012 that we expect to be reclassified into earnings within the next 12 months is $4.7 million of losses.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

Note 11. Share-based Compensation

During the three months ended March 31, 2012, we granted options to purchase up to 2,233,352 millishares to key employees. With respect to 1,056,458 of the options, the exercise price per millishare is $11.89, and the options vest on October 19, 2015 or thereafter, provided the employee is continuously employed by BKC or one of its subsidiaries. With respect to 1,176,894 of the options, the exercise price per millishare is $13.34, and the options vest five years from the grant date, provided the employee is continuously employed by BKC or one of its subsidiaries. The grant date fair value of the options granted was $5.30 to $16.77 per millishare and was estimated using the Black-Scholes option pricing model based on the following weighted-average input assumptions: exercise price of $11.89 to $13.34 per share; risk-free interest rate of 0.87% to 1.07%; expected term of 5.5 years; expected volatility of 35.0%; and expected dividend yield of zero.

During the three months ended March 31, 2012, we granted approximately 45,512 restricted stock units (RSUs) to non-employee members of our Board of Directors as an annual grant. The RSU grant was fully vested on the grant date. All RSUs will settle and millishares of common stock will be issued upon termination of service by the board member.

We recorded $7.3 million of share-based compensation expense in selling, general and administrative expenses for the three months ended March 31, 2012 compared to $0.2 million for the three months ended March 31, 2011. No stock options were exercised during the three months ended March 31, 2012 or the three months ended March 31, 2011. The increases in share-based compensation and grant-date fair values of options granted during the three months ended March 31, 2012 were due to the increase in fair value of BKWWH equity implied by the Business Combination Agreement described in Note 18.

Note 12. Earnings (Loss) Per Share

Basic and diluted earnings (loss) per share are as follows (in millions except for per share information):

	Three Months Ended March 31,
	2012	2011
Numerator:
Numerator for basic and diluted earnings per share:
Net income (loss)	$14.3	$(5.9)
Denominator:
Weighted average shares—basic	0.1	0.1
Effect of dilutive securities	—	—

Weighted averages shares—diluted	0.1	0.1

Basic earnings (loss) per share	$143.35	$(59.40)
Diluted earnings (loss) per share	$142.41	$(59.40)
Antidilutive shares(1)	—	—

(1)	These shares were not included in the computation of weighted average shares-diluted because they would have been anti-dilutive for the periods presented.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

Note 13. Franchise and Property Revenues

Franchise and property revenues consist of the following:

	Three Months Ended March 31,
	2012	2011
Franchise royalties	$139.6	$128.9
Initial franchise fees	2.7	1.8
Renewal and other related franchise fees	3.1	1.5
Property revenues	28.3	27.3

Total	$173.7	$159.5

Note 14. Other Operating (Income) Expense, Net

Other operating (income) expense, net consists of the following:

	Three Months Ended March 31,
	2012	2011
Net losses on disposal of assets, restaurant closures and refranchisings	$9.8	$0.8
Litigation settlements and reserves, net	0.4	0.4
Foreign exchange net losses	0.6	5.5
Loss from unconsolidated affiliates	1.2	0.4
Other, net	1.0	0.7

Other operating expense, net	$13.0	$7.8

During the three months ended March 31, 2012, we recorded losses of $8.2 million associated with long-lived assets for restaurants we classified as held for sale, which is included as a component of loss on refranchisings.

Closures and Dispositions

Gains and losses on closures and dispositions represent sales of Company properties and other costs related to restaurant closures and refranchisings, and are recorded in other operating (income) expenses, net in the accompanying condensed consolidated statements of operations. Gains and losses recognized in the current period may reflect closures and refranchisings that occurred in previous periods.

Closures and dispositions are summarized as follows:

	Three Months Ended March 31,
	2012	2011
Number of restaurant closures	6	7
Number of refranchisings	7	3
Net (gains) losses on disposal of assets, restaurant closures and refranchisings	$9.8	$0.8

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

On March 26, 2012, we entered into an agreement to sell 278 Company restaurants in the Ohio, Indiana, Kentucky, Pennsylvania, North Carolina, South Carolina and Virginia markets to Carrols LLC, our largest U.S. franchisee.

Assets Held For Sale

We classify assets as held for sale when we commit to a plan to dispose of the assets by refranchising specific restaurants in their current condition at a price that is reasonable, and we believe completing the plan of sale within one year is probable without significant changes. Assets held for sale are recorded at the lower of their carrying value or fair value, less costs to sell and we cease depreciation on assets at the time they are classified as held for sale. We recognize impairment losses associated with restaurants held for sale as losses on refranchisings.

If we subsequently decide to retain a restaurant or group of restaurants previously classified as held for sale, the assets would be reclassified from assets held for sale at the lower of (a) their then-current fair value or (b) the carrying value at the date the assets were classified as held for sale, less the depreciation that would have been recorded since that date.

At March 31, 2012, assets held for sale totaled $2.9 million and consisted primarily of machinery and equipment to be sold in connection with refranchisings. We did not have assets classified as held for sale at December 31, 2011. Assets held for sale are included with Prepaids and Other Current Assets in our consolidated balance sheets.

Acquisitions

There were no significant acquisitions during the three months ended March 31, 2012.

Note 15. Commitments and Contingencies

In some of the matters described below, loss contingencies are not both probable and estimable in the view of management and, accordingly, reserves have not been established for those matters. However, information is provided below or included in Note 19, “Commitments and Contingencies” to our Consolidated Financial Statements for the twelve-month period ended December 31, 2011 regarding the nature of the contingency and, where specified, the amount of the claim associated with the loss contingency.

Litigation

On September 10, 2008, a class action lawsuit was filed against our Company in the United States District Court for the Northern District of California. The complaint alleged that all 96 Burger King restaurants in California leased by our Company and operated by franchisees violate accessibility requirements under federal and state law. In September 2009, the court issued a decision on the plaintiffs’ motion for class certification. In its decision, the court limited the class action to the 10 restaurants visited by the named plaintiffs, with a separate class of plaintiffs for each of the 10 restaurants and 10 separate trials. In March 2010, our Company agreed to settle the lawsuit with respect to the 10 restaurants and, in July 2010, the court gave final approval to the settlement. In February 2011, a class action lawsuit was filed with respect to the other 86 restaurants. In January 2012, our Company agreed to settle the lawsuit. The parties are finalizing the terms of the proposed settlement which will be submitted to the court for approval.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

From time to time, we are involved in other legal proceedings arising in the ordinary course of business relating to matters including, but not limited to, disputes with franchisees, suppliers, employees and customers, as well as disputes over our intellectual property.

Note 16. Segment Reporting

We operate in the fast food hamburger restaurant category of the quick service restaurant segment of the restaurant industry. Revenues include retail sales at Company restaurants and franchise revenues, consisting primarily of royalties based on a percentage of sales reported by franchise restaurants and franchise fees paid by franchisees as well as property income we derive from properties we lease or sublease to our franchisees. Our business is managed in four distinct geographic segments: (1) United States (“U.S.”) and Canada; (2) Europe, the Middle East and Africa (“EMEA”); (3) Latin America and the Caribbean (“LAC”); and (4) Asia Pacific (“APAC”).

Revenues by geographic segment consist of the following:

	Three Months Ended March 31,
	2012	2011
Revenues:
U.S. and Canada	$386.6	$375.5
EMEA	123.3	121.1
LAC	30.5	29.2
APAC	29.5	26.2

Total revenues	$569.9	$552.0

Other than the U.S., no other individual country represented 10% or more of our total revenues during the three months ended March 31, 2012 and the three months ended March 31, 2011. Revenues in the U.S. totaled $349.7 million for the three months ended March 31, 2012, as compared to $338.2 million during the three months ended March 31, 2011.

The unallocated amounts reflected in the table below include corporate support costs in areas such as facilities, finance, human resources, information technology, legal, marketing and supply chain management, which benefit all of our geographic segments and system wide restaurants and are not allocated specifically to any of the geographic segments.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

A reconciliation of segment income to net income consists of the following:

	Three Months Ended March 31,
	2012	2011
Segment Income:
U.S. and Canada	$112.9	$102.8
EMEA	32.8	26.7
LAC	15.9	15.2
APAC	7.8	6.3
Unallocated Management G&A	(26.2)	(31.0)

Adjusted EBITDA	143.2	120.0
Share-based compensation	1.4	0.2
Transaction costs	—	0.8
Global restructuring and related professional fees	—	12.2
Global portfolio realignment project	3.7	—
Business Combination Agreement expenses	7.0	—
Other operating (income) expenses, net	13.0	7.8

EBITDA	118.1	99.0
Depreciation and amortization	34.0	35.0

Income from operations	84.1	64.0
Interest expense, net	59.1	50.2
Loss on early extinguishment of debt	3.5	19.6
Income tax expense	7.2	0.1

Net income (loss)	14.3	(5.9)

Note 17. Supplemental Financial Information

On October 19, 2010, BKC issued $800 million of 9 7/8% Senior Notes due 2018. These Notes are irrevocably and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by BKH and the U.S. subsidiaries of BKC (the “Guarantors”).

On April 19, 2011, BKCH and BKCF issued $685 million of 11.0% senior discount notes due 2019 (the “Discount Notes”). Neither we nor any of our subsidiaries are a guarantor of the Discount Notes.

The following represent the condensed consolidating financial information for BKC (Issuer), the Guarantors and the non-U.S. subsidiaries of BKC (the “Non-Guarantors”), together with eliminations, as of and for the periods indicated. The consolidating financial information may not necessarily be indicative of the financial position, results of operations or cash flows had BKC, Guarantors and Non-Guarantors operated as independent entities.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Balance Sheets

As of March 31, 2012

(Unaudited)

	BKWW	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$0.8	$239.8	$—	$190.0	$—	$430.6
Trade and notes receivable, net	—	89.0	—	60.3	—	149.3
Prepaids and other current assets, net	1.1	74.3	—	19.6	—	95.0
Deferred income taxes, net	—	45.1	—	1.2	—	46.3

Total current assets	1.9	448.2	—	271.1	—	721.2
Property and equipment, net	—	833.2	—	172.0	—	1,005.2
Intangible assets, net	—	1,566.4	—	1,275.8	—	2,842.2
Goodwill	—	392.3	—	270.8	—	663.1
Net investment in property leased to franchisees	—	219.2	—	20.0	—	239.2
Intercompany receivable	—	434.8	—	—	(434.8)	—
Investment in subsidiaries	1,500.7	1,293.9	1,500.7	—	(4,295.3)	—
Other assets, net	6.5	74.8	—	28.1	—	109.4

Total assets	$1,509.1	$5,262.8	$1,500.7	$2,037.8	$(4,730.1)	$5,580.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$—	$54.3	$—	$35.4	$—	$89.7
Accrued advertising	—	56.4	—	39.9	—	96.3
Other accrued liabilities	(3.2)	171.9	—	55.4	—	224.1
Current portion of long term debt and capital leases	—	33.9	—	2.7	—	36.6

Total current liabilities	(3.2)	316.5	—	133.4	—	446.7
Term debt, net of current portion	415.6	2,547.8	—	—	—	2,963.4
Capital leases, net of current portion	—	94.5	—	24.9	—	119.4
Other liabilities, net	—	292.3	—	67.3	—	359.6
Payables to affiliates	—	—	—	434.8	(434.8)	—
Deferred income taxes, net	(16.5)	511.0	—	83.5	—	578.0

Total liabilities	395.9	3,762.1	—	743.9	(434.8)	4,467.1
Stockholders' equity:
Additional paid-in capital	1,202.8	1,563.4	1,564.4	1,160.0	(4,287.8)	1,202.8
Retained earnings (accumulated deficit)	(13.3)	13.6	12.6	84.8	(111.0)	(13.3)
Accumulated other comprehensive income (loss)	(76.3)	(76.3)	(76.3)	49.1	103.5	(76.3)

Total stockholders’ equity	1,113.2	1,500.7	1,500.7	1,293.9	(4,295.3)	1,113.2

Total liabilities and stockholders’ equity	$1,509.1	$5,262.8	$1,500.7	$2,037.8	$(4,730.1)	$5,580.3

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Balance Sheets

As of December 31, 2011

	BKWW	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$0.2	$287.1	$—	$171.7	$—	$459.0
Trade and notes receivable, net	—	101.1	—	51.7	—	152.8
Prepaids and other current assets, net	1.2	54.6	—	13.4	—	69.2
Deferred income taxes, net	—	42.0	—	1.1	—	43.1

Total current assets	1.4	484.8	—	237.9	—	724.1
Property and equipment, net of accumulated depreciation	—	846.4	—	180.1	—	1,026.5
Intangible assets, net	—	1,572.4	—	1,250.9	—	2,823.3
Goodwill	—	657.7	—	—	—	657.7
Net investment in property leased to franchisees	—	222.9	—	19.3	—	242.2
Intercompany receivable	—	287.0	—	—	(287.0)	—
Investment in subsidiaries	1,449.2	1,110.5	1,449.2	—	(4,008.9)	—
Other assets, net	23.5	83.3	—	27.8	—	134.6

Total assets	$1,474.1	$5,265.0	$1,449.2	$1,716.0	$(4,295.9)	$5,608.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$—	$61.6	$—	$36.8	$—	$98.4
Accrued advertising	—	71.2	—	26.2	—	97.4
Other accrued liabilities	0.5	162.6	—	79.6	—	242.7
Current portion of long term debt and capital leases	—	30.8	—	2.7	—	33.5

Total current liabilities	0.5	326.2	—	145.3	—	472.0
Term debt, net of current portion	424.4	2,585.9	—	—	—	3,010.3
Capital leases, net of current portion	—	70.6	—	24.8	—	95.4
Other liabilities, net	—	299.3	—	66.9	—	366.2
Payables to affiliates	—	—	—	287.0	(287.0)	—
Deferred income taxes, net	—	533.8	—	81.5	—	615.3

Total liabilities	424.9	3,815.8	—	605.5	(287.0)	4,559.2
Stockholders’ equity:
Additional paid-in capital	1,190.1	1,556.1	1,557.1	1,138.4	(4,251.6)	1,190.1
Retained earnings (accumulated deficit)	(27.6)	6.4	5.4	63.4	(75.2)	(27.6)
Accumulated other comprehensive loss	(113.3)	(113.3)	(113.3)	(91.3)	317.9	(113.3)

Total stockholders’equity	1,049.2	1,449.2	1,449.2	1,110.5	(4,008.9)	1,049.2

Total liabilities and stockholders’ equity	$1,474.1	$5,265.0	$1,449.2	$1,716.0	$(4,295.9)	$5,608.4

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

Three Months Ended March 31, 2012

(Unaudited)

	BKWW	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues:
Company restaurant revenues	$—	$253.7	$—	$142.5	$—	$396.2
Franchise and property revenues	—	112.4	—	61.3	—	173.7
Intercompany revenues	—	3.6	—	—	(3.6)	—

Total revenues	—	369.7	—	203.8	(3.6)	569.9
Company restaurant expenses:
Food, paper and product costs	—	83.6	—	46.4	—	130.0
Payroll and employee benefits	—	78.1	—	41.4	—	119.5
Occupancy and other operating costs	—	61.0	—	43.5	—	104.5

Total Company restaurant expenses	—	222.7	—	131.3	—	354.0
Franchise and franchise property expenses	—	15.3	—	8.5	—	23.8
Selling, general and administrative expenses	1.3	63.9	—	29.8	—	95.0
Intercompany expenses	—	—	—	3.6	(3.6)	—
Other operating expenses, net	—	9.8	—	3.2	—	13.0

Total operating costs and expenses	1.3	311.7	—	176.4	(3.6)	485.8

Income (loss) from operations	(1.3)	58.0	—	27.4	—	84.1
Interest expense, net	11.9	44.7	—	2.5	—	59.1
Loss on early extinguishment of debt	2.4	1.1	—	—	—	3.5

Income (loss) before income taxes	(15.6)	12.2	—	24.9	—	21.5
Income tax expense	(4.9)	8.6	—	3.5	—	7.2

Income (loss) from continuing operations	(10.7)	3.6	—	21.4	—	14.3
Equity in earnings of subsidiaries	25.0	21.4	25.0	—	(71.4)	—

Net income (loss)	$14.3	$25.0	$25.0	$21.4	$(71.4)	$14.3

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

Three Months Ended March 31, 2011

(Unaudited)

	BKWW	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues:
Company restaurant revenues	$—	$248.9	$—	$143.6	$—	$392.5
Franchise and property revenues	—	103.7	—	55.8	—	159.5
Intercompany revenues	—	1.6	—	(1.6)	—	—

Total revenues	—	354.2	—	197.8	—	552.0
Company restaurant expenses:
Food, paper and product costs	—	81.6	—	45.4	—	127.0
Payroll and employee benefits	—	77.6	—	42.4	—	120.0
Occupancy and other operating costs	—	64.2	—	45.5	—	109.7

Total Company restaurant expenses	—	223.4	—	133.3	—	356.7
Franchise and franchise property expenses	—	14.3	—	8.8	—	23.1
Selling, general and administrative expenses	—	65.2	—	35.2	—	100.4
Intercompany expenses	—	(1.6)	—	1.6	—	—
Other operating expenses, net	—	0.5	—	7.3	—	7.8

Total operating costs and expenses	—	301.8	—	186.2	—	488.0

Income (loss) from operations	—	52.4	—	11.6	—	64.0
Interest expense, net	—	47.8	—	2.4	—	50.2
Loss on early extinguishment of debt	—	19.6	—	—	—	19.6

Income (loss) before income taxes	—	(15.0)	—	9.2	—	(5.8)
Income tax expense (benefit)	—	(2.6)	—	2.7	—	0.1

Income (loss) from continuing operations	—	(12.4)	—	6.5	—	(5.9)
Equity in earnings of subsidiaries	(5.9)	6.5	(5.9)	—	5.3	—

Net income (loss)	$(5.9)	$(5.9)	$(5.9)	$6.5	$5.3	$(5.9)

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income

Three Months Ended March 31, 2012

(Unaudited)

	BKWW	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net income (loss)	$14.3	$25.0	$25.0	$21.4	$(71.4)	$14.3
Foreign currency translation adjustment	—	39.3	—	—	—	39.3
Net change in fair value of net investment hedges, net of tax of $3.8 million	—	(5.9)	—	—	—	(5.9)
Net change in fair value of interest rate caps, net of tax of $1.0 million	—	(2.7)	—	—	—	(2.7)
Amounts reclassified to earnings during the period from terminated caps,						—
net of tax of $0.2 million	—	(0.4)	—	—	—	(0.4)
Pension and post-retirement benefit plans, net of tax of $4.2 million	—	6.5	—	—	—	6.5
Amortization of prior service costs, net of tax of $0.2 million	—	0.2	—	—	—	0.2

Other comprehensive income, net of tax	—	37.0	—	—	—	37.0

Total comprehensive income	$14.3	$62.0	$25.0	$21.4	$(71.4)	$51.3

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income

Three Months Ended March 31, 2011

(Unaudited)

	BKWW	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net income (loss)	$(5.9)	$(5.9)	$(5.9)	$6.5	$5.3	$(5.9)
Foreign currency translation adjustment	—	52.0	—	—	—	52.0
Net change in fair value of interest rate caps, net of tax of $1.6 million	—	2.3	—	—	—	2.3
Amounts reclassified to earnings during the period from terminated swaps, net of tax of $0.4 million	—	(0.6)	—	—	—	(0.6)

Other comprehensive income, net of tax	—	53.7	—	—	—	53.7

Total comprehensive income	$(5.9)	$47.8	$(5.9)	$6.5	$5.3	$47.8

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows

Three Months Ended March 31, 2012

(Unaudited)

	BKWW	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$14.3	$25.0	$25.0	$21.4	$(71.4)	$14.3
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of subsidiary	(25.0)	(21.4)	(25.0)	—	71.4	—
Depreciation and amortization	—	23.1	—	10.9	—	34.0
Loss on early extinguishment of debt	2.4	1.1	—	—	—	3.5
Amortization of deferred financing cost and debt issuance discount	11.8	3.5	—	—	—	15.3
Loss (gain) on remeasurement of foreign denominated transactions	—	(0.3)	—	—	—	(0.3)
Amortization of prior service costs	—	(0.4)	—	—	—	(0.4)
Realized loss on terminated caps/swaps	—	0.6	—	—	—	0.6
Loss (gain) on refranchisings and dispositions of assets	—	6.9	—	2.0	—	8.9
Bad debt expense, net of recoveries	—	0.6	—	0.7	—	1.3
Share-based compensation	—	7.4	—	(0.1)	—	7.3
Deferred income taxes	(0.2)	(20.7)	—	14.3	—	(6.6)
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Trade and notes receivables	—	10.1	—	(6.7)	—	3.4
Prepaids and other current assets	—	(3.4)	—	(5.8)	—	(9.2)
Accounts and drafts payable	—	(7.1)	—	(2.6)	—	(9.7)
Accrued advertising	—	(18.8)	—	12.6	—	(6.2)
Other accrued liabilities	(5.4)	6.3	—	(11.7)	—	(10.8)
Other long-term assets and liabilities	(0.2)	3.7	—	(1.2)	—	2.3

Net cash provided by (used for) operating activities	(2.3)	16.2	—	33.8	—	47.7

Cash flows from investing activities:
Payments for property and equipment	—	(13.9)	—	(2.7)	—	(16.6)
Proceeds from refranchisings, disposition of assets and restaurant closures	—	1.3	—	6.1	—	7.4
Return of investment on direct financing leases	—	2.9	—	0.2	—	3.1
Other investing activities	—	0.3	—	—	—	0.3

Net cash used for investing activities	—	(9.4)	—	3.6	—	(5.8)

Cash flows from financing activities:
Proceeds from term debt	—	—	—	—	—	—
Repayments of term debt and capital leases	—	(10.9)	—	(0.6)	—	(11.5)
Extinguishment of debt	(20.3)	(37.7)	—	—	—	(58.0)
Dividend	17.8	(17.8)	—	—	—	—
Proceeds from issuance of shares	5.4	—	—	—	—	5.4
Intercompany financing	—	12.3	—	(12.3)	—	—

Net cash provided by (used for) financing activities	2.9	(54.1)	—	(12.9)	—	(64.1)

Effect of exchange rates on cash and cash equivalents	—	—	—	(6.2)	—	(6.2)
Increase (decrease) in cash and cash equivalents	0.6	(47.3)	—	18.3	—	(28.4)
Cash and cash equivalents at beginning of period	0.2	287.1	—	171.7	—	459.0

Cash and cash equivalents at end of period	$0.8	$239.8	$—	$190.0	$—	$430.6

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows

Three Months Ended March 31, 2011

(Unaudited)

	BKWW	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(5.9)	$(5.9)	$(5.9)	$6.5	$5.3	$(5.9)
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of subsidiary	5.9	(6.5)	5.9	—	(5.3)	—
Depreciation and amortization	—	22.9	—	12.1	—	35.0
Loss on early extinguishment of debt	—	19.6	—	—	—	19.6
Amortization of deferred financing cost and debt issuance discount	—	3.3	—	—	—	3.3
Loss (gain) on remeasurement of foreign denominated transactions	—	0.5	—	1.9	—	2.4
Realized loss on terminated caps/swaps	—	0.6	—	—	—	0.6
Loss (gain) on refranchisings and dispositions of assets	—	(0.4)	—	—	—	(0.4)
Bad debt expense, net of recoveries	—	0.2	—	(0.2)	—	—
Share-based compensation		0.2	—	—	—	0.2
Deferred income taxes	—	11.4	—	—	—	11.4
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Trade and notes receivables	—	8.2	—	1.8	—	10.0
Prepaids and other current assets	—	0.1	—	2.1	—	2.2
Accounts and drafts payable	—	(17.8)	—	1.6	—	(16.2)
Accrued advertising	—	(2.4)	—	9.0	—	6.6
Other accrued liabilities	—	14.6	—	(14.4)	—	0.2
Other long-term assets and liabilities	—	(8.9)	—	5.1	—	(3.8)

Net cash provided by (used for) operating activities	—	39.7	—	25.5	—	65.2

Cash flows from investing activities:
Payments for property and equipment	—	(6.9)	—	(2.8)	—	(9.7)
Proceeds from refranchisings, disposition of assets and restaurant closures	—	1.0	—	6.9	—	7.9
Return of investment on direct financing leases	—	2.0	—	—	—	2.0
Other investing activities	—	(0.1)	—	—	—	(0.1)

Net cash provided by (used for) investing activities	—	(4.0)	—	4.1	—	0.1

Cash flows from financing activities:
Proceeds from term debt	—	1,857.6	—	—	—	1,857.6
Repayments of term debt and capital leases	—	(1,843.5)	—	(0.5)	—	(1,844.0)
Payment of financing costs	—	(23.1)	—	—	—	(23.1)
Intercompany financing	—	0.9	—	(0.9)	—	—

Net cash (used for) financing activities	—	(8.1)	—	(1.4)	—	(9.5)

Effect of exchange rates on cash and cash equivalents	—	—	—	4.3	—	4.3
Increase (decrease) in cash and cash equivalents	—	27.6	—	32.5	—	60.1
Cash and cash equivalents at beginning of period	—	132.8	0.7	73.5	—	207.0

Cash and cash equivalents at end of period	$—	$160.4	$0.7	$106.0	$—	$267.1

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Tabular amounts in millions of dollars unless noted otherwise)

Note 18. Subsequent Events

On April 3, 2012, BKWWH, Justice, New Holdco and Merger Sub LLC entered into a Business Combination Agreement pursuant to which we will merge with Merger Sub LLC, which will continue as the surviving company and a wholly-owned subsidiary of New Holdco. Under the terms of the Business Combination Agreement, 3G will receive approximately $1.4 billion in cash and continue as the majority shareholder of New Holdco, and Justice’s stockholders and founders will own approximately 29% of New Holdco, which will be renamed Burger King Worldwide, Inc.

In April 2012, we sold 96 Company restaurants in the Daytona and Orlando markets to a franchisee and 30 Company-owned restaurants in the United Kingdom to a franchisee.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

Burger King Worldwide Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Burger King Worldwide Holdings, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010 (Successor Entity) and June 30, 2010 (Predecessor Entity), and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2011 (Successor Entity) and the period from October 19, 2010 to December 31, 2010 (Successor Entity), the period from July 1, 2010 to October 18, 2010 (Predecessor Entity) and for each of the years in the two-year period ended June 30, 2010 (Predecessor Entity). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Burger King Worldwide Holdings, Inc. and subsidiaries as of December 31, 2011 and 2010 (Successor Entity) and June 30, 2010 (Predecessor Entity), and the results of their operations and their cash flows for the year ended December 31, 2011 (Successor Entity), the period from October 19, 2010 to December 31, 2010 (Successor Entity), the period July 1, 2010 to October 18, 2010 (Predecessor Entity) and for each of the years in the two-year period ended June 30, 2010 (Predecessor Entity), in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Miami, Florida

April 16, 2012

Certified Public Accountants

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In millions, except share data)

	Successor		Predecessor
	As of December 31,		As of June 30,
	2011	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$459.0	$207.0	$187.6
Trade and notes receivable, net	152.8	153.5	142.9
Prepaids and other current assets, net	69.2	172.5	88.4
Deferred income taxes, net	43.1	26.3	15.1

Total current assets	724.1	559.3	434.0
Property and equipment, net	1,026.5	1,110.7	1,014.1
Intangible assets, net	2,823.3	2,893.9	1,025.4
Goodwill	657.7	666.5	31.0
Net investment in property leased to franchisees	242.2	255.5	138.5
Other assets, net	134.6	200.3	104.2

Total assets	$5,608.4	$5,686.2	$2,747.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$98.4	$90.5	$106.9
Accrued advertising	97.4	82.5	71.9
Other accrued liabilities	242.7	247.5	200.9
Current portion of long term debt and capital leases	33.5	36.2	93.3

Total current liabilities	472.0	456.7	473.0
Term debt, net of current portion	3,010.3	2,652.0	667.7
Capital leases, net of current portion	95.4	103.9	65.3
Other liabilities, net	366.2	401.9	344.6
Deferred income taxes, net	615.3	624.5	68.2

Total liabilities	4,559.2	4,239.0	1,618.8

Commitments and Contingencies (Note 19)
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized at December 31, 2011 and 2010 and 300,000,000 shares authorized at June 30, 2010; 100,096 shares issued and outstanding at December 31, 2011, 100,000 shares issued and outstanding at December 31, 2010 and 135,814,644 shares issued and outstanding at June 30, 2010	—	—	1.4
Additional paid-in capital	1,190.1	1,580.7	647.2
Retained earnings (accumulated deficit)	(27.6)	(115.7)	608.0
Accumulated other comprehensive loss	(113.3)	(17.8)	(66.9)
Treasury stock, at cost; 0 shares at December 31, 2011 and 2010, and 2,972,738 shares at June 30, 2010	—	—	(61.3)

Total stockholders’ equity	1,049.2	1,447.2	1,128.4

Total liabilities and stockholders’ equity	$5,608.4	$5,686.2	$2,747.2

See accompanying notes to consolidated financial statements.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In millions, except per share data)

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Revenues:
Company restaurant revenues	$1,638.7	$331.7	$514.5	$1,839.3	$1,880.5
Franchise and property revenues	697.0	135.1	203.2	662.9	656.9

Total revenues	2,335.7	466.8	717.7	2,502.2	2,537.4
Company restaurant expenses:
Food, paper and product costs	524.7	102.8	162.6	585.0	603.7
Payroll and employee benefits	481.2	98.3	154.2	568.7	582.2
Occupancy and other operating costs	441.5	91.7	127.7	461.1	457.8

Total Company restaurant expenses	1,447.4	292.8	444.5	1,614.8	1,643.7
Franchise and property expenses	97.1	21.3	22.2	65.4	64.3
Selling, general and administrative expenses	417.4	247.2	153.1	489.8	488.1
Other operating (income) expenses, net	11.3	(8.7)	(3.6)	(0.7)	1.9

Total operating costs and expenses	1,973.2	552.6	616.2	2,169.3	2,198.0

Income (loss) from operations	362.5	(85.8)	101.5	332.9	339.4

Interest expense, net	226.7	58.1	14.6	48.6	54.6
Loss on early extinguishment of debt	21.1	—	—	—	—

Income (loss) before income taxes	114.7	(143.9)	86.9	284.3	284.8
Income tax expense (benefit)	26.6	(28.2)	15.8	97.5	84.7

Net income (loss)	$88.1	$(115.7)	$71.1	$186.8	$200.1

Earnings per share:
Basic	$880.37	$(1,157.00)	$0.52	$1.38	$1.48
Diluted	$880.37	$(1,157.00)	$0.52	$1.36	$1.46
Weighted average shares outstanding:
Basic	0.1	0.1	136.1	135.4	134.8
Diluted	0.1	0.1	137.9	137.2	136.8
Dividends per common share	$3,931.21	N/A–0	$0.06	$0.25	$0.25

See accompanying notes to consolidated financial statements.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)

(In millions)

	Issued Common Stock Shares	Issued Common Stock Amount	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Predecessor
Balances at June 30, 2008	135.0	$1.4	$600.9	$289.8	$(8.4)	$(39.2)	$844.5
Stock option exercises	0.6	—	3.0	—	—	—	3.0
Stock option tax benefits	—	—	3.3	—	—	—	3.3
Stock-based compensation	—	—	16.2	—	—	—	16.2
Treasury stock purchases	(0.8)	—	—	—	—	(20.3)	(20.3)
Dividend paid on common shares ($0.25 per share)	—	—	—	(34.1)	—	—	(34.1)
Comprehensive income:
Net income	—	—	—	200.1	—	—	200.1
Foreign currency translation adjustment	—	—	—	—	(6.0)	—	(6.0)
Cash flow hedges:
Net change in fair value of derivatives, net of tax of $10.6 million	—	—	—	—	(16.8)	—	(16.8)
Amounts reclassified to earnings during the period from terminated swaps, net of tax of $0.4 million	—	—	—	—	(0.9)	—	(0.9)
Pension and post-retirement benefit plans, net of tax of $9.2 million	—	—	—	—	(13.8)	—	(13.8)

Total Comprehensive income	—	—	—	—	—	—	162.6
Adjustment to adopt re-measurement provision under SFAS No 158, net of tax of $0.2 million	—	—	—	(0.4)	—	—	(0.4)

Balances at June 30, 2009	134.8	1.4	623.4	455.4	(45.9)	(59.5)	974.8
Stock option exercises	1.1	—	4.2	—	—	—	4.2
Stock option tax benefits	—	—	3.5	—	—	—	3.5
Stock-based compensation	—	—	17.0	—	—	—	17.0
Treasury stock purchases	(0.1)	—	(0.9)	—	—	(1.8)	(2.7)
Dividend paid on common shares ($0.25 per share)	—	—	—	(34.2)	—	—	(34.2)
Comprehensive income:
Net income	—	—	—	186.8	—	—	186.8
Foreign currency translation adjustment	—	—	—	—	(4.4)	—	(4.4)
Cash flow hedges:
Net change in fair value of derivatives, net of tax of $2.6 million	—	—	—	—	4.1	—	4.1
Amounts reclassified to earnings during the period from terminated swaps, net of tax of $0.6 million	—	—	—	—	(1.0)	—	(1.0)
Pension and post-retirement benefit plans, net of tax of $11.3 million	—	—	—	—	(19.7)	—	(19.7)

Total Comprehensive income							165.8

Balances at June 30, 2010	135.8	$1.4	$647.2	$608.0	$(66.9)	$(61.3)	$1,128.4

See accompanying notes to consolidated financial statements.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss) (Continued)

(In millions)

	Issued Common Stock Shares	Issued Common Stock Amount	Additional Paid-In Capital	Retained Earnings / (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balances at June 30, 2010	135.8	$1.4	$647.2	$608.0	$(66.9)	$(61.3)	$1,128.4
Stock option exercises	0.9	—	4.0	—	—	—	4.0
Stock option tax benefits	—	—	(0.4)	—	—	—	(0.4)
Stock-based compensation	—	—	5.8	—	—	—	5.8
Treasury stock purchases	(0.1)	—	(0.3)	—	—	(2.2)	(2.5)
Dividend paid on common shares ($0.06 per share)	—	—	—	(8.6)	—	—	(8.6)
Comprehensive income:
Net income	—	—	—	71.1	—	—	71.1
Foreign currency translation adjustment	—	—	—	—	13.3	—	13.3
Cash flow hedges:
Net change in fair value of derivatives, net of tax of $1.1 million	—	—	—	—	1.7	—	1.7
Amounts reclassified to earnings during the period from terminated swaps, net of tax of $0.2 million	—	—	—	—	(0.2)	—	(0.2)
Pension and post-retirement benefit plans, net of tax of $3.1 million	—	—	—	—	5.8	—	5.8

Total Comprehensive income							91.7

Balances at October 18, 2010	136.6	$1.4	$656.3	$670.5	$(46.3)	$(63.5)	$1,218.4

Successor
Balances at October 19, 2010	0.1	$—	$1,580.7	$—	$—	$—	$1,580.7
Comprehensive income (loss):
Net loss	—	—	—	(115.7)	—	—	(115.7)
Foreign currency translation adjustment	—	—	—	—	(48.5)	—	(48.5)
Cash flow hedges:
Net change in fair value of derivatives, net of tax of $13.9 million	—	—	—	—	21.9	—	21.9
Pension and post-retirement benefit plans, net of tax of $3.9 million	—	—	—	—	8.8	—	8.8

Total Comprehensive loss	—	—	—	—	—	—	(133.5)

Balances at December 31, 2010	0.1	—	1,580.7	(115.7)	(17.8)	—	1,447.2
Stock-based compensation	—	—	1.2	—	—	—	1.2
Issuance of shares	—	—	1.6	—	—	—	1.6
Dividend paid on common shares ($3,931.21 per share)	—	—	(393.4)	—	—	—	(393.4)
Comprehensive income (loss):
Net income	—	—	—	88.1	—	—	88.1
Foreign currency translation adjustment	—	—	—		(44.3)	—	(44.3)
Cash flow hedges:
Net change in fair value of derivatives, net of tax of $26.4 million	—	—	—	—	(40.9)	—	(40.9)
Amounts reclassified to earnings during the period from terminated caps, net of tax of $0.4 million					(0.6)		(0.6)
Pension and post-retirement benefit plans, net of tax of $5.8 million	—	—	—	—	(9.7)	—	(9.7)

Total Comprehensive income							(7.4)

Balances at December 31, 2011	0.1	$—	$1,190.1	$(27.6)	$(113.3)	$—	$1,049.2

See accompanying notes to consolidated financial statements.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In millions)

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Cash flows from operating activities:
Net income (loss)	$88.1	$(115.7)	$71.1	$186.8	$200.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	136.4	27.6	31.2	111.7	98.1
Transaction costs	—	17.2
Loss on early extinguishment of debt	21.1	—	—	—	—
Loss (gain) on hedging activities	0.5	—	(0.4)	(1.6)	(1.3)
Amortization of deferred financing cost and debt issuance discount	46.3	2.6	0.6	2.1	1.9
(Gain) loss on remeasurement of foreign denominated transactions	0.4	(3.2)	(41.5)	40.9	50.1
Loss (gain) on refranchisings and dispositions of assets	(1.0)	0.8	(4.6)	(9.5)	(11.0)
Impairment on non-restaurant properties	2.3	0.6	0.1	2.9	—
Bad debt expense, net of recoveries	6.1	2.8	2.1	0.8	0.7
Share-based compensation and non-cash incentive compensation expense	6.4	—	5.8	17.0	16.2
Deferred income taxes	(27.3)	(12.9)	(1.4)	16.9	12.1
Impairment of long-lived assets	—	—	—	—	0.5
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Trade and notes receivable	(6.0)	(32.5)	32.0	(15.9)	2.1
Prepaids and other current assets	105.5	(70.6)	(2.2)	(1.4)	(35.4)
Accounts and drafts payable	8.7	(26.5)	9.0	(20.8)	3.3
Accrued advertising	18.3	6.8	1.3	6.4	(7.7)
Other accrued liabilities	16.0	58.1	29.4	(22.3)	(20.8)
Other long-term assets and liabilities	(15.6)	18.4	(11.2)	(3.6)	1.9

Net cash provided by (used for) operating activities	406.2	(126.5)	121.3	310.4	310.8

Cash flows from investing activities:
Payments for property and equipment	(82.1)	(28.4)	(18.2)	(150.3)	(204.0)
Proceeds from refranchisings, disposition of asset and restaurant closures	29.9	5.7	9.6	21.5	26.4
Investments in / advances to unconsolidated entities	(4.5)	—	—	—	—
Payments for acquired franchisee operations, net of cash acquired	—	—	—	(14.0)	(67.9)
Return of investment on direct financing leases	14.6	2.1	2.6	8.2	7.9
Other investing activities	0.7	1.4	1.2	(0.3)	(4.4)
Net payment for purchase of BKH	—	(3,325.4)	—	—	—

Net cash used for investing activities	(41.4)	(3,344.6)	(4.8)	(134.9)	(242.0)

Cash flows from financing activities:
Proceeds from Term Debt	1,860.0	1,837.1	—	—	—
Proceeds from Senior Notes	—	800.0	—	—	—
Proceeds from Discount Notes	401.5	—	—	—	—
Repayments of term debt and capital leases	(1,874.5)	(3.2)	(23.5)	(67.7)	(7.4)
Extinguishment of debt	(70.6)	(731.8)	—	—	—
Borrowings under revolving credit facility	—	—	—	38.5	94.3
Repayments of revolving credit facility	—	—	—	(38.5)	(144.3)
Payment of financing costs	(32.6)	(69.2)	—	—	—
Dividends paid on common stock	—	—	(8.6)	(34.2)	(34.1)
Proceeds from stock option exercises	—	—	4.0	4.2	3.0
Repurchases of common stock	—	—	(2.5)	(2.7)	(20.3)
Excess tax benefits from stock-based compensation	—	—	1.1	3.5	3.3
Proceeds from issuance of shares	1.6	—	—	—	—
Dividend	(393.4)	—	—	—	—
Capital contribution from 3G	—	1,563.5	—	—	—

Net cash provided by (used for) financing activities	(108.0)	3,396.4	(29.5)	(96.9)	(105.5)

Effect of exchange rates on cash and cash equivalents	(4.8)	(4.7)	11.8	(12.7)	(7.6)
Increase (decrease) in cash and cash equivalents	252.0	(79.4)	98.8	65.9	(44.3)
Cash and cash equivalents at beginning of period	207.0	286.4	187.6	121.7	166.0

Cash and cash equivalents at end of period	$459.0	$207.0	$286.4	$187.6	$121.7

Supplemental cash flow disclosures:
Interest paid	$183.5	$28.0	$13.7	$48.7	$56.0
Income taxes paid	$26.2	$4.5	$24.4	$54.3	$112.3
Non-cash investing and financing activities:
Acquisition of property with capital lease obligations	$3.2	$—	$—	$3.7	$2.2
Net investment in direct financing leases	$14.6	$1.3	$4.4	$11.0	$12.2
Deferred premium on interest rate caps	$—	$56.1	$—	$—	$—
Increase to additional paid-in capital for transaction costs paid by 3G	$—	$17.2	$—	$—	$—

See accompanying notes to consolidated financial statements.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1. Description of Business and Organization

Description of Business

Burger King Worldwide Holdings, Inc. (“BKWWH” or the “Company”) is a Delaware corporation formed on August 25, 2010, and is the parent of Burger King Capital Holdings, LLC (“BKCH”). BKCH is a Delaware limited liability company and the sole equity holder of Burger King Holdings, Inc. (“BKH”) and Burger King Capital Finance, Inc. (“BKCF”). BKH is a Delaware corporation formed on July 23, 2002 and the parent of Burger King Corporation (“BKC”), a Florida corporation that franchises and operates fast food hamburger restaurants, principally under the Burger King brand (the “Brand”). BKCH and BKCF have no assets or operations other than BKCH’s ownership of 100% of the capital stock of BKCF and BKH. BKWWH and its subsidiaries are collectively referred to herein as the “Company,” “we” or the “Successor” for all periods subsequent to the Transaction, as defined below. All references to the “Predecessor” refer to BKH and its subsidiaries for all periods prior to the Transaction.

We generate revenues from two sources: (i) retail sales at company-owned restaurants (also referred to as “Company restaurants”) and (ii) franchise and property revenues, consisting primarily of royalties based on a percentage of sales reported by franchise restaurants, initial and renewal franchise fees paid by franchisees and property income from restaurants that we lease or sublease to franchisees.

Restaurant sales are affected by the timing and effectiveness of our advertising, new products and promotional programs. Our results of operations also fluctuate from quarter to quarter as a result of seasonal trends and other factors, such as the timing of restaurant openings and closings and the acquisition of franchise restaurants, as well as variability of the weather. Restaurant sales are typically higher in the spring and summer months when the weather is warmer than in the fall and winter months. Restaurant sales during the winter are typically highest in December, during the holiday shopping season. Our restaurant sales and Company restaurant margin are typically lowest during the winter months, which include February, the shortest month of the year. The timing of religious holidays may also impact restaurant sales.

The Transactions

On October 19, 2010 (referred to as the “Acquisition Date”), 3G Capital Partners Ltd., an investment firm based in New York City (referred to as “3G Capital”, or “Sponsor”), completed its acquisition of 100% of Burger King Holdings’ equity (referred to as the “Acquisition”) through 3G Special Situations Fund II, L.P. (“3G”) an investment vehicle controlled by the Sponsor.

The Acquisition was accounted for as a business combination using the acquisition method of accounting. As a result, our post-Acquisition financial statements reflect a new basis of accounting.

The Acquisition and related financing transactions (collectively referred to as the “Transactions”) required total cash of approximately $4.3 billion, including transaction costs. The Transactions were financed with $1.56 billion in equity contributed by 3G, proceeds from the issuance of new term loans consisting of a $1.51 billion tranche denominated in U.S. dollars and a €250 million tranche denominated in Euros, the net proceeds from the issuance of $800 million of Senior Notes and $69.4 million of cash on hand. (See Note 8.)

In 2010, fees and expenses related to the Transactions totaled $108.4 million, including (1) $60.4 million consisting principally of investment banking fees and legal fees (which are classified as selling, general and administrative expenses), (2) compensation related expenses of $34.5 million (which are classified as selling, general and administrative expenses) and (3) commitment fees of $13.5 million associated with the bridge loan available at the closing of the Transactions (which are classified as interest expense during the period of October 19, 2010 to December 31, 2010). Debt issuance costs capitalized in connection with the issuance of debt to fund the Transactions totaled $69.2 million and are classified as Other Assets.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The computations of consideration and the final allocation of consideration to the net tangible and intangible assets acquired and liabilities assumed are presented in the tables below (in millions):

Cash paid for shares outstanding(1)	$3,277.3
Settlement of outstanding stock-based compensation	48.1

Total consideration	$3,325.4

October 19, 2010
Current assets	$508.2
Property and equipment	1,118.0
Intangible assets	2,945.8
Net investment in property leased to franchisees	261.6
Other assets, net	58.6
Current liabilities	(454.1)
Term debt	(667.4)
Capital leases	(106.8)
Other liabilities	(402.6)
Deferred income taxes, net	(616.7)

Net assets acquired	$2,644.6

Excess purchase price attributed to goodwill	$680.8

(1)	Represents cash paid, based on a $24.00 per share price, for 136,555,642 outstanding shares.

We assigned $260.3 million of goodwill to our U.S. and Canada segment (also referred to as “U.S. and Canada”), $216.4 million to our Europe, Middle East and Africa segment (also referred to “EMEA”), $137.9 million to our Latin America and Caribbean segment (also referred to as “LAC”) and $66.2 million to our Asia Pacific segment (also referred to as “APAC”). None of the goodwill is expected to be deductible for income tax purposes.

The following information represents the unaudited supplemental pro forma results of the Company’s consolidated operations as if the Transactions occurred on July 1, 2009, after giving effect to certain adjustments, including depreciation and amortization of the assets acquired and liabilities assumed based on their estimated fair values and changes in interest expenses resulting from changes in consolidated debt (in millions):

	Transition Period July 1, 2010 - December 31, 2010	Fiscal Year Ended June 30, 2010
Revenue	$1,185.2	$2,505.8

Net income (loss)	$(55.1)	$128.2

Note 2. Summary of Significant Accounting Policies

Change in Fiscal Year End

On November 5, 2010 the BKH Board of Directors approved a change in fiscal year end from June 30 to December 31. The change became effective at the end of the quarter ended December 31, 2010. All references to “fiscal years”, unless otherwise noted, refer to the twelve-month fiscal year, which prior to July 1, 2010 ended on June 30.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For comparative purposes, Condensed Consolidated Statements of Operations for the Transition Period and six months ended December 31, 2009 are presented as follows (in millions):

	Successor	Predecessor
	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Six Months Ended December 31, 2009
			(Unaudited)
Revenues:
Company restaurant revenues	$331.7	$514.5	$946.0
Franchise and property revenues	135.1	203.2	336.3

Total revenues	466.8	717.7	1,282.3
Company restaurant expenses	292.8	444.5	819.6
Franchise and property expenses	21.3	22.2	32.4
Selling, general and administrative expenses	247.2	153.1	254.0
Other operating (income) expenses, net	(8.7)	(3.6)	5.1

Total operating costs and expenses	552.6	616.2	1,111.1

Income (loss) from operations	(85.8)	101.5	171.2
Interest expense, net	58.1	14.6	24.7

Income (loss) before income taxes	(143.9)	86.9	146.5
Income tax expense (benefit)	(28.2)	15.8	49.7

Net income (loss)	$(115.7)	$71.1	$96.8

Basis of Presentation and Consolidation

The consolidated financial statements include our accounts and our wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. Investments in affiliates owned 50% or less are accounted for by the equity method. These investments were not significant as of December 31, 2011.

Certain prior year amounts in the accompanying Financial Statements and Notes to the Financial Statements have been reclassified in order to be comparable with the current year classifications. These reclassifications had no effect on previously reported net income (loss).

Concentrations of Risk

Our operations include Company and franchise restaurants located in 81 countries and U.S. territories. Of the 12,512 restaurants in operation as of December 31, 2011, 1,295 were Company restaurants and 11,217 were franchise restaurants.

Four distributors currently service approximately 85% of our U.S. system restaurants and the loss of any one of these distributors would likely adversely affect our business. In many of our international markets, a single distributor services all the Burger King restaurants in the market. The loss of any of one of these distributors would likely have an adverse effect on the market impacted, and depending on the market, could have an adverse impact on our financial results.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Management adjusts such estimates and assumptions when facts and circumstances dictate. Volatile credit, equity, foreign currency, and energy markets and declines in consumer spending may continue to affect the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

Foreign Currency Translation

The functional currency of each foreign subsidiary is generally the local currency. Foreign currency balance sheets are translated using the end of period exchange rates, and statements of operations are translated at the average exchange rates for each period. The translation adjustments resulting from the translation of foreign currency financial statements are recorded in accumulated other comprehensive income (loss) within stockholders’ equity.

Foreign Currency Transaction Gains or Losses

Foreign currency transaction gains or losses resulting from the re-measurement of our foreign-denominated assets and liabilities or our subsidiaries are reflected in earnings in the period when the exchange rates change and are included within other operating (income) expenses, net in the consolidated statements of operations.

Cash and Cash Equivalents

Cash and cash equivalents include short-term, highly liquid investments with original maturities of three months or less and credit card receivables.

Allowance for Doubtful Accounts

We evaluate the collectability of our trade accounts receivable from franchisees based on a combination of factors, including the length of time the receivables are past due and the probability of collection from litigation or default proceedings, where applicable. We record a specific allowance for doubtful accounts in an amount required to adjust the carrying values of such balances to the amount that we estimate to be net realizable value. We write off a specific account when (a) we enter into an agreement with a franchisee that releases the franchisee from outstanding obligations, (b) franchise agreements are terminated and the projected costs of collections exceed the benefits expected to be received from pursuing the balance owed through legal action, or (c) franchisees do not have the financial wherewithal or unprotected assets from which collection is reasonably assured.

Notes receivable represent loans made to franchisees arising from refranchisings of Company restaurants, sales of property, and in certain cases when past due trade receivables from franchisees are restructured into an interest-bearing note. Trade receivables restructured to interest-bearing notes are generally already fully reserved, and as a result, are transferred to notes receivable at a net carrying value of zero. Notes receivable with a carrying value greater than zero are written down to net realizable value when it is probable or likely that we are unable to collect all amounts due under the contractual terms of the loan agreement.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or net realizable value, and consist primarily of restaurant food items and paper supplies. Inventories are included in prepaids and other current assets in the accompanying consolidated balance sheets.

Property and Equipment, net

Property and equipment, net, that we own are recorded at historical cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the assets. Leasehold improvements to properties where we are the lessee are amortized over the lesser of the remaining term of the lease or the estimated useful life of the improvement. When we commit to a plan to close a restaurant, we adjust the depreciable lives of the restaurant’s long-lived assets based on the expected date of closure.

Leases

We define lease term as the initial term of the lease, plus any renewals covered by bargain renewal options or that are reasonably assured of exercise because non-renewal would create an economic penalty.

Assets we acquire as lessee under capital leases are stated at the lower of the present value of future minimum lease payments or fair market value at the date of inception of the lease. Capital lease assets are depreciated using the straight-line method over the shorter of the useful life of the asset or the underlying lease term.

We also enter into capital leases as lessor. Capital leases meeting the criteria of direct financing leases are recorded on a net basis, consisting of the gross investment and residual value in the lease less the unearned income. Unearned income is recognized over the lease term yielding a constant periodic rate of return on the net investment in the lease. Direct financing leases are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable based on the payment history under the lease.

We record rent expense and income from operating leases that contain rent holidays or scheduled rent increases on a straight-line basis over the lease term. Contingent rentals are generally based on sales levels in excess of stipulated amounts, and thus are not considered minimum lease payments at lease inception.

Favorable and unfavorable operating leases are recorded in connection with the acquisition method of accounting. We amortize favorable and unfavorable leases on a straight-line basis over the remaining term of the leases, as determined at the acquisition date. Upon early termination of a lease, the write-off of the favorable or unfavorable lease carrying value associated with the lease is recognized as a loss or gain in the consolidated statements of operations. Amortization of favorable and unfavorable leases on Company restaurants is included in occupancy and other operating costs in the consolidated statement of operations. Amortization of favorable and unfavorable leases on franchise restaurants lease receipts is included in franchise and property revenues in the consolidated statement of operations. Amortization of favorable and unfavorable leases on franchise restaurants lease commitments is included in franchise and property expenses in the consolidated statement of operations. (See Note 9.)

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Goodwill and Intangible Assets Not Subject to Amortization

Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed at December 31, 2011 recorded in connection with the Acquisition, which was accounted for as a business combination. Additional goodwill may arise in future periods in connection with the acquisition of franchise restaurants. Our indefinite-lived intangible asset consists of the Brand.

Goodwill and the Brand are not amortized, but are tested for impairment on an annual basis and more often if an event occurs or circumstances change that indicates impairment might exist. During 2011, we changed our annual goodwill impairment testing date from April 1 to October 1 of each year. This change was made to better align impairment testing procedures with the Company’s new fiscal year, related year-end financial reporting and the annual business planning and budgeting process, which are performed during the fourth quarter of each year. As a result, the goodwill impairment testing will reflect the result of input from business and other operating personnel in the development of the budget. If the carrying value of a reporting unit with assigned goodwill exceeds its estimated fair value, we may be required to record an impairment charge to goodwill. We completed our goodwill and Brand impairment tests as of October 1, 2011 and no impairment resulted. The Predecessor’s goodwill and Brand impairment tests were completed as of April 1, 2010 and 2009, in accordance with our previously established annual timeline and no impairment resulted.

When we dispose of a restaurant business within six months of acquisition, the goodwill recorded in connection with the acquisition is written off. Otherwise, goodwill is written off based on the relative fair value of the business sold to the reporting unit when disposals occur more than six months after acquisition. The sale of Company restaurants to franchisees is referred to as a “refranchising.”

The impairment test for the Brand consists of a comparison of the carrying value of the Brand to its fair value on a consolidated basis, with impairment, if any, equal to the amount by which the carrying value exceeds its fair value.

Long-Lived Assets

Long-lived assets, such as property and equipment and intangible assets subject to amortization, are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Some of the events or changes in circumstances that would trigger an impairment review include, but are not limited to, a significant under-performance relative to expected and/or historical results (two consecutive years of negative comparable sales or operating cash flows); significant negative industry or economic trends; knowledge of transactions involving the sale of similar property at amounts below the carrying value; or our expectation to dispose of long-lived assets before the end of their estimated useful lives. The impairment test for long-lived assets requires us to assess the recoverability of long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we must record an impairment charge equal to the excess, if any, of net carrying value over fair value.

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. Certain long-lived assets and related liabilities are grouped together for impairment testing at the operating market level (based on geographic areas) in the case of the United States, Canada, the U.K. and Germany. The operating market groupings within the U.S. and Canada are predominantly based on major metropolitan areas within the U.S. and Canada. Similarly,

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

operating markets within the other foreign countries with large asset concentrations (the U.K. and Germany) are comprised of geographic regions within those countries (three in the U.K. and two in Germany). These operating market definitions are based upon the following primary factors:

•

management views profitability of the restaurants within the operating markets as a whole, based on cash flows generated by a portfolio of restaurants, rather than by individual restaurants, and area managers receive incentives on this basis; and

•	we do not evaluate individual restaurants to build, acquire or close independent of an analysis of other restaurants in these operating markets.

In countries in which we have a smaller number of restaurants, most operating functions and advertising are performed at the country level, and shared by all restaurants in the country. As a result, we have defined operating markets as the entire country in the case of Spain, Italy, Mexico, Singapore and China.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) refers to revenues, expenses, gains and losses that are included in comprehensive income (loss), but are excluded from net income (loss) as these amounts are recorded directly as an adjustment to stockholders’ equity, net of tax. Our other comprehensive income (loss) is comprised of unrealized gains and losses on foreign currency translation adjustments, unrealized gains and losses on hedging activity, net of tax, and minimum pension liability adjustments, net of tax.

Derivative Financial Instruments

Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings or recorded in other comprehensive income (loss) and recognized in the statements of operations when the hedged item affects earnings, depending on the purpose of the derivatives and whether they qualify for, and we have applied hedge accounting treatment.

When applying hedge accounting, our policy is to designate, at a derivative’s inception, the specific assets, liabilities or future commitments being hedged, and to assess the hedge’s effectiveness at inception and on an ongoing basis. We may elect not to designate the derivative as a hedging instrument where the same financial impact is achieved in the financial statements. We do not enter into or hold derivatives for speculative purposes.

Disclosures About Fair Value of Financial Instruments

Certain assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustment in certain circumstances. These items primarily include long-lived assets, goodwill and intangible assets for which fair value is determined as part of the related impairment tests and asset retirement obligations initially measured at fair value. At December 31, 2011, there were no significant adjustments to fair value or fair value measurements required for non-financial assets or liabilities.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market, or if none exists, the most advantageous market, for the specific asset or liability at the measurement date (the exit price). The fair value should be based on assumptions that market participants would use when pricing the asset or liability. The fair values are assigned a level within the fair value hierarchy, depending on the source of the inputs into the calculation, as follows:

Level 1 Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Level 2 Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly

Level 3 Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

Certain of our derivatives are valued using various pricing models or discounted cash flow analyses that incorporate observable market parameters, such as interest rate yield curves and currency rates, classified as Level 2 within the valuation hierarchy. Derivative valuations incorporate credit risk adjustments that are necessary to reflect the probability of default by the counterparty or us.

The carrying amounts for cash and equivalents, trade accounts and notes receivable and accounts and drafts payable approximate fair value based on the short-term nature of these accounts.

Restricted investments, consisting of investment securities held in a rabbi trust to invest compensation deferred under our Executive Retirement Plan and fund future deferred compensation obligations, are carried at fair value, with net unrealized gains and losses recorded in our consolidated statements of operations. The fair value of these investment securities are determined using quoted market prices in active markets classified as Level 1 within the fair value hierarchy.

Fair value of variable rate term debt was estimated using inputs based on bid and offer prices and are Level 2 inputs within the fair value hierarchy.

Revenue Recognition

Revenues include retail sales at Company restaurants and franchise and property revenues. Franchise and property revenues primarily include royalties, initial and renewal franchise fees and rental income from operating lease rentals and earned income on direct financing leases on property leased or subleased to franchisees. Retail sales at Company restaurants are recognized at the point of sale and royalties from franchisees are based on a percentage of retail sales reported by franchisees. We present sales net of sales tax and other sales-related taxes. Royalties are recognized when collectability is reasonably assured. Initial franchise fees are recognized as revenue when the related restaurant begins operations. A franchisee may pay a renewal franchise fee and renew its franchise for an additional term. Renewal franchise fees are recognized as revenue upon receipt of the non-refundable fee and execution of a new franchise agreement. The cost recovery accounting method is used to recognize revenues for franchisees for which collectability is not reasonably assured. Rental income on operating lease rentals and earned income on direct financing leases are recognized when collectability is reasonably assured.

Advertising and Promotional Costs

We expense the production costs of advertising when the advertisements are first aired or displayed. All other advertising and promotional costs are expensed in the period incurred.

Franchise restaurants and Company restaurants contribute to advertising funds that we manage in the United States and certain international markets where Company restaurants operate. Under our franchise agreements, contributions received from franchisees must be spent on advertising, marketing and related activities, and result in no gross profit recognized. Advertising expense, net of franchisee contributions, totaled $78.2 million for 2011, $16.7 million for the period of October 19, 2010 through December 31, 2010, $25.3 million for the period

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

of July 1, 2010 through October 18, 2010, $91.3 million for the fiscal year ended June 30, 2010 and $93.3 million for the year ended June 30, 2009, and is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

To the extent that contributions received exceed advertising and promotional expenditures, the excess contributions are accounted for as a deferred liability and are recorded in accrued advertising in the accompanying consolidated balance sheets.

Franchisees in markets where no Company restaurants operate contribute to advertising funds that are not managed by us. Such contributions and related fund expenditures are not reflected in our results of operations or financial position.

Litigation Accruals

From time to time, we are subject to proceedings, lawsuits and other claims related to competitors, customers, employees, franchisees, government agencies and suppliers. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of accrual required, if any, for these contingencies is made after careful analysis of each matter. The required accrual may change in the future due to new developments in settlement strategy in dealing with these matters.

Income Taxes

Amounts in the financial statements related to income taxes are calculated using the principles of FASB ASC Topic 740, “Income Taxes.” Under these principles, deferred tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes, as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. A deferred tax asset is recognized when it is considered more likely than not to be realized. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in income in the year in which the law is enacted. A valuation allowance reduces deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be recognized.

Income tax benefits credited to stockholders’ equity relate to tax benefits associated with amounts that are deductible for income tax purposes but do not affect earnings. These benefits are principally generated from employee exercises of nonqualified stock options and settlement of restricted stock awards.

We recognize positions taken or expected to be taken in a tax return, in the financial statements when it is more likely than not (i.e., a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit with greater than fifty percent likelihood of being realized upon ultimate settlement.

Transaction gains and losses resulting from the remeasurement of foreign deferred tax assets or liabilities are classified as other operating (income) expense, net in the consolidated statements of operations.

Stock-Based Compensation

We recognize share-based compensation cost based on the grant date estimated fair value of each award, net of estimated forfeitures, over the employee’s requisite service period, which is generally the vesting period of the equity grant. For awards that have a cliff-vesting schedule, stock-based compensation cost is recognized ratably over the requisite service period.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Retirement Plans

Gains or losses and prior service costs or credits related to our pension plans are being recognized as they arise as a component of other comprehensive income (loss) to the extent they have not been recognized as a component of net periodic benefit cost. In the fourth quarter of fiscal 2009, we adopted the measurement date provisions of FASB ASC Topic 715 “Compensation—Retirement Benefits” and recorded a decrease to retained earnings of $0.4 million after tax related to its pension plans and postretirement medical plan.

We sponsor the Burger King Savings Plan (the “Savings Plan”), a defined contribution plan under the provisions of Section 401(k) of the Internal Revenue Code. The Savings Plan is voluntary and is provided to all employees who meet the eligibility requirements. A participant can elect to contribute up to 50% of their compensation, subject to IRS limits, and we match 100% of the first 6% of employee compensation.

We also maintain an Executive Retirement Plan (“ERP”) for all officers and senior management. Prior to December 31, 2010, officers and senior management could elect to defer up to 75% of base pay once 401(k) limits are reached and up to 100% of incentive pay on a before-tax basis under the ERP. BKC provided a dollar-for-dollar match up to the first 6% of base pay. In the quarter ended December 31, 2010, we elected to cease further participation deferrals and contributions to the ERP.

We have a rabbi trust to invest compensation deferred under the ERP and fund future deferred compensation obligations. The rabbi trust is subject to creditor claims in the event of insolvency, but the assets held in the rabbi trust are not available for general corporate purposes and are classified as restricted investments within other assets, net in our consolidated balance sheets. The rabbi trust is required to be consolidated into our consolidated financial statements. Participants receive returns on amounts they deferred under the deferred compensation plan based on investment elections they make.

In the quarter ended September 30, 2009, we elected to cease future participant deferrals and our contributions into the rabbi trust; however, participant deferrals and our contributions have been credited with a hypothetical rate of return based on the investment options and allocations in various mutual funds selected by each participant (the “unfunded portion of the ERP liability”). The deferred compensation expense related to the unfunded portion of the ERP liability is included as a component of selling, general and administrative expenses and was not significant. The total deferred compensation liability related to the ERP was $16.2 million at December 31, 2011, $27.0 million at December 31, 2010 and $22.6 million at June 30, 2010.

We designated the investment securities in the rabbi trust as trading securities which are carried at fair value as restricted investments within other assets, net in our consolidated balance sheets, with unrealized trading gains and losses recorded in earnings. The fair value of the investment securities held in the rabbi trust was $10.8 million at December 31, 2011, $22.2 million as of December 31, 2010 and $19.9 million as of June 30, 2010. We record the net (gains) losses related to the change in value of these investments in selling, general and administrative expenses, along with an offsetting amount related to the increase (decrease) in deferred compensation, in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Amounts recorded in the consolidated statements of operations representing our contributions to the Savings Plan and the ERP on behalf of restaurant and corporate employees for 2011 was $4.2 million, $0.8 million for the period of October 19, 2010 through December 31, 2010, $2.7 million for the period of July 1, 2010 through October 18, 2010, $6.7 million for Fiscal 2010 and $6.4 million for Fiscal 2009. Our contributions made on behalf of restaurant employees are classified as payroll and employee benefit expenses in our consolidated statements of operations, while our contributions made on behalf of corporate employees are classified as selling, general and administrative expenses in our consolidated statements of operations.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

New Accounting Pronouncements

In July 2010, the FASB issued an accounting standards update that amends accounting guidance for receivables by requiring additional disclosures about the credit quality of financing receivables and the related allowance for credit losses. The amendments in this accounting standards update are effective for annual reporting periods ending on or after December 31, 2011, which for us was December 31, 2011. The adoption of the amendments in this accounting standard update did not have a significant impact on our consolidated financial position, results of operations or cash flows.

Note 3. Trade and Notes Receivable, net

Trade and notes receivable, net, consists of the following (in millions):

	Successor		Predecessor
	As of December 31		As of June 30,
	2011	2010	2010
Trade accounts receivable	$173.5	$167.7	$158.7
Notes receivable, current portion	0.6	6.5	4.8

	174.1	174.2	163.5
Allowance for doubtful accounts	(21.3)	(20.7)	(20.6)

Total, net	$152.8	$153.5	$142.9

The change in allowances for doubtful accounts is as follows (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Beginning balance	$20.7	$21.0	$20.6	$21.8	$23.0
Bad debt expense (recoveries), net	6.1	2.8	2.1	0.8	0.7
Write-offs and other	(5.5)	(3.1)	(1.7)	(2.0)	(1.9)

Ending balance	$21.3	$20.7	$21.0	$20.6	$21.8

Note 4. Prepaids and Other Current Assets, net

Prepaid and other current assets, net consist of the following (in millions):

	Successor		Predecessor
	As of December 31,		As of June 30,
	2011	2010	2010
Prepaid expenses	$30.8	$38.7	$33.1
Inventories	13.7	15.6	15.4
Foreign currency forward contracts	—	7.9	25.9
Interest rate cap—current portion	3.6	11.1	—
Refundable income taxes	21.1	99.2	14.0

Total Prepaids and other current assets	$69.2	$172.5	$88.4

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 5. Property and Equipment, net

Property and equipment, net, along with their estimated useful lives, consist of the following (in millions):

		Successor		Predecessor
		As of December 31,		As of June 30,
		2011	2010	2010
Land		$450.0	$461.4	$386.0
Buildings and improvements(1)	(up to 40 years)	468.7	442.0	756.2
Machinery and equipment(2)	(up to 18 years)	157.4	134.9	347.3
Furniture, fixtures, and other	(up to 10 years)	40.9	34.6	149.0
Construction in progress		59.6	63.3	42.5

		1,176.6	1,136.2	1,681.0
Accumulated depreciation and amortization(3)		(150.1)	(25.5)	(666.9)

Property and equipment, net		$1,026.5	$1,110.7	$1,014.1

(1)	Buildings and improvements include assets under capital leases of $54.3 million as of December 31, 2011, $46.5 million as of December 31, 2010 and $76.6 million as of June 30, 2010.
(2)	Machinery and equipment include assets under capital leases of $0.2 million as of December 31, 2011, $0.2 million as of December 31, 2010 and $1.9 million as of June 30, 2010.
(3)	Accumulated depreciation related to capital leases totaled $14.2 million as of December 31, 2011, $2.2 million as of December 31, 2010 and $38.6 million as of June 30, 2010.

Depreciation and amortization expense on property and equipment totaled $124.6 million for 2011, $25.5 million for the period of October 19, 2010 to December 31, 2010, $33.2 million for the period of July 1, 2010 to October 18, 2010, $120.6 million for Fiscal 2010 and $110.1 million for Fiscal 2009.

Construction in progress represents new restaurant and equipment construction, reimaging (demolish and rebuild) and remodeling of existing and acquired restaurants.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 6. Intangible Assets, Net and Goodwill

Intangible assets consist of the following (in millions):

	Successor						Predecessor			Weighted Average Life(2)
	As of December 31,						As of June 30, 2010
	2011			2010
	Gross	Accumu- lated Amortiza- tion	Net	Gross	Accumu- lated Amortiza- tion	Net	Gross	Accumu- lated Amortiza- tion	Net
Identifiable assets subject to amortization:
Franchise agreements(1)	$482.3	$(25.8)	$456.5	$487.7	$(4.5)	$483.2	$142.2	$(25.3)	$116.9	23.3 Years
Favorable leases	174.2	(22.0)	152.2	175.8	(3.8)	172.0	49.1	(14.6)	$34.5	12.6 Years

Subtotal	656.5	(47.8)	608.7	663.5	(8.3)	655.2	191.3	$(39.9)	151.4

Brand	$2,214.6	$—	$2,214.6	$2,238.7	$—	$2,238.7	$874.0	$—	$874.0

Intangible assets, net			$2,823.3			$2,893.9			$1,025.4

Goodwill	$657.7			$666.5			$31.0

(1)	Includes reacquired franchise rights as of June 30, 2010.
(2)	Weighted average life is as of December 31, 2011.

We recorded amortization expense on intangible assets of $40.2 million for 2011 and $8.2 million for the period of October 19, 2010 to December 31, 2010. The Predecessor recorded amortization expense on intangible assets of $2.7 million for the period July 1, 2010 to October 18, 2010, $8.7 million for Fiscal 2010, and $8.8 million for Fiscal 2009.

As of December 31, 2011, estimated future amortization expense on intangible assets is $38.2 million in 2012, $37.6 million in 2013, $36.6 million in 2014, $35.4 million in 2015, $34.6 million in 2016 and $426.3 million thereafter.

As of December 31, 2011, the total intangible asset weighted average amortization period is approximately 20.5 years.

The change in the carrying amount of goodwill for the twelve months ended December 31, 2011 and the Successor period is as follows (in millions):

	As of December 31,
	2011	2010
Beginning balance	$666.5	$680.8
Write off from refranchisings	(2.3)	(0.2)
Translation of foreign denominated balance	(6.5)	(14.1)

Ending balance	$657.7	$666.5

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 7. Other Accrued Liabilities and Other Liabilities

Other accrued liabilities (current) and other liabilities (non-current) consist of the following (in millions):

	Successor		Predecessor
	As of December 31,		As of June 30,
	2011	2010	2010
Current:
Accrued payroll and employee-related costs	$63.9	$34.4	$56.2
Restructuring and other provisions	33.4	52.6	16.4
Withholding taxes	9.0	9.1	5.2
Interest payable	17.1	16.2	0.1
Casualty insurance	8.7	8.3	8.7
Foreign currency forward contracts	—	10.2	2.6
Gift card liabilities	16.1	17.7	12.5
Income tax payable	3.1	0.3	4.5
Sales tax payable	22.0	12.6	7.3
Other	69.4	86.1	87.4

Total current other accrued liabilities	242.7	247.5	200.9

Non-current:
Accrued pension	$71.3	$60.1	$79.4
Unfavorable leases	204.2	234.5	127.3
Casualty insurance reserves	22.2	22.3	25.5
Retiree health benefits	18.4	25.1	25.0
Deferred compensation	12.8	25.6	20.4
Income tax payable	23.4	25.5	16.8
Other	13.9	8.8	50.2

Total non-current other accrued liabilities	366.2	401.9	344.6

Total other accrued liabilities and other liabilities	$608.9	$649.4	$545.5

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8. Long-Term Debt

Long-Term Debt

Long-term debt is comprised of the following (in millions):

		Successor		Predecessor
		Principal			Interest Rates(a)
	Maturity dates	As of December 31,		As of June 30	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010
		2011	2010	2010
Secured Term Loan—USD tranche(b)	2016	$1,532.0	$1,510.0	$—	5.49%	6.82%	N/A	N/A
Secured Term Loan—Euro tranche(b)	2016	247.8	334.2		5.79%	7.11%	N/A	N/A
9 7/8 % Senior Notes	2018	797.5	800.0	—	10.14%	10.19%	N/A	N/A
11.0% Discount Notes(d)	2019	672.0	—	—	11.30%	N/A	N/A	N/A
Deferred Premiums on interest rate caps—USD (See Note 13)	2016	35.8	42.4	—	2.52%	2.52%	—	—
Deferred Premiums on interest rate caps—EUR (See Note 13)	2016	7.3	11.1	—	2.86%	2.86%	—	—
Previous Term Loans(c)	N/A	—	—	753.7	N/A	N/A	4.4%	4.7%
Other		3.2	1.4	1.7

Total debt		3,295.6	2,699.1	755.4
Less: current maturities of debt		(24.2)	(27.0)	(87.7)

Total long-term debt		$3,271.4	$2,672.1	$667.7

(a)	Represents the effective interest rate for the instrument computed on a quarterly basis, including the amortization of deferred debt issuance costs and original issue discount, and in the case of our Secured Term Loans, the effect of interest rate caps.
(b)	Principal face amount herein is presented gross of a 1% discount of $12.5 million on the USD tranche and Revolving Credit Facility and $1.0 million on the Euro tranche at December 31, 2011 and $16.8 million on the USD tranche and $3.3 million on the Euro tranche at December 31, 2010.
(c)	The Previous Term Loans were repaid and terminated in connection with the Transactions. The weighted average interest rates related to our term debt included the impact of interest rate swaps on 77% of our term debt for the period July 1, 2010 to October 18, 2010 and 73% of our term debt in Fiscal 2010.
(d)	Principal face amount herein is presented gross of a discount of $247.6 million at December 31, 2011.

Successor

Credit Facilities

In connection with the Transactions, BKC entered into a credit agreement dated as of October 19, 2010, as amended and restated as of February 15, 2011 (the “Credit Agreement”). The Credit Agreement provides for (i) two tranches of term loans in aggregate principal amounts of $1,600.0 million and €200.0 million, each under a term loan facility (the “Term Loan Facility”) and (ii) a senior secured revolving credit facility for up to $150 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit) (the “Revolving Credit Facility,” and together with the Term Loan Facility, the “Credit Facilities”). The maturity date for the Term Loan Facility is October 19, 2016 and the maturity date for the Revolving Credit Facility is October 19, 2015.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The principal amount of the Term Loan Facility amortizes in quarterly installments equal to 0.25% of the original principal amount of the Term Loan Facility for the first five and three-quarter years, with the balance payable at maturity. The Credit Facilities contain customary provisions relating to mandatory prepayments, voluntary prepayments, affirmative covenants, negative covenants and events of default. All obligations under the Credit Facilities are guaranteed by BKH and each direct and indirect, existing and future, material domestic wholly-owned subsidiary of BKC.

Under the Credit Agreement, at BKC’s election, the interest rate per annum applicable to the loans is based on a fluctuating rate of interest determined by reference to either (i) a base rate determined by reference to the higher of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the federal funds effective rate plus 0.50% and (c) the Eurocurrency rate applicable for an interest period of one month plus 1.00%, plus an applicable margin equal to 2.00% for loans under the U.S. dollar denominated tranche of the Term Loan Facility and 2.25% for loans under the Revolving Credit Facility, or (ii) a Eurocurrency rate determined by reference to EURIBOR for the Euro denominated tranche and LIBOR for the U.S. dollar denominated tranche and Revolving Credit Facility, adjusted for statutory reserve requirements, plus an applicable margin equal to 3.25% for loans under the Euro denominated tranche of the Term Loan Facility, 3.00% for loans under the U.S. dollar denominated tranche of the Term Loan Facility and 3.25% for loans under the Revolving Credit Facility. Term Loan B borrowings under the Credit Agreement are subject to a LIBOR floor of 1.50%. BKC has elected to borrow at the three month Euro currency rate as noted in (ii) above.

As of December 31, 2011, we had $14.5 million in irrevocable standby letters of credit outstanding, which were issued under the Revolving Credit Facility primarily to certain insurance carriers to guarantee payments of deductibles for various insurance programs, such as health and commercial liability insurance. Such letters of credit are secured by the collateral under the Credit Facilities. As of December 31, 2011, no amounts had been drawn on any of these irrevocable standby letters of credit and our remaining borrowing capacity under the Revolving Credit Facility was $135.5 million as of December 31, 2011.

Following the end of each fiscal year, we are required to prepay the Term Loans in an amount equal to 50% of Excess Cash Flow (as defined in the Credit Agreement and with stepdowns to 25% and 0% based on achievement of specified total leverage ratios), minus the amount of any voluntary prepayments of the Term Loans during such fiscal year. Additionally, subject to certain exceptions, the Credit Facilities are subject to mandatory prepayment in the event of non-ordinary course or other dispositions of assets (subject to customary reinvestment provisions), or in the event of issuances or incurrence of debt by BKC or any of its subsidiaries (other than certain indebtedness permitted by the Credit Facilities).

We may prepay the term loans in whole or in part at any time. A 1% premium applies if the prepayment is made in connection with an interest rate re-pricing event. During 2011, we made $60.5 million in voluntary prepayments of our Term Loans and, as a result, were not required to make a mandatory prepayment based on Excess Cash Flow as described above.

Under the Credit Facilities, BKC is required to comply with customary financial ratios, including a minimum Interest Coverage Ratio (the ratio of Consolidated EBITDA to Consolidated Interest Expense) and a maximum Total Leverage Ratio (the ratio of Consolidated Total Debt to Consolidated EBITDA). Consolidated EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted for certain items, as specified in the Credit Agreement. Consolidated Interest Expense is defined in the Credit Agreement as cash payments for interest, including (net of) payments made (received) pursuant to interest rate derivatives with respect to Indebtedness, net of cash received for interest income and certain other items specified in the Credit Agreement. The Test Period is defined in the Credit Agreement as the most recently completed four consecutive fiscal quarters ending on such date.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Credit Facilities also contain a number of customary affirmative and negative covenants that, among other things, will limit or restrict the ability of BKC and its subsidiaries to (i) incur additional indebtedness (including guarantee obligations) or liens, (ii) engage in mergers, consolidations, liquidations or dissolutions, sell assets (with certain exceptions, including sales of company-owned restaurants to franchisees), (iii) make capital expenditures, acquisitions, investments loans and advances, (iv) pay and modify the terms of certain indebtedness, (v) engage in certain transactions with affiliates, (vi) enter into certain speculative hedging arrangements, negative pledge clauses and clauses restricting subsidiary distributions and (vii) change its line of business. In addition, the ability of BKC and its subsidiaries to pay dividends or other distributions, or to repurchase, redeem or retire equity is restricted by the Credit Agreement, including the payment of dividends to BKH. This restriction is subject to certain exceptions, which include, but are not limited to: (i) payments up to $5,000,000 during any fiscal year to BKH or any direct or indirect parent of BKH to discharge its general corporate and overhead expenses incurred in the ordinary course, (ii) payments of or on account of management, consulting, investment banking and advisory fees and reimbursement of out-of-pocket costs related thereto, (iii) payments up to amount calculated based in part on the greater of (A) the cumulative amount of Excess Cash Flow (as defined in the Credit Agreement) of BKC and its restricted subsidiaries for all fiscal years completed after October 19, 2010, and (B) the cumulative amount of Consolidated Net Income (as defined in the Credit Agreement) of BKC and its restricted subsidiaries for all fiscal quarters completed after October 19, 2010, and (iv) payments in an amount necessary to enable BKH or any direct or indirect parent of BKH to make required payments in respect of Disqualified Equity Interests or Subordinated Debt issued (each as defined in the Credit Agreement) by BKH or any direct or indirect parent of BKH. At December 31, 2011, we were in compliance with all financial ratios and covenants of the Credit Agreement and there were no limitations on our ability to draw on the remaining availability under our Revolving Credit Facility.

BKC’s capital expenditures are limited between $160.0 million and $220.0 million, with the annual limitation based on our Rent-Adjusted Leverage Ratio of our most recently ended fiscal year. Up to 50% of the unused amount for the prior fiscal year (less the amount carried forward into the prior fiscal year) is allowed to be carried forward into the next fiscal year. Capital expenditures for 2011 totaled $82.1 million thus $38.9 million is allowed to be carried forward into 2012.

The Credit Facilities contain customary events of default, including, but not limited to, nonpayment of principal, interest, fees or other amount, violation of a covenant, cross-default to material indebtedness, bankruptcy and a change of control. Our ability to borrow under the Credit Facilities will be dependent on, among other things, BKC’s compliance with the above-referenced financial ratios. Failure to comply with these ratios or other provisions of the credit agreement for the Credit Facilities (subject to grace periods) could, absent a waiver or an amendment from the lenders under such agreement, restrict the availability of the Revolving Credit Facility and permit the acceleration of all outstanding borrowings under such credit agreement.

In addition to paying interest on outstanding principal under the Credit Facilities, we are required to pay certain recurring fees with respect to the Credit Facilities, including (i) fees on the unused commitments of the lenders under the revolving facility, (ii) letters of credit fees on the aggregate face amounts of outstanding letters of credit plus a fronting fee to the issuing bank and (iii) administration fees.

9 7/8% Senior Notes

At December 31, 2011, we had outstanding $797.5 million of senior notes due 2018 that bear interest at a rate of 9.875% per annum, which is payable semi-annually on October 15 and April 15 of each year (the “Senior Notes”). The Senior Notes mature on October 15, 2018. During 2011, we repurchased and retired Senior Notes with an aggregate face value of $2.5 million for a purchase price of $2.7 million, including accrued interest.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Senior Notes are general unsecured senior obligations of BKC that rank pari passu in right of payment with all our existing and future senior indebtedness. The Senior Notes are effectively subordinated to all our Secured Indebtedness (including the Credit Facilities) to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all indebtedness and other liabilities, including preferred stock, of non-guarantor subsidiaries.

The Senior Notes are guaranteed by BKH and all existing direct and indirect subsidiaries that borrow under or guarantee any indebtedness or indebtedness of another guarantor. Under certain circumstances, subsidiary guarantors may be released from their guarantees without the consent of the holders of the Senior Notes.

At any time prior to October 15, 2013, we may redeem up to 35% of the original principal amount of the Senior Notes with the proceeds of certain equity offerings at a redemption price equal to 109.875% of the principal amount of the Senior Notes, together with any accrued and unpaid interest, if any, to the date of redemption. The Senior Notes are redeemable at our option, in whole or in part, at any time on or after October 15, 2014 at 104.938% of the principal amount, at any time on or after October 15, 2015 at 102.469% of the principal amount or at any time on or after October 15, 2016 at 100% of the principal amount.

The occurrence of a change in control of BKC and/or its Parent entities will require us to offer to purchase all or a portion of the Senior Notes at a price equal to 101% of the principal amount, together with accrued and unpaid interest, if any, to the date of purchase. Certain asset dispositions will also require us to use the proceeds from those asset dispositions to make an offer to purchase the Senior Notes at 100% of their principal amount, if such proceeds are not otherwise used within a specified period to repay indebtedness or to invest in capital assets related to our business or capital stock of a restricted subsidiary.

The Senior Notes were issued pursuant to an indenture (the “Senior Notes Indenture”), which contains certain covenants that we must meet during the term of the Senior Notes, including, but not limited to, limitations on restricted payments (as defined in the Senior Notes Indenture), incurrence of indebtedness, issuance of disqualified stock and preferred stock, asset sales, mergers and consolidations, transactions with affiliates, guarantees of indebtedness by subsidiaries and activities of BKH.

The Senior Notes Indenture also includes customary events of default including, but not limited to, nonpayment of principal, interest, premiums or other amounts due under the Senior Notes Indenture, violation of a covenant, cross-default to material indebtedness, bankruptcy and a change of control. Failure to comply with the covenants or other provision of the Senior Notes Indenture (subject to grace periods) could, absent a waiver or an amendment from the lenders under such Senior Notes Indenture, permit the acceleration of all outstanding borrowings under the Senior Notes Indenture.

Pursuant to the Senior Notes Indenture, BKC is restricted from paying any dividend or making any payment or distribution on account of its equity interests unless, among other things, (i) the dividend, payment or distribution (together with all other such dividends, payments or distributions made since the issue date of the Senior Notes) is less than an amount calculated based in part on the Consolidated Net Income (as defined in the Senior Notes Indenture) of BKC and its restricted subsidiaries since the issue date of the Senior Notes, or (ii) the dividend, payment or distribution fits within one or more exceptions, including if:

•

it is made with funds received from the issuance of equity interests of BKC or its direct or indirect parent companies and is used for the redemption, repurchase or other acquisition of equity interests of BKC or its direct or indirect parent companies;

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

•

it is less than 6% per annum of the net cash proceeds received by or contributed to BKC from a public offering of BKC’s common stock or the common stock of any of its direct or indirect parent companies;

•	it is used to fund certain operational expenditures of any of BKC’s direct or indirect parent companies; or

•

it, when combined with all other Restricted Payments (as defined in the Senior Notes Indenture) that rely upon this exception, is less than $75 million (the restrictions described in these four bullet points, collectively, the “Distribution Restrictions”).

At December 31, 2011, we were in compliance with all covenants of the Senior Notes Indenture.

11.0% Discount Notes

On April 19, 2011, BKCH, our direct subsidiary, and BKCF entered into an indenture with Wilmington Trust FSB, as trustee, pursuant to which the Issuers sold $685 million in the aggregate principal amount at maturity of 11.0% senior discount notes due 2019 (the “Discount Notes”). The Discount Notes generated $401.5 million in gross proceeds. At December 31, 2011, we had outstanding $672.0 million of discount notes due 2019. Until April 15, 2016, no cash interest will accrue, but the Discount Notes will accrete at a rate of 11.0% per annum compounded semi-annually such that the accreted value on April 15, 2016 will be equal to the principal amount at maturity. Thereafter, cash interest on the Discount Notes will accrue at a rate equal to 11.0% per annum and will be payable semi-annually in cash in arrears on April 15 and October 15 of each year, commencing on October 15, 2016. The Discount Notes will mature on April 15, 2019. Neither we nor any of our subsidiaries are a guarantor of the Discount Notes. The Issuers have no operations or assets other than the interest in BKH held by BKCH. Accordingly, the cash required to service the Discount Notes is expected to be funded through distributions from BKH. During 2011, we repurchased Discount Notes with a carrying value of $7.9 million for a purchase price of $7.6 million.

At any time prior to April 15, 2014, we may redeem up to 35% of the original principal amount of the Discount Notes with the proceeds of certain equity offerings at a redemption price equal to 111.0% of the accreted value of the Discount Notes, plus (without duplication) any accrued and unpaid interest, if any, to the date of redemption. The Discount Notes are redeemable at our option, in whole or in part, at any time on or after April 15, 2015 at 105.5% of the principal amount, at any time on or after April 15, 2016 at 102.75% of the principal amount or at any time on or after April 15, 2017 at 100% of the principal amount.

The occurrence of a change in control will require us to offer to purchase all or a portion of the Discount Notes at a price equal to 101% of the accreted value, plus (without duplication) accrued and unpaid interest, if any, to the date of purchase. Certain asset dispositions will also require us to use the proceeds from those asset dispositions to make an offer to purchase the Discount Notes at 100% of their accreted value, plus accrued and unpaid interest, if any, if such proceeds are not otherwise used within a specified period to repay indebtedness or to invest in capital assets related to our business or capital stock of a restricted subsidiary.

The Discount Notes were issued pursuant to an indenture (the “Discount Notes Indenture”), which contains certain covenants that we must meet during the term of the Discount Notes, as well as customary events of default, which are similar to those described above for the Credit Facilities and Senior Notes.

Pursuant to the Discount Notes Indenture, BKCH is restricted from paying any dividend or making any payment or distribution on account of its equity interests unless, among other things, (i) the dividend, payment or distribution (together with all other such dividends, payments or distributions made since October 19, 2010) is

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

less than an amount calculated based in part on the Consolidated Net Income (as defined in the Discount Notes Indenture) of BKCH and its restricted subsidiaries since October 1, 2010, or (ii) the dividend, payment or distribution fits within one or more exceptions, including the Distribution Restrictions.

At December 31, 2011, we were in compliance with all covenants of the Discount Notes Indenture.

The restrictions under the Credit Agreement, the Senior Notes Indenture and the Discount Notes Indenture have resulted in the restricted net assets of each of BKC and BKCH exceeding 25% of our consolidated net assets. Our restricted net assets as of December 31, 2011 was $925.7 million.

Loss on Early Extinguishment of Debt

In connection with the amendment of our Credit Facility in February 2011, we recorded a $19.6 million loss on early extinguishment of debt. We recorded an additional $1.5 million loss on early extinguishment of debt in connection with the Term Loan prepayments, Senior Note repurchases and Discount Note repurchases described above in 2011. Loss on early extinguishment of debt consists principally of write-offs of deferred financing costs and original issue discount.

Maturities

The aggregate maturities of long-term debt, including the amounts due under the Term Loan Facility, the Senior Notes, the Discount Notes and other debt as of December 31, 2011, are as follows (in millions):

Year Ended December 31,	Principal Amount
2012	27.7
2013	27.9
2014	28.1
2015	28.1
Thereafter	3,183.8

Total	$3,295.6

We also have lines of credit with foreign banks, which can also be used to provide guarantees, in the amount of $3.2 million as of December 31, 2011. There were $2.3 million of guarantees issued against these lines of credit as of December 31, 2011.

Predecessor

Prior to the Acquisition, our previous credit facility consisted of Term Loans A and B-1 (the “Previous Term Loans”) and a $150.0 million revolving credit facility (the “Previous Credit Facility”). In connection with the Acquisition on October 19, 2010, we refinanced the amounts due under the Previous Credit Facility with the Credit Facility and Senior Notes described above.

The interest rate under Term Loan A and the revolving credit facility was, at the Company’s option, either (a) the greater of the federal funds effective rate plus 0.50% or the prime rate (“ABR”), plus a rate not to exceed 0.75%, which varied according to the Company’s leverage ratio or (b) LIBOR plus a rate not to exceed 1.75%, which varied according to the Company’s leverage ratio. The interest rate for Term Loan B-1 was, at the Company’s option, either (a) ABR, plus a rate of 0.50% or (b) LIBOR plus 1.50%, in each case so long as the

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Company’s leverage ratio remained at or below certain levels (but in any event not to exceed 0.75% in the case of ABR loans and 1.75% in the case of LIBOR loans). The weighted average interest rates related to the Company’s term debt was 4.4% for the period July 1, 2010 to October 18, 2010 and 4.7% and 5.1% for the years ended June 30, 2010 and June 30, 2009, respectively, which included the impact of interest rate swaps on 77%, 73% and 71% of the Company’s term debt, respectively.

The Previous Credit Facility contained certain customary financial and non-financial covenants. These covenants imposed restrictions on additional indebtedness, liens, investments, advances, guarantees and mergers and acquisitions. These covenants also placed restrictions on asset sales, sale and leaseback transactions, dividends, payments between the Company and its subsidiaries and certain transactions with affiliates.

Interest Expense, net

Interest expense, net consists of the following (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Secured Term Loan—USD tranche	$75.4	$19.1	$—	$—	$—
Secured Term Loan—Euro tranche	14.3	4.3
Interest Rate Caps—USD and EURO	1.2	0.4	—	—	—
9 7/8 % Senior Notes	78.8	16.0	—	—	—
Amortization on original debt issuance discount, deferred financing costs and other(1)	49.5	17.2	—	—	—
Predecessor term loans	—	—	12.0	39.4	47.2
Capital lease obligations	9.1	1.3	2.9	10.2	10.1
Interest income	(1.6)	(0.2)	(0.3)	(1.0)	(2.7)

Total	$226.7	$58.1	$14.6	$48.6	$54.6

(1)	Amount includes commitment fees of $13.5 million associated with the bridge loan available at the closing of the Transactions for the period October 19, 2010 to December 31, 2010.

We had unamortized deferred financing costs of $57.0 million at December 31, 2011, $67.2 million at December 31, 2010 and $2.9 million at June 30, 2010. These amounts are classified as other assets, net and are amortized over the term of the debt into interest expense using the effective interest method. The amortization of deferred financing costs included in interest expense for 2011 was $12.5 million, $2.1 million for the period October 19, 2010 to December 31, 2010, $0.6 million for the period July 1, 2010 to October 18, 2010, $2.1 million for Fiscal 2010 and $1.9 million for Fiscal 2009.

Note 9. Leases

As of December 31, 2011, we leased or subleased 1,081 restaurant properties to franchisees and 53 non-restaurant properties to third parties under capital and operating leases. The building and leasehold improvements of the leases with franchisees are usually accounted for as direct financing leases and recorded as a net investment in property leased to franchisees, while the land is classified as operating leases. Most leases to franchisees provide for fixed payments with contingent rent when sales exceed certain levels. Lease terms generally range from 10 to 20 years. The franchisees bear the cost of maintenance, insurance and property taxes.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Assets leased to franchisees and other third parties under operating leases that are included within our property and equipment, net was as follows (in millions):

	Successor		Predecessor
	As of December 31,		As of June 30,
	2011	2010	2010
Land	$263.6	$264.5	$198.3
Buildings and improvements	158.7	156.2	116.2
Restaurant equipment	16.9	22.2	5.0

	439.2	442.9	319.5
Accumulated depreciation	(38.6)	(21.8)	(46.0)

	$400.6	$421.1	$273.5

Net investment in property leased to franchisees and other third parties under direct financing leases was as follows (in millions):

	Successor		Predecessor
	As of December 31,		As of June 30,
	2011	2010	2010
Future rents to be received
Base rents	$318.5	$318.6	$316.6
Contingent rents(1)	154.5	146.5	—
Estimated unguaranteed residual value	29.6	29.7	3.7
Unearned income	(244.9)	(224.9)	(172.3)
Allowance on direct financing leases	(1.1)	—	(0.6)

	256.6	269.9	147.4
Current portion included within trade receivables	(14.4)	(14.4)	(8.9)

Net investment in property leased to franchisees	$242.2	$255.5	$138.5

(1)	Amounts represent estimated contingent rents recorded in acquisition accounting (See Note 2).

In addition, we are the lessee on land, building, equipment, office space and warehouse leases, including 343 restaurant buildings under capital leases. Initial lease terms are generally 10 to 20 years. Most leases provide for fixed monthly payments. Many of these leases provide for future rent escalations and renewal options. Certain leases require contingent rent, determined as a percentage of sales, generally when annual sales exceed specific levels. Most leases also obligate us to pay the cost of maintenance, insurance and property taxes.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

As of December 31, 2011, future minimum lease receipts and commitments were as follows (in millions):

Successor

	Lease Receipts		Lease Commitments(a)
	Direct Financing Leases	Operating Leases	Capital Leases	Operating Leases
2012	$30.7	$66.8	$(17.5)	$(146.8)
2013	30.1	62.7	(17.6)	(136.8)
2014	29.4	56.5	(17.0)	(125.6)
2015	29.2	53.0	(15.8)	(115.9)
2016	28.5	48.6	(14.4)	(107.7)
Thereafter	170.6	333.9	(75.3)	(613.2)

Total	$318.5	$621.5	$(157.6)	$(1,246.0)

(a)	Lease commitments under operating leases have not been reduced by minimum sublease rentals of $318.0 million due in the future under noncancelable subleases.

Our total minimum obligations under capital leases are $157.6 million as of December 31, 2011, $175.1 million as of December 31, 2010 and $134.1 million as of June 30, 2010. Of these amounts, $52.9 million was interest as of December 31, 2011, $62.0 million as of December 31, 2010 and $63.2 million as of June 30, 2010. The remaining balance was capital lease obligations of $104.7 million as of December 31, 2011, $113.1 million as of December 31, 2010 and $70.9 million as of June 30, 2010 which are all recorded on our consolidated balance sheet. Of these balances, $9.3 million was classified as current portion of long-term debt and capital leases as of December 31, 2011, $9.2 million as of December 31, 2010 and $5.6 million as of June 30, 2010.

Property revenues are comprised primarily of rental income from operating leases and earned income on direct financing leases with franchisees as follows (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Rental income:
Minimum	$72.9	$16.0	$21.9	$73.1	$69.9
Contingent	0.3	—	4.9	17.9	20.6
Amortization of favorable and unfavorable income lease contracts, net	6.6	1.3	—	—	—

Total rental income	79.8	17.3	26.8	91.0	90.5
Earned income on direct financing leases	31.4	6.2	7.2	22.7	23.0

Total property revenues	$111.2	$23.5	$34.0	$113.7	$113.5

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Rent expense associated with the lease commitments is as follows (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Rental expense:
Minimum	$167.3	$27.8	$47.4	$168.9	$166.5
Contingent	4.5	1.3	2.0	7.4	7.7
Amortization of favorable and unfavorable payable lease contracts, net	(3.4)	(0.9)	(3.9)	(15.0)	(18.2)

Total rental expense	$168.4	$28.2	$45.5	$161.3	$156.0

The impact of favorable and unfavorable lease amortization on operating income is as follows (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Franchise and property revenues	$6.6	$1.3	$—	$—	$—
Company restaurant expenses:
Occupancy and other operating costs	4.1	1.0	2.6	10.4	12.7
Franchise and property expenses	(0.7)	(0.1)	1.3	4.6	5.5

Estimated future amortization of favorable and unfavorable lease contracts subject to amortization are as follows (in millions):

	Company Restaurants Occupancy and Other Operating Expenses		Franchise and Property Revenue		Franchise and Property Expenses
	Favorable	Unfavorable	Favorable	Unfavorable	Favorable	Unfavorable
2012	$7.0	$(10.2)	$4.8	$(11.2)	$5.6	$(4.9)
2013	6.8	(9.7)	4.4	(10.6)	5.5	(4.7)
2014	6.5	(8.7)	3.9	(10.1)	5.4	(4.1)
2015	5.9	(7.4)	3.4	(9.7)	5.2	(3.5)
2016	5.5	(6.6)	3.1	(9.3)	5.0	(3.2)
Thereafter	28.8	(27.3)	15.4	(46.9)	30.0	(16.1)

Total	$60.5	$(69.9)	$35.0	$(97.8)	$56.7	$(36.5)

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 10. Income Taxes

Income (loss) before income taxes, classified by source of income (loss), is as follows (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Domestic	$5.4	$(132.1)	$61.4	$228.4	$241.4
Foreign	109.3	(11.8)	25.5	55.9	43.4

Income (loss) before income taxes	$114.7	$(143.9)	$86.9	$284.3	$284.8

Income tax expense (benefit) attributable to income from continuing operations consists of the following (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Current:
Domestic
Federal	$19.3	$(44.0)	$7.1	$64.7	$57.0
State, net of federal income tax benefit	(0.5)	(0.9)	1.7	4.6	6.1
Foreign	14.3	2.2	3.5	11.3	9.5

	$33.1	$(42.7)	$12.3	$80.6	$72.6

Deferred:
Domestic
Federal	$(13.6)	$6.5	$9.2	$14.4	$9.1
State, net of federal income tax benefit	0.1	(3.1)	1.2	3.1	6.2
Foreign	7.0	11.1	(6.9)	(0.6)	(3.2)

	$(6.5)	$14.5	$3.5	$16.9	$12.1

Total	$26.6	$(28.2)	$15.8	$97.5	$84.7

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The U.S. Federal tax statutory rate reconciles to the effective tax rate as follows:

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
U.S. Federal income tax rate	35.0%	(35.0)%	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	1.0	(2.9)	3.0	3.4	2.8
Costs/(Benefits) and taxes related to foreign operations	14.6	11.3	(2.5)	1.7	(4.7)
Foreign tax rate differential	(26.2)	0.1	(8.8)	(5.6)	(4.9)
Foreign exchange differential on tax benefits	(0.1)	0.2	(0.6)	0.3	0.7
Change in valuation allowance	3.8	3.2	(4.5)	(0.6)	1.1
Change in accrual for tax uncertainties	1.8	0.2	(2.6)	0.2	(1.3)
Federal credits	(2.5)	(0.4)	(0.7)	(0.7)	(1.2)
Deductible FTC	(3.7)	—	—	—	—
Non Deductible Transaction Costs	(1.2)	3.5	—	—	—
Other	0.7	0.2	(0.1)	0.6	2.2

Effective income tax rate	23.2%	(19.6)%	18.2%	34.3%	29.7%

Our effective tax rate was 23.2% for 2011, (19.6%) for the period from October 19, 2010 through December 31, 2010 primarily as a result of the current mix of income from multiple tax jurisdictions and the Transactions. The effective tax rate was 18.2% for the period from July 1, 2010 through October 18, 2010 primarily as a result of the mix of income from multiple tax jurisdictions and the sale of the Netherlands entity.

Our effective tax rate was 34.3% for Fiscal 2010, primarily as a result of the current mix of income from multiple tax jurisdictions and currency fluctuations, and our effective tax rate was 29.7% for Fiscal 2009, primarily as a result of the resolution of certain federal and state audits and tax benefits realized from the dissolution of dormant entities.

Income tax expense/(benefit) includes an increase in valuation allowance primarily related to deferred tax assets in foreign countries of $4.6 million for 2011, an increase in valuation allowance related to foreign tax credit carryforwards and deferred tax assets in foreign countries of $3.3 million for the period from October 19, 2010 through December 31, 2010, a decrease in valuation allowance related to deferred tax assets in foreign countries of $3.8 for the period from July 1, 2010 through October 18, 2010, a decrease of $1.7 million for Fiscal 2010 and an increase of $3.0 million for Fiscal 2009.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table provides the amount of income tax expense (benefit) allocated to continuing operations and amounts separately allocated to other items (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Income tax expense (benefit) from continuing operations	$26.6	$(28.2)	$15.8	$97.5	$84.7
Interest rate caps in accumulated other comprehensive income (loss)	(26.4)	13.9	—	—	—
Interest rate swaps in accumulated other comprehensive income (loss)	—	—	0.9	2.0	(11.0)
Pension liability in accumulated other comprehensive income (loss)	(5.8)	3.9	3.1	(11.3)	(9.4)
Adjustments to deferred income taxes related to Brand	—	—	—	—	(0.2)
Adjustments to the valuation allowance related to Brand	—	—	—	—	(0.3)
Stock option tax benefit in additional paid-in capital	—	—	0.4	(3.5)	(3.3)

	$(5.6)	$(10.4)	$20.2	$84.7	$60.5

The significant components of deferred income tax expense (benefit) attributable to income from continuing operations are as follows (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1,2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Deferred income tax expense (exclusive of the effects of components listed below)	$(11.1)	$15.3	$8.3	$15.7	$3.2
Change in valuation allowance (net of amounts allocated as adjustments to purchase accounting in 2009 and 2008)	4.6	3.3	(3.8)	(1.7)	3.0
Change in effective state income tax rate	—	—	—	0.8	4.5
Change in effective foreign income tax rate	—	(1.0)	(1.0)	2.1	1.4

Total	$(6.5)	$17.6	$3.5	$16.9	$12.1

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in millions):

	Successor		Predecessor
	As of December 31,		As of June 30,
	2011	2010	2010	2009
Deferred tax assets:
Trade and notes receivable, principally due to allowance for doubtful accounts	$12.4	$16.9	$14.6	$12.7
Accrued employee benefits	48.2	54.0	63.8	49.6
Unfavorable leases	76.1	85.4	53.9	71.9
Liabilities not currently deductible for tax	40.0	6.4	42.2	52.7
Tax loss and credit carryforwards	134.8	118.9	138.5	111.3
Property and equipment, principally due to differences in depreciation	—	—	53.0	61.6
Other	1.5	2.5	3.4	3.4

Total gross deferred tax assets	313.0	284.1	369.4	363.2
Valuation allowance	(99.6)	(96.0)	(74.6)	(78.7)

Net deferred tax assets	213.4	188.1	294.8	284.5
Less deferred tax liabilities:
Property and equipment, principally due to differences in depreciation	6.5	13.7	—	—
Intangible assets	629.8	621.7	249.7	237.3
Leases	124.4	136.0	53.1	55.1
Statutory Impairment	6.4	8.4	12.2	—

Total gross deferred tax liabilities	767.1	779.8	315.0	292.4

Net deferred tax liability	$553.7	$591.7	$20.2	$7.9

The valuation allowance increased by $3.6 million as a result of changes in the projected utilization of deferred tax assets in foreign jurisdictions and currency fluctuations. For the Transition Period, the valuation allowance increased by $21.4 million primarily as a result of changes in the projected utilization of foreign tax credits, deferred tax assets in foreign jurisdictions and changes in currency fluctuations. Of this increase, $18.3 million was recorded in goodwill as part of the acquisition accounting adjustments.

Changes in valuation allowance are as follows (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Beginning balance	$96.0	$93.9	$74.6	$78.7	$87.9
Change in estimates recorded to deferred income tax expense	4.6	3.3	(3.8)	(1.7)	3.0
Changes from foreign currency exchange rates	(1.0)	(0.4)	4.8	(3.1)	(11.9)
Other	—	(0.8)	—	0.7	(0.3)

Ending balance	$99.6	$96.0	$75.6	$74.6	$78.7

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

We generated a federal net operating loss of approximately $47.4 million for the period ended December 31, 2011. This loss can be carried forward for 20 years. In addition, we generated a federal net operating loss of $196.3 million during the period from October 19, 2010 through December 31, 2010 of which $195.0 million was carried back to previous years and $1.3 million was carried forward. We have a state net operating loss carryforward of approximately $155.0 million, expiring between 2015 and 2031. In addition, we have foreign loss carryforwards of $328.4 million expiring between 2012 and 2031, and foreign loss carryforwards of $183.8 million that do not expire. As of December 31, 2011, we have a foreign tax credit carryforward balance of $16.8 million. We have recorded valuation allowances related to certain foreign and state losses and foreign tax credit carry forwards since it is more likely than not to expire unutilized.

Deferred taxes have not been provided on basis differences related to investments in foreign subsidiaries. These differences consist primarily of approximately $222.9 million of undistributed earnings, which are considered to be permanently reinvested in the operations of such subsidiaries outside the United States. Determination of the deferred income tax liability on these unremitted earnings is not practicable. Such liability, if any, depends on circumstances existing if and when remittance occurs.

We had $21.6 million of unrecognized tax benefits at December 31, 2011, $22.4 million at December 31, 2010 and $14.2 million at June 30, 2010, which if recognized, would affect the effective income tax rate. A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Beginning balance	$22.4	$22.2	$14.2	$15.5	$18.3
Additions on tax position related to the current year	1.4	0.3	0.3	1.2	4.5
Additions for tax positions of prior years	2.8	—	0.3	2.7	1.9
Reductions for tax positions of prior years	(2.9)	(0.1)	(2.6)	(2.0)	(7.7)
Reductions for settlements	(2.0)	—	—	(2.0)	(0.2)
Reductions due to statute expiration	(0.1)	—	—	(1.2)	(1.3)

Ending Balance	$21.6	$22.4	$12.2	$14.2	$15.5

During the twelve months beginning January 1, 2012, it is reasonably possible we will reduce unrecognized tax benefits by approximately $1.5 million, primarily as a result of the expiration of certain statutes of limitations and the resolution of audits.

We recognize interest and penalties related to unrecognized tax benefits in income tax expense. The total amount of accrued interest and penalties at December 31, 2011 was $3.2 million, at December 31, 2010 was $3.2 million and at June 30, 2010 was $2.9 million. Potential interest and penalties associated with uncertain tax positions recognized during the year ended December 31, 2011 was zero, $0.1 million for the period October 19, 2010 through December 31, 2010, $0.1 million for the period July 1, 2010 through October 18, 2010, $0.6 million for the fiscal year ended June 30, 2010 and $0.6 million for the fiscal year ended June 30, 2009. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

We file income tax returns, including returns for its subsidiaries, with federal, state, local and foreign jurisdictions. Generally we are subject to routine examination by taxing authorities in these jurisdictions, including significant international tax jurisdictions, such as the United Kingdom, Germany, Spain, Switzerland, Singapore and Mexico. None of the foreign jurisdictions should be individually material. We have various state and foreign income tax returns in the process of examination. From time to time, these audits result in proposed assessments where the ultimate resolution may result in owing additional taxes. We believe that our tax positions comply with applicable tax law and that it has adequately provided for these matters.

Note 11. Pension and Post Retirement Medical Benefits

Pension Benefits

We sponsor noncontributory defined benefit pension plans for our salaried employees in the United States (the “U.S. Pension Plans”) and certain employees in the United Kingdom, Germany and Switzerland (the “International Pension Plans”). Effective December 31, 2005, all benefits accrued under the U.S. Pension Plans were frozen at the benefit level attained as of that date.

Postretirement Medical Benefits

Our postretirement medical plan (the “U.S. Retiree Medical Plan”) provides medical, dental and life insurance benefits to U.S. salaried retirees hired prior to June 30, 2001 and who were age 40 or older as of June 30, 2001, and their eligible dependents. The amount of retirement health care coverage an employee will receive depends upon the length of credited service. Effective September 30, 2011, the credited service for this plan was frozen for all participants. Beginning January 1, 2012, the annual employer-provided subsidy will be $160 (pre-age 65) and $80 (post-age 65) per year of credited service for anyone not already receiving benefits prior to this date. In 2011, we recognized a reduction to the retiree medical plan liability as a result of a negative plan amendment of $7.1 million, with an offset to accumulated other comprehensive income (AOCI).

70

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Obligations and Funded Status

The following table sets forth the change in benefit obligations, fair value of plan assets and amounts recognized in the balance sheets for the U.S. Pension Plans, International Pension Plans and U.S. Retiree Medical Plan (in millions):

	Successor		Predecessor		Successor		Predecessor
	U.S. Pension Plans				U.S. Retiree Medical Plan
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010
Change in benefit obligation
Benefit obligation at beginning of year	$176.5	$183.4	$179.0	$146.0	$26.1	$26.8	$26.0	$22.1
Service cost	—	—	—	—	0.3	0.1	0.1	0.4
Interest cost	9.2	1.9	2.7	9.1	1.3	0.3	0.4	1.3
Plan amendments	—	—	—	—	(7.1)	—	—	—
Actuarial (gains) losses	20.2	(6.9)	3.4	29.0	(0.8)	(1.1)	0.4	2.7
Part D Rx Subsidy Received	—	—	—	—	0.1	—	—	0.1
Benefits paid	(12.9)	(1.9)	(1.7)	(5.1)	(0.4)	—	(0.1)	(0.6)

Benefit obligation at end of year	$193.0	$176.5	$183.4	$179.0	$19.5	$26.1	$26.8	$26.0

Change in plan assets
Fair value of plan assets at beginning of year	$122.1	$120.7	$109.7	$97.9	$—	$—	$—	$—
Actual return on plan assets	7.5	3.3	12.7	14.6	—	—	—	—
Employer contributions	5.5	—	—	2.3	—	—	—	—
Benefits paid	(6.1)	(1.9)	(1.7)	(5.1)	—	—	—	—

Fair value of plan assets at end of year	$129.0	$122.1	$120.7	$109.7	$—	$—	$—	$—

Funded status of plan	$(64.0)	$(54.4)	$(62.7)	$(69.3)	$(19.5)	$(26.1)	$(26.8)	$(26.0)

Amounts recognized in the consolidated balance sheet
Current liabilities	$(1.6)	$(1.4)	$(1.2)	$(1.1)	$(1.1)	$(1.0)	$(1.0)	$(1.0)
Noncurrent liabilities	(62.4)	(53.0)	(61.5)	(68.2)	(18.4)	(25.1)	(25.8)	(25.0)

Net pension liability, end of fiscal year	$(64.0)	$(54.4)	$(62.7)	$(69.3)	$(19.5)	$(26.1)	$(26.8)	$(26.0)

Amounts recognized in accumulated other comprehensive income (AOCI)
Prior service cost / (credit)	$—	$—	$—	$—	$(6.8)	$—	$—	$—
Unrecognized actuarial loss (gain)	13.0	(8.2)	47.9	55.1	(1.8)	(1.1)	(1.9)	(2.3)

Total AOCI (before tax)	$13.0	$(8.2)	$47.9	$55.1	$(8.6)	$(1.1)	$(1.9)	$(2.3)

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	International Pension Plans
	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1,2010 to October 18, 2010	Fiscal 2010
Benefit obligation at end of year	$30.0	$28.5	$32.9	$29.6
Fair value of plan assets at end of year	21.1	22.1	22.1	18.3

Funded status of plan	$(8.9)	$(6.4)	$(10.8)	$(11.3)

Amounts recognized in the consolidated balance sheet
Noncurrent Assets	$—	$0.8	$—	$—
Current liabilities	—	(0.1)	(0.1)	(0.1)
Noncurrent liabilities	(8.9)	(7.1)	(10.7)	(11.2)

Net pension liability, end of fiscal year	$(8.9)	$(6.4)	$(10.8)	$(11.3)

Amounts recognized in accumulated other comprehensive income (AOCI)
Unrecognized actuarial loss (gain)	$(1.5)	$(3.4)	$0.6	$2.7

Total AOCI (before tax)	$(1.5)	$(3.4)	$0.6	$2.7

Additional year-end information for the U.S. Pension Plans, International Pension Plans and U.S. Retiree Medical Plan with accumulated benefit obligations in excess of plan assets

The following sets forth the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the U.S. Pension Plans, International Pension Plans and U.S. Retiree Medical Plan with accumulated benefit obligations in excess of plan assets (in millions):

	Successor		Predecessor	Successor		Predecessor
	U.S. Pension Plans			U.S. Retiree Medical Plan
	As of December 31,		As of June 30,	As of December 31,		As of June 30,
	2011	2010	2010	2011	2010	2010
Projected benefit obligation	$193.0	$176.5	$179.0	$19.5	$26.1	$26.0
Accumulated benefit obligation	$193.0	$176.5	$179.0	$19.5	$26.1	$26.0
Fair value of plan assets	$129.0	$122.1	$109.7	$—	$—	$—

	International Pension Plans
	Successor		Predecessor
	As of December 31,		As of June 30,
	2011	2010	2010
Projected benefit obligation	$30.0	$6.9	$8.8
Accumulated benefit obligation	$21.2	$6.9	$1.6
Fair value of plan assets	$21.1	$—	$1.3
Components of Net Periodic Benefit Cost

The net periodic benefit costs for the U.S. Pension Plans and U.S. Retiree Medical Plan and International Pension Plans did not exceed $2.0 million in any comparative period.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Other Changes in Plan Assets and Projected Benefit Obligation Recognized in Other Comprehensive Income

	U.S. Pension Plans					U.S. Retiree Medical Plan
	Successor		Predecessor			Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Unrecognized actuarial (gain) loss	$21.6	$(8.2)	$(6.5)	$23.9	$24.1	$(0.8)	$(1.1)	$0.4	$2.7	$(1.7)
(Gain) loss recognized due to settlement	(0.4)	—	—	—	—	—	—	—	—	—
Prior service cost (credit)	—	—	—	—	—	(7.1)	—	—	—	—
Amortization of prior service cost (credit)	—	—	—	—	—	0.4	—	—	—	—
Recognized net actuarial gain (loss)	—	—	(0.7)	—	—	—	—	—	0.4	0.2

Total recognized in OCI	$21.2	$(8.2)	$(7.2)	$23.9	$24.1	$(7.5)	$(1.1)	$0.4	$3.1	$(1.5)

	International Pension Plans
	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Unrecognized actuarial (gain) loss	$1.3	$(3.4)	$(2.1)	$4.0	$0.4
Recognized net actuarial gain (loss)	0.6	—	—	—	—

Total recognized in OCI	$1.9	$(3.4)	$(2.1)	$4.0	$0.4

As of December 31, 2011, for the combined U.S. and International Pension Plans, we expected to amortize during calendar 2012 from accumulated other comprehensive income/(loss) into net periodic pension cost an estimated $1.2 million of net prior service cost.

Assumptions

The weighted-average assumptions used in computing the benefit obligations of the U.S. Pension Plans and U.S. Retiree Medical Plan are as follows:

	U.S. Pension Plans					U.S. Retiree Medical Plan
	Successor		Predecessor			Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Discount rate as of year-end	4.58%	5.35%	5.06%	5.20%	6.37%	4.58%	5.35%	5.06%	5.20%	6.37%

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	International Pension Plans
	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Discount rate as of year-end	4.82%	5.35%	4.98%	5.17%	6.00%
Range of compensation rate increase	3.44%	3.80%	3.52%	3.71%	3.53%

The discount rate used in the calculation of the benefit obligation at December 31, 2011 for the U.S. Plans is derived from a yield curve comprised of the yields of approximately 540 market-weighted corporate bonds, rated AA on average by Moody’s, Standard & Poors, and Fitch, matched against the cash flows of the U.S. Plans. The discount rate used in the calculation of the benefit obligation for the U.S. Plans in prior periods was derived from a yield curve comprised of the yields of approximately 360 equally-weighted corporate bonds, rated AA or better by Moody’s or Standard & Poors, matched against the cash flows of the U.S. Plans.

The weighted-average assumptions used in computing the net periodic benefit cost of the U.S. Pension Plans and the U.S. Retiree Medical Plan are as follows:

	U.S. Pension Plans					U.S. Retiree Medical Plan
	Successor		Predecessor			Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Discount rate	5.35%	5.06%	5.16%	6.37%	6.10%	5.35%	5.06%	5.16%	6.37%	6.10%
Expected long-term rate of return on plan assets	7.50%	7.50%	7.50%	7.50%	8.25%	N/A	N/A	N/A	N/A	N/A

	International Pension Plans
	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Discount rate	5.38%	5.15%	5.09%	6.07%	5.89%
Range of compensation rate increase	3.79%	3.66%	3.58%	3.57%	3.88%
Expected long-term rate of return on plan assets	6.49%	6.10%	6.37%	6.42%	6.51%

The expected long-term rate of return on plan assets is determined by expected future returns on the asset categories in target investment allocation. These expected returns are based on historical returns for each asset’s category adjusted for an assessment of current market conditions.

The assumed healthcare cost trend rates are as follows:

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Healthcare cost trend rate assumed for next year	8.00%	8.00%	8.00%	8.00%	8.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2020	2020	2020	2020	2016

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Assumed healthcare cost trend rates do not have a significant effect on the amounts reported for the postretirement healthcare plans, since a one-percentage point increase or decrease in the assumed healthcare cost trend rate would have a minimal effect on service and interest cost for the postretirement obligation.

Plan Assets

The fair value of the major categories of pension plan assets for U.S. and International Pension Plans at December 31, 2011 is presented below (in millions):

	Successor				Predecessor
	U.S. Pension Plans	International Pension Plan	U.S. Pension Plan	International Pension Plan	U.S. Pension Plans	International Pension Plans
	As of December 31,				As of June 30,
	2011		2010		2010
Level 2
Cash and Cash equivalents(a)	$1.0	$—	$8.0	$0.2	$7.7	$0.3
Equity Securities(b):
U.S.	64.4	3.6	58.1	4.0	49.2	3.2
Non-U.S.	13.3	10.5	13.6	10.7	11.8	8.3
Fixed Income(b):
Corporate Bonds and Notes	24.9	—	24.1	—	20.6	—
U.S. Government Treasuries	6.2	—	7.2	—	6.3	—
International Debt	7.6	—	5.7	—	4.9	—
Mortgage-Backed Securities	1.3	—	0.8	—	4.5	—
U.S. Government Agencies	2.3	—	1.8	—	1.9	—
Asset-Backed Securities	0.3	—	0.3	—	1.0	—
Municipal Bonds	3.1	—	1.1	—	0.8	—
Non-U.S. Bonds	0.8	6.6	0.3	6.8	0.2	6.2
Other(c)	3.8	0.4	1.1	0.4	0.8	0.3

Total fair value of plan assets	$129.0	$21.1	$122.1	$22.1	$109.7	$18.3

(a)	Short-term investments in money market funds and short term receivables for investments sold
(b)	Securities held in common commingled trust funds
(c)	Other securities held in common commingled trust funds including interest rate swaps and foreign currency contracts

We categorize plan assets within a three level fair value hierarchy as described in Note 2. Pooled funds are primarily classified as Level 2 and are valued using net asset values of participation units held in common collective trusts, as reported by the managers of the trusts and as supported by the unit prices of actual purchase and sale transactions. As of June 30, 2010, the fair value of plan assets for U.S. Pension Plans was $109.7 million and for International Pension Plans was $18.3 million.

The investment objective for the U.S. Pension Plans and International Pension Plans is to secure the benefit obligations to participants while minimizing our costs. The goal is to optimize the long-term return on plan assets at an average level of risk. The portfolio of equity securities, currently targeted at 60% for U.S. Pension Plan and 70% for International Plan, includes primarily large-capitalization companies with a mix of small-capitalization U.S. and foreign companies well diversified by industry. The portfolio of fixed income asset allocation, currently targeted at 40% for U.S. Plan and 30% for International Plan, is actively managed and consists of long duration fixed income securities primarily in U.S. debt markets and non-U.S. bonds with long-term maturities that help to reduce exposure to interest variation and to better correlate asset maturities with obligations.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Estimated Future Cash Flows

Total contributions to the U.S. Pension Plans and International Pension Plans were $6.2 million for 2011, $0.2 million for the period October 19, 2010 to December 31, 2010, $0.4 million for the period July 1, 2010 to October 18, 2010, $3.5 million for Fiscal 2010 and $25.7 million for Fiscal 2009.

The U.S. and International Pension Plans’ and U.S. Retiree Medical Plan’s expected contributions to be paid in the next year, the projected benefit payments for each of the next five years and the total aggregate amount for the subsequent five years are as follows:

	U.S. Pension Plans	International Pension Plans	U.S. Retiree Medical Plan*
Estimated Net Contributions During Year Ended 2012	$8.3	$0.6	$—
Estimated Future Year Benefit Payments During Years Ended:
2012	$8.1	$0.1	$1.1
2013	$7.6	$0.2	$1.1
2014	$8.2	$0.3	$1.1
2015	$8.3	$0.3	$1.0
2016	$8.7	$0.3	$1.1
2017 - 2021	$53.9	$2.6	$6.4

*	Net of Part D Subsidy

Note 12. Fair Value Measurements

Fair Value Measurements

The following table presents financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2011, December 31, 2010 and June 30, 2010 (in millions):

Successor

	As of December 31,2011				Fair Value Measurements as of December 31,2011
	Carrying Value and Balance Sheet Location				Assets (Liabilities)
Description	Prepaid and Other Current Assets	Other Assets	Other Accrued Liabilities	Other Liabilities	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs} (Level 2)	Significant Unobservable Inputs (Level 3)
Derivatives designated as cash flow hedging instruments:
Interest rate caps	$3.3	$18.6	$—	$—	$—	$21.9	$—

Total	$3.3	$18.6	$—	$—	$—	$21.9	$—

Other investments:
Investments held in a rabbi trust	$—	$10.8	$—	$—	$10.8	$—	$—

Total	$—	$10.8	$—	$—	$10.8	$—	$—

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	As of December 31, 2010				Fair Value Measurements as of December 31, 2010
	Carrying Value and Balance Sheet Location				Assets (Liabilities)
Description	Prepaid and Other Current Assets	Other Assets	Other Accrued Liabilities	Other Liabilities	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs} (Level 2)	Significant Unobservable Inputs (Level 3)
Derivatives designated as cash flow hedging instruments:
Interest rate caps	$11.1	$80.0	$—	$—	$—	$91.1	$—
Foreign currency forward contracts (asset)	0.1	—	—	—	—	0.1	—

Total	$11.2	$80.0	$—	$—	$—	$91.2	$—

Derivatives not designated as hedging instruments:
Interest rate swaps	$—	$—	$(2.6)	$—	$—	$(2.6)	$—
Foreign currency forward contracts (asset)	7.8	—	—	—	—	7.8	—
Foreign currency forward contracts (liability)	—	—	(7.6)	—	—	(7.6)	—

Total	$7.8	$—	$(10.2)	$—	$—	$(2.4)	$—

Other investments:
Investments held in a rabbi trust	$—	$22.2	$—	$—	$22.2	$—	$—

Total	$—	$22.2	$—	$—	$22.2	$—	$—

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Predecessor

	As of June 30, 2010				Fair Value Measurements as of June 30, 2010
	Carrying Value and Balance Sheet Location				Assets (Liabilities)
Description	Prepaid and Other Current Assets	Other Assets	Other Accrued Liabilities	Other Liabilities	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs} (Level 2)	Significant Unobservable Inputs (Level 3)
Derivatives designated as cash flow hedging instruments:
Interest rate swaps	$—	$—	$—	$(26.1)	$—	$(26.1)	$—
Foreign currency forward contracts (asset)	0.1	—	—	—	—	0.1	—

Total	$0.1	$—	$—	$(26.1)	$—	$(26.0)	$—

Derivatives not designated as hedging instruments:
Foreign currency forward contracts (asset)	$25.8	$—	$—	$—	$—	$25.8	$—
Foreign currency forward contracts (liability)	—	—	(2.6)	—	—	(2.6)	—

Total	$25.8	$—	$(2.6)	$—	$—	$23.2	$—

Other investments:
Investments held in a rabbi trust	$—	$19.9	$—	$—	$19.9	$—	$—

Total	$—	$19.9	$—	$—	$19.9	$—	$—

Our derivatives are valued using a discounted cash flow analysis that incorporates observable market parameters, such as interest rate yield curves and currency rates, classified as Level 2 within the valuation hierarchy. Derivative valuations incorporate credit risk adjustments that are necessary to reflect the probability of default by us or the counterparty.

At December 31, 2011, the fair value of our variable rate term debt and bonds were estimated at $3.1 billion, compared to a carrying amount of $3.2 billion, net of original issuance discount. At December 31, 2010, the fair value of our variable rate term debt and bonds was estimated at $2.7 billion, compared to a carrying amount of $2.6 billion, net of original issuance discount. At June 30, 2010, the fair value of our variable rate term debt was estimated at $744.4 million, compared to a carrying amount of $753.7 million. Refer to Note 2 for inputs used to estimate fair value.

Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to periodic impairment tests. These items primarily include long-lived assets, goodwill and other intangible assets. Refer to Note 2 for inputs and valuation techniques used to measure fair value of these nonfinancial assets.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 13. Derivative Instruments

Disclosures about Derivative Instruments and Hedging Activities

We enter into derivative instruments for risk management purposes, including derivatives designated as hedging instruments and those utilized as economic hedges. We use derivatives to manage exposure to fluctuations in interest rates and currency exchange rates.

Interest Rate Caps

Following the Transactions, we entered into two deferred premium interest rate caps, one denominated in U.S. dollars (notional amount of $1.5 billion) and the other denominated in Euros (notional amount of €250 million) (the “Cap Agreements”). The six year Cap Agreements are a series of 25 individual caplets that reset and settle on the same dates as the New Credit Facilities. The deferred premium associated with the Cap Agreements was $47.7 million for the U.S. dollar denominated exposure and €9.4 million for the Euro denominated exposure. In connection with the Credit Agreement, we modified our interest rate cap denominated in Euros to reduce its notional amount by €50 million throughout the life of the caplets. Additionally, we entered into a new deferred premium interest rate cap agreement denominated in U.S. dollars (notional amount of $90 million) with a strike price of 1.50% (the “New Cap Agreement”). The terms of the New Cap Agreement are substantially similar to those described above and the Cap Agreements were not otherwise revised by these modifications.

Under the terms of the Cap Agreements, if LIBOR/EURIBOR resets above a strike price of 1.75% (1.50% for the New Cap Agreement), we will receive the net difference between the rate and the strike price. As disclosed in Note 8, we have elected our applicable rate per annum as Euro currency. In addition, on the quarterly settlement dates, we will remit the deferred premium payment (plus interest) to the counterparty. If LIBOR/EURIBOR resets below the strike price no payment is made by the counterparty. However, we would still be responsible for the deferred premium and interest.

The interest rate cap contracts are designated as cash flow hedges and to the extent they are effective in offsetting the variability of the variable rate interest payments, changes in the derivatives’ fair value are not included in current earnings but are included in accumulated other comprehensive income (AOCI) in the accompanying consolidated balance sheets. At each cap maturity date, the portion of fair value attributable to the matured cap will be reclassified from AOCI into earnings as a component of interest expense.

Interest Rate Swaps

In connection with the Transactions, interest rate swaps with a notional value of $500 million were terminated. The remaining interest rate swaps that were not terminated by counterparties had a notional value of $75 million and expired on September 30, 2011.

Foreign Currency Forward Contracts

From time to time, we enter into foreign currency forward contracts to economically hedge the remeasurement of certain foreign currency-denominated intercompany loans receivable and other foreign-currency denominated assets recorded in our consolidated balance sheets. At December 31, 2011, we had no foreign currency forward contracts outstanding.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Credit Risk

By entering into derivative instrument contracts, we are exposed to counterparty credit risk. Counterparty credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is in an asset position, the counterparty has a liability to us, which creates credit risk for us. We attempt to minimize this risk by selecting counterparties with investment grade credit ratings and regularly monitoring our market position with each counterparty.

Credit-Risk Related Contingent Features

Our derivative instruments do not contain any credit-risk related contingent features.

The following tables present the required quantitative disclosures for our derivative instruments (in millions):

	Successor
	2011
	Interest Rate Caps	Interest Rate Swaps	Foreign Currency Forward Contracts	Total
Derivatives designated as cash flow hedging instruments:
Gain (loss) recognized in other comprehensive income (effective portion)	$(67.2)	$—	$—	$(67.2)
Gain (loss) reclassified from AOCI into interest expense, net(1)	$0.5	$—	$—	$0.5
Derivatives not designated as hedging instruments:
Gain (loss) recognized in other operating expense, net	$—	$—	$0.1	$0.1
Gain (loss) recognized in interest expense, net	$—	$(0.1)	$—	$(0.1)

(1)	Includes zero in gains for the fiscal year ended December 31, 2011 related to terminated hedges.

The net amount of pre-tax gains and losses in accumulated comprehensive income (loss) as of December 31, 2011 that we expect to be reclassified into earnings within the next 12 months is $3.6 million of losses.

	Successor				Predecessor
	October 19, 2010 to December 31, 2010				July 1, 2010 to October 18, 2010
	Interest Rate Caps	Interest Rate Swaps	Foreign Currency Forward Contracts	Total	Interest Rate Swaps	Foreign Currency Forward Contracts	Total
Derivatives designated as cash flow hedging instruments:
Gain (loss) recognized in other comprehensive income (effective portion)	$35.8	$—	$0.1	$35.9	$(2.4)	$(0.1)	$(2.5)
Gain (loss) reclassified from AOCI into interest expense, net(1)	$—	$—	$—	$—	$(4.9)	$—	$(4.9)
Derivatives not designated as hedging instruments:
Gain (loss) recognized in other operating expense, net	$—	$(0.2)	$17.2	$17.0	$—	$(42.4)	$(42.4)

(1)	Includes $0.4 million of gain for the period of July 1, 2010 to October 18, 2010 related to terminated hedges and zero for the period October 19, 2010 to December 31, 2010.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Predecessor
	Fiscal 2010
	Interest Rate Swaps	Foreign Currency Forward Contracts	Total
Derivatives designated as cash flow hedging instruments:
Gain (loss) recognized in other comprehensive income (effective portion)	$(16.4)	$(0.6)	$(17.0)
Gain (loss) reclassified from AOCI into interest expense, net(1)	$(21.1)	$—	$(21.1)
Gain (loss) reclassified from AOCI into royalty income	$—	$(0.8)	$(0.8)
Gain (loss) recognized in interest expense, net (ineffective portion)	$(0.2)	$—	$(0.2)
Derivatives not designated as hedging instruments:
Gain (loss) recognized in other operating expense, net	$—	$44.6	$44.6

(1)	Includes $1.6 million of gain related to the terminated hedges for the fiscal year ended June 30, 2010.

Note 14. Stockholders’ Equity

In connection with the Transaction, payments related to the accelerated vesting of the Predecessor’s unvested share-based compensation awards were put in a trust to be paid over a two-year period. During 2011, certain employees were given the option to purchase shares of our common stock using their portion of funds in this trust, which resulted in $1.6 million of share purchases.

Dividends Paid

On December 16, 2011, we paid a dividend to our shareholders in the amount of $393.4 million, representing the net proceeds from the sale of the Discount Notes.

We paid a quarterly cash dividend of $0.0625 per share on September 30, 2010 to the Predecessor’s shareholders of record at the close of business on September 14, 2010. Total dividends paid by the Predecessor during the period July 1, 2010 to October 18, 2010 were $8.6 million. Total dividends paid to the Predecessor’s shareholders were $34.2 million in fiscal 2010 and $34.1 million in fiscal 2009.

Although we do not currently have a dividend policy, we may declare dividends periodically if our Board of Directors determines that it is in the best interests of the shareholders. The terms of the Credit Agreement and the Senior Notes Indenture limit our ability to pay cash dividends in certain circumstances. In addition, because we are a holding company, our ability to pay cash dividends on shares (including fractional shares) of our common stock may be limited by restrictions on our ability to obtain sufficient funds through dividends from our subsidiaries, including the restrictions under the Credit Agreement and the Senior Notes Indenture. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our Board of Directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our Board of Directors. During 2011, BKH made a dividend totaling $7.6 million to Burger King Capital Holdings, LLC.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Accumulated Other Comprehensive Income (Loss)

The following table displays the change in the components of accumulated other comprehensive income (loss) (in millions):

	Derivatives	Pensions	Foreign Currency Translation	Accumulated Other Comprehensive Income (Loss)
Predecessor
Balances at June 30, 2008	$(0.1)	$(2.0)	$(6.3)	$(8.4)
Foreign currency translation adjustment	—	—	(6.0)	(6.0)
Net change in fair value of derivatives, net of tax of $10.6 million	(16.8)	—	—	(16.8)
Amounts reclassified to earnings during the period from terminated swaps, net of tax of $0.4 million	(0.9)	—	—	(0.9)
Pension and post-retirement benefit plans, net of tax of $9.2 million	—	(13.8)	—	(13.8)

Balances at June 30, 2009	(17.8)	(15.8)	(12.3)	(45.9)

Foreign currency translation adjustment	—	—	(4.4)	(4.4)
Net change in fair value of derivatives, net of tax of $2.6 million	4.1	—	—	4.1
Amounts reclassified to earnings during the period from terminated swaps, net of tax of $0.6 million	(1.0)	—	—	(1.0)
Pension and post-retirement benefit plans, net of tax of $11.3 million	—	(19.7)	—	(19.7)

Balances at June 30, 2010	$(14.7)	$(35.5)	$(16.7)	$(66.9)

Foreign currency translation adjustment	—	—	13.3	13.3
Net change in fair value of derivatives, net of tax of $1.1 million	1.7	—	—	1.7
Amounts reclassified to earnings during the period from terminated swaps, net of tax of $0.2 million	(0.2)	—	—	(0.2)
Pension and post-retirement benefit plans, net of tax of $3.1 million	—	5.8	—	5.8

Balances at October 18, 2010	$(13.2)	$(29.7)	$(3.4)	$(46.3)

Successor
Balances at October 19, 2010	$—	$—	$—	$—
Foreign currency translation adjustment	—	—	(48.5)	(48.5)
Net change in fair value of derivatives, net of tax of $13.9 million	21.9	—	—	21.9
Pension and post-retirement benefit plans, net of tax of $3.9 million	—	8.8	—	8.8

Balances at December 31, 2010	$21.9	$8.8	$(48.5)	$(17.8)

Foreign currency translation adjustment	—	—	(44.3)	(44.3)
Net change in fair value of derivatives, net of tax of $26.4 million	(40.9)	—	—	(40.9)
Amounts reclassified to earnings during the period from terminated caps, net of tax of $0.4 million	(0.6)	—	—	(0.6)
Pension and post-retirement benefit plans, net of tax of $5.5 million	—	(9.7)	—	(9.7)

Balances at December 31, 2011	$(19.6)	$(0.9)	$(92.8)	$(113.3)

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 15. Stock-Based Compensation

Successor

On February 2, 2011, the Board of Directors approved and adopted the Burger King Worldwide Holdings, Inc. 2011 Omnibus Incentive Plan (the “Omnibus Plan”). The Omnibus Plan generally provides for the grant of awards to employees, directors, consultants and other persons who provide services to us and our subsidiaries, with respect to an aggregate of 6,650 shares (6.65 million millishares or .001 of one full share) of our common stock. The Omnibus Plan permits the grant of several types of awards with respect to the common stock, including stock options, restricted stock units, restricted stock and performance shares. If there is an event such as a return of capital or dividend that is determined to be dilutive, the exercise price of the awards may be adjusted accordingly.

During the 2011, we granted options to purchase up to 4,593,669 millishares to key employees and members of the Board of Directors under the 2011 Omnibus Plan. The exercise price per millishare was originally $15.82, which was reduced to $11.89 as a result of a Special Dividend paid on December 16, 2011. The options vest 100% on October 19, 2015, provided the employee is continuously employed by BKC or one of its subsidiaries or the director remains on the board, as applicable, and the options expire ten years following the grant date. Generally, if we terminate the employment of an option holder without cause prior to the vesting date, or if the employee dies, retires or becomes disabled, the employee will become vested in the number of options as if the options vested 20% of each anniversary of the grant date. The grant date fair value of the options granted was $1.96 per millishare and was estimated using the Black-Scholes option pricing model based on the following weighted-average input assumptions: exercise price of $15.82 per share; risk-free interest rate of 1.93%; expected term of 5.0 years; expected volatility of 35.0% based on the historical volatility of a group of our peers; and expected dividend yield of zero. The compensation cost related to these granted options will be recognized ratably over the requisite service period.

We recorded $1.2 million of share-based compensation expense, as well as $5.2 million of annual non-cash incentive compensation that eligible employees elected to receive as common equity in selling, general and administrative expenses for 2011. No stock options were exercised during 2011. Cancellations during 2011 were not significant. As of December 31, 2011, there was $6.1 million of total unrecognized compensation cost related to stock options, which is expected to be recognized over a weighted average period of 3.8 years.

As a result of the Acquisition (see Note 1—Transactions), the Predecessor’s unvested share-based compensation awards were accelerated to vest and, together with previously vested awards, were cancelled and settled in cash using the $24.00 purchase price per share of common stock paid by 3G in the Acquisition. Compensation expense resulting from the accelerated vesting of plan awards related to non-vested awards at the Acquisition Date totaling $30.4 million is included in selling, general and administrative expenses in our consolidated statements of operations for the period of October 19, 2010 to December 31, 2010.

Predecessor

The Predecessor recorded $5.8 million of stock-based compensation expense from July 1, 2010 through October 18, 2010, $17.0 million in Fiscal 2010 and $16.2 million in Fiscal 2009, in selling, general and administrative expenses.

Equity Incentive Plan and 2006 Omnibus Incentive Plan

Prior to the Acquisition, stock-based compensation expense for stock options was estimated on the grant date using a Black-Scholes option pricing model. The Predecessor’s specific weighted-average assumptions for

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

the risk- free interest rate, expected term, expected volatility and expected dividend yield are discussed below. Additionally, the Predecessor was required to estimate pre-vesting forfeitures for purposes of determining compensation expense to be recognized. Future expense amounts for any quarterly or annual period could have been affected by changes in the Predecessor’s assumptions or changes in market conditions.

The Predecessor determined the expected term of stock options granted using the simplified method. Based on the results of applying the simplified method, the Predecessor determined that 6.25 years was an appropriate expected term for awards with four-year graded vesting.

The fair value of each stock option granted under the Plans during July 1, 2010 through October 18, 2010 and for Fiscal 2010 and 2009 was estimated on the date of grant using the Black-Scholes option pricing model based on the following weighted-average assumptions:

	Predecessor
	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Risk-free interest rate	1.83%	2.92%	3.33%
Expected term (in years)	6.25	6.25	6.25
Expected volatility	38.34%	37.15%	31.80%
Expected dividend yield	1.43%	1.37%	0.96%

The weighted average grant date fair value of stock options granted was $6.02 during the period July 1, 2010 through October 18, 2010, $6.56 for Fiscal 2010 and $8.54 for Fiscal 2009. The total intrinsic value of stock options exercised was $3.2 million during the period July 1, 2010 through October 18, 2010, $8.1 million for Fiscal 2010 and $11.4 million for Fiscal 2009. The related excess tax benefits from stock options exercised were $1.1 million offset by $1.5 million shortfalls recorded as operating cash flows for the period July 1, 2010 through October 18, 2010, $3.5 million for Fiscal 2010 and $3.3 million for Fiscal 2009.

Proceeds from stock options exercised were $4.0 million for the period July 1, 2010 through October 18, 2010, $4.2 million for Fiscal 2010 and $3.0 million for Fiscal 2009.

The weighted average grant date fair value of nonvested shares granted was $16.96 during the period July 1, 2010 through October 18, 2010, $18.35 for Fiscal 2010 and $25.10 for Fiscal 2009. The total intrinsic value of grants which vested and settled was $9.1 million during the period July 1, 2010 through October 18, 2010, $9.6 million for Fiscal 2010 and $1.1 million for Fiscal 2009.

The fair value of shares withheld by us to meet employees’ minimum statutory withholding tax requirements on the settlement of RSU’s was $2.5 million during the period July 1, 2010 through October 18, 2010, $2.7 million for Fiscal 2010 and $0.3 million for Fiscal 2009.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 16. Earnings Per Share

Basic and diluted earnings per share were calculated as follows (in millions, except per share amounts):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Numerator:
Numerator for basic and diluted earnings per share:
Net income	$88.1	$(115.7)	$71.1	$186.8	$200.1

Denominator:
Weighted average shares—basic	0.1	0.1	136.1	135.4	134.8
Effect of dilutive securities(2)	—	—	1.8	1.8	2.0

Weighted average shares—diluted	0.1	0.1	137.9	137.2	136.8

Basic earnings per share	$880.37	$(1,157.0)	$0.52	$1.38	$1.48
Diluted earnings per share	$880.37	$(1,157.0)	$0.52	$1.36	$1.46
Antidilutive shares(1)	3.9	—	4.3	4.3	2.4

(1)	These shares were not included in the computation of weighted average shares—diluted because they would have been anti—dilutive for the periods presented.
(2)	As of December 31, 2011, weighted average millishares of 63,606 were outstanding. Earnings per share for the Predecessor is not comparable to earnings per share for the Successor, due to the significant change in capital structure, as a result of the Transaction.

Note 17. Franchise and Property Revenues

Franchise and property revenues consist of the following (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Franchise royalties	$565.5	$107.4	$165.2	$529.5	$518.2
Initial franchise fees	13.3	2.6	1.7	10.9	13.8
Renewal franchise fees and other related fees	7.0	1.6	2.3	8.8	11.4
Property revenues	111.2	23.5	34.0	113.7	113.5

Total	$697.0	$135.1	$203.2	$662.9	$656.9

Refer to Note 9 for the components of property revenues.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 18. Other Operating (Income) Expenses, net (including Restaurant Acquisitions, Closures and Dispositions)

Other Operating (Income) Expenses, net

Other operating (income) expenses, net, consist of the following (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Net losses (gains) on disposal of assets, restaurant closures and refranchisings	$6.2	$5.8	$(3.2)	$(2.4)	$(8.5)
Litigation settlements and reserves, net	1.3	3.5	1.5	(0.2)	0.2
Foreign exchange net (gains) losses	(4.6)	(21.4)	(1.4)	(3.3)	8.4
Loss (income) from unconsolidated affiliates	1.2	0.3	0.5	0.1	(0.4)
Other, net	7.2	3.1	(1.0)	5.1	2.2

Other operating (income) expense, net	$11.3	$(8.7)	$(3.6)	$(0.7)	$1.9

Restaurant Acquisitions, Closures and Dispositions

Acquisitions

Restaurant acquisitions are summarized as follows (in millions, except for number of restaurants):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Number of restaurants acquired	2	—	1	39	87
Prepaids and other current assets	$—	$—	$—	$1.8	$1.0
Property and equipment, net	—	—	—	4.9	14.6
Goodwill and other intangible assets	—	—	—	7.6	55.7
Other assets, net	—	—	—	2.1	—
Assumed liabilities	—	—	—	(2.4)	(3.4)

Total purchase price	$—	$—	$—	$14.0	$67.9

Closures and Dispositions

Gains and losses on closures and dispositions represent sales of Company properties and other costs related to restaurant closures and refranchisings, and are recorded in other operating (income) expenses, net in the accompanying consolidated statements of operations. Gains and losses recognized in the current period may reflect closures and refranchisings that occurred in previous periods.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Closures and dispositions are summarized as follows (in millions, except for number of restaurants):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Number of restaurant closures	18	5	8	34	19
Number of refranchisings	47	5	35	91	51
Net losses (gains) on disposal of assets, restaurant closures and refranchisings	$6.2	$5.8	$(3.2)	$(2.4)	$(8.5)

Note 19. Commitments and Contingencies

Guarantees

We guarantee certain lease payments of franchisees arising from leases assigned in connection with sales of Company restaurants to franchisees, by remaining secondarily liable for base and contingent rents under the assigned leases of varying terms. The maximum contingent rent amount is not determinable as the amount is based on future revenues. In the event of default by the franchisees, we have typically retained the right to acquire possession of the related restaurants, subject to landlord consent. The aggregate contingent obligation arising from these assigned lease guarantees, excluding contingent rents, was $82.8 million as of December 31, 2011, expiring over an average period of seven years.

From time to time, we enter into agreements under which we guarantee loans made to qualified franchisees. As of December 31, 2011, there were $24.2 million of loans outstanding to franchisees under two such programs, with additional franchisee borrowing capacity of approximately $245.0 million remaining. Our maximum guarantee liability under these two programs is limited to an aggregate of $24.5 million, assuming full utilization of all borrowing capacity. As of December 31, 2011, the liability we recorded to reflect the fair value of these guarantee obligations was not significant. No events of default have occurred and no payments have been made by us in connection with these guarantees through December 31, 2011.

Other commitments arising out of normal business operations were $6.7 million as of December 31, 2011, of which over 99% was guaranteed under bank guarantee arrangements.

Letters of Credit

As of December 31, 2011, we had $16.8 million in irrevocable standby letters of credit outstanding, which were issued primarily to certain insurance carriers to guarantee payments of deductibles for various insurance programs, such as health and commercial liability insurance. Of these letters of credit outstanding, $14.5 million are secured by the collateral under our Revolving Credit Facility. As of December 31, 2011, no amounts had been drawn on any of these irrevocable standby letters of credit.

As of December 31, 2011, we had posted bonds totaling $3.2 million, which related to certain utility deposits and capital projects.

Vendor Relationships

During the fiscal year ended June 30, 2000, we entered into long-term, exclusive contracts with soft drink vendors to supply Company and franchise restaurants with their products and obligating Burger King ®

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

restaurants in the United States to purchase a specified number of gallons of soft drink syrup. These volume commitments are not subject to any time limit and as of December 31, 2011, we estimate it will take approximately 14 years for these purchase commitments to be completed. In the event of early termination of these arrangements, we may be required to make termination payments that could be material to our financial position, results of operations and cash flows.

During 2011, we entered into a five-year contract with a vendor to supply Company and franchise restaurants in certain countries in LAC with soft drink products on an exclusive basis and to supply Company and franchise restaurants in the United States with food products. We received upfront fees and contributions to our marketing funds in connection with this agreement and may receive additional fees in the future in connection with the achievement of certain milestones. We recognize the fees earned in connection with milestone achievement as franchise and property revenue when it is reasonably estimable and probable. Upfront fees are amortized as franchise and property revenue over the term of the contract. As of December 31, 2011, the deferred revenue associated with this contract totaled $4.5 million. Revenue recognized in connection with this arrangement was not material in 2011.

As of December 31, 2011, we had $6.1 million in aggregate contractual obligations for the year ended December 31, 2011 with vendors providing information technology and telecommunication services under multiple arrangements. These contracts extend up to four years with a termination fee ranging from $0.3 million to $2.0 million during those years. We also have separate arrangements for telecommunication services with an aggregate contractual obligation of $2.8 million over the next two years with no early termination fee.

We also enter into commitments to purchase advertising. As of December 31, 2011, commitments to purchase advertising totaled $104.3 million and run through September 2012.

Litigation

On July 30, 2008, BKC was sued by four Florida franchisees over its decision to mandate extended operating hours in the United States. The plaintiffs sought damages, declaratory relief and injunctive relief. The court dismissed the plaintiffs’ original complaint in November 2008. In December 2008, the plaintiffs filed an amended complaint. In August 2010, the court entered an order reaffirming the legal bases for dismissal of the original complaint, again holding that BKC had the authority under its franchise agreements to mandate extended operating hours. In February 2012, the plaintiffs filed a notice of voluntary dismissal with prejudice without either side paying any financial compensation nor any change to BKC’s extended hours policy.

On September 10, 2008, a class action lawsuit was filed against the Company in the United States District Court for the Northern District of California. The complaint alleged that all 96 Burger King restaurants in California leased by the Company and operated by franchisees violate accessibility requirements under federal and state law. In September 2009, the court issued a decision on the plaintiffs’ motion for class certification. In its decision, the court limited the class action to the 10 restaurants visited by the named plaintiffs, with a separate class of plaintiffs for each of the 10 restaurants and 10 separate trials. In March 2010, the Company agreed to settle the lawsuit with respect to the 10 restaurants and, in July 2010, the court gave final approval to the settlement. In February 2011, a class action lawsuit was filed with respect to the other 86 restaurants. The plaintiffs sought injunctive relief, statutory damages, attorneys’ fees and costs. In January 2012, BKC agreed to settle the lawsuit. The parties are finalizing the terms of the proposed settlement which will be submitted to the court for approval.

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

From time to time, the Company is involved in other legal proceedings arising in the ordinary course of business relating to matters including, but not limited to, disputes with franchisees, suppliers, employees and customers, as well as disputes over our intellectual property.

Other

We carry insurance programs to cover claims such as workers’ compensation, general liability, automotive liability, executive risk and property, and are self-insured for healthcare claims for eligible participating employees. Through the use of insurance program deductibles (ranging from $0.1 million to $2.5 million) and self insurance, we retain a significant portion of the expected losses under these programs.

Insurance reserves have been recorded based on our estimate of the anticipated ultimate costs to settle all claims, both reported and incurred-but-not-reported (IBNR), and such reserves include judgments and independent actuarial assumptions about economic conditions, the frequency or severity of claims and claim development patterns, and claim reserve, management and settlement practices. During 2010, we made a $1.5 million favorable adjustment to our self insurance reserve to adjust our IBNR confidence level and an additional adjustment of $3.3 million as a result of favorable developments in our claim trends. There were no comparable adjustments recorded during the current period. We had $32.3 million in accrued liabilities as of December 31, 2011, $34.4 million as of December 31, 2010 and $37.1 million as of June 30, 2010 for these claims.

Note 20. Segment Reporting

We operate in the fast food hamburger category of the quick service segment of the restaurant industry. Revenues include retail sales at Company restaurants, franchise revenues, consisting of royalties based on a percentage of sales reported by franchise restaurants and franchise fees paid by franchisees, and property revenues. Our business is managed in four distinct geographic segments: (1) U.S. and Canada; (2) Europe, the Middle East and Africa (“EMEA”); (3) Latin America and the Caribbean (“LAC”); and (4) Asia Pacific (“APAC”).

The unallocated amounts reflected in certain tables below include corporate support costs in areas such as facilities, finance, human resources, information technology, legal, marketing and supply chain management, which benefit all of our geographic segments and system-wide restaurants and are not allocated specifically to any of the geographic segments.

The following tables present revenues, segment income, depreciation and amortization, assets, long-lived assets and capital expenditures by geographic segment (in millions):

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Revenues:
United States and Canada	$1,569.1	$315.5	$483.2	$1,695.2	$1,743.0
EMEA	525.6	104.7	169.1	635.4	650.6
LAC	128.1	24.8	34.0	109.0	107.0
APAC	112.9	21.8	31.4	62.6	36.8

Total revenues	$2,335.7	$466.8	$717.7	$2,502.2	$2,537.4

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For 2011 and the periods October 19, 2010 to December 31, 2010 and July 1, 2010 to October 18, 2010, the United States represented 10% or more of our total revenues. Revenues in the United States totaled $1.4 billion in 2011, $283.7 million for the period of October 19, 2010 to December 31, 2010 and $437.4 million for the period July 1, 2010 to October 18, 2010.

For Fiscal 2010 and 2009, the United States and Germany each represented 10% or more of our total revenues. For fiscal 2010 revenues in the United States totaled $1.5 billion, and revenues in Germany totaled $281.9 million. For Fiscal 2009, revenues in the United States totaled $1.6 billion, and revenues in Germany totaled $307.2 million.

During the quarter ended December 31, 2011, we revised our measure of segment income from operating income to adjusted EBITDA and have revised our historical segment information to conform to this presentation. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude specifically identified items that management believes do not directly reflect our core operations and assists management in comparing segment performance by removing the impact of certain items that management believes do not reflect our core operations.

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Segment Income:
U.S. and Canada	$449.5	$77.2	$145.0	$450.5	$442.7
EMEA	146.0	20.1	30.8	85.3	84.7
LAC	63.9	9.5	12.3	43.4	43.4
APAC	26.7	4.9	7.1	18.3	12.5

Total	686.1	111.7	195.2	597.5	583.3
Unallocated Management G&A	(101.1)	(16.5)	(60.3)	(136.6)	(127.7)

Consolidated adjusted EBITDA	585.0	95.2	134.9	460.9	455.6
Share-based compensation and non-cash incentive compensation expense	6.4	—	5.8	17.0	16.2
Depreciation and amortization	136.4	27.6	31.2	111.7	98.1
Transaction costs	3.7	94.9	—	—	—
Global restructuring and related professional fees	46.5	67.2	—	—	—
Field optimization project costs	10.6	—	—	—	—
Global portfolio realignment project	7.6	—	—	—	—
Other operating (income) expenses, net	11.3	(8.7)	(3.6)	(0.7)	1.9

Income from operations	362.5	(85.8)	101.5	332.9	339.4
Interest expense, net	226.7	58.1	14.6	48.6	54.6
Loss on early extinguishment of debt	21.1	—	—	—	—
Income tax expense	26.6	(28.2)	15.8	97.5	84.7

Net income (loss)	88.1	(115.7)	71.1	186.8	200.1

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Depreciation and Amortization:
United States and Canada	$86.2	$16.8	$20.2	$72.8	$63.4
EMEA	22.6	4.4	3.5	14.8	13.7
LAC	6.7	1.8	1.5	4.9	5.6
APAC	7.6	2.3	1.5	3.2	2.0
Unallocated	13.3	2.3	4.5	16.0	13.4

Total depreciation and amortization	$136.4	$27.6	$31.2	$111.7	$98.1

	Successor		Predecessor
	As of December 31,		As of June 30,
	2011	2010	2010
Assets:
United States and Canada	$4,812.4	$4,907.5	$2,047.6
EMEA	568.9	542.8	482.8
LAC	53.4	64.0	66.8
APAC	141.0	129.8	109.7
Unallocated	32.7	42.1	40.3

Total assets	$5,608.4	$5,686.2	$2,747.2

The goodwill reflected in our consolidated balance sheet is $657.7 million as of December 31, 2011. We assigned $254.8 million of goodwill to U.S. and Canada, $198.8 million to EMEA, $137.9 million to LAC and $66.2 million to APAC.

	Successor		Predecessor
	As of December 31,		As of June 30,
	2011	2010	2010
Long-Lived Assets:
United States and Canada	$1,114.1	$1,170.9	$960.7
EMEA	73.9	93.9	96.2
LAC	28.8	37.9	38.0
APAC	19.2	21.4	17.4
Unallocated	32.7	42.1	40.3

Total long-lived assets	$1,268.7	$1,366.2	$1,152.6

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Long-lived assets include property and equipment, net, and net investment in property leased to franchisees. Only the United States represented 10% or more of our total long-lived assets as of December 31, 2011 and 2010 and June 30, 2010. Long-lived assets in the United States, including the unallocated portion, totaled $1,069.3 million as of December 31, 2011, $1,127.0 million as of December 31, 2010 and $923.2 million as of June 30, 2010. Refer to Note 1 for the impact of acquisition accounting adjustments.

	Successor		Predecessor
	2011	October 19, 2010 to December 31, 2010	July 1, 2010 to October 18, 2010	Fiscal 2010	Fiscal 2009
Capital Expenditures:
United States and Canada	$56.5	$17.4	$11.0	$99.9	$146.9
EMEA	11.1	3.3	0.9	22.9	25.7
LAC	1.8	1.1	0.3	5.4	7.6
APAC	3.8	2.1	2.3	8.0	5.0
Unallocated	8.9	4.5	3.7	14.1	18.8

Total capital expenditures	$82.1	$28.4	$18.2	$150.3	$204.0

Note 21. Supplemental Financial Information

On October 19, 2010, BKC issued $800 million of 9 7/8% Senior Notes due 2018. These Notes are irrevocably and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by BKH and the U.S. subsidiaries of BKC (the “Guarantors”).

On April 19, 2011, BKCH and BKCF issued $685 million of 11.0% senior discount notes due 2019 (the “Discount Notes”). Neither we, nor any of our subsidiaries are a guarantor of the Discount Notes.

The following represent the condensed consolidating financial information for BKC (Issuer), the Guarantors and the non-U.S. subsidiaries of BKC (the “Non-Guarantors”), together with eliminations, as of and for the periods indicated. The consolidating financial information may not necessarily be indicative of the financial position, results of operations or cash flows had BKC, Guarantors and Non-Guarantors operated as independent entities. The condensed consolidating financial information of BKWW is combined with the financial information of BKCH and BKCF and presented in a single column under the heading “Parent.” The long-term debt and related deferred financing fees (classified as other assets net) presented for Parent in the condensed consolidating balance sheets pertain to BKCH and BKCF. Interest expense in the condensed consolidating statements of operations also pertains entirely to BKCH and BKCF.

Successor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Balance Sheets

As of December 31, 2011

(In millions)

	Parent	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$0.2	$287.1	$—	$171.7	$—	$459.0
Trade and notes receivable, net	—	101.1	—	51.7	—	152.8
Prepaids and other current assets, net	1.2	54.6	—	13.4	—	69.2
Deferred income taxes, net	—	42.0	—	1.1	—	43.1

Total current assets	1.4	484.8	—	237.9	—	724.1
Property and equipment, net	—	846.4	—	180.1	—	1,026.5
Intangible assets, net	—	1,572.4	—	1,250.9	—	2,823.3
Goodwill	—	657.7	—	—	—	657.7
Net investment in property leased to franchisees	—	222.9	—	19.3	—	242.2
Intercompany receivable	—	287.0	—	—	(287.0)	—
Investment in subsidiaries	1,449.2	1,110.5	1,449.2	—	(4,008.9)	—
Other assets, net	23.5	83.3	—	27.8	—	134.6

Total assets	$1,474.1	$5,265.0	$1,449.2	$1,716.0	$(4,295.9)	$5,608.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$—	$61.6	$—	$36.8	$—	$98.4
Accrued advertising	—	71.2	—	26.2		97.4
Other accrued liabilities	0.5	162.6	—	79.6	—	242.7
Current portion of long term debt and capital leases	—	30.8	—	2.7	—	33.5

Total current liabilities	0.5	326.2	—	145.3	—	472.0
Term debt, net of current portion	424.4	2,585.9	—	—	—	3,010.3
Capital leases, net of current portion	—	70.6	—	24.8	—	95.4
Other liabilities, net	—	299.3	—	66.9	—	366.2
Payables to affiliates	—	—	—	287.0	(287.0)	—
Deferred income taxes, net	—	533.8	—	81.5	—	615.3

Total liabilities	424.9	3,815.8	—	605.5	(287.0)	4,559.2
Stockholder’s equity:
Additional paid-in capital	1,190.1	1,556.1	1,557.1	1,138.4	(4,251.6)	1,190.1
(Accumulated deficit) retained earnings	(27.6)	6.4	5.4	63.4	(75.2)	(27.6)
Accumulated other comprehensive income (loss)	(113.3)	(113.3)	(113.3)	(91.3)	317.9	(113.3)

Total stockholder’s equity	1,049.2	1,449.2	1,449.2	1,110.5	(4,008.9)	1,049.2

Total liabilities and stockholder’s equity	$1,474.1	$5,265.0	$1,449.2	$1,716.0	$(4,295.9)	$5,608.4

Successor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Balance Sheets

As of December 31, 2010

(In millions)

	Parent	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$132.8	$0.7	$73.5	$—	$207.0
Trade and notes receivable, net	—	99.7	—	53.8	—	153.5
Prepaids and other current assets, net	—	148.3	—	24.2	—	172.5
Deferred income taxes, net	3.1	22.3	—	0.9	—	26.3

Total current assets	3.1	403.1	0.7	152.4	—	559.3
Property and equipment, net	—	892.0	—	218.7	—	1,110.7
Intangible assets, net	—	1,596.6	—	1,297.3	—	2,893.9
Goodwill	—	666.5	—	—	—	666.5
Net investment in property leased to franchisees	—	235.0	—	20.5	—	255.5
Intercompany receivable	—	468.6	—	—	(468.6)	—
Investment in subsidiaries	1,444.1	926.8	1,444.0	—	(3,814.9)	—
Other assets, net	—	175.0	—	25.3	—	200.3

Total assets	$1,447.2	$5,363.6	$1,444.7	$1,714.2	$(4,283.5)	$5,686.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$—	$58.8	$—	$31.7	$—	$90.5
Accrued advertising	—	62.7	—	19.8	—	82.5
Other accrued liabilities	—	166.3	0.4	80.8	—	247.5
Current portion of long term debt and capital leases	—	33.8	—	2.4	—	36.2

Total current liabilities	—	321.6	0.4	134.7	—	456.7
Term debt, net of current portion	—	2,652.0	—	—	—	2,652.0
Capital leases, net of current portion	—	75.8	—	28.1	—	103.9
Other liabilities, net	—	327.2		74.7	—	401.9
Payables to affiliates	—	—	0.2	468.4	(468.6)	—
Deferred income taxes, net	—	543.0	—	81.5	—	624.5

Total liabilities	—	3,919.6	0.6	787.4	(468.6)	4,239.0
Stockholder’s equity:
Additional paid-in capital	1,580.7	1,562.5	1,563.5	997.2	(4,123.2)	1,580.7
(Accumulated deficit) retained earnings	(115.7)	(100.7)	(101.6)	(25.1)	227.4	(115.7)
Accumulated other comprehensive loss	(17.8)	(17.8)	(17.8)	(45.3)	80.9	(17.8)

Total stockholder’s equity	1,447.2	1,444.0	1,444.1	926.8	(3,814.9)	1,447.2

Total liabilities and stockholder’s equity	$1,447.2	$5,363.6	$1,444.7	$1,714.2	$(4,283.5)	$5,686.2

Predecessor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Balance Sheets

As of June 30, 2010

(In millions)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$70.2	$—	$117.4	$—	$187.6
Trade and notes receivable, net	101.0	—	41.9	—	142.9
Prepaids and other current assets	63.8	—	24.6	—	88.4
Deferred income taxes, net	14.0	—	1.1	—	15.1

Total current assets	249.0	—	185.0	—	434.0
Property and equipment, net	796.0	—	218.1	—	1,014.1
Intangible assets, net	748.6	—	276.8	—	1,025.4
Goodwill	25.6	—	5.4	—	31.0
Net investment in property leased to franchisees	127.3	—	11.2	—	138.5
Intercompany receivable	477.2	—	—	(477.2)	—
Investment in subsidiaries	135.7	1,205.0	—	(1,340.7)	—
Other assets, net	52.2	—	52.0	—	104.2

Total assets	$2,611.6	$1,205.0	$748.5	$(1,817.9)	$2,747.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$72.9	$—	$34.0	$—	$106.9
Accrued advertising	42.5	—	29.4	—	71.9
Other accrued liabilities	137.4	0.5	63.0	—	200.9
Current portion of long term debt and capital leases	91.6	—	1.7	—	93.3

Total current liabilities	344.4	0.5	128.1	—	473.0
Term debt, net of current portion	667.4	—	0.3	—	667.7
Capital leases, net of current portion	47.1	—	18.2	—	65.3
Other liabilities, net	281.3	0.3	63.0	—	344.6
Payables to Affiliates	—	75.8	401.4	(477.2)	—
Deferred income taxes, net	66.4	—	1.8	—	68.2

Total liabilities	1,406.6	76.6	612.8	(477.2)	1,618.8
Stockholders’ equity:
Common stock	—	1.4	—	—	1.4
Additional paid-in capital	571.3	647.2	53.8	(625.1)	647.2
Retained earnings	700.6	608.0	99.7	(800.3)	608.0
Accumulated other comprehensive loss	(66.9)	(66.9)	(17.8)	84.7	(66.9)
Treasury Stock	—	(61.3)	—	—	(61.3)

Total stockholders’ equity	1,205.0	1,128.4	135.7	(1,340.7)	1,128.4

Total liabilities and stockholders’ equity	$2,611.6	$1,205.0	$748.5	$(1,817.9)	$2,747.2

Successor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

2011

(In millions)

	Parent	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues:
Company restaurant revenues	$—	$1,026.4	$—	$612.3	$—	$1,638.7
Franchise and property revenues	—	444.3	—	252.7	—	697.0
Intercompany revenues	—	7.1	—	—	(7.1)	—

Total revenues	—	1,477.8	—	865.0	(7.1)	2,335.7
Company restaurant expenses:
Food, paper and product costs	—	331.4	—	193.3	—	524.7
Payroll and employee benefits	—	309.1	—	172.1	—	481.2
Occupancy and other operating costs	—	260.5	—	181.0	—	441.5

Total Company restaurant expenses	—	901.0	—	546.4	—	1,447.4
Franchise and franchise property expenses	—	63.2	—	33.9	—	97.1
Selling, general and administrative expenses	0.5	267.5	—	149.4	—	417.4
Intercompany expenses	—	—	—	7.1	(7.1)	—
Other operating (income) expense, net	—	3.5	—	7.8	—	11.3

Total operating costs and expenses	0.5	1,235.2	—	744.6	(7.1)	1,973.2

Income from operations	(0.5)	242.6	—	120.4	—	362.5

Interest expense, net	31.9	193.2	—	1.6	—	226.7
Intercompany interest (income) expense	—	(9.7)	—	9.7	—	—
Loss on early extinguishment of debt	(0.3)	21.4	—	—	—	21.1

Income before income taxes	(32.1)	37.7	—	109.1	—	114.7
Income tax (benefit) expense	(13.2)	19.2	—	20.6	—	26.6

Income from continuing operations	(18.9)	18.5	—	88.5	—	88.1
Equity in earnings of subsidiaries	107.0	88.5	107.0	—	(302.5)	—

Net income	$88.1	$107.0	$107.0	$88.5	$(302.5)	$88.1

Successor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

October 19, 2010 to December 31, 2010

(In millions)

	Parent	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues:
Company restaurant revenues	$—	$208.2	$—	$123.5	$—	$331.7
Franchise and property revenues	—	87.7	—	47.4	—	135.1
Intercompany revenues	—	1.3	—	—	(1.3)	—

Total revenues	—	297.2	—	170.9	(1.3)	466.8
Company restaurant expenses:
Food, paper and product costs	—	63.9	—	38.9	—	102.8
Payroll and employee benefits	—	63.1	—	35.2	—	98.3
Occupancy and other operating costs	—	52.7	—	39.0	—	91.7

Total Company restaurant expenses	—	179.7	—	113.1	—	292.8
Franchise and franchise property expenses	—	13.4	—	7.9	—	21.3
Selling, general and administrative expenses	17.2	171.9	0.9	57.2	—	247.2
Intercompany expenses	—	—	—	1.3	(1.3)	—
Other operating (income) expense, net	—	(9.6)	—	0.9	—	(8.7)

Total operating costs and expenses	17.2	355.4	0.9	180.4	(1.3)	552.6

Income (loss) from operations	(17.2)	(58.2)	(0.9)	(9.5)	—	(85.8)

Interest expense, net	—	55.8	—	2.3	—	58.1

Income (loss) before income taxes	(17.2)	(114.0)	(0.9)	(11.8)	—	(143.9)
Income tax expense (benefit)	(3.1)	(38.4)	—	13.3	—	(28.2)

Income (loss) from continuing operations	(14.1)	(75.6)	(0.9)	(25.1)	—	(115.7)
Equity in earnings of subsidiaries	(101.6)	(25.1)	(100.7)	—	227.4	—

Net income (loss)	$(115.7)	$(100.7)	$(101.6)	$(25.1)	$227.4	$(115.7)

Predecessor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

July 1, 2010 to October 18, 2010

(In millions)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues:
Company restaurant revenues	$320.7	$—	$193.8	$—	$514.5
Franchise and property revenues	133.2	—	70.0	—	203.2
Intercompany revenues	1.9	—	2.6	(4.5)	—

Total revenues	455.8	—	266.4	(4.5)	717.7
Company restaurant expenses:
Food, paper and product costs	102.6	—	60.0	—	162.6
Payroll and employee benefits	98.0	—	56.2	—	154.2
Occupancy and other operating costs	73.1	—	54.6	—	127.7

Total company restaurant expenses	273.7	—	170.8	—	444.5
Franchise and franchise property expenses	13.7	—	8.5	—	22.2
Selling, general and administrative expenses	97.7	—	55.4	—	153.1
Intercompany expenses	2.6	—	1.9	(4.5)	—
Other operating (income) expense, net	(4.0)	—	0.4	—	(3.6)

Total operating costs and expenses	383.7	—	237.0	(4.5)	616.2

Income from operations	72.1	—	29.4	—	101.5
Interest expense, net	10.9	—	3.7	—	14.6

Income before income taxes	61.2	—	25.7	—	86.9
Income tax expense (benefit)	19.6	—	(3.8)	—	15.8

Income from continuing operations	41.6	—	29.5	—	71.1
Equity in earnings of subsidiaries	29.5	71.1	—	(100.6)	—

Net income	$71.1	$71.1	$29.5	$(100.6)	$71.1

Predecessor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

Fiscal 2010

(In millions)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues:
Company restaurant revenues	$1,153.1	$—	$686.2	$—	$1,839.3
Franchise and property revenues	443.6	—	219.3	—	662.9
Intercompany royalties	6.0	—	6.6	(12.6)	—

Total revenues	1,602.7	—	912.1	(12.6)	2,502.2
Company restaurant expenses:
Food, paper and product costs	373.6	—	211.4	—	585.0
Payroll and employee benefits	356.3	—	212.4	—	568.7
Occupancy and other operating costs	265.4	—	195.7	—	461.1

Total company restaurant expenses	995.3	—	619.5	—	1,614.8
Franchise and franchise property expenses	38.6	—	26.8	—	65.4
Selling, general and administrative expenses	297.7	—	192.1	—	489.8
Intercompany selling, general and administrative expenses	6.6	—	6.0	(12.6)	—
Other operating (income) expense, net	(0.5)	—	(0.2)	—	(0.7)

Total operating costs and expenses	1,337.7	—	844.2	(12.6)	2,169.3

Income from operations	265.0	—	67.9	—	332.9
Interest expense, net	36.6	—	12.0	—	48.6

Income before income taxes	228.4	—	55.9	—	284.3
Income tax expense	85.4	—	12.1	—	97.5

Income from continuing operations	143.0	—	43.8	—	186.8
Equity in earnings of subsidiaries	43.8	186.8	—	(230.6)	—

Net income	$186.8	$186.8	$43.8	$(230.6)	$186.8

Predecessor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations

Fiscal 2009

(In millions)

	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues:
Company restaurant revenues	$1,192.9	$—	$687.6	$—	$1,880.5
Franchise and property revenues	449.8	—	207.1	—	656.9
Intercompany royalties	14.3	—	—	(14.3)	—

Total revenues	1,657.0	—	894.7	(14.3)	2,537.4
Company restaurant expenses:
Food, paper and product costs	389.6	—	214.1	—	603.7
Payroll and employee benefits	369.8	—	212.4	—	582.2
Occupancy and other operating costs	272.3	—	185.5	—	457.8

Total company restaurant expenses	1,031.7	—	612.0	—	1,643.7
Franchise and franchise property expenses	34.9	—	29.4	—	64.3
Selling, general and administrative expenses	311.2	—	176.9	—	488.1
Intercompany selling, general and administrative expenses	—	—	14.3	(14.3)	—
Other operating (income) expense, net	6.4	—	(4.5)	—	1.9

Total operating costs and expenses	1,384.2	—	828.1	(14.3)	2,198.0

Income from operations	272.8	—	66.6	—	339.4
Interest expense, net	32.2	—	22.4	—	54.6

Income before income taxes	240.6	—	44.2	—	284.8
Income tax expense	78.4	—	6.3	—	84.7

Income from continuing operations	162.2	—	37.9	—	200.1
Equity in earnings of subsidiaries	37.9	200.1	—	(238.0)	—

Net income	$200.1	$200.1	$37.9	$(238.0)	$200.1

Successor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows

2011

(In millions)

	Parent	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$88.1	$107.0	$107.0	$88.5	$(302.5)	$88.1
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of subsidiary	(107.0)	(88.5)	(107.0)	—	302.5	—
Depreciation and amortization	—	91.2	—	45.2	—	136.4
Loss on early extinguishment of debt	(0.3)	21.4	—	—	—	21.1
Amortization of deferred financing cost and debt issuance discount	31.8	14.5	—	—	—	46.3
Loss on hedging activities	—	0.5	—	—	—	0.5
Loss (gain) on remeasurement of foreign denominated transactions	—	0.6	—	(0.2)	—	0.4
(Gain) loss on refranchisings and dispositions of assets	—	(4.1)	—	3.1		(1.0)
Impairment on non-restaurant properties	—	2.0	—	0.3	—	2.3
Bad debt expense, net of recoveries	—	6.0	—	0.1	—	6.1
Share-based compensation and non-cash incentive compensation expense		4.7	—	1.7		6.4
Deferred income taxes	3.1	(36.8)	—	6.4	—	(27.3)
Changes in current assets and liabilities, excluding acquisitions and dispositions:	—					—
Trade and notes receivables	—	(9.6)	—	3.6	—	(6.0)
Prepaids and other current assets	—	96.4	—	9.1	—	105.5
Accounts and drafts payable	—	2.8	—	5.9	—	8.7
Accrued advertising	—	11.3	—	7.0	—	18.3
Other accrued liabilities	(2.4)	10.5	—	7.9	—	16.0
Other long-term assets and liabilities	(13.3)	12.3	—	(9.7)	(4.9)	(15.6)

Net cash provided by operating activities	—	242.2	—	168.9	(4.9)	406.2

Cash flows from investing activities:
Payments for property and equipment	—	(62.5)	—	(19.6)	—	(82.1)
Proceeds from refranchisings, disposition of assets and restaurant closures	—	15.6	—	14.3	—	29.9
Investments in / advances to unconsolidated entities	—	—	—	(4.5)	—	(4.5)
Return of investment on direct financing leases	—	13.5	—	1.1	—	14.6
Other investing activities	—	0.7	—	—	—	0.7

Net cash used for investing activities	—	(32.7)	—	(8.7)	—	(41.4)

Cash flows from financing activities:
Proceeds from term debt	—	1,860.0	—	—	—	1,860.0
Proceeds from Discount Notes	401.5	—	—			401.5
Repayments of term debt and capital leases	—	(1,870.8)	—	(3.7)	—	(1,874.5)
Extinguishment of debt	(7.6)	(63.0)				(70.6)
Payment of deferred financing costs	(9.5)	(23.1)	—	—	—	(32.6)
Proceeds from purchases of shares	1.6	—	—	—	—	1.6
Dividend	(385.8)	(7.6)			—	(393.4)
Capital distribution from Parent	—	0.7	(0.7)			—
Intercompany Financing	—	43.6	—	(48.5)	4.9	—

Net cash used for financing activities	0.2	(60.2)	(0.7)	(52.2)	4.9	(108.0)

Effect of exchange rates on cash and cash equivalents	—	5.0		(9.8)	—	(4.8)
Increase (decrease) in cash and cash equivalents	0.2	154.3	(0.7)	98.2	—	252.0
Cash and cash equivalents at beginning of period	—	132.8	0.7	73.5	—	207.0

Cash and cash equivalents at end of period	$0.2	$287.1	$—	$171.7	$—	$459.0

Successor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows

October 19, 2010 to December 31, 2010

(In millions)

	Parent	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net loss	$(115.7)	$(100.7)	$(101.6)	$(25.1)	$227.4	$(115.7)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Equity in earnings of subsidiary	101.6	25.1	100.7	—	(227.4)	—
Transaction costs	17.2	—	—	—	—	17.2
Depreciation and amortization	—	16.6	—	11.0	—	27.6
Amortization of deferred financing cost and debt issuance discount	—	2.6	—	—	—	2.6
(Gain) loss on remeasurement of foreign denominated transactions	—	(2.0)	—	(1.2)	—	(3.2)
Loss on refranchisings and dispositions of assets	—	0.8	—	—	—	0.8
Impairment on non-restaurant properties	—	0.6	—	—	—	0.6
Bad debt expense, net of recoveries	—	2.1	—	0.7	—	2.8
Deferred income taxes	(3.1)	(20.4)	—	10.6	—	(12.9)
Changes in current assets and liabilities, excluding acquisitions and dispositions:	—				—	—
Trade and notes receivables	—	(25.8)	—	(6.7)	—	(32.5)
Prepaids and other current assets	—	(72.6)	—	2.0	—	(70.6)
Accounts and drafts payable	—	(35.4)	—	8.9	—	(26.5)
Accrued advertising	—	9.1	—	(2.3)	—	6.8
Other accrued liabilities	—	45.1		13.0	—	58.1
Other long-term assets and liabilities	—	21.8	—	(3.2)	(0.2)	18.4

Net cash (used for) provided by operating activities	—	(133.1)	(0.9)	7.7	(0.2)	(126.5)

Cash flows from investing activities:
Payments for property and equipment	—	(18.4)	—	(10.0)	—	(28.4)
Proceeds from refranchisings, disposition of assets and restaurant closures	—	2.2	—	3.5	—	5.7
Return of investment on direct financing leases	—	1.9	—	0.2	—	2.1
Other investing activities	—	1.4	—	—	—	1.4
Net payment for purchase of BKH	—	—	(3,325.4)	—	—	(3,325.4)

Net cash used for investing activities	—	(12.9)	(3,325.4)	(6.3)	—	(3,344.6)

Cash flows from financing activities:
Repayments of term debt and capital leases	—	(3.2)	—	—	—	(3.2)
Proceeds from New Term Loans and other debt	—	—	1,837.1	—	—	1,837.1
Proceeds from Senior Notes	—	—	800.0	—	—	800.0
Payment of deferred financing cost	—	(69.2)	—	—	—	(69.2)
Extinguishment of debt	—	(731.8)	—	—	—	(731.8)
Capital contribution from 3G	—	—	1,563.5	—	—	1,563.5
Capital distribution from Parent	—	875.2	(875.2)	—	—	—
Intercompany Financing	—	(3.9)	0.9	2.8	0.2	—

Net cash provided by financing activities	—	67.1	3,326.3	2.8	0.2	3,396.4

Effect of exchange rates on cash and cash equivalents	—	(0.4)	—	(4.3)	—	(4.7)
Decrease in cash and cash equivalents	—	(79.3)	—	(0.1)	—	(79.4)
Cash and cash equivalents at beginning of period	—	212.2	0.7	73.5	—	286.4

Cash and cash equivalents at end of period	$—	$132.9	$0.7	$73.4	$—	$207.0

Predecessor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows

July 1, 2010 to October 18, 2010

(In millions)

	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$71.1	$71.1	$29.5	$(100.6)	$71.1
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Equity in earnings of subsidiary	(29.5)	(71.1)	—	100.6	—
Depreciation and amortization	22.4	—	8.8	—	31.2
Amortization of deferred financing cost	0.6	—	—	—	0.6
Impairment on non-restaurant properties	0.1	—	—	—	0.1
Gain on hedging activities	(0.4)	—	—	—	(0.4)
(Gain) loss on remeasurement of foreign denominated transactions	(43.2)	—	1.7	—	(41.5)
Gain on refranchisings and dispositions of assets	(1.1)	—	(3.5)	—	(4.6)
Bad debt expense, net of recoveries	1.2	—	0.9	—	2.1
Share-based compensation	5.2	—	0.6	—	5.8
Deferred income taxes	5.8	—	(7.2)	—	(1.4)
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Trade and notes receivables	29.7	—	2.3	—	32.0
Prepaids and other current assets	1.8	—	(4.0)	—	(2.2)
Accounts and drafts payable	21.0	—	(12.0)	—	9.0
Accrued advertising	11.0	—	(9.7)	—	1.3
Other accrued liabilities	21.0	—	8.4	—	29.4
Other long-term assets and liabilities	(4.3)	(0.8)	(3.8)	(2.3)	(11.2)

Net cash provided by (used for) operating activities	112.4	(0.8)	12.0	(2.3)	121.3

Cash flows from investing activities:
Payments for property and equipment	(13.4)	—	(4.8)	—	(18.2)
Proceeds from refranchisings, disposition of assets and restaurant closures	2.9	—	6.7	—	9.6
Return of investment on direct financing leases	2.3	—	0.3	—	2.6
Other investing activities	1.2	—	—	—	1.2

Net cash (used for) provided by investing activities	(7.0)	—	2.2	—	(4.8)

Cash flows from financing activities:
Repayments of term debt and capital leases	(23.1)	—	(0.4)	—	(23.5)
Dividends paid on common stock	—	(8.6)	—	—	(8.6)
Proceeds from stock option exercises	—	3.9	—	—	3.9
Excess tax benefits from share-based compensation	1.1	—	—	—	1.1
Repurchases of common stock	—	(2.5)	—	—	(2.5)
Intercompany Financing	61.5	8.7	(72.5)	2.3	—

Net cash provided by (used for) financing activities	39.5	1.5	(72.9)	2.3	(29.6)

Effect of exchange rates on cash and cash equivalents	(2.9)		14.8	—	11.9
Increase (decrease) in cash and cash equivalents	142.0	0.7	(43.9)	—	98.8
Cash and cash equivalents at beginning of period	70.2	—	117.4	—	187.6

Cash and cash equivalents at end of period	$212.2	$0.7	$73.5	$—	$286.4

Predecessor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows

Fiscal 2010

(In millions)

	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$186.8	$186.8	$43.8	$(230.6)	$186.8
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of subsidiary	(43.8)	(186.8)	—	230.6	—
Depreciation and amortization	81.0	—	30.7	—	111.7
Amortization of deferred financing cost	2.1	—	—	—	2.1
Impairment on non-restaurant properties	2.3	—	0.6	—	2.9
Gain on hedging activities	(1.6)	—	—	—	(1.6)
Loss (gain) on remeasurement of foreign denominated transactions	44.4	—	(3.5)	—	40.9
Gain on refranchisings and dispositions of assets	(3.3)	—	(6.2)	—	(9.5)
Bad debt expense, net of recoveries	(0.7)	—	1.5	—	0.8
Share-based compensation	14.3	—	2.7	—	17.0
Deferred income taxes	16.0	—	0.9	—	16.9
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Trade and notes receivables	(9.8)	—	(6.1)	—	(15.9)
Prepaids and other current assets	0.2	—	(1.6)	—	(1.4)
Accounts and drafts payable	(18.9)	—	(1.9)	—	(20.8)
Accrued advertising	(0.5)	—	6.9	—	6.4
Other accrued liabilities	(20.6)	—	(1.7)	—	(22.3)
Other long-term assets and liabilities	(2.2)	—	(0.7)	(0.7)	(3.6)

Net cash provided by operating activities	245.7	—	65.4	(0.7)	310.4

Cash flows from investing activities:
Payments for property and equipment	(106.6)	—	(43.7)	—	(150.3)
Proceeds from refranchisings, disposition of assets and restaurant closures	12.7	—	8.8	—	21.5
Payments for acquired franchisee operations, net of cash acquired	(0.1)	—	(13.9)	—	(14.0)
Return of investment on direct financing leases	7.4	—	0.8	—	8.2
Other investing activities	2.7	—	(3.0)	—	(0.3)

Net cash used for investing activities	(83.9)	—	(51.0)	—	(134.9)

Cash flows from financing activities:
Repayments of term debt and capital leases	(66.1)	—	(1.6)	—	(67.7)
Borrowings under revolving credit facility	38.5	—	—	—	38.5
Repayments of revolving credit facility	(38.5)	—	—	—	(38.5)
Capital contributions from Parent	(2.7)		2.7	—	—
Dividends paid on common stock	—	(34.2)	—	—	(34.2)
Proceeds from stock option exercises	—	4.2	—	—	4.2
Excess tax benefits from share-based compensation	3.4	—	0.1	—	3.5
Repurchases of common stock	—	(2.7)	—	—	(2.7)
Intercompany Financing	(45.4)	32.7	12.0	0.7	—

Net cash (used for) provided by financing activities	(110.8)	—	13.2	0.7	(96.9)

Effect of exchange rates on cash and cash equivalents	0.1	—	(12.8)	—	(12.7)
Increase in cash and cash equivalents	51.1	—	14.8	—	65.9
Cash and cash equivalents at beginning of period	19.1	—	102.6	—	121.7

Cash and cash equivalents at end of period	$70.2	$—	$117.4	$—	$187.6

Predecessor

BURGER KING WORLDWIDE HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows

Fiscal 2009

(In millions)

	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$200.1	$200.1	$37.9	$(238.0)	$200.1
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of subsidiary	(37.9)	(200.1)	—	238.0	—
Depreciation and amortization	70.3	—	27.8	—	98.1
Amortization of deferred financing cost	1.9	—	—	—	1.9
Impairment of long-lived assets	—	—	0.5	—	0.5
Gain on hedging activities	(1.3)	—	—	—	(1.3)
Loss on remeasurement of foreign denominated transactions	50.1	—	—	—	50.1
Gain on refranchisings and dispositions of assets	(4.8)	—	(6.2)	—	(11.0)
Bad debt expense, net of recoveries	(1.7)	—	2.4	—	0.7
Share-based compensation	14.3	—	1.9	—	16.2
Deferred income taxes	15.5	—	(3.4)	—	12.1
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Trade and notes receivables	4.6	—	(2.5)	—	2.1
Prepaids and other current assets	(35.4)	—	—	—	(35.4)
Accounts and drafts payable	7.4	—	(4.1)	—	3.3
Accrued advertising	(19.7)	—	12.0	—	(7.7)
Other accrued liabilities	(11.4)	—	(9.4)	—	(20.8)
Other long-term assets and liabilities	(2.5)	0.4	3.2	0.8	1.9

Net cash provided by operating activities	249.5	0.4	60.1	0.8	310.8

Cash flows from investing activities:
Payments for property and equipment	(150.9)	—	(53.1)	—	(204.0)
Proceeds from refranchisings, disposition of assets and restaurant closures	19.2	—	7.2	—	26.4
Payments for acquired franchisee operations, net of cash acquired	(67.0)	—	(0.9)	—	(67.9)
Return of investment on direct financing leases	7.4	—	0.5	—	7.9
Other investing activities	0.9	—	(5.3)	—	(4.4)

Net cash used for investing activities	(190.4)	—	(51.6)	—	(242.0)

Cash flows from financing activities:
Repayments of term debt and capital leases	(6.2)	—	(1.2)	—	(7.4)
Borrowings under revolving credit facility	94.3	—	—	—	94.3
Repayments of revolving credit facility	(144.3)	—	—	—	(144.3)
Capital contributions from Parent	(3.9)	—	3.9	—	—
Dividends paid on common stock	—	(34.1)	—	—	(34.1)
Proceeds from stock option exercises	—	3.0	—	—	3.0
Excess tax benefits from share-based compensation	3.9	—	(0.6)	—	3.3
Repurchases of common stock	—	(20.3)	—	—	(20.3)
Intercompany Financing	(33.2)	51.0	(17.0)	(0.8)	—

Net cash used for financing activities	(89.4)	(0.4)	(14.9)	(0.8)	(105.5)

Effect of exchange rates on cash and cash equivalents	(0.1)	—	(7.5)	—	(7.6)
Decrease in cash and cash equivalents	(30.4)	—	(13.9)	—	(44.3)
Cash and cash equivalents at beginning of period	49.5	—	116.5	—	166.0

Cash and cash equivalents at end of period	$19.1	$—	$102.6	$—	$121.7

Note 22. Subsequent Events

On March 26, 2012, BKC entered into an Asset Purchase Agreement (the “Agreement”) with Carrols LLC, a Delaware limited liability company, and Carrols Restaurant Group, Inc., a Delaware corporation (“Carrols”), pursuant to which Carrols will purchase 278 BKC company-owned restaurants in the Ohio, Indiana, Kentucky, Pennsylvania, North Carolina, South Carolina and Virginia markets.

The closing of the agreement is subject to certain conditions, including, among other things, (a) the completion by Carrols of the spin-off to its stockholders of Fiesta Restaurant Group, Inc., an indirect wholly-owned subsidiary of Carrols, (b) the completion of a refinancing with sufficient proceeds for Carrols to repay its outstanding indebtedness under its senior secured credit facility, to pay amounts due to BKC pursuant to the Agreement and the Operating Agreement entered into in connection with the Agreement (the “Operating Agreement”) and, together with anticipated cash flow from operations, to pay for Carrols’ obligations in connection with an agreed upon remodeling plan pursuant to the Operating Agreement, and (c) other customary closing conditions. The closing of the transaction is not subject to or conditioned on obtaining shareholder approval.

In connection with the transaction, we are evaluating the accounting implications of the sale of the transferred restaurants and expect that the transaction will result in an impairment charge, which may be material. At this time, we are unable to estimate the amount or range of amounts of the impairment charge.

On April 3, 2012, we and Justice Holdings Limited (“Justice”) entered into a definitive business combination agreement. Under the terms of the agreement, 3G will receive approximately $1.4 billion in cash and continue as the majority shareholder. The Justice shareholders and its founders will own approximately 29% of the combined company. Upon closing, the combined company will be incorporated in Delaware and will be renamed Burger King Worldwide, Inc. It is expected that the newly formed combined company will list and commence trading on the New York Stock Exchange.

Report of Independent Registered Public Accounting Firm

To the Sole Director and Shareholder

of Justice Delaware Holdco Inc.:

In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of Justice Delaware Holdco Inc. (the “Company”) and its subsidiary at April 2, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

May 25, 2012

London, United Kingdom

Justice Delaware Holdco Inc.

(A wholly owned subsidiary of Justice Holdings Limited)

Consolidated Balance Sheet (in thousands)

April 2, 2012

April 2, 2012
Assets
Cash and cash equivalents	$—

Total Assets	—

Commitments and contingencies
Stockholder’s Equity
Common stock, $0.01 par value, 1 share issued and outstanding and 200,030,000 shares authorized	$—
Preferred stock, $0.01 par value, 0 shares issued and outstanding and 10,000,000 shares authorized	—
Additional paid-in capital	—

Total Stockholder’s Equity	—

The accompanying notes are an integral part of the consolidated financial statements.

Justice Delaware Holdco Inc.

(A wholly owned subsidiary of Justice Holdings Limited)

Notes to Consolidated Balance Sheet

April 2, 2012

1. Background

Justice Delaware Holdco Inc, a Delaware corporation (the “Company”) is a wholly owned subsidiary of Justice Holdings Limited, a company incorporated with limited liability under the laws of the British Virgin Islands (“Justice”). The Company has a wholly owned subsidiary, Justice Holdco, LLC a Delaware limited liability company (“Merger Sub LLC”). The Company was incorporated on April 2, 2012 and issued 1 share of its common stock, $0.01 par value, to Justice, its sole stockholder, in exchange for $1.

The purpose of the Company is to complete the proposed business combination with Burger King Worldwide Holdings, Inc., a Delaware corporation (“Worldwide”). This is more fully discussed in footnote 4, Subsequent Events.

2. Summary of Significant Accounting Policies

Basis of Presentation and consolidation

The consolidated balance sheet has been prepared in accordance with the accounting principles generally accepted in the United States of America.

The consolidated balance sheet includes the accounts of the Company and Merger Sub LLC. All material intercompany balances and transactions have been eliminated in consolidation.

As of April 2, 2012, the Company has not entered into any transactions, therefore, an income statement, statement of other comprehensive income, statement of cash flows or statement of changes in equity have not been prepared. No dividends have been declared or paid since the date of incorporation.

3. Commitments and contingencies

The Company may be subject to lawsuits or claims as a result of the proposed business combination. As of April 2, 2012, there were no known or threatened lawsuits or unasserted claims.

4. Subsequent Events

On April 3, 2012, the Company, along with Justice and Merger Sub LLC entered into a Business Combination Agreement and Plan of Merger (the “Agreement”) with Worldwide.

Pursuant to the Agreement, Worldwide will merge with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving company and as a wholly-owned subsidiary of the Company (the “Merger”). As consideration for the Merger, the current stockholders of Worldwide, primarily an investment fund (“3G”) affiliated with 3G Capital Partners Ltd., will receive 249,414,069 shares of Company common stock, par value $0.01 per share (the “Common Stock”) and approximately $1,410,000,000 in cash. The Agreement also contemplates that Justice, the Company and certain holders of equity interests of Justice (“Justice’s founders”) will enter into transactions prior to the effectiveness of the Merger in order to facilitate the business combination. Among other things:

(i)	Justice will contribute substantially all of its assets (including all of its cash and cash equivalents) to the Company in exchange for 90,056,999 shares of Common Stock and the assumption by the Company of substantially all of Justice’s liabilities;

Justice Delaware Holdco Inc.

(A wholly owned subsidiary of Justice Holdings Limited)

Notes to Consolidated Balance Sheet

April 2, 2012

(ii)	Justice’s founders will contribute to the Company their interests in Justice (other than Justice ordinary shares) in exchange for substantially similar new interests in the Company (and the Company will distribute to Justice for cancellation by Justice such contributed Justice interests);

(iii)	Justice will distribute to holders of its ordinary shares all of the shares of Common Stock it holds on a 1-for-1 ratio (the “Distribution” and collectively with the other transactions described in this sentence, the “Pre-Merger Transactions”); and

(iv)	Following the Distribution, the new interests in the Company received by Justice’s founders as described in (ii) above will be exchanged for 10,437,387 shares of Common Stock.

As a result of the Pre-Merger Transactions and the Merger, the holders of Justice ordinary shares prior to the Merger and Justice’s founders in the aggregate will hold approximately 29% of the outstanding shares of Common Stock immediately following the Merger and the holders of Worldwide shares prior to the Merger, primarily 3G, will hold approximately 71% of the outstanding shares of Common Stock immediately following the Merger. The Company will seek to list its shares of Common Stock on the New York Stock Exchange, effective upon the closing of the Merger, and the Company’s name will be changed to Burger King Worldwide, Inc.

Consummation of the Merger is subject to certain closing conditions, including the effectiveness of the registration of the Company’s Common Stock, the listing of the Common Stock on the New York Stock Exchange, the consummation of the Pre-Merger Transactions and the expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”). Early termination of the waiting period under the HSR was received on April 13, 2012.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses in connection with the distribution of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$165,128.52
Listing fee	$162,000
Printing expenses	$300,000
Accounting fees and expenses	$750,000
Legal fees and expenses	$1,000,000
Transfer Agent and Registrar fees and expenses	$10,000
Miscellaneous expenses	$50,000

Total	$2,437,128.52

Item 14. Indemnification of Officers and Directors.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated certificate of incorporation will provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking (if require by the DGCL), by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be so indemnified.

We intend to enter into indemnification agreements with each of our directors. We expect that these agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The Business Combination Agreement filed as Exhibit 2.1 to this Registration Statement requires us to provide our directors and officers with rights to indemnification against certain liabilities that are at least as favorable to the rights provided for in our amended and restated certificate of incorporation and our amended and restated bylaws, as described above.

Item 15. Recent Sales of Unregistered Securities

The registrant was formed on April 2, 2012 in connection with the Transactions and has issued only one share, which was issued to Justice in exchange for $1.

Item 16. Exhibits

(a)	Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on June 8, 2012.

JUSTICE DELAWARE HOLDCO INC.

By:	/s/ Martin E. Franklin
Name: Title:	Martin E. Franklin President

Date: June 8, 2012

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities indicated and on the date indicated below:

Signature	Title	Date

/s/ Martin E. Franklin Martin E. Franklin	President and Director (principal executive officer, principal financial officer and principal accounting officer)	June 8, 2012

EXHIBIT INDEX

Exhibit Number	Description	Where Found

2.1	Business Combination Agreement and Plan of Merger, dated April 3, 2012, by and among Justice Holdings Limited, Justice Delaware Holdco Inc., Justice Holdco LLC and Burger King Worldwide Holdings, Inc.	Incorporated herein by reference to Exhibit 2.1 to the Burger King Holdings, Inc.’s Current Report on Form 8-K filed on April 10, 2012

2.2	Contingent Contribution Agreement, dated April 3, 2012, by and among Justice Holdings Limited, Justice Delaware Holdco Inc., and each of the other parties set forth on the signature pages thereto.	Previously filed

3.1	Certificate of Incorporation of the Registrant	Previously filed

3.2	Form of Amended and Restated Certificate of Incorporation of the Registrant	Previously filed

3.3	Bylaws of the Registrant	Previously filed

3.4	Form of Amended and Restated Bylaws of the Registrant	Previously filed

4.1	Form of Registration Rights Agreement between the Registrant and 3G Special Situations Fund II, L.P.	Previously filed

4.2	Form of Registration Rights Agreement between the Registrant and Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and William Ackman	Previously filed

4.3	Indenture, dated October 19, 2010, between Blue Acquisition Sub, Inc. and Wilmington Trust FSB, as trustee	Incorporated herein by reference to the Burger King Holdings, Inc.’s Current Report on Form 8-K filed on October 21, 2010

4.4	Supplemental Indenture, dated October 19, 2010, among Blue Acquisition Sub, Inc., Burger King Corporation, Burger King Holdings, Inc., Wilmington Trust FSB, as trustee, and the subsidiary guarantors party thereto	Incorporated herein by reference to the Burger King Holdings, Inc.’s Current Report on Form 8-K filed on October 21, 2010

4.5	Form of 9 7/8% Senior Notes due 2018 (included in Exhibit 4.4)	Incorporated herein by reference to the Burger King Holdings, Inc.’s Current Report on Form 8-K filed on October 21, 2010

4.6	Indenture, dated April 19, 2011, among Burger King Capital Holdings, LLC, Burger King Capital Finance, Inc. and Wilmington Trust FSB, as trustee	Filed herewith

4.7	Form of 11% Senior Discount Notes due 2019 (included in Exhibit 4.6)

5.1	Form of Legal Opinion of Kirkland & Ellis LLP	Filed herewith

8.1	Tax Opinion of Greenberg Traurig, P.A.	Previously filed

Exhibit Number	Description	Where Found

10.1†	Burger King Holdings, Inc. Equity Incentive Plan	Incorporated herein by reference to the Holdings’ Registration Statement on Form S-1 (File No. 333-131897)

10.2†	Form of Option Award Agreement under the Burger King Holdings, Inc. Equity Incentive Plan	Incorporated herein by reference to the Holdings’ Registration Statement on Form S-1 (File No. 333-131897)

10.3†	Burger King Savings Plan, including all amendments thereto	Incorporated herein by reference to the Holdings’ Registration Statement on Form S-8 (File No. 333-144592)

10.4†	Form of Performance Award Agreement for Restricted Stock Units	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed October 26, 2007

10.5†	Amended and Restated Employment Agreement between Ben K. Wells and Burger King Corporation dated December 8, 2008	Incorporated herein by reference to the Holdings’ Annual Report on Form 10-K filed August 27, 2009

10.6†	Amended and Restated Employment Agreement between John W. Chidsey and Burger King Corporation dated April 1, 2010	Incorporated herein by reference to the Holdings’ Quarterly Report on Form 10-Q filed April 30, 2010

10.7†	Amendment No. 1, dated as of September 1, 2010, to the Amended and Restated Employment Agreement by and between Burger King Corporation and John W. Chidsey, dated as of April 1, 2010	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on September 3, 2010

10.8†	Amendment No. 1, dated as of September 1, 2010, to the Amended and Restated Employment Agreement by and between Burger King Corporation and Ben Wells, dated as of December 8, 2008	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on September 3, 2010

10.9(a)†	Amended and Restated Employment Agreement by and between Burger King Corporation and Anne Chwat, dated as of December 8, 2008	Incorporated herein by reference to the Holdings’ Transition Report on Form 10-K filed March 23, 2011

10.9(b)†	Amendment No. 1, dated as of September 1, 2010, to the Amended and Restated Employment Agreement by and between Burger King Corporation and Anne Chwat, dated as of December 8, 2008	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on September 3, 2010

10.10†	Amendment No. 1, dated as of September 1, 2010, to the Amended and Restated Employment Agreement by and between Burger King Corporation and Peter Smith, dated as of December 8, 2008	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on September 3, 2010

10.11	Purchase Agreement, dated October 1, 2010, among Blue Acquisition Sub, Inc. and J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several initial purchasers named therein	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on October 21, 2010

Exhibit Number	Description	Where Found

10.12	Joinder To Purchase Agreement, dated October 19, 2010, among Burger King Corporation, Burger King Holdings, Inc., and the subsidiary guarantors party thereto and J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several initial purchasers named therein	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on October 21, 2010

10.13	Registration Rights Agreement, dated October 19, 2010, among Blue Acquisition Sub, Inc. J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several initial purchasers named therein	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on October 21, 2010

10.14	Joinder to Registration Rights Agreement, dated October 19, 2010, among Burger King Corporation, Burger King Holdings, Inc., and the subsidiary guarantors party thereto and J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several initial purchasers named therein	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on October 21, 2010

10.15(a)	Credit Agreement, dated as of October 19, 2010, among Burger King Holdings, Inc., Blue Acquisition Sub, Inc., Burger King Corporation, with JPMorgan Chase Bank, N.A., as administrative agent, Barclays Capital, as syndication agent, and the lenders party thereto from time to time	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on October 21, 2010

10.15(b)	Amended and Restated Credit Agreement, dated as of February 15, 2011, among Burger King Holdings, Inc. and Burger King Corporation, with JPMorgan Chase Bank, N.A., as administrative agent, Barclays Capital, as syndication agent, and the lenders party thereto from time to time	Incorporated herein by reference to the Holdings’ Transition Report on Form 10-K filed March 23, 2011

10.16	Guarantee and Collateral Agreement, dated as of October 19, 2010, among Burger King Holdings, Inc., Blue Acquisition Sub, Inc., Burger King Corporation and the guarantors identified therein, in favor of JPMorgan Chase Bank, N.A., as administrative agent	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on October 21, 2010

10.17†	Separation Agreement and General Release dated October 20, 2010 between Burger King Corporation and Peter C. Smith	Incorporated herein by reference to the Holdings’ Current Report on Form 8-K filed on October 28, 2010

10.18†	Amendment dated as of September 30, 2010 to the Amended and Restated Employment Agreement dated as of December 8, 2008 by and between Burger King Corporation and Charles M. Fallon	Incorporated herein by reference to the Holdings’ Quarterly Report on Form 10-Q filed on November 9, 2010

Exhibit Number	Description	Where Found

10.19†	Employment Agreement dated as of October 25, 2010 by and between Burger King Corporation and Jonathan Fitzpatrick	Incorporated herein by reference to the Holdings’ Transition Report on Form 10-K filed March 23, 2011

10.20†	Employment Agreement dated as of May 4, 2010 by and between Burger King Corporation and Natalia Franco, as amended on September 30, 2010 and October 25, 2010	Incorporated herein by reference to the Holdings’ Transition Report on Form 10-K filed March 23, 2011

10.21	Burger King Worldwide Holdings, Inc. 2011 Omnibus Incentive Plan	Incorporated herein by reference to the Holdings’ Quarterly Report on Form 10-Q filed on May 12, 2011

10.22	Form of Option Award Agreement issued under Burger King Worldwide Holdings, Inc. 2011 Omnibus Incentive Plan	Incorporated herein by reference to the Holdings’ Quarterly Report on Form 10-Q filed on May 12, 2011

10.23†	Employment Agreement by and between Burger King Corporation and Jose Cil, dated November 2, 2010	Incorporated herein by reference to the Holdings’ Annual Report on Form 10-K filed March 14, 2012

10.24†	Assignment Letter from Jose Tomas, Chief Human Resources Officer, Burger King Corporation to Jose Cil dated November 2, 2010	Incorporated herein by reference to the Holdings’ Annual Report on Form 10-K filed March 14, 2012

10.25†	Employment Agreement by and between Burger King Corporation and Steven M. Wiborg dated October 21, 2010	Incorporated herein by reference to the Holdings’ Annual Report on Form 10-K filed March 14, 2012

10.26†	Amendment No. 1, dated November 5, 2010, to the Employment Agreement between Burger King Corporation and Steven M. Wiborg, dated as of October 21, 2010	Incorporated herein by reference to the Holdings’ Annual Report on Form 10-K filed March 14, 2012

10.27	Amendment No. 1 dated as of April 18, 2011 to the Employment Agreement between Burger King Corporation and Jonathan Fitzpatrick dated as of October 25, 2010	Incorporated herein by reference to the Holdings’ Amendment to its Annual Report on Form 10-K/A filed March 29, 2012

10.28	Burger King Corporation 2011 Annual Bonus Program document	Incorporated herein by reference to the Holdings’ Amendment to its Annual Report on Form 10-K/A filed March 29, 2012

10.29	Burger King Corporation Officer Severance Plan	Incorporated herein by reference to the Holdings’ Amendment to its Annual Report on Form 10-K/A filed March 29, 2012

21.1	Subsidiaries of the Registrant	Previously filed

23.1	Consent of KPMG LLP	Filed herewith

23.2	Consent of PricewaterhouseCoopers LLP	Filed herewith

23.3	Consent of Kirkland & Ellis LLP	Included in Exhibit 5.1 hereto.

23.4	Consent of Greenberg Traurig, P.A.	Included in Exhibit 8.1 hereto

99.1	Consent of Director Nominee Alexandre Behring	Previously filed

Exhibit Number	Description	Where Found

99.2	Consent of Director Nominee Paul J. Fribourg	Previously filed

99.3	Consent of Director Nominee Bernardo Hees	Previously filed

99.4	Consent of Director Nominee Alan Parker	Previously filed

99.5	Consent of Director Nominee Carlos Alberto Sicupira	Previously filed

99.6	Consent of Director Nominee Marcel Herrmann Telles	Previously filed

99.7	Consent of Director Nominee Alexandre Van Damme	Previously filed

†	Management contract or compensatory plan or arrangement